UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LA QUINTA HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2018

Dear Fellow Stockholder:

On January 17, 2018, La Quinta Holdings Inc. (“La Quinta”) entered into a definitive merger agreement to be acquired by Wyndham Worldwide Corporation (“Wyndham Worldwide”). Subject to the terms and conditions of the merger agreement, a wholly-owned subsidiary of Wyndham Worldwide will be merged with and into La Quinta and La Quinta will survive the merger as a wholly-owned subsidiary of Wyndham Worldwide (the “merger”) following which Wyndham Worldwide will own all of La Quinta’s management and franchise business.

In connection with this acquisition of La Quinta’s management and franchise business, La Quinta has agreed that it will effect, prior to the consummation of the merger and subject to the terms and conditions of the agreements described in this proxy statement, a separation of La Quinta’s real estate assets and certain related assets and liabilities, which will be conveyed to and vest in CorePoint Lodging Inc. (“CorePoint”), a newly formed subsidiary of La Quinta (the “separation”), followed by a pro rata distribution to La Quinta stockholders of common stock representing 100% of the interest in CorePoint (the “spin-off”). After the spin-off is completed, CorePoint will be a separate, publicly held company that will own and operate La Quinta’s real estate assets and certain related assets and liabilities.

The La Quinta board of directors has unanimously determined that it is in the best interests of the stockholders of La Quinta to enter into the merger agreement and has unanimously approved and declared advisable the merger, the merger agreement and the other transactions contemplated thereby (including the separation, the charter amendments described below and the spin-off). The board of directors of La Quinta made its determination after consideration of a number of factors more fully described in this proxy statement. The La Quinta board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

In connection with the merger and the spin-off, and in order to obtain the desired tax treatment with respect to the distribution of CorePoint common stock, La Quinta will, among other things, amend La Quinta’s amended and restated certificate of incorporation to effect a reclassification and combination of the La Quinta common stock at a ratio of 1-for-2 and to amend the par value of the La Quinta common stock from $0.01 per share to $0.02 per share (the “charter amendment proposals”). Pursuant to these reclassification and par value charter amendments, immediately prior to the merger, each share of La Quinta common stock (par value $0.01) will be reclassified and combined into one half of a share of La Quinta common stock (par value $0.02) (the “reverse stock split”). The La Quinta board of directors unanimously recommends that you vote “FOR” the charter amendment proposals.

You are cordially invited to attend a special meeting of our stockholders to be held in connection with the proposed merger and the charter amendment proposals on April 26, 2018 at 10:00 a.m., Central Time, at La Quinta Inn & Suites DFW Airport South/Irving, 4105 West Airport Freeway, Irving, Texas 75062. At the special meeting, stockholders will be asked to consider and vote on a proposal to adopt the merger agreement and to approve the charter amendment proposals. Approval of the proposal to adopt the merger agreement and approval of the charter amendment proposals requires the affirmative vote of a majority of the outstanding shares of La Quinta common stock entitled to vote thereon.

If the merger is completed, our stockholders will have the right to receive, for each share of common stock, par value $0.01 per share, of La Quinta that they own immediately prior to the effective time of the merger, $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split), without interest (the “merger consideration”). The merger consideration is in addition to the shares of CorePoint that our stockholders will receive in the spin-off.

At the special meeting, stockholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to La Quinta’s named executive officers by La Quinta based on or otherwise relating to the merger, as required by the rules adopted by the U.S. Securities and Exchange Commission, and a proposal to approve an adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional votes for the approval of the proposal to adopt the merger agreement and the charter amendment proposals. The La Quinta board of directors unanimously recommends that you vote “FOR” each of these proposals.

The merger cannot be completed unless the holders of a majority of the voting power of La Quinta’s outstanding common stock adopt the merger agreement and the charter amendment proposals. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you intend to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote on the proposal to adopt the merger agreement or the charter amendment proposals will have the same effect as a vote “AGAINST” such proposals.

The obligations of La Quinta and Wyndham Worldwide to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Wyndham Worldwide, the special meeting, the merger agreement and the merger.

Thank you for your confidence in La Quinta.

Yours truly,

Mitesh B. Shah	Keith A. Cline
Chairman of the Board of Directors	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March 20, 2018 and, together with the enclosed form of proxy, is first being mailed to La Quinta stockholders on or about March 20, 2018.

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	April 26, 2018 at 10:00 a.m., Central Time

PLACE	La Quinta Inn & Suites DFW Airport South/Irving

4105 West Airport Freeway

Irving, Texas 75062

ITEMS OF BUSINESS	•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 17, 2018, as it may be amended from time to time (the “merger agreement”), among La Quinta Holdings Inc. (“La Quinta”), Wyndham Worldwide Corporation (“Wyndham Worldwide”), and WHG BB Sub, Inc. (“Merger Sub”) (the “merger proposal”); a copy of the merger agreement is attached to the accompanying proxy statement as Annex A;

•	To approve the amendments to La Quinta’s amended and restated certificate of incorporation set forth on Annex D to the accompanying proxy statement, consisting of the following proposals (the “charter amendment proposals”):

a.	A proposal to effect the reverse stock split at a ratio of 1-for-2; and

b.	A proposal to change the par value of the La Quinta common stock in connection with the reverse stock split from $0.01 per share to $0.02 per share;

•	To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by La Quinta to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•	To consider and vote on a proposal to approve an adjournment of the special meeting of stockholders of La Quinta (the “special meeting”) from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal and the charter amendment proposals (the “adjournment proposal”).

La Quinta will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

RECORD DATE	Only stockholders of record at the close of business on March 19, 2018 (the “record date”) are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

VOTING BY PROXY	Your vote is very important, regardless of the number of shares you own. The La Quinta board of directors (the “La Quinta Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The La Quinta Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the charter amendment proposals;

•	“FOR” the named executive officer merger-related compensation proposal, which shall be on a non-binding, advisory basis; and

•	“FOR” the adjournment proposal.

APPRAISAL	Stockholders of La Quinta who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of La Quinta common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all of the requirements of Delaware law, including Section 262 of the DGCL, which are summarized herein. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement. The accompanying proxy statement constitutes the notice of appraisal rights with respect to the merger proposal required by Section 262 of the DGCL.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL AND THE CHARTER AMENDMENT PROPOSALS, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” SUCH PROPOSALS.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of La Quinta common stock as of the record date. All stockholders and proxy holders who attend the special meeting must also bring photo identification.

The proxy statement, of which this notice forms a part, provides a detailed description of the merger agreement and the merger. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of La Quinta common stock, please contact La Quinta’s proxy solicitor, Innisfree M&A Incorporated.

By Order of the Board of Directors,

Mark M. Chloupek
Executive Vice President, Secretary and General Counsel

Irving, Texas

March 20, 2018

i

ii

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of La Quinta stockholders. We urge you to carefully read the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on La Quinta included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 123. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “La Quinta,” “the Company,” “we,” “us,” or “our” in this proxy statement refer to La Quinta Holdings Inc., a Delaware corporation; all references to “Wyndham Worldwide” refer to Wyndham Worldwide Corporation, a Delaware corporation; all references to “Merger Sub” refer to WHG BB Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Wyndham Worldwide, the sole purpose of which is to effect the merger; all references to “La Quinta common stock” refer to the common stock, par value $0.01 per share (and $0.02 per share following the completion of the reverse stock split), of La Quinta; all references to the “Board” or the “La Quinta Board” refer to the board of directors of La Quinta; all references to the “merger” refer to the merger of Merger Sub with and into La Quinta with La Quinta surviving as a wholly-owned subsidiary of Wyndham Worldwide; all references to “CorePoint” refer to CorePoint Lodging Inc., a Maryland corporation; all references to the “spin-off” refer to the pro rata distribution to La Quinta stockholders of common stock representing 100% of the interest in CorePoint, a newly formed company that will become a public company upon the completion of the spin-off and that will own and operate La Quinta’s real estate assets and certain related assets and liabilities; unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of January 17, 2018, and as may be amended from time to time, by and among La Quinta, Wyndham Worldwide and Merger Sub, a copy of which is included as Annex A to this proxy statement. La Quinta, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties

La Quinta (see page 31)

La Quinta Holdings Inc. is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of more than 890 properties representing approximately 87,500 rooms located in 48 states in the U.S. and in Canada, Mexico, Honduras and Colombia. These properties operate under the La Quinta Inn & Suites™, La Quinta Inn® and LQ Hotel® brands. La Quinta’s team is committed to providing guests with a refreshing and engaging experience.

La Quinta’s common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol LQ. The Company’s headquarters are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038, and the telephone number is (214) 492-6600. La Quinta’s corporate web address is www.lq.com.

Wyndham Worldwide (see page 31)

Wyndham Worldwide is one of the largest global hospitality companies, providing travelers with access to a collection of trusted hospitality brands in hotels, vacation ownership, and unique accommodations including vacation exchange, holiday parks, and managed home rentals. With a collective inventory of nearly 130,000 places to stay across more than 110 countries on six continents, Wyndham Worldwide and its 38,000 associates welcome people to experience travel the way they want. Wyndham Hotel Group, the world’s largest hotel company based on number of hotels, is one of three hospitality business units of Wyndham Worldwide. As both a leading hotel brand franchisor and hotel management services provider, Wyndham Hotel Group’s global network consists of approximately 8,350 hotels and over 720,100 rooms in more than 80 countries. Wyndham Worldwide has previously announced the potential spin-off of its hotel business into an independent publicly traded company; it is anticipated that La Quinta’s management and franchise business will form part of such independent publicly traded company.

Wyndham Worldwide’s corporate web address is www.wyndhamworldwide.com. The information provided on the Wyndham Worldwide website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Wyndham Worldwide’s website provided in this proxy statement.

Merger Sub (see page 32)

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Wyndham Worldwide, the purpose of which is to engage in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into La Quinta, with Merger Sub ceasing to exist and La Quinta surviving as a wholly-owned subsidiary of Wyndham Worldwide.

About CorePoint

CorePoint (see page 32)

CorePoint Lodging Inc. is a Maryland corporation and a wholly owned subsidiary of La Quinta, incorporated on May 8, 2017 for the purpose of effecting the separation and spin-off of La Quinta’s real estate assets and certain related assets and liabilities into an independent publicly traded company. La Quinta stockholders will receive shares of CorePoint common stock in the spin-off. The headquarters of CorePoint will be located in Irving, Texas, at 909 Hidden Ridge, Suite 600, and its telephone number is (214) 492-6600.

The Special Meeting

Date, Time and Place (see page 33)

The special meeting of La Quinta stockholders (the “special meeting”) is scheduled to be held at La Quinta Inn & Suites DFW Airport South/Irving, 4105 West Airport Freeway, Irving, Texas 75062 on April 26, 2018 at 10:00 a.m., Central Time.

Purpose of the Special Meeting (see page 33)

At the special meeting, La Quinta stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement (the “merger proposal”);

•	to approve the amendments to La Quinta’s amended and restated certificate of incorporation set forth on Annex D to this proxy statement to (i) effect the reverse stock split of the La Quinta common stock at a ratio of 1-for-2 and (ii) change the par value of the La Quinta common stock in connection with the reverse stock split from $0.01 per share to $0.02 per share (the “charter amendment proposals”);

•	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by La Quinta to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•	to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal and the charter amendment proposals (the “adjournment proposal”).

La Quinta will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

The La Quinta Board has unanimously determined that it is in the best interests of the stockholders of La Quinta to enter into the merger agreement and has unanimously approved and declared advisable the merger, the merger agreement and the other transactions contemplated thereby (including the separation, the charter amendments and the spin-off). The La Quinta Board unanimously recommends that La Quinta stockholders vote “FOR” the merger proposal, “FOR” the charter amendment proposals, “FOR” the named executive officer merger-related compensation proposal, and “FOR” the adjournment proposal.

La Quinta stockholders’ approval of the merger proposal is a condition for the merger to occur. La Quinta stockholders must also vote to approve the charter amendment proposals as a condition for the spin-off to occur, which is a condition for the merger to occur. If La Quinta stockholders fail to approve either the merger proposal or the charter amendment proposals by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote (see page 34)

Only holders of La Quinta common stock at the close of business on March 19, 2018, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 117,342,020 shares of La Quinta common stock were issued and outstanding.

Holders of La Quinta common stock are entitled to one vote for each share of La Quinta common stock they own at the close of business on the record date.

Quorum (see page 34)

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of La Quinta common stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment of the special meeting and may subject La Quinta to additional expense.

Required Vote; Voting Agreement (see page 34 and page 109)

Approval of each of the merger proposal and the charter amendment proposals requires the affirmative vote of a majority of the voting power of the shares of La Quinta common stock outstanding at the close of business on the record date and entitled to vote thereon.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires a majority of the votes cast in favor of each such proposal at the special meeting at which quorum is present. If no quorum is present at the special meeting, the chairman of the meeting or the stockholders, by the affirmative vote of the holders of a majority of the shares of La Quinta common stock present or represented by proxy at the special meeting, may adjourn the special meeting.

Concurrently with and as a condition to Wyndham Worldwide’s execution of the merger agreement, certain entities affiliated with The Blackstone Group, L.P. (such entities, collectively, the “Blackstone stockholders”), have entered into a support agreement with Wyndham Worldwide (the “voting agreement”) covering shares of La Quinta common stock legally or beneficially owned by the Blackstone stockholders (the “voting party shares”). Pursuant to and subject to the terms and conditions of the voting agreement, the Blackstone stockholders have agreed to vote all the La Quinta common stock owned by them in favor of the merger proposal and the charter amendment proposals. See the section entitled “The Voting Agreement” beginning on page 108. As of January 17, 2018, the Blackstone stockholders owned 35,173,076 shares of La Quinta common stock representing approximately 29.97% of the total issued and outstanding La Quinta common stock.

Voting at the Special Meeting (see page 36)

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” (also referred to in this proxy statement as a “registered stockholder”) and you may vote your shares in person at the special meeting or by submitting a proxy by mail, over the internet or by telephone. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Although La Quinta offers four different voting methods, La Quinta encourages you to submit a proxy over the internet or by telephone, as La Quinta believes they are the most convenient, cost-effective and reliable voting methods. If you choose to submit a proxy over the internet or by telephone, there is no need for you to mail back your proxy card.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Beneficial owners should also bring a copy of an account statement reflecting their ownership of La Quinta common stock as of the record date. All stockholders and proxyholders who attend the special meeting must also bring photo identification.

If you are a current or former La Quinta employee with shares received through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and held in street name by RBC Capital Markets Corp.

(“RBC”), you may receive one proxy card that covers the shares held for you by RBC, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the internet, by telephone or by mail in the same manner as described above for registered stockholders. If you vote your ESPP shares by 11:59 p.m., Eastern Time, on April 19, 2018, RBC will vote the shares as you have directed. If voting instructions are not received in time, RBC will not vote your shares for any proposal.

La Quinta recommends that you submit a proxy or submit your voting instructions as soon as possible, even if you are planning to attend the special meeting, to ensure that your shares will be represented and voted at the special meeting.

Solicitation of Proxies (see page 37)

The La Quinta Board is soliciting your proxy, and La Quinta will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable and documented out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of La Quinta common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of La Quinta’s directors, officers and employees.

Adjournment (see page 38)

In addition to the merger proposal, the charter amendment proposals and the named executive officer merger-related compensation proposal, La Quinta stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal and the charter amendment proposals if there are not sufficient votes at the time of the special meeting to approve the merger proposal and the charter amendment proposals. If a quorum is not present, either the chairman of the meeting or the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares of La Quinta common stock present or represented by proxy at the special meeting, may adjourn the special meeting to another place, date or time. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return an executed proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Merger

Wyndham Worldwide will only acquire La Quinta’s management and franchise business. Therefore, as a condition to the merger, La Quinta will separate its owned real estate business and certain related assets and liabilities, which will be transferred to CorePoint and its subsidiaries and, following such separation and the reverse stock split (and prior to the consummation of the merger), La Quinta will effect a pro rata distribution to La Quinta stockholders of common stock representing 100% of the interest in CorePoint. After the spin-off is completed, CorePoint will be a separate, publicly held company that will own and operate La Quinta’s real estate assets and certain related assets and liabilities. As part of the separation (immediately prior to the spin-off), CorePoint will make a cash payment to La Quinta of $983,950,000, subject to certain adjustments based on the actual amount of net indebtedness at La Quinta (as of immediately prior to the effective time of the spin-off) and certain accrued but unpaid expenses incurred in connection with the spin-off and the merger. The separation and the spin-off will be carried out in accordance with the terms of the separation agreement, the employee matters agreement and other ancillary documents referred to therein. See “Spin-Off Transaction Agreements” beginning on page 106 for a description of such spin-off transaction agreements.

Structure of the Merger (see page 39)

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time of the merger (the “effective time”), Merger Sub will merge with and into La Quinta, the separate corporate existence of Merger Sub will cease and La Quinta will survive the merger as a wholly owned subsidiary of Wyndham Worldwide.

Merger Consideration (see page 39)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, La Quinta stockholders will have the right to receive, for each share of La Quinta common stock that they own immediately prior to the effective time (other than any shares that may be held in the treasury of La Quinta, by Wyndham Worldwide or by any direct or indirect wholly-owned subsidiary of Wyndham Worldwide, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL), $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split), without interest (the “merger consideration”).

Reverse Stock Split (see page 86)

In connection with the spin-off, and in order to obtain the desired tax treatment in connection with the spin-off, La Quinta will, among other things, amend La Quinta’s amended and restated certificate of incorporation to effect a reclassification and combination of the La Quinta common stock at a ratio of 1-for-2 and to amend the par value of the La Quinta common stock from $0.01 per share to $0.02 per share. Pursuant to these reclassification and par value charter amendments, each share of La Quinta common stock (par value $0.01) will be reclassified and combined into one half of a share of La Quinta common stock (par value $0.02). The reverse stock split is a condition for the spin-off to occur, which is a condition for the merger to occur. The reverse stock split will be carried out in accordance with the terms of the charter amendments and the separation agreement.

Treatment of La Quinta Equity Awards (see page 39)

At the time of the spin-off, then-outstanding La Quinta equity-based awards granted prior to the date of the spin-off will be adjusted into La Quinta equity-based awards and CorePoint equity-based awards in proportion to the relative value of La Quinta (after giving effect to the spin-off) and CorePoint and in accordance with the terms of the employee matters agreement. Following the spin-off, all CorePoint equity-based awards will continue to vest in accordance with their terms based on their respective holders’ continued service with La Quinta or CorePoint, as applicable, and will not vest solely as a result of the merger.

The merger agreement provides that outstanding equity-based awards issued under La Quinta’s equity incentive plan will be treated as set forth below:

Restricted Stock Awards. Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, each then-outstanding La Quinta restricted stock award (“La Quinta RSA”) will, automatically and without any required action on the part of the holder thereof, vest and become free of restrictions as of the effective time of the merger and be cancelled and terminated and the holder of such La Quinta RSA will have the right to receive from the surviving corporation, in respect of such La Quinta RSA, an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSA and (ii) the merger consideration.

Restricted Stock Units. Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, any vesting conditions applicable to each then-outstanding award of a stock unit that entitles the holder to a fixed number of shares of La Quinta common stock (“La Quinta RSU”) will, automatically and without any required action on the part of the holder thereof, accelerate in full, and such La Quinta RSU will be cancelled and terminated, and the holder will have the right to receive from the surviving corporation, in respect of such La Quinta RSU, an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSU and (ii) the merger consideration.

Recommendation of the La Quinta Board of Directors (see page 52)

After consideration of various factors, the La Quinta Board unanimously (i) determined that it is in the best interests of La Quinta stockholders that La Quinta enter into the merger agreement and that the reverse stock split (including the charter amendments contemplated thereby) be consummated, (ii) approved and declared advisable the merger, the merger agreement and the other transactions contemplated thereby (including the separation, the charter amendments and the spin-off) and (iii) resolved that the merger agreement and the charter amendments be submitted for consideration to La Quinta stockholders at a special meeting of La Quinta stockholders and recommended that La Quinta stockholders vote to adopt the merger agreement and the transactions contemplated thereby and to approve the charter amendment proposals. A description of factors considered by the La Quinta Board in reaching its decision to adopt the merger agreement can be found in “The Merger Proposal (Proposal 1) — Recommendation of the La Quinta Board and Reasons for the Merger” beginning on page 52.

The La Quinta Board unanimously recommends that La Quinta stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the charter amendment proposals;

•	“FOR” the named executive officer merger-related compensation proposal on a non-binding, advisory basis; and

•	“FOR” the adjournment proposal.

Opinion of J.P. Morgan Securities LLC (see page 56 and Annex B)

On January 17, 2018, J.P. Morgan rendered its opinion to the La Quinta Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of La Quinta common stock (other than any shares that may be held in the treasury of La Quinta, by Wyndham Worldwide or by any direct or indirect wholly-owned subsidiary of Wyndham Worldwide, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL) in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the La Quinta Board (in its capacity as such) in connection with and for the purpose of its evaluation of the proposed merger, was directed only to the consideration to be paid in the proposed merger and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter.

Interests of La Quinta’s Executive Officers and Directors in the Merger (see page 64)

When considering the recommendation of the La Quinta Board that you vote “FOR” the merger proposal, you should be aware that, aside from their interests as La Quinta stockholders, La Quinta’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other La Quinta stockholders generally. The La Quinta Board was aware of such interests during its deliberations on the merits of the merger and in deciding to recommend that La Quinta stockholders vote “FOR” the merger proposal at its meeting on January 17, 2018.

With regard to our directors serving on the La Quinta Board, these interests include the impact of the transaction on the La Quinta directors’ outstanding equity awards and the provision of indemnification and insurance arrangements pursuant to the merger agreement and La Quinta’s amended and restated certificate of incorporation and amended and restated bylaws, which reflect that such directors may be subject to claims arising from their service on the La Quinta Board.

With regard to our executive officers, these interests relate to the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger, assuming the merger occurs on June 1, 2018 and, where applicable, that the executive officer’s employment was terminated by us without “cause” or by the executive for “good reason” (each as defined below) on June 1, 2018 (or before the merger if the executive officer’s termination is on or within the six month period prior to June 1, 2018):

•	accelerated vesting of then-outstanding equity awards;
•	possible cash severance payments and other termination benefits pursuant to the executive’s employment agreement or the La Quinta Holdings Inc. Executive Severance Plan, as applicable; and
•	the provision of indemnification and insurance arrangements pursuant to the merger agreement and La Quinta’s amended and restated certificate of incorporation and amended and restated bylaws.

For the avoidance of doubt, our executive officers (including named executive officers) who begin employment with CorePoint prior to the effective time of the merger will not experience, as a result of the merger, a termination by us without “cause” or by the executive for “good reason” so as to trigger the corresponding payments and benefits.

Financing of the Merger (see page 76)

Wyndham Worldwide has obtained binding financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which, together with cash on hand at Wyndham Worldwide, will be used to consummate the merger and the other transactions contemplated by the merger agreement, including the payment of the merger consideration and all related fees and expenses, to repay certain existing indebtedness of La Quinta, and to pay any other amounts required to be paid by Wyndham Worldwide or Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement. The consummation of the merger is not subject to any financing conditions (although funding of the Wyndham Worldwide financing is subject to the satisfaction of the conditions specified in the binding financing commitments for such financing).

In connection with La Quinta’s entry into the merger agreement, CorePoint has obtained binding financing commitments to provide sufficient funds to make a cash payment to La Quinta of $983,950,000, subject to certain adjustments based on the actual amount of net indebtedness at La Quinta (as of immediately prior to the effective time of the spin-off) and certain accrued but unpaid expenses incurred in connection with the spin-off and the merger, immediately prior to and as a condition of the spin-off. The consummation of the merger is subject to the consummation of the spin-off. Funding of the CorePoint financing is subject to the satisfaction of the conditions specified in the binding financing commitments for such financing.

Regulatory Clearances and Approvals Required for the Merger (see page 79)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), we cannot complete the merger until we have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated. On January 31, 2018, La Quinta and Wyndham Worldwide each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period expired on March 2, 2018 at 11:59 p.m., Eastern Time.

Generally under the merger agreement, each of Wyndham Worldwide and Merger Sub, on the one hand, and La Quinta, on the other hand, is required to use reasonable best efforts to satisfy the closing conditions relating to required antitrust and regulatory consents, subject to certain limitations as further described in the section entitled “The Merger Proposal (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger” beginning on page 79.

Material U.S. Federal Income Tax Consequences of the Merger (see page 118)

For U.S. federal income tax purposes, the spin-off and the merger are expected to be treated as in part a sale, to the extent of the cash received in the merger, and in part a redemption of La Quinta common stock in exchange for the CorePoint shares received in the spin-off, that together result in a complete termination of La Quinta stockholders’ interests in La Quinta in a fully taxable transaction. The exchange of La Quinta common stock for cash in the merger and the exchange of La Quinta common stock for CorePoint shares in the spin-off may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 118 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 80)

If the merger is effected, La Quinta stockholders are entitled to appraisal rights under the DGCL in connection with the merger, provided that such stockholders meet all of the conditions and follow all of the requirements set forth in Section 262 of the DGCL. This means that La Quinta stockholders who do not wish to accept the merger consideration and meet all of the conditions set forth in Section 262 of the DGCL are entitled to have the fair value of their shares of La Quinta common stock as of the effective time of the merger determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount determined by the Delaware Court of Chancery in an appraisal proceeding to be the fair value per share of La Quinta common stock as of the effective time of the merger may be less than, equal to or more than the merger consideration that a La Quinta stockholder will receive under the merger agreement if the merger is effected.

To exercise appraisal rights, a La Quinta stockholder of record must deliver a written demand for appraisal to La Quinta before the vote is taken on the adoption of the merger agreement, such stockholder must not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement and such stockholder must continue to hold the shares of La Quinta common stock of record from the date of making the demand for appraisal through the effective time of the merger. A La Quinta stockholder’s failure to follow exactly the procedures specified under the DGCL may result in the loss of such stockholder’s appraisal rights. See “The Merger Proposal (Proposal 1) — Appraisal Rights” beginning on page 80 and the text of Section 262 of the DGCL reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of La Quinta common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, because the demand for appraisal rights must be made by the record holder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for such bank, broker or other nominee to make a demand for appraisal on your behalf. Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Litigation Relating to the Merger (see page 85)

Certain litigation is pending in connection with the merger as further described in the section entitled “The Merger Proposal (Proposal 1) — Litigation Relating to the Merger” beginning on page 85.

Expected Timing of the Merger

We expect to complete the merger in the second quarter of 2018. However, the merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside of the control of La Quinta or Wyndham Worldwide could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the date of the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.

Restrictions on Solicitation of Acquisition Proposals (see page 94)

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, we are subject to restrictions on our ability to initiate, solicit or knowingly facilitate third party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the approval of the merger proposal by La Quinta stockholders at the special meeting described further in this proxy statement). Specifically, La Quinta shall not, nor will it authorize or permit any of its subsidiaries, directors, officers, or employees to, and La Quinta shall not permit its representatives to:

•	initiate, solicit or knowingly facilitate or encourage any inquiries with respect to, or the making of, any acquisition proposal (as defined below);

•	engage in any negotiations or discussions concerning, or provide access to its or its subsidiaries’ properties, books and records or any confidential information or data to, any person relating to an acquisition proposal or any proposal, offer or inquiry that would reasonably be expected to lead to, an acquisition proposal;

•	amend or grant any waiver or release under or fail to enforce any standstill or similar agreement;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or

•	execute or enter into, any letter of intent, merger agreement, acquisition agreement or other agreement relating to any acquisition proposal (other than an acceptable confidentiality agreement).

Notwithstanding the foregoing, nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from:

•	taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to our stockholders pursuant to Rule 14d-9(f) under the Exchange Act or making any legally required disclosure to our stockholders with regard to an acquisition proposal;

•	prior to obtaining our stockholders’ approval of the merger proposal and our stockholders’ approval of the charter amendment proposals, contacting and engaging in discussions with any person or group and their respective representatives who has made an unsolicited acquisition proposal after the date of the merger agreement, solely for the purpose of clarifying such acquisition proposal and the terms thereof;

•	prior to obtaining our stockholders’ approval of the merger proposal and our stockholders’ approval of the charter amendment proposals, providing access to our properties, books and records and providing information or data in response to a request therefor by a person or group who has made an acquisition proposal after the date of the merger agreement that was not solicited in breach of the foregoing paragraph and bullets related thereto, if the La Quinta Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such acquisition proposal constitutes or would reasonably be expected to constitute, result in or lead to a superior proposal (as defined below), we have received from the person so requesting such information an executed acceptable confidentiality agreement and promptly (and in any event within 24 hours) after furnishing or making available any such non-public information, we furnish or make available such information to Wyndham Worldwide or its representatives;

•	prior to obtaining our stockholder’s approval of the merger proposal, contacting and engaging in any negotiations or discussions with any person or group and their respective representatives who has made an unsolicited acquisition proposal after the date of the merger agreement (which negotiations or discussions need not be solely for clarification purposes) if the La Quinta Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such acquisition proposal constitutes or would reasonably be expected to constitute, result in or lead to a superior proposal; or

•	prior to obtaining our stockholders’ approval of the merger proposal, making a change of board recommendation in accordance with the merger agreement.

Conditions to the Closing of the Merger (see page 101)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement shall have been adopted, and the charter amendment proposals shall have been approved, by La Quinta stockholders at the special meeting and such approval must continue to be in full force and effect;

•	the CorePoint registration statement in connection with the spin-off shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of CorePoint common stock shall have been obtained and be in effect, and such shares of CorePoint common stock shall have been approved for listing on the NYSE;

•	the spin-off shall have been consummated in all material respects in accordance with the terms of the separation and distribution agreement;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no proceeding shall be pending before, or threatened in writing by, the Antitrust Division of the DOJ or the FTC wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of the merger agreement or the spin-off transaction agreements or any of the transactions under such agreements, declare unlawful the transactions contemplated by the merger agreement or the spin-off transaction agreements or cause such transactions to be rescinded; and

•	no order, injunction or decree issued by any governmental entity of competent jurisdiction preventing the consummation of the merger or the distribution shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental entity that prohibits, restrains, enjoins or makes illegal the consummation of the merger or the distribution.

Wyndham Worldwide and Merger Sub’s obligations to effect the merger are subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	our representations and warranties in the merger agreement regarding (i) our and our subsidiaries’ due organization, valid existence, good standing, qualification to do business and similar corporate matters; (ii) our organizational documents; (iii) our corporate power and authority to enter into and perform our obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement; and (iv) our brokers, finders or investment bankers must be true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date (unless any such representation or warranty was made only as of a specified date, in which event such representation and warranty shall have been true and accurate as of such specified date);

•	our representations and warranties in the merger agreement regarding (i) our capitalization and capital structure and (ii) absence of certain events shall be true and correct in all respects at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of clause (i) only, for such inaccuracies as are de minimis in nature and amount;

•	all our other representations and warranties in the merger agreement shall be true and correct (disregarding any qualifications as to materiality or material adverse effect contained therein), in each case, at and as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and accurate, has not had and would not reasonably be expected to have, a material adverse effect;

•	performance in all material respects of our obligations, and compliance in all material respects with the agreements and covenants, required to be performed by or complied with by us under the merger agreement at or prior to the closing of the merger;

•	absence of a material adverse effect since the date of the merger agreement;

•	execution of each spin-off transaction agreement by the parties thereto, and performance of the covenants set forth therein required to be performed prior to the effective time of the merger in all material respects;

•	receipt by Wyndham Worldwide of a certificate executed by a senior officer of La Quinta confirming that the conditions described in the first through the fourth bullets above have been satisfied; and

•	receipt by La Quinta or the applicable retained subsidiary of the cash payment (as defined in the separation agreement).

Our obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the representations and warranties of Wyndham Worldwide and Merger Sub in the merger agreement regarding (i) their respective due organization, valid existence, good standing, qualification to do business and similar corporate matters; (ii) their respective corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement; (iii) brokers, finders or investment bankers; and (iv) La Quinta’s eligible independent contractor status with respect to CorePoint as of the effective time of the merger, shall be true and accurate in all material respects, in each case, as of the date of the merger agreement and as of the closing date (unless any such representation or warranty was made only as of a specified date, in which event such representation and warranty shall have been true and accurate as of such specified date);

•	each of Wyndham Worldwide’s and Merger Sub’s other representations and warranties in the merger agreement shall be true and correct (disregarding any qualifications as to materiality or material adverse effect contained therein), in each case, as of the date of the merger agreement and as of the closing date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate as of such specified date), except where the failure of any such representations and warranties to be so true and accurate, individually or in the aggregate, would not, and would not reasonably be expected to have, a material adverse effect on the ability of Wyndham Worldwide or Merger Sub to timely perform their obligations under the merger agreement or to timely consummate the transactions contemplated thereby;

•	performance by Wyndham Worldwide and Merger Sub in all material respects of each of their obligations, and compliance in all material respects with the agreements and covenants, required to be performed by them or complied with by them under the merger agreement prior to the closing of the merger; and

•	receipt by us of a certificate of a senior officer of each of Wyndham Worldwide and Merger Sub, certifying that the conditions described in the bullets above have been satisfied.

Termination of the Merger Agreement (see page 103)

The merger agreement can be terminated by La Quinta or Wyndham Worldwide under the following circumstances, notwithstanding the adoption of the merger agreement by the stockholders of La Quinta or Merger Sub at any time prior to the effective time of the merger:

•	by mutual written consent of La Quinta and Wyndham Worldwide;

•

if any court of competent jurisdiction or other governmental entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable, provided that the party seeking to terminate under this circumstance used its reasonable best efforts as required by the merger agreement (and as described in this proxy statement) to prevent, oppose and remove such order, decree, ruling or other action and the issuance of such final, non-applicable order, decree or ruling or other action was not primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•	if approval of the merger proposal and the charter amendment proposals by La Quinta stockholders has not been obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger proposal and the charter amendment proposals was taken; or

•	if the merger has not occurred on or prior to July 17, 2018 (as such date may be extended as described below, the “outside date”), provided that the right to terminate the merger agreement under this circumstance will not be available to any party if any action of such party (and, in the case of Wyndham Worldwide, including Merger Sub) or failure by such party to fulfill any obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the merger to be consummated on or before the outside date and such action or failure to perform constitutes a breach of the merger agreement, provided, further, that if prior to the outside date all of the conditions to the closing have been satisfied or waived, as applicable, other than the condition that any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no proceeding relating thereto shall be pending, and those conditions that by their nature are to be satisfied at the closing, but subject (with exceptions) to such conditions being capable of being satisfied, either La Quinta or Wyndham Worldwide may extend the outside date by 90 days.

La Quinta may also terminate the merger agreement, notwithstanding the adoption of the merger agreement by the stockholders of La Quinta or Merger Sub:

•	if there shall have been a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Wyndham Worldwide or Merger Sub and such breach would cause the failure of a closing condition to be satisfied by the outside date, and such breach is incapable of being cured by Wyndham Worldwide or Merger Sub within 20 days of written notice provided by La Quinta (or by the outside date if less than 20 days prior to the outside date), provided that La Quinta may not terminate the merger agreement pursuant to this provision if it is then in breach of the merger agreement in any material respect; or

•	in compliance with the non-solicitation provisions set forth in the merger agreement, in order to enter into a definitive agreement with respect to a superior proposal, subject to payment of a termination fee to Wyndham Worldwide prior to or concurrently with such termination.

Wyndham Worldwide may also terminate the merger agreement, notwithstanding the adoption of the merger agreement by the stockholders of La Quinta or Merger Sub:

•	if there shall have been a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of La Quinta and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by La Quinta within 20 days of written notice provided by Wyndham Worldwide (or by the outside date if less than 20 days prior to the outside date), provided that Wyndham Worldwide may not terminate the merger agreement pursuant to this provision if it is then in breach of the merger agreement in any material respect; or

•	if prior to the approval by La Quinta stockholders of the merger proposal and the charter amendment proposals, the La Quinta Board or any committee thereof (a) has made a change of recommendation with respect to the merger, or (b) has otherwise failed to include its recommendation in this proxy statement.

Termination Fees and Expenses (see page 104)

We will be required to pay Wyndham Worldwide a termination fee equal to $37,000,000 in cash if the merger agreement is terminated under specified circumstances.

If we fail to pay Wyndham Worldwide the termination fee within the specified time period, we will be required to reimburse Wyndham Worldwide’s reasonable out-of-pocket costs and expenses incurred in connection with any action taken to collect payment of such amounts.

Except for the termination fee, out-of-pocket expenses and monetary damages payable by La Quinta under certain specified circumstances, whether or not the merger is completed, we and Wyndham Worldwide are each responsible for all respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. We are not required to pay the applicable termination fee on more than one occasion.

Specific Performance (see page 106)

The parties to the merger agreement are entitled to seek injunction, specific performance and other equitable remedies to prevent breaches of the merger agreement and to enforce the terms thereof.

Directors’ and Officers’ Indemnification and Insurance (see page 99)

From and after the effective time of the merger, Wyndham Worldwide agrees to cause the surviving corporation to indemnify, defend and hold harmless each present and former director, officer and employee of La Quinta (including in their capacity as fiduciary under the La Quinta equity plan) (the “indemnified parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time of the merger (including the fact that such person is or was a director, officer or employee of La Quinta or any acts or omissions occurring or alleged to occur prior to the effective time of the merger), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under the DGCL, and Wyndham Worldwide or the surviving corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding, including any expenses incurred in enforcing such person’s rights, to the same extent as such indemnified parties are entitled to indemnification and advancement of expenses as of the date of the merger agreement under the amended and restated certificate of incorporation or amended and restated bylaws of La Quinta or the certificate of incorporation and bylaws, or equivalent organizational documents, of any of its retained subsidiaries.

La Quinta shall (and, if La Quinta is unable to, Wyndham Worldwide shall cause the surviving corporation as of the effective time of the merger to) purchase and fully pay by the effective time of the merger, at no expense to the beneficiaries, “tail” policies to the current directors’ and officers’ liability insurance policies maintained at such time by La Quinta from an insurance carrier with the same or better credit rating as La Quinta’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, which tail policies (i) will be effective for a period from the effective time of the merger through and including the date six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger (including in connection with the merger agreement, the spin-off transaction agreements or the transactions or actions contemplated thereby), and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. Wyndham Worldwide will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the surviving corporation.

Delisting and Deregistration of La Quinta Common Stock (see page 80)

As promptly as practicable following the completion of the merger, La Quinta common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Prices of La Quinta Common Stock (see page 114)

On January 17, 2018, the last trading day prior to the public announcement of the proposed merger, the closing price per share of La Quinta common stock on the NYSE was $19.45. The closing price of the La Quinta common stock on the NYSE on March 19, 2018, the most recent practicable date prior to the filing of this proxy statement, was $18.48 per share. You are encouraged to obtain current market prices of La Quinta common stock in connection with voting your shares of La Quinta common stock. The merger consideration, consisting of $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split), without interest, is in addition to the shares of CorePoint that our stockholders will receive in the spin-off.

Spin-Off Transaction Agreements

Concurrently with the execution of the merger agreement, La Quinta and CorePoint have entered into a separation and distribution agreement (the “separation agreement”) and an employee matters agreement (the “employee matters agreement”). A tax matters agreement (the “tax matters agreement”) will be executed in connection with the spin-off. The summary of the material provisions of the separation agreement, the employee matters agreement and the tax matters agreement, a copy of each of which is attached to this proxy statement as Annex E, Annex F and Annex G, respectively, and each of which is hereby incorporated by reference into this proxy statement, does not purport to be complete and may not contain all of the information about these agreements that is important to you. We encourage you to read carefully each of these agreements in its entirety.

Separation Agreement (see page 107)

The separation agreement governs the terms and conditions regarding the reverse stock split, the transfer of La Quinta’s real estate assets and certain related assets and liabilities (the “CorePoint business”) from La Quinta to CorePoint (the “separation”) and the spin-off. In connection with the separation, the separation agreement provides, among other things, for the transfer by La Quinta to CorePoint of certain assets, and the assumption by CorePoint of certain liabilities, related to the CorePoint business.

The separation agreement provides that, immediately prior to and as a condition of the spin-off, CorePoint will make a cash payment to La Quinta of $983,950,000, subject to certain adjustments based on the actual amount of net indebtedness at La Quinta (as of immediately prior to the effective time of the spin-off) and certain accrued but unpaid expenses incurred in connection with the separation, the spin-off and the merger (the “cash payment”). In connection with La Quinta’s entry into the merger agreement, CorePoint entered into a commitment letter (the “debt commitment letter”) with JPMorgan Chase Bank, N.A. (the “debt commitment party”) pursuant to which the debt commitment party has committed, subject to customary conditions specified in the debt commitment letter, to provide CorePoint with $1.085 billion in secured debt financing to provide sufficient funds to make the cash payment.

The separation agreement provides that the spin-off is subject to the satisfaction or waiver of various conditions, including receipt of the cash payment by La Quinta, the receipt of an opinion of counsel regarding CorePoint’s status as a real estate investment trust for U.S. federal income tax purposes in certain circumstances and the effectiveness of CorePoint’s Form 10 in connection with the spin-off. The separation agreement also sets forth certain other covenants and agreements between La Quinta and CorePoint related to the separation, including provisions concerning the termination and settlement of intercompany accounts and obtaining certain governmental approvals and third party consents. The separation agreement also sets forth certain covenants and agreements that govern certain aspects of the relationship between La Quinta and CorePoint following the spin-off, including provisions with respect to release of claims and indemnification provisions.

Employee Matters Agreement (see page 107)

The employee matters agreement generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs between La Quinta and CorePoint. The employee matters agreement, in conjunction with the merger agreement, will provide for the treatment of La Quinta’s outstanding equity awards in connection with the spin-off (as described more fully below in the section titled “Treatment of La Quinta Equity Awards” on page 39). In addition, the employee matters agreement sets forth the general principles relating to various employee matters, including with respect to the assignment of employees and the transfer of employees from La Quinta to CorePoint, the assumption and retention of liabilities and related assets, workers’ compensation, and related matters. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, (i) La Quinta will retain sponsorship of, and the liabilities relating to, La Quinta compensation and benefit plans and be solely responsible for employee-related liabilities relating to current and former employees of La Quinta, whether arising prior to or after the spin-off, and employee-related liabilities of CorePoint employees, to the extent arising on or prior to the spin-off, and (ii) CorePoint will assume sponsorship of, and the liabilities relating to, compensation and benefit plans and agreements with respect to CorePoint employees and be solely responsible for employee-related liabilities relating to CorePoint employees, to the extent arising following the spin-off.

La Quinta and Wyndham Worldwide encourage you to read the employee matters agreement carefully.

Tax Matters Agreement (see page 108)

The tax matters agreement will govern the respective rights, responsibilities and obligations of La Quinta and CorePoint after the spin-off with respect to tax liabilities and benefits, tax attributes, tax returns, tax contests, and tax sharing regarding U.S. federal, state, local and foreign taxes for periods prior to the spin-off. The tax matters agreement also will provide special rules for allocating tax liabilities resulting from the spin-off and related transactions.

Under the tax matters agreement, La Quinta will generally provide an indemnity to CorePoint for pre-closing taxes, provided, however, that CorePoint will be responsible for 50% of any taxes and losses attributable to any failure to comply with taxes imposed by the Affordable Care Act under Section 4980H of the Internal Revenue Code of 1986, as amended (the “Code”) by La Quinta and/or its subsidiaries for the taxable years ending December 31, 2015 an December 31, 2016. CorePoint will also be responsible for any taxes and losses resulting from certain audits identified in the tax matters agreement.

The tax matters agreement also provides that to the extent the income taxes (as computed on an estimated basis) due with respect to the spin-off and related transactions are (i) less than $240,000,000 (the “reserve amount”), La Quinta will pay to CorePoint an amount equal to the difference between the reserve amount and such estimated taxes, or (ii) greater than the reserve amount, CorePoint will pay to La Quinta an amount equal to the difference between such estimated taxes and the reserve amount.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.	On January 17, 2018, La Quinta entered into the merger agreement providing for the merger of Merger Sub with and into La Quinta, pursuant to which La Quinta will survive the merger as a wholly-owned subsidiary of Wyndham Worldwide. As a condition to the merger, and prior to the consummation of the merger, La Quinta will separate its real estate and certain related assets and liabilities, which will be transferred to CorePoint and its subsidiaries and, following such separation and the reverse stock split (and prior to the consummation of the merger), La Quinta will effect a pro rata distribution to La Quinta stockholders of common stock representing 100% interest in CorePoint. You are receiving this proxy statement in connection with the solicitation by the La Quinta Board of proxies from La Quinta stockholders to vote in favor of the merger proposal and the other matters to be voted on at the special meeting.

Q.	What is the proposed transaction?

A.	If the merger proposal is approved by La Quinta stockholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into La Quinta. La Quinta will be the surviving corporation in the merger and will be privately held as a wholly owned subsidiary of Wyndham Worldwide.

Wyndham Worldwide will only acquire La Quinta’s management and franchise business. Therefore, prior to and as a condition to the merger, La Quinta will separate its owned real estate business and certain related assets and liabilities, which will be transferred to CorePoint and its subsidiaries and, following such separation and the reverse stock split (and prior to the consummation of the merger), La Quinta will effect a pro rata distribution to La Quinta stockholders of common stock representing 100% of the interest in CorePoint. After the spin-off is completed, CorePoint will be a separate, publicly held company that will own and operate La Quinta’s real estate assets and certain related assets and liabilities. The separation and the spin-off will be carried out in accordance with the terms of the separation agreement, the employee matters agreement and other ancillary documents referred to therein.

In connection with the spin-off, and in order to obtain the desired tax treatment therefore, La Quinta will, among other things, amend La Quinta’s amended and restated certificate of incorporation to effect a reclassification and combination of the La Quinta common stock at a ratio of 1-for-2 and to amend the par value of the La Quinta common stock from $0.01 per share to $0.02 per share. Pursuant to these reclassification and par value amendments, each share of La Quinta common stock (par value $0.01) will be reclassified and combined into one half of a share of La Quinta common stock (par value $0.02) (the “reverse stock split”). CorePoint will be a stand-alone, publicly traded company owned 100% by the stockholders of La Quinta of record as of the date for the spin-off.

Prior the distribution of the shares of common stock of CorePoint to La Quinta stockholders, CorePoint will enter into certain debt financings, and use a portion of the proceeds of such debt financings to make a cash payment to La Quinta to facilitate the repayment of substantially all of La Quinta’s existing debt.

Q.	What will I receive in the merger if it is completed?

A.

Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive for each share of La Quinta common stock that you own immediately prior to the effective time, the merger consideration consisting of $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split), without interest. The merger consideration received pursuant to the merger agreement will be in addition to the shares of common stock of CorePoint that stockholders of record as of the record date of the spin-off (the “spin-off record date”) will be entitled to receive in connection with the spin-off. Immediately after the spin-off, La Quinta stockholders as of the spin-off record date will own 100% of the issued and outstanding shares of common stock of CorePoint. You will not be entitled to receive shares in Wyndham Worldwide in connection with the merger or the spin-off.

For additional information regarding the spin-off, please see CorePoint’s Form 10 filed with the SEC (File No. 001-38168).

Q.	Will the shares of CorePoint common stock be traded on an exchange?

A.	Immediately following the spin-off, CorePoint will be a new publicly traded company 100% owned by La Quinta stockholders as of the spin-off record date. La Quinta will cause the CorePoint common stock to be distributed in the spin-off to be approved for listing on the NYSE prior to the consummation of the spin-off. The CorePoint common stock will be traded on the NYSE under the ticker symbol CPLG.

Q.	Where and when is the special meeting, and who may attend?

A.	The special meeting will be held at La Quinta Inn & Suites DFW Airport South/Irving, 4105 West Airport Freeway, Irving, Texas 75062 on April 26, 2018 at 10:00 a.m., Central Time. The meeting room will open at 9:30 a.m., Central Time, and registration will begin at that time. Stockholders who are entitled to vote may attend the meeting. Beneficial owners of shares held in “street name” who have not obtained a proxy from the holder of record but who wish to attend the meeting should bring a copy of an account statement reflecting their ownership of La Quinta common stock as of the record date. All stockholders and proxyholders should bring photo identification.

Q.	Does La Quinta intend to hold its 2018 annual meeting of stockholders?

A.	La Quinta has not determined whether it will hold its 2018 annual meeting of stockholders (the “2018 annual meeting”) due to the merger proposal. If the merger is not completed, La Quinta stockholders will continue to be entitled to attend and participate in La Quinta’s annual meeting of stockholders, and we will provide information about the 2018 annual meeting at a later date. If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholders meetings, including any in 2018.

Q.	Who can vote at the special meeting?

A.	All La Quinta stockholders of record as of the close of business on March 19, 2018, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting, or any adjournment or postponement thereof. Each share of La Quinta common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 117,342,020 shares of La Quinta common stock issued and outstanding.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement (the “merger proposal”);

•	to approve the amendments to La Quinta’s amended and restated certificate of incorporation set forth on Annex D to this proxy statement to (i) effect the reverse stock split of the La Quinta common stock at a ratio of 1-for-2 and (ii) change the par value of the La Quinta common stock in connection with the reverse stock split from $0.01 per share to $0.02 per share (the “charter amendment proposals”);

•	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by La Quinta to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•	to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal and the charter amendment proposals (the “adjournment proposal”).

La Quinta will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

Q.	How does the La Quinta Board recommend that I vote on the proposals?

A.	La Quinta’s Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the charter amendment proposals;

•	“FOR” the named executive officer merger-related compensation proposal on a non-binding, advisory basis; and

•	“FOR” the adjournment proposal.

Q.	What vote is required to approve the merger proposal?

A.	The merger proposal will be approved if stockholders holding a majority of the voting power of the shares of La Quinta common stock outstanding at the close of business on the record date and entitled to vote thereon vote “FOR” the proposal.

Q.	What vote is required to approve the charter amendment proposals?

A.	The charter amendment proposals will be approved if stockholders holding a majority of the voting power of the shares of La Quinta common stock outstanding at the close of business on the record date and entitled to vote thereon vote “FOR” the proposals.

Q.	What vote is required to approve the other proposals?

A.	Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires a majority of the votes cast in favor of each such proposal at the special meeting at which quorum is present. If no quorum is present at the special meeting, the affirmative vote of the holders of a majority of the shares of La Quinta common stock present or represented by proxy at the special meeting is required to approve the adjournment proposal.

Q.	How are La Quinta’s directors and executives intending to vote?

A.	As of March 19, 2018, the directors and executive officers of La Quinta collectively owned and were entitled to vote 1,469,151 shares of La Quinta common stock, representing approximately 1.25% of the shares of La Quinta common stock outstanding on that date. La Quinta currently expects that these directors and executive officers will vote such shares of La Quinta common stock in favor of the foregoing proposals, although none of them has entered into any agreement obligating them to do so.

Q.	What is the voting agreement?

A.

Concurrently with and as a condition to Wyndham Worldwide’s execution of the merger agreement, certain entities affiliated with The Blackstone Group, L.P. (such entities, collectively, the “Blackstone stockholders”), have entered into a support agreement with Wyndham Worldwide (the “voting agreement”). Pursuant to and subject to the terms and conditions of the voting agreement, the Blackstone stockholders have agreed to vote all the La Quinta common stock legally or beneficially owned by them in favor of the merger proposal and the charter amendment proposals. See the section entitled “The Voting Agreement” beginning on page 109. As of January 17, 2018, the Blackstone stockholders owned 35,173,076 shares of La Quinta common stock representing approximately 29.97% of the total issued and outstanding La Quinta common stock.

Q.	Do you expect the merger to be taxable to La Quinta stockholders?

A.	For U.S. federal income tax purposes, the spin-off and the merger are expected to be treated as in part a sale, to the extent of the cash received in the merger, and in part a redemption of La Quinta common stock in exchange for the CorePoint shares received in the spin-off, that together result in a complete termination of La Quinta stockholders’ interests in La Quinta in a fully taxable transaction. The exchange of La Quinta common stock for cash in the merger and the exchange of La Quinta common stock for CorePoint shares in the spin-off may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 118 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the merger have on La Quinta?

A.	If the merger is completed, La Quinta common stock will be delisted from the NYSE and deregistered under the Exchange Act, and La Quinta will no longer be required to file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) with respect to La Quinta common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, La Quinta common stock will no longer be publicly traded and you will no longer have any interest in La Quinta’s future earnings or growth; each share of La Quinta common stock you hold will represent only the right to receive the merger consideration in cash, without interest.

Q.	When is the merger expected to be completed?

A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders to adopt the merger agreement, the parties to the merger agreement expect to complete the merger in the second quarter of 2018. However, La Quinta cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the receipt of stockholder approval of the merger proposal, the receipt of certain regulatory approvals and the consummation of the spin-off, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed.

Q.	What happens if the merger is not completed?

A.	If the merger proposal or the charter amendment proposals are not approved by La Quinta stockholders, or if the merger is not completed for any other reason, La Quinta stockholders will not receive any payment for their shares of La Quinta common stock in connection with the merger. Instead, La Quinta will remain an independent public company and shares of La Quinta common stock will continue to be listed and traded on the NYSE.

Further, if the merger is not completed as a result of the termination of the merger agreement under certain specified circumstances, La Quinta may be required to pay Wyndham Worldwide a termination fee of $37,000,000. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 104 for a discussion of the circumstances under which such fees, expenses or damages may be payable.

The spin-off may still occur if the merger is not completed. However, we cannot guarantee that the spin-off will occur if the merger is not completed.

Q.	Do any of La Quinta’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the La Quinta Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The La Quinta Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by La Quinta stockholders. See “The Merger Proposal (Proposal 1) — Interests of La Quinta’s Executive Officers and Directors in the Merger” beginning on page 64.

Q.	What are the charter amendment proposals and why I am being asked to approve them?

A.	La Quinta is asking its stockholders to approve the amendments to La Quinta’s amended and restated certificate of incorporation set forth on Annex D to this proxy statement, consisting of (1) a proposal to effect the reverse stock split of the La Quinta common stock at a ratio of 1-for-2 and (2) a proposal to change the par value of the La Quinta common stock in connection with the reverse stock split from $0.01 per share to $0.02 per share.

The distribution of CorePoint common stock in connection with the reverse stock split is intended to be treated as a redemption of the shares of La Quinta common stock that are no longer outstanding as a result of the reverse stock split for U.S. federal income tax purposes. We expect that such redemption of stock, combined with the merger as part of a prearranged, integrated plan, will be viewed together as a complete termination of La Quinta stockholders’ interests in La Quinta, and that each of the redemption and the merger will be integrated and be treated as a sale or exchange of La Quinta common stock for U.S. federal income tax purposes. We have agreed in the merger agreement to treat the redemption in connection with the reverse stock split and the merger in a manner consistent with this expectation for tax purposes.

La Quinta stockholders’ approval of the charter amendment proposals is a condition for the spin-off to occur, which is a condition for the merger to occur. If La Quinta stockholders fail to approve the charter amendment proposals, the merger will not occur.

Q.	What happens if La Quinta stockholders approve the merger proposal but do not approve the charter amendment proposals?

A.	The approval by La Quinta stockholders of the charter amendment proposals is a condition for the spin-off to occur, and the completion of the spin-off is a condition for the merger to occur. Therefore, even if La Quinta stockholders approve the merger proposal, if La Quinta stockholders fail to approve the charter amendment proposals, the merger will not occur.

Q.	Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A.	The SEC rules require La Quinta to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to La Quinta’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.

Q.	Who is soliciting my vote?

A.	The La Quinta Board is soliciting your proxy, and La Quinta will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained by La Quinta to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable and documented out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks or other nominees to beneficial owners of shares of La Quinta common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by certain of La Quinta’s directors, officers and employees.

Q.	What do I need to do now?

A.	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible to ensure that your shares will be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.	If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” (also referred to in this proxy statement as a “registered stockholder”) and there are four methods by which you may vote your shares at the special meeting:

•	Internet: To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your vote via proxy over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on April 25, 2018.

•	Telephone: To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the USA, US territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your vote via proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on April 25, 2018.

•	Mail: To submit a proxy to vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card in the postage paid envelope provided.

•	In Person: You may attend the special meeting and vote your shares in person, rather than by submitting a proxy to vote your shares by mail, over the internet or by telephone. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to submit a proxy to vote to ensure your vote is counted. You may still attend the meeting and vote in person if you have already submitted a proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote by submitting a proxy over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. If you return your signed proxy card to us or vote by submitting your proxy by telephone or over the internet before the special meeting, and you do not subsequently revoke your proxy, we will vote your shares as you direct in such proxy.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner of shares held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Q.	How do I vote my shares that are held in any employee plans?

A.	If you are a current or former La Quinta employee with shares received through the ESPP and held in street name by RBC, you may receive one proxy card that covers the shares held for you by RBC, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the internet, by telephone or by mail in the same manner as described above for registered stockholders. If you vote your ESPP shares by 11:59 p.m., Eastern Time, on April 19, 2018, RBC will vote the shares as you have directed. If voting instructions are not received in time, RBC will not vote your shares for any proposal.

Participants with shares received through the ESPP may attend the special meeting by following the instructions in the section “Where and when is the special meeting, and who may attend?” above. Shares held through RBC, however, can only be voted as described in this section and cannot be voted at the meeting.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record of your shares, you may change or revoke your proxy by:

•	submitting another proxy over the internet or by telephone prior to 11:59 p.m., Eastern Time, on April 25, 2018;

•	timely delivering a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and voting in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your voting instructions provided to such broker, bank or other nominee.

Q.	How many shares of La Quinta common stock must be present to constitute a quorum for the meeting?

A.	The presence at the special meeting, in person or by proxy, of a majority of the voting power of the shares of La Quinta common stock issued and outstanding on the record date and entitled to vote at the meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If a quorum does not exist, the chairman of the meeting or the stockholders, by the affirmative vote of a majority of the voting power of the shares of La Quinta common stock present or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment of the special meeting and may subject La Quinta to additional expense. As of the close of business on the record date, there were 117,342,020 shares of La Quinta common stock outstanding. Accordingly, 58,671,011 shares of La Quinta common stock must be present or represented by proxy at the special meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.	For the merger proposal and the charter amendment proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the merger proposal or the charter amendment proposals, but will still count for the purpose of determining whether a quorum is present. However, the vote to approve the merger proposal and the charter amendment proposals is based on the total number of shares of La Quinta common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you abstain, it will have the same effect as if you vote “AGAINST” the approval of the merger agreement and the approval of the charter amendment proposals.

For the named executive officer merger-related compensation proposal and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the named executive officer merger-related compensation proposal and the adjournment proposal, but will still count for the purpose of determining whether a quorum is present. The named executive officer merger-related compensation proposal and the adjournment proposal requires a majority of the votes cast for such proposals at the special meeting at which a quorum is present. As a result, assuming a quorum is present at the special meeting, abstentions, broker non-votes and failures to vote will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the special meeting?

A.	If you are a stockholder of record and you do not attend the special meeting or sign and return your proxy card, vote by submitting your proxy by telephone or vote by submitting your proxy over the internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal and the vote to approve the charter amendment proposals are based on the total number of shares of La Quinta common stock outstanding as of the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to return your proxy card or otherwise fail to vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal and “AGAINST” the charter amendment proposals.

Q.	What is a broker non-vote?

A.	Broker non-votes are shares held in “street name” by brokers, banks and other nominees, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the four proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of La Quinta common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. Assuming a quorum is present at the special meeting, the failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal because the vote to approve such matters is based on the number of votes cast. However, the vote to approve the merger proposal and the charter amendment proposals is based on the total number of shares of La Quinta common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal and the charter amendment proposals.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	What does it mean if I get more than one proxy card or voting instruction form?

A.	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction form. Please complete and return all of the proxy cards or voting instruction forms you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of La Quinta common stock?

A.	Yes. If you are a record holder of La Quinta common stock and do not vote in favor of the proposal to adopt the merger agreement, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “The Merger Proposal (Proposal 1) — Appraisal Rights” beginning on page 80. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

Q.	What happens if I sell my shares of La Quinta common stock before the completion of the merger?

A.	If you transfer your shares of La Quinta common stock, you will have transferred your right to receive the merger consideration in the merger or to demand appraisal rights in connection with the merger. In order to receive the merger consideration or to exercise appraisal rights in connection with the merger, you must hold your shares of La Quinta common stock through the effective time of the merger.

Q.	Should I send in my stock certificates or other evidence of ownership now?

A.	As of the date of this proxy statement, none of our shares were held in certificated form. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of La Quinta common stock for the consideration to be paid to former La Quinta stockholders in connection with the merger. If you are the beneficial owner of shares of La Quinta common stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q.	What is householding and how does it affect me?

A.

The SEC’s proxy rules and the DGCL permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or La Quinta at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any stockholder upon written request to: Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, TX 75038.

Q.	Why is the separation important and why is the consummation of the spin-off a condition to the closing of the merger?

A.	Under the terms of the merger agreement, Merger Sub will merge with and into La Quinta, with La Quinta surviving the merger as a wholly owned subsidiary of Wyndham Worldwide, following which Wyndham Worldwide will own La Quinta’s management and franchise business. In connection with this acquisition, the real estate assets of La Quinta (and certain related assets and liabilities) will be separated from La Quinta and transferred to CorePoint so that, at the effective time of the merger, La Quinta only owns the management and franchise business that Wyndham Worldwide has agreed to acquire. Accordingly, the separation of La Quinta’s real property is an important step in the transactions agreed to by La Quinta and Wyndham Worldwide and the consummation of the spin-off is a condition to the closing of the merger. For additional information regarding the spin-off, please see CorePoint’s Form 10 filed with the SEC (File No. 001-38168).

Q.	When will La Quinta announce the voting results of the special meeting, and where can I find the voting results?

A.	La Quinta intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. All reports that La Quinta files with the SEC are publicly available when filed.

Q:	Who can help answer my other questions?

A:	If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitation agent for La Quinta in connection with the merger.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Domestic and Canadian Stockholders Call: (888) 750-5834

International Stockholders Call: (412) 232-3651

Bankers and Brokers May Call Collect: (212) 750-5833

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

If you have questions about the spin-off, you can find more information regarding the spin-off by reading CorePoint’s Form 10 filed with the SEC (File No. 001-38168).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to the expected timing, completion and effects of the proposed merger, the separation and the spin-off, as well as other statements representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectations with respect to the costs and other anticipated financial impacts of the spin-off and merger; future financial and operating results of CorePoint and La Quinta; the ability of La Quinta, CorePoint and Wyndham Worldwide to complete the contemplated financing transactions and reorganizations in connection with the merger and the spin-off; La Quinta’s plans, objectives, expectations and intentions with respect to future operations and services; required approvals to complete the merger and the spin-off by our stockholders and by governmental regulatory authorities, and the timing and conditions for such approvals; the stock price of CorePoint following the consummation of the transactions; the stock price of La Quinta prior to the consummation of the transactions; the satisfaction of the closing conditions to the proposed merger and the spin-off; and the timing of the completion of the merger and the spin-off. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this proxy statement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only to expectations as of the date of this proxy statement. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this proxy statement, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this proxy statement, such statements or disclosures will be deemed to modify or supersede such statements in this proxy statement.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements. These risks and uncertainties, which could have a material adverse effect on us and our stock price, include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger or the spin-off due to the failure to obtain stockholder approval for the proposed merger or the charter amendment proposals or the failure to satisfy other conditions to completion of the proposed merger or the spin-off, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions contemplated by the merger agreement; risks related to disruption of management’s attention from La Quinta’s ongoing business operations due to the transactions contemplated by the merger agreement, the separation and the spin-off; the effect of the announcement of the proposed merger on La Quinta’s relationships with its customers, operating results and business generally; the risk that the proposed merger and the spin-off will not be consummated in a timely manner; economic conditions adversely affecting our business or results; the unsuccessful implementation of the spin-off; any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues adversely affecting our business, results or financial condition; and other risks and uncertainties set forth in La Quinta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent current report on Form 8-K.

THE PARTIES TO THE MERGER

La Quinta

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

(212) 492-6600

La Quinta Holdings Inc. is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of more than 890 properties representing approximately 87,500 rooms located in 48 states in the U.S. and in Canada, Mexico, Honduras and Colombia. These properties operate under the La Quinta Inn & Suites™, La Quinta Inn® and LQ Hotel® brands. La Quinta’s team is committed to providing guests with a refreshing and engaging experience. Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol LQ. La Quinta’s headquarters are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038, and our telephone number is (214) 492-6600. Our corporate web address is www.lq.com.

For additional information about La Quinta included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 123. For additional information about La Quinta, visit www.lq.com. The information provided on the La Quinta website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to La Quinta’s website provided in this proxy statement.

Wyndham Worldwide

Wyndham Worldwide Corporation

22 Sylvan Way

Parsippany, New Jersey 07054

(973) 753-6000

Wyndham Worldwide is one of the largest global hospitality companies, providing travelers with access to a collection of trusted hospitality brands in hotels, vacation ownership, and unique accommodations including vacation exchange, holiday parks, and managed home rentals. With a collective inventory of nearly 130,000 places to stay across more than 110 countries on six continents, Wyndham Worldwide and its 38,000 associates welcome people to experience travel the way they want. Wyndham Hotel Group, the world’s largest hotel company based on number of hotels, is one of three hospitality business units of Wyndham Worldwide. As both a leading hotel brand franchisor and hotel management services provider, Wyndham Hotel Group’s global network consists of approximately 8,350 hotels and over 720,100 rooms in more than 80 countries. Wyndham Worldwide has previously announced the potential spin-off of its hotel business into an independent publicly traded company; it is anticipated that La Quinta’s management and franchise business will form part of such independent publicly traded company.

Wyndham Worldwide’s corporate web address is www.wyndhamworldwide.com. The information provided on the Wyndham Worldwide website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Wyndham Worldwide’s website provided in this proxy statement.

Merger Sub

WHG BB Sub, Inc.

c/o Wyndham Worldwide Corporation

22 Sylvan Way Parsippany, New Jersey 07054

(973) 753-6000

Wyndham Worldwide formed Merger Sub, a Delaware corporation and a wholly owned subsidiary of Wyndham Worldwide, on January 11, 2018, and its sole purpose is to engage in the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated in the merger agreement. All of the outstanding shares of capital stock of Merger Sub is, and as of the effective time of the merger will be, owned directly or indirectly by Wyndham Worldwide. Upon completion of the merger, Merger Sub will merge with and into La Quinta, and Merger Sub will cease to exist.

About CorePoint

CorePoint Lodging Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

(212) 492-6600

CorePoint Lodging Inc. is a Maryland corporation and a wholly owned subsidiary of La Quinta, incorporated on May 8, 2017 for the purpose of effecting the separation and spin-off of La Quinta’s real estate assets and certain related assets and liabilities into an independent publicly traded company. La Quinta stockholders will receive shares of CorePoint common stock in the spin-off. The headquarters of CorePoint will be located in Irving, Texas, at 909 Hidden Ridge, Suite 600, and its telephone number is (214) 492-6600.

For additional information regarding CorePoint and the spin-off, please see CorePoint’s Form 10 filed with the SEC (File No. 001-38168).

THE SPECIAL MEETING

This proxy statement is being provided to La Quinta stockholders as part of a solicitation by the La Quinta Board of proxies for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at La Quinta Inn & Suites DFW Airport South/Irving, 4105 West Airport Freeway, Irving, Texas 75062 on April 26, 2018 at 10:00 a.m., Central Time.

Purpose of the Special Meeting

At the special meeting, La Quinta stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 39 and 86, respectively;

•	proposals to approve the amendments to La Quinta’s amended and restated certificate of incorporation set forth on Annex D to this proxy statement to (i) effect the reverse stock split of the La Quinta common stock at a ratio of 1-for-2 and (ii) change the par value of the La Quinta common stock in connection with the reverse stock split from $0.01 per share to $0.02 per share, as further discussed under “Charter Amendment Proposals (Proposal 2)” beginning on page 110;

•	the named executive officer merger-related compensation proposal, which approval shall be on a on a non-binding, advisory basis, as further discussed under “The Merger Proposal (Proposal 1) — Interests of La Quinta’s Executive Officers and Directors in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 3)” beginning on pages 64 and 112, respectively; and

•	the adjournment proposal, as further discussed under “Adjournment Proposal (Proposal 4)” on page 113.

•	La Quinta will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

La Quinta stockholders must approve the merger proposal as a condition to the completion of the merger. Further, La Quinta stockholders must approve the charter amendment proposals as a condition for the spin-off to occur, which is a condition for the merger to occur. If La Quinta stockholders fail to approve either the merger proposal or the charter amendment proposals, the merger will not occur. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal and the charter amendment proposals. Accordingly, a stockholder may vote to approve the merger proposal and the charter amendment proposals, and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on La Quinta, Wyndham Worldwide or the surviving corporation. Accordingly, because La Quinta is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, La Quinta does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the La Quinta Board of Directors

The La Quinta Board has unanimously determined that it is in the best interests of the stockholders of La Quinta to enter into the merger agreement and has unanimously approved and declared advisable the merger, the merger agreement and the other transactions contemplated thereby (including the separation, the charter amendments and the spin-off). A description of factors considered by the La Quinta Board in reaching its decision to approve and declare advisable the merger agreement can be found in “The Merger Proposal (Proposal 1) — Recommendation of the La Quinta Board and Reasons for the Merger” beginning on page 52.

The La Quinta Board unanimously recommends that La Quinta stockholders vote “FOR” the merger proposal, “FOR” the charter amendment proposals, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

La Quinta stockholders’ approval of the merger proposal is a condition for the merger to occur. Further, La Quinta stockholders’ approval of the charter amendment proposals is a condition for the spin-off to occur, which is a condition for the merger to occur. If La Quinta stockholders fail to approve the merger proposal or the charter amendment proposals by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote

Only holders of La Quinta common stock at the close of business on March 19, 2018, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 117,342,020 shares of La Quinta common stock were issued and outstanding.

Holders of La Quinta common stock are entitled to one vote for each share of La Quinta common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of La Quinta common stock issued and outstanding at the close of business on the record date and entitled to vote at the meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If a quorum does not exist, the chairman of the meeting or the stockholders, by the affirmative vote of a majority of the shares of La Quinta common stock present or represented by proxy at the special meeting, may adjourn the meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment of the special meeting and may subject La Quinta to additional expense.

If you submit a properly executed proxy card or submit your proxy over the internet or by telephone, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the special meeting.

Required Vote

Approval of each of the merger proposal and the charter amendment proposals requires the affirmative vote of a majority of the voting power of the shares of La Quinta common stock outstanding at the close of business on the record date and entitled to vote thereon.

Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires a majority of the votes cast in favor of each such proposal at the special meeting at which quorum is present. If no quorum is present at the special meeting, the chairman of the meeting or the stockholders, by the affirmative vote of the holders of a majority of the shares of La Quinta common stock present or represented by proxy at the special meeting, may adjourn the special meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal and the charter amendment proposals. Abstaining from voting will have no effect on the named executive officer merger-related compensation proposal and the adjournment proposal, assuming a quorum is present at the special meeting.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the charter amendment proposals, (iii) approval of the named executive officer merger-related compensation proposal, which approval shall be on a non-binding, advisory basis, and (iv) approval of the adjournment proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the four proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of La Quinta common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the internet, by telephone or in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted as present for purposes of determining whether a quorum exists.

Under NYSE rules, brokers, banks and other nominees that hold shares in “street name” for their customers do not have discretionary voting authority with respect to the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting. Assuming a quorum is present at the special meeting, the failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal and the charter amendment proposals is based on the total number of shares of La Quinta common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal and the charter amendment proposals.

A failure to have your shares present at the meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal (assuming a quorum is present). However, the vote to approve the merger proposal and the vote to approve the charter amendment proposals are based on the total number of shares of La Quinta common stock outstanding at the close of business on the record date and entitled to vote thereon, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal and “AGAINST” the charter amendment proposals.

Voting by La Quinta’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of La Quinta were entitled to vote 1,469,151 shares of La Quinta common stock, or approximately 1.25% of the shares of La Quinta common stock issued and outstanding on that date. La Quinta’s directors and executive officers have informed us that they intend to vote their shares in favor of the merger proposal, the charter amendment proposals and the other proposals to be considered at the special meeting, although none of La Quinta’s directors and executive officers is obligated to do so.

Voting Agreement

Concurrently with and as a condition to Wyndham Worldwide’s execution of the merger agreement, certain entities affiliated with The Blackstone Group, L.P. (such entities, collectively, the “Blackstone stockholders”), have entered into a support agreement with Wyndham Worldwide (the “voting agreement”). Pursuant to and subject to the terms and conditions of the voting agreement, the Blackstone stockholders have agreed to vote all the La Quinta common stock legally or beneficially owned by them in favor of the merger proposal and the charter amendment proposals. As of January 17, 2018, the Blackstone stockholders owned 35,173,076 shares of La Quinta common stock representing approximately 29.97% of the total issued and outstanding La Quinta common stock.

Voting at the Special Meeting

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” (also referred to in this proxy statement as a “registered stockholder”) and there are four methods by which you may vote your shares at the special meeting. You may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card, or you may cause your shares to be voted by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the proxy card by mail, through the internet, or by telephone. If you choose to submit a proxy to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. Although La Quinta offers four different voting methods, La Quinta encourages you to submit a proxy to vote either over the internet or by telephone to ensure that your shares are represented and voted at the special meeting.

•	To Vote in Person: If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

•	To Submit a Proxy to Vote Over the Internet: To submit a proxy to vote over the internet, go to www.proxyvote.com and follow the steps outlined on the secured website. You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on April 25, 2018.

•	To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the USA, US territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on April 25, 2018.

•	To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of La Quinta common stock to be voted with regard to a particular proposal, your shares of La Quinta common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

If you are a current or former La Quinta employee with shares received through the ESPP and held in street name by RBC, you may receive one proxy card that covers the shares held for you by RBC, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner as described above for registered stockholders. If you vote your ESPP shares by 11:59 p.m., Eastern Time, on April 19, 2018, RBC will vote the shares as you have directed. If voting instructions are not received in time, RBC will not vote your shares for any proposal.

In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may have received more than one set of proxy materials. To be sure that all shares are counted, you must provide a separate valid proxy for shares held in each such name.

Stockholders who are entitled to vote at the special meeting may attend the special meeting. Beneficial owners who have not obtained a proxy but who wish to attend the special meeting should bring a copy of an account statement reflecting their ownership of La Quinta common stock as of the record date. All stockholders and proxyholders should bring photo identification.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the internet or by telephone prior to 11:59 p.m., Eastern Time, on April 25, 2018;

•	timely delivering a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and voting in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The La Quinta Board is soliciting your proxy, and La Quinta will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained by La Quinta to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable and documented out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of La Quinta common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of La Quinta’s directors, officers and employees.

Adjournment

In addition to the merger proposal, the charter amendment proposals and the named executive officer merger-related compensation proposal, La Quinta stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal and the charter amendment proposals if there are not sufficient votes at the time of the special meeting to approve the merger proposal and the charter amendment proposals. If a quorum is not present, the chairman of the meeting or the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares of La Quinta common stock present or represented by proxy at the special meeting, may adjourn the special meeting to another place, date or time. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a signed proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The La Quinta Board unanimously recommends a vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Other Information

You should not return your stock certificate (if any) or send documents representing La Quinta common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of La Quinta common stock for the consideration to be paid to the former La Quinta stockholders in connection with the merger.

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (888) 750-5834 (for domestic and Canadian stockholders) or (412) 232-3651 (for international stockholders).

THE MERGER PROPOSAL (PROPOSAL 1)

The following summary describes certain material provisions of the merger agreement. The complete text of the merger agreement is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into La Quinta, the separate corporate existence of Merger Sub will cease and La Quinta will survive the merger as a wholly owned subsidiary of Wyndham Worldwide.

Merger Consideration — What La Quinta Stockholders Will Receive in the Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each outstanding share of La Quinta common stock (other than any shares that may be held in the treasury of La Quinta, by Wyndham Worldwide or by any direct or indirect wholly-owned subsidiary of Wyndham Worldwide, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL) will be automatically converted into the right to receive $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split), without interest. After the merger is completed, holders of La Quinta common stock will have only the right to receive a cash payment in respect of their shares of La Quinta common stock, and will no longer have any rights as holders of La Quinta common stock, including voting or other rights. Shares of La Quinta common stock held by us or by Wyndham Worldwide, Merger Sub or any of La Quinta’s or Wyndham Worldwide’s other direct or indirect wholly owned affiliates will be cancelled at the effective time.

The merger consideration received pursuant to the merger agreement will be in addition to the shares of common stock of CorePoint that La Quinta stockholders as of the spin-off record date will be entitled to receive in connection with the spin-off. Immediately after the spin-off, stockholders of La Quinta of record as of the spin-off record date will own 100% of the issued and outstanding shares of common stock of CorePoint. For additional information regarding the spin-off, please see CorePoint’s Form 10 filed with the SEC (File No. 001-38168).

Treatment of La Quinta Equity Awards

At the time of the spin-off, then-outstanding La Quinta equity-based awards granted prior to the date of the spin-off will be adjusted into La Quinta equity-based awards and CorePoint equity-based awards in proportion to the relative value of La Quinta (after giving effect to the spin-off) and CorePoint and in accordance with the terms of the employee matters agreement. Following the spin-off, all CorePoint equity-based awards will continue to vest in accordance with their terms based on their respective holders’ continued service with La Quinta or CorePoint, as applicable, and will not vest solely as a result of the merger.

The merger agreement provides that outstanding equity-based awards issued under La Quinta’s equity incentive plans will be treated as set forth below:

Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, each then-outstanding La Quinta RSA will, automatically and without any required action on the part of the holder thereof, vest and become free of restrictions as of the effective time of the merger and be cancelled and terminated, and the holder of such La Quinta RSA will have the right to receive from the surviving corporation, in respect of such La Quinta RSA, an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSA and (ii) the merger consideration.

Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, any vesting conditions applicable to each then-outstanding La Quinta RSU will, automatically and without any required action on the part of the holder thereof, accelerate in full, and such La Quinta RSU will be cancelled and terminated, and the holder shall have the right to receive from the surviving corporation, in respect of such La Quinta RSU, an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSU and (ii) the merger consideration.

Effects on La Quinta if the Merger is Not Completed

If the merger proposal or the charter amendment proposals are not approved by La Quinta stockholders or if the merger is not completed for any other reason, La Quinta stockholders will not receive any payment for their shares in connection with the merger. Instead, La Quinta will remain an independent public company and shares of La Quinta common stock will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, La Quinta expects that management will operate La Quinta’s business in a manner similar to that in which it is being operated today and that La Quinta stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which La Quinta operates and adverse economic conditions. The spin-off may still occur if the merger is not completed, but we cannot guarantee that the spin-off will occur if the merger is not completed. Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is possible that the price of La Quinta’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of La Quinta’s common stock would return to the price at which it trades as of the date of this proxy statement. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of La Quinta’s common stock.

Further, if the merger agreement is terminated under certain specified circumstances, La Quinta may be required to pay Wyndham Worldwide a termination fee of  $37,000,000. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 104 for a discussion of the circumstances under which such fees, expenses or damages may be payable.

Background of the Merger

La Quinta’s senior management and the La Quinta Board regularly review and assess La Quinta’s operations and financial performance and industry conditions and related developments as they may impact the Company’s long-term strategic goals and plans. In recent years, La Quinta has focused on various initiatives intended to drive consistency in La Quinta’s product, consistency in delivering an outstanding guest experience and engagement with the brand. Also as part of its ongoing evaluation of potential initiatives to enhance stockholder value, the La Quinta Board, together with the Company’s senior management team, has considered various potential strategic opportunities over the past several years, which have from time to time included evaluations of potential business combination transactions and other financial and strategic alternatives.

In furtherance of its consideration of potential strategic alternatives, La Quinta periodically engaged in preliminary discussions about the possibility of exploring a potential strategic transaction with a number of third parties in 2015 and 2016, in advance of La Quinta’s January 2017 public announcement, which is described further below, that La Quinta intended to pursue the separation of its businesses into two stand-alone publicly traded companies. The La Quinta Board, together with representatives of J.P. Morgan, its financial advisor, met from time to time throughout this period to discuss the inquiries the Company received in connection with such discussions. Representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), the Company’s outside legal advisor, also attended a number of these meetings. During this period, on November 29, 2016, Bidder 2 submitted a preliminary indication of interest to acquire La Quinta as a whole in a proposed transaction for cash and stock consideration (at a total estimated value per share that was at a modest premium to the then-current trading price of La Quinta’s common stock, which closed at $12.19 per share on such date). None of the other parties with whom La Quinta held discussions during this period made any actual transaction proposals at the time.

In mid-2016, La Quinta began to explore in greater detail the possibility of separating its real estate assets from its operating assets. At a meeting of the La Quinta Board held on July 20, 2016, the La Quinta Board, together with members of the senior management team, discussed various potential strategic alternatives, which included the possibility of exploring a potential sale of a portion of the Company’s asset portfolio as well as a potential sale of the whole Company. The La Quinta Board also discussed the possibility of separating La Quinta’s real estate assets into a real estate investment trust (“REIT”) in a taxable spin-off transaction. Representatives of J.P. Morgan attended this meeting and discussed with the La Quinta Board a range of potential strategic alternatives presenting the La Quinta Board with multiple perspectives on the real estate and hotel industries, the merger and acquisition landscape and strategic options available to the Company. The La Quinta Board discussed the various potential stockholder value creation opportunities, as well as potential timing and tax implications and other implications on the La Quinta brand relating to each of the potential strategic alternatives considered, and determined that such alternatives merited further consideration.

On October 4, 2016, the La Quinta Board held a meeting at which potential strategic alternatives were discussed further. Representatives of J.P. Morgan attended this meeting and discussed with the La Quinta Board the various strategic options that the Company had been considering, including certain potential change of control transactions with several different prospective purchasers (which included Bidder 2 and others), as well as certain industry and market trends. The La Quinta Board, together with members of the senior management team, also discussed in detail at this meeting the possibility of separating the Company’s real estate assets from its management and franchise businesses in a transaction pursuant to which (i) its management and franchise businesses would continue to be contained in the existing publicly traded company (referred to in this section of this proxy statement as “New La Quinta”), and (ii) its real estate assets would be transferred to a newly created entity that would intend to elect REIT status (referred to in this proxy statement as “CorePoint”) and be separated in a taxable spin-off. We sometimes refer to this transaction in this proxy statement as the “CorePoint spin-off.” Representatives of J.P. Morgan provided a preliminary financial analysis of the CorePoint spin-off and indicated their view, based on J.P. Morgan’s knowledge and understanding of the industries in which the Company operates and information regarding the Company provided by La Quinta management, that, in connection with the announcement of such a spin-off transaction, La Quinta might attract attention from potential acquirors interested in acquiring New La Quinta.

On October 21, 2016, the La Quinta Board again held a meeting at which the La Quinta Board further discussed with representatives of J.P. Morgan and Simpson Thacher various strategic alternatives, including the potential CorePoint spin-off. The La Quinta Board discussed various benefits and other considerations related to a potential spin-off transaction and the steps that would need to be taken to effect such a spin-off, including the reorganization of the Company. At this meeting, representatives of the Company also discussed the potential capital structure and related financing considerations for both CorePoint and New La Quinta that would need to be addressed in connection with the potential CorePoint spin-off, given that La Quinta’s existing debt would need to be refinanced as part of the CorePoint spin-off through new debt financings at both CorePoint and New La Quinta.

During the following two months, La Quinta, together with representatives of J.P. Morgan and Simpson Thacher, continued to develop plans regarding the potential CorePoint spin-off, including formulating steps to separate La Quinta’s management and franchise businesses from its real estate assets and evaluating potential transaction timelines and interim activities, such as employee communications and retention.

On December 15, 2016, at a meeting of the La Quinta Board, representatives of the senior management team and Simpson Thacher reviewed the status of the plans being developed in connection with the potential CorePoint spin-off. The La Quinta Board again discussed these plans on January 10, 2017. Also on January 10,

2017, the Compensation Committee of the La Quinta Board recommended to the La Quinta Board an employee retention and severance plan for adoption in connection with a potential public announcement of the CorePoint spin-off.

On January 17, 2017, at a meeting of the La Quinta Board, the La Quinta Board again met with members of La Quinta senior management to further discuss the plans being developed in connection with the potential CorePoint spin-off and the public announcement thereof. Representatives of J.P. Morgan also attended this meeting and again reviewed with the La Quinta Board the potential CorePoint spin-off and the possibility that a public announcement of the possibility of such a transaction might attract attention from potential acquirors interested in acquiring New La Quinta. The La Quinta Board discussed a number of matters relating to the possible public announcement of the CorePoint spin-off, including an expected timeline of the potential transaction and a public communications strategy. Members of the senior management team reviewed for the La Quinta Board the preliminary 2016 financial results for each of the real estate and management and franchise businesses of the Company and discussed with the La Quinta Board the budgeted expectations for each of these businesses for 2017. Following further discussion, the La Quinta Board determined that it was in the Company’s and its stockholders best interests for the Company to formally pursue the CorePoint spin-off, authorized the Company’s management to take certain steps in connection with commencing the process for such transaction, including the preparation and filing of a Form 10 registration statement with the SEC to register the common stock of CorePoint under the Securities Exchange Act of 1934, as amended, and approved the issuance of a press release by the Company announcing the intent to pursue a spin-off transaction. The La Quinta Board also approved, upon the recommendation of the Compensation Committee of the Board, the adoption of an executive severance plan, a broad-based severance plan and a retention bonus plan and certain other compensation related matters to be put in place in connection with the announcement of the CorePoint spin-off.

On January 18, 2017, La Quinta issued a press release announcing its intention to pursue the separation of its businesses into two stand-alone publicly traded companies, which would involve spinning off its real estate assets as a separately traded public company.

Also on January 18, 2017, the Company and J.P. Morgan entered into an engagement letter pursuant to which J.P. Morgan would act as the Company’s financial advisor in connection with the CorePoint spin-off and certain other strategic alternatives involving the Company, including a potential sale of New La Quinta. The La Quinta Board made the decision to engage J.P. Morgan based on, among other things, J.P. Morgan’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company and the industries in which the Company conducts its business.

During the months following this announcement through the end of June 2017, La Quinta and its representatives received several inquiries from parties that expressed a potential interest in acquiring New La Quinta, either following the CorePoint spin-off or in a carve-out transaction from La Quinta prior to a spin-off. These parties, which included each of Wyndham Worldwide, Bidder 2 and Bidder 3, were informed that although La Quinta was focused at this time on the preparation and filing of the CorePoint Form 10 registration statement with the SEC relating to the CorePoint spin-off, the expressed interest would be reported to the La Quinta Board and it was possible that La Quinta would be interested in exploring potential sale alternatives with respect to New La Quinta after the CorePoint Form 10 was filed.

Also during this time period, the La Quinta Board met at a number of meetings, during which the La Quinta Board discussed various efforts undertaken to advance the CorePoint spin-off and potential timelines for the CorePoint spin-off. At a number of these meetings, the La Quinta Board, together with members of La Quinta’s senior management team and the Company’s financial and legal advisors, also discussed the inquiries received from third parties to potentially acquire New La Quinta upon the consummation of the CorePoint spin-off.

During July 2017, the La Quinta Board met twice (on July 11, 2017 and on July 20, 2017) to discuss the content and anticipated timing of the Form 10 registration statement to be filed in connection with the CorePoint spin-off, the status of the Company’s other efforts regarding the potential spin-off, various issues relating to the separation planning and assessment undertaken or planned to be undertaken by the Company’s management and advisors, including the potential capital structure and related financing considerations relating to both CorePoint and New La Quinta, as well as anticipated timelines and transition plans of CorePoint and New La Quinta following the potential spin-off. Also during these meetings, the La Quinta Board again discussed the inquiries received from third parties to potentially acquire New La Quinta upon the consummation of the CorePoint spin-off. Representatives of J.P. Morgan reported to the La Quinta Board that representatives of several parties, including Wyndham Worldwide and Bidder 2, continued to regularly inquire about the possibility of exploring an acquisition of New La Quinta following the CorePoint spin-off.

At the July 20, 2017 meeting of the La Quinta Board, representatives of J.P. Morgan also discussed various methods for conducting a strategic process in the event the La Quinta Board determined to commence a process to explore the possibility of a sale of New La Quinta. Following discussion, the La Quinta Board determined that it would be prudent and in the Company’s and its stockholders’ best interests to initiate a process to explore the possibility of a sale of New La Quinta to take place upon the consummation of the CorePoint spin-off. The La Quinta Board concluded that this should be an auction process to engage with those potential bidders who were expected to be most likely to have a willingness and ability to pursue an acquisition of New La Quinta, including parties that had previously approached the Company during the course of the previous year about the possibility of exploring a potential strategic transaction. The La Quinta Board instructed the senior management team, together with J.P. Morgan and Simpson Thacher, to begin preparations for an auction process, which should commence during the August to September 2017 time frame, following the filing of the CorePoint Form 10 registration statement with the SEC.

On July 26, 2017, the Company caused CorePoint to make the initial filing with the SEC of the Form 10 registration statement relating to the potential CorePoint spin-off.

Beginning in early September 2017, following further discussions with members of La Quinta senior management and members of the La Quinta Board, J.P. Morgan identified 14 parties, including Wyndham Worldwide, Bidder 2 and Bidder 3, who were most likely to have a willingness and ability to acquire New La Quinta upon consummation of the CorePoint spin-off. At the direction of the La Quinta Board, representatives of J.P. Morgan contacted each of these potential parties to offer them the opportunity to participate in La Quinta’s auction process for the potential sale of New La Quinta upon consummation of the CorePoint spin-off. During the month of September, six of those 14 parties agreed to enter into confidentiality agreements with La Quinta to further explore such opportunity, including Wyndham Worldwide, Bidder 2 and Bidder 3, and began making confidential information available to such parties, including through an electronic data room. The confidentiality agreements entered into with such parties contained a standstill arrangement restricting such parties from, among other things, making unsolicited acquisition proposals, with a provision that would prohibit the counterparty from asking La Quinta to waive such standstill arrangement (often referred to as a “don’t ask, don’t waive” provision), provided that the “don’t ask, don’t waive” aspect of the standstill provision did not apply after La Quinta executed and announced a merger agreement (or similar acquisition agreement).

On September 6, 2017, the Company caused CorePoint to file with the SEC an amendment to the Form 10 registration statement relating to the CorePoint spin-off.

On October 2, 2017, J.P. Morgan distributed to the six parties that had executed confidentiality agreements a bid instruction letter requesting the submission of first round proposals to J.P. Morgan, on behalf of La Quinta, by October 26, 2017.

Throughout the month of October 2017, representatives of J.P. Morgan, on behalf of the Company, maintained an active dialogue with these six parties and, with the assistance of the La Quinta senior management team, responded to questions and provided due diligence information to assist with such parties’ evaluation of a potential transaction with La Quinta. Also during this time, as well as throughout the remainder of the sale process, representatives of J.P. Morgan and La Quinta’s senior management team periodically provided updates on the status of discussions to members of the La Quinta Board, including Mitesh Shah, the chairman of the La Quinta Board, in between formal meetings of the La Quinta Board.

On October 19, 2017, at a meeting of the La Quinta Board at which representatives of La Quinta’s senior management team, Simpson Thacher and J.P. Morgan were present, representatives of management presented an overview of the performance of La Quinta and discussed the Company’s financial results during the third quarter, as well as an overview of the impact that hurricanes Harvey and Irma had and were expected to have on the Company’s financial results. At this meeting, the La Quinta Board, together with members of the senior management team and representatives of J.P. Morgan and Simpson Thacher, discussed the status of the Company’s effort regarding the CorePoint spin-off, and the various work streams and tasks involved. In addition, representatives of J.P. Morgan provided the La Quinta Board with a market update and initial feedback on the on-going first round of the Company’s auction process. Representatives of J.P. Morgan indicated that they were expecting to receive first round proposals from at least three of the six parties who had entered into confidentiality agreements and commenced due diligence. Members of the La Quinta management team discussed the status of the work stream relating to the potential pro forma CorePoint and New La Quinta capital structures following the CorePoint spin-off, and representatives of J.P. Morgan provided a preliminary overview of various financing alternatives for CorePoint in connection with the potential spin-off transaction, including a commercial mortgage-backed securities (“CMBS”) financing and a leveraged loan structure, and a leveraged loan structure for New La Quinta. Members of the La Quinta management team and representatives of J.P. Morgan further discussed the considerations around executing each potential financing alternative, the potential financial flexibility and the potential terms associated with the various financing alternatives. They also noted that the Company would require financing in connection with the CorePoint spin-off regardless of whether a sale of New La Quinta was consummated.

By October 30, 2017, representatives of J.P. Morgan had received preliminary proposals for an acquisition of New La Quinta from three parties. Each of Wyndham Worldwide and Bidder 2 submitted a preliminary proposal with a proposed enterprise value for New La Quinta (following the completion of the CorePoint spin-off). The proposed enterprise values of these bids were close, with the highest value proposal being $1.6 billion. Each of Wyndham Worldwide and Bidder 2 also proposed a number of changes to the forms of the management agreements and the franchise agreements that would be entered into between New La Quinta and CorePoint in connection with the CorePoint spin-off. Bidder 3 submitted a proposal that did not specify a valuation for New La Quinta and indicated instead an interest in acquiring only certain assets of La Quinta. Representatives of J.P. Morgan notified each party to expect feedback following a review of the proposals by the La Quinta Board.

On October 31, 2017, the La Quinta Board held a special meeting to discuss the preliminary proposals received, at which representatives of senior management, J.P. Morgan and Simpson Thacher were present. Members of the senior management team updated the La Quinta Board on recent events with respect to the potential sale process. They then reviewed and discussed with the Board management’s financial projections for New La Quinta’s operating business on a stand-alone basis following the CorePoint spin-off, and the key assumptions underlying such projections. Members of La Quinta’s senior management team also discussed again with the La Quinta Board the stand-alone strategy for New La Quinta following a CorePoint spin-off in comparison to a potential sale of New La Quinta, including various opportunities and risks inherent in each strategy, including with respect to the scale and capital structure of New La Quinta on a stand-alone basis. Representatives of Simpson Thacher then reviewed with the members of the La Quinta Board the fiduciary duties of directors under Delaware law in connection with a spin-off and a potential sale transaction. Representatives of Simpson Thacher also discussed key terms of the merger and spin-off related agreements that were being drafted and would be provided to the bidders if the La Quinta Board determined to continue the potential sale process. Representatives of J.P. Morgan then reviewed in detail with the La Quinta Board the preliminary proposals received from Wyndham Worldwide and Bidder 2, including the proposed changes to the forms of the management agreements and franchise agreements that each party had requested, as well as the preliminary proposal received from Bidder 3 to explore the possibility of acquiring certain select assets of La Quinta. The La Quinta Board discussed the implications that certain aspects of a buyer’s business and operations would have with respect to CorePoint, as any buyer of New La Quinta would become the franchisor and manager of the real estate assets to be held by CorePoint after the spin-off, and also discussed the relevance of such implications to La Quinta stockholders, as such stockholders would become stockholders of CorePoint upon completion of the CorePoint spin-off. Representatives of J.P. Morgan also reviewed with the La Quinta Board certain preliminary financial valuation analyses of New La Quinta on a standalone basis. Following further discussion, the La Quinta Board authorized J.P. Morgan and La Quinta management to continue the process of exploring a potential sale of New La Quinta and to invite each of Wyndham Worldwide, Bidder 2 and Bidder 3 into the second round of such process, noting that, if Bidder 3 remained determined to acquire only certain assets of New La Quinta while Wyndham Worldwide and Bidder 2 continued to be engaged in the process, the Company would focus its attention on Wyndham Worldwide and Bidder 2.

In the days following the La Quinta Board meeting, representatives of J.P. Morgan informed each of Wyndham Worldwide, Bidder 2 and Bidder 3 that the La Quinta Board had determined to continue the process of exploring a potential New La Quinta sale transaction, that the process was competitive and each of them was being invited to participate in the second round of the sales process.

Over the course of the following weeks, Wyndham Worldwide, Bidder 2 and Bidder 3 were provided with access to an expanded electronic data room containing additional diligence materials, and representatives of J.P. Morgan, La Quinta management, Simpson Thacher and La Quinta’s other advisors conducted a number of diligence calls with Wyndham Worldwide and Bidder 2. During this period, Bidder 3 reiterated that it was not interested in acquiring New La Quinta as a whole, and would only entertain acquiring certain assets of New La Quinta. Based on these discussions and the uncertainty with respect to the proposed composition and scale of such assets and the potential execution risks relating to such a transaction, representatives of La Quinta did not further pursue Bidder 3 and focused their attentions on a potential transaction for the whole of New La Quinta with Wyndham Worldwide and Bidder 2.

At a meeting of the La Quinta Board on November 18, 2017, Mitesh Shah, the chairman of the La Quinta Board, provided the La Quinta Board with an update of the search process for the chief executive officer of CorePoint, which had been ongoing following previous discussions, noting that the members of the Nominating/Corporate Governance Committee of the La Quinta Board and the Compensation Committee of the La Quinta Board had worked with an outside advisor in the search process, during which various candidates were interviewed, including Keith Cline, La Quinta’s current President and Chief Executive Officer, and that the committees had determined to recommend Mr. Cline for the position.

On November 20, 2017, each of Wyndham Worldwide and Bidder 2 separately participated in presentations by La Quinta management in Dallas, Texas regarding New La Quinta’s business, results and prospects. The members of La Quinta’s management team who presented at these meetings included, among others, Mr. Cline, James Forson, La Quinta’s Executive Vice President and Chief Financial Officer, and Mark Chloupek, La Quinta’s Executive Vice President, Secretary and General Counsel. Each of Wyndham Worldwide and Bidder 2 continued an extensive due diligence process during the months of November and December, 2017.

Between November 20, 2017 and December 4, 2017, representatives of Simpson Thacher finalized the draft merger agreement and spin-off related agreements, including revised drafts of the forms of the management and franchise agreements, which would be provided to the bidders. The draft merger agreement assumed that the Company would deliver commitment letters for the financing of CorePoint contemporaneously with the execution of the merger agreement, which financing contemplated a capital structure for CorePoint as a stand-alone company following the CorePoint spin-off regardless of whether a sale of New La Quinta was consummated. Accordingly, during this timeframe, at the request of the Company, JPMorgan Chase Bank prepared and provided to the Company proposed financing documents for a leveraged loan financing structure, which representatives of the Company’s management, Simpson Thacher and JPMorgan Chase Bank proceeded to negotiate during December 2017 and the beginning of January 2018.

During the week of December 4, 2017, drafts of the merger agreement and the spin-off transaction agreements were provided to each of Wyndham Worldwide and Bidder 2.

On December 11, 2017, representatives of J.P. Morgan distributed a process letter with bid instructions to Wyndham Worldwide and Bidder 2, which requested that final offers be submitted to J.P. Morgan by January 4, 2018, which offer should include the bidder’s proposed valuation for New La Quinta, markups of the various transaction documents and evidence of committed financing. The process letter instructed the bidders to submit their proposals on a total enterprise value basis, while La Quinta would separately provide the bidders with (i) the proposed “tax reserve amount” that would reflect an estimate of the taxes expected to be incurred in connection with the taxable spin-off of CorePoint, and which amount would be set forth in a tax matters agreement, and (ii) the amount of estimated New La Quinta net debt following a cash payment to New La Quinta from the proceeds of the CorePoint financing that would be put in place in connection with the CorePoint spin-off. The bid instructions specified that the tax reserve amount and the estimated net debt would impact the calculation of the equity value of New La Quinta upon the completion of the CorePoint spin-off and would be required inputs in order to derive the per share merger consideration for New La Quinta from the total enterprise value proposed by a bidder.

At a special meeting of the La Quinta Board on December 18, 2017 at which representatives of senior management, J.P. Morgan and Simpson Thacher were present, representatives of J.P. Morgan reviewed with the La Quinta Board the status of the second round of the Company’s auction process, key communications with Wyndham Worldwide and Bidder 2 since the last La Quinta Board meeting, and proposed timelines and next steps. At this meeting, members of the senior management team also discussed with the La Quinta Board the status of the due diligence reviews being conducted by each of Wyndham Worldwide and Bidder 2. Members of senior management, together with representatives of J.P. Morgan and Simpson Thacher, also discussed with the La Quinta Board (i) various financing alternatives that they had considered during November and December 2017 with respect to the CorePoint financing that would need to be put in place in connection with the CorePoint spin-off, including both the size and structure of such financing, and (ii) materials prepared regarding the potential “tax reserve amount” and the amount of estimated New La Quinta net debt, following a cash payment to New La Quinta from the proceeds of the CorePoint financing, each of which would be set forth in the transaction agreements. Representatives of Simpson Thacher further reviewed with the La Quinta Board the terms of the draft merger agreement and spin-off transaction agreements that had been provided to bidders.

On December 22, 2017, a revised draft of the tax matters agreement was provided to each of Wyndham Worldwide and Bidder 2, which reflected updated assumptions with respect to the applicable tax rate in light of the recent enactment of tax reform legislation, and revised procedures associated with the payment that would be made either to or from CorePoint in the event that the amount of taxes incurred in connection with the taxable spin-off of CorePoint, as determined following the completion of the CorePoint spin-off, was either less than or greater than, respectively, the amount of the “tax reserve amount.”

On December 29, 2017, representatives of Simpson Thacher discussed La Quinta’s draft merger agreement and spin-off transaction agreements with representatives of Kirkland & Ellis LLP, outside legal advisor to Wyndham Worldwide (“Kirkland”). During this discussion, representatives of Kirkland indicated that Wyndham Worldwide expected, in connection with any potential transaction, that it would enter into a voting agreement with the Blackstone stockholders, which held, collectively, as of such date, approximately 30% of the issued and outstanding shares of La Quinta common stock. Later that day, representatives of Simpson Thacher discussed La Quinta’s draft merger agreement and spin-off transaction agreements with the outside legal advisor to Bidder 2, who also indicated that Bidder 2 would expect to enter into a voting agreement with the Blackstone stockholders in connection with a potential transaction.

On December 31, 2017, representatives of Bidder 2 submitted preliminary mark-ups of the merger agreement and ancillary spin-off transaction agreement to Simpson Thacher. On January 3, 2017, representatives of Simpson Thacher, following conversations with La Quinta senior management and representatives of J.P.

Morgan, provided feedback on these comments to representatives of Bidder 2 for Bidder 2’s consideration in advance of submitting final mark-ups with Bidder 2’s proposal.

On January 1, 2018, following discussions among representatives of Simpson Thacher and La Quinta management and members of the La Quinta Board, the Company directed representatives of J.P. Morgan to inform Wyndham Worldwide and Bidder 2 that they should assume, for purposes of their final proposals, a New La Quinta net debt amount of $670 million and a tax reserve amount of $235 million, in order to derive the per share merger consideration from their proposed total enterprise value. Representatives of J.P. Morgan noted to each of Wyndham Worldwide and Bidder 2 that these amounts would remain subject to refinement by the Company in advance of the execution of any definitive agreements (and these amounts were subsequently further refined by the Company during the week preceding the announcement of the proposed merger to reflect a New La Quinta net debt amount of approximately $715 million and a tax reserve amount of $240 million).

On January 4, 2018, each of Wyndham Worldwide and Bidder 2 submitted revised proposals to representatives of J.P. Morgan, which included proposed enterprise values for La Quinta following the CorePoint spin-off, mark-ups to all of the draft transaction agreements and financing commitment letters. Wyndham Worldwide’s proposal provided for an enterprise value of $1.85 billion, which was modestly higher than the proposal submitted by Bidder 2.

Between January 4, 2018 and January 8, 2018, the La Quinta senior management team, together with representatives of J.P. Morgan and Simpson Thacher, evaluated the proposals submitted by Wyndham Worldwide and Bidder 2. Also during this time, a senior executive of Bidder 2 contacted and met with Mr. Shah to offer to answer questions regarding Bidder 2’s proposal and to discuss Bidder 2’s views on where it would expect to position the La Quinta brand within Bidder 2’s brand portfolio, as well as its related plans in the event it were to acquire New La Quinta. Subsequent to the meeting with Mr. Shah, the same senior executive of Bidder 2 contacted Mr. Cline to share Bidder 2’s perspectives on the expected positioning of La Quinta within Bidder 2’s brand portfolio. Similarly, and also during this time, Mr. Shah and Mr. Cline both had conversations with Geoff Ballotti, the President and Chief Executive Officer of Wyndham Hotel Group, during which Mr. Ballotti discussed where Wyndham Worldwide would expect to position the La Quinta brand within its portfolio and how Wyndham Worldwide would expect to pursue revenue growth.

On January 8, 2018, the La Quinta Board held a special meeting to discuss the potential strategic transaction and the terms of the proposals from Wyndham Worldwide and Bidder 2. Representatives of senior management, J.P. Morgan and Simpson Thacher were present at the meeting. Representatives of Simpson Thacher reviewed with the members of the La Quinta Board their fiduciary duties under Delaware law. Representatives of Simpson Thacher also reviewed with the La Quinta Board the disclosure statement provided by J.P. Morgan prior to the meeting, which identified certain prior engagements or relationships between J.P. Morgan and each of Wyndham Worldwide and Bidder 2 (see “The Merger Proposal (Proposal 1) — Opinion of J.P. Morgan Securities LLC”). Representatives of senior management updated the La Quinta Board on the process and the proposals received from Wyndham Worldwide and Bidder 2. They also discussed with the La Quinta Board their perspectives on the relative strengths of each bidder as a potential partner of CorePoint following the CorePoint spin-off (as a result of the fact any acquiror of New La Quinta would also become the parent to the party entering into various management and franchise agreements with CorePoint), as well as the potential implications that a bidder’s business and operations could have on the future value of CorePoint, and the relevance of such implications to La Quinta stockholders since the transactions being considered would result in La Quinta stockholders receiving both cash consideration in the merger, in connection with the potential sale of New La Quinta to a bidder, and shares of CorePoint common stock, in connection with the CorePoint spin-off. Also at this meeting, representatives of J.P. Morgan reviewed the details of each proposal, including the proposed adjustments made by each bidder to the definitions of indebtedness and transaction expenses that would be assumed by the bidder as part of its acquisition of New La Quinta, which review favored Wyndham Worldwide. Representatives of J.P. Morgan also reviewed with the La Quinta Board certain preliminary financial analyses with respect to the proposals, and representatives of Simpson Thacher and the La Quinta senior management team reviewed a comparison of key contractual terms set forth in the markups of the transaction agreements submitted with each bidder’s proposal.

The La Quinta Board, together with its financial and legal advisors and members of the senior management team, further discussed the proposals and potential next steps at the January 8, 2018 meeting. The La Quinta Board noted that the proposal from Wyndham Worldwide represented the highest price proposal received by La Quinta during the strategic process, and was in excess of the price proposed by Bidder 2, and also concluded that in its judgment the Wyndham Worldwide proposal was favorable to the Company and its stockholders in other respects as well, such as the likely positioning of New La Quinta within the Wyndham Worldwide portfolio and the proposed economic and other terms of the merger agreement and spin-off related agreements set forth in Wyndham Worldwide’s proposal. The La Quinta Board then determined that it would allow Wyndham Worldwide a short window of opportunity to make a further substantial improvement to its proposal, with respect to both price and key terms in the definitive agreements, and if Wyndham Worldwide made such an improvement the Company would then work with Wyndham Worldwide in an effort to arrive at a mutually agreeable set of definitive documents for final consideration by the La Quinta Board. If, however, Wyndham Worldwide did not make a substantial improvement over this short period of time, the La Quinta Board would discuss engaging with Bidder 2 for a potential improved proposal.

On January 9, 2018, at the direction of the La Quinta Board, representatives of J.P. Morgan contacted representatives of Wyndham Worldwide, and invited Wyndham Worldwide to submit a revised proposal within 24 hours. In connection with this request, representatives of J.P. Morgan circulated to Wyndham Worldwide an issues list setting forth La Quinta’s responses to a number of material terms contained in Wyndham Worldwide’s proposed transaction agreement mark-ups, which included La Quinta’s request to, among other things, remove the proposed “marketing period” concept in the merger agreement (which would condition the closing on, among other things, the delivery of certain financial information), provide for a reduced “fiduciary” termination fee (which would be payable in certain circumstances in connection with the La Quinta Board’s exercise of its fiduciary right to change its recommendation for the merger or terminate the merger agreement for a superior proposal) of 3.5% of the equity consideration (approximately $37 million) in lieu of Wyndham Worldwide’s proposed amount of $45 million, expand Wyndham Worldwide’s obligations under the “regulatory efforts” provisions in the merger agreement (which defines Wyndham Worldwide’s obligations to take certain actions to obtain required regulatory approvals), provide for changes to the tax matters agreement with respect to the allocation of certain tax liabilities as well as CorePoint’s ability to issue common stock of CorePoint to New La Quinta in order to satisfy potential post-closing adjustment payment obligations of CorePoint, as well as a number of changes to the forms of the CorePoint management and franchise agreements to be entered into between the parties in connection with the CorePoint spin-off. Representatives of J.P. Morgan informed Wyndham Worldwide that the La Quinta Board would be willing to move forward towards the negotiation of definitive agreements with Wyndham Worldwide if the La Quinta Board received within the proposed time frame a meaningful improvement on valuation from the proposal Wyndham Worldwide submitted on January 4, 2018 and a satisfactory response from Wyndham Worldwide with respect to the contractual issues.

On January 10, 2018, representatives of Wyndham Worldwide contacted representatives of J.P. Morgan with a revised proposal, which reflected a total enterprise value of $1.95 billion (an increase of $100 million from the proposal Wyndham Worldwide submitted on January 4, 2018). The revised proposal also accepted most of the contractual proposals made by La Quinta, including the removal of the “marketing period”, the reduced “fiduciary” termination fee of $37 million, the changes to the regulatory efforts provisions in the merger agreement and several of the proposed changes to the spin-off related agreements, including the forms of the CorePoint management and franchise agreements. The La Quinta Board was updated as to the revised Wyndham Worldwide proposal, and consistent with the conclusion reached at the January 8, 2018 meeting of the La Quinta Board, the Company and its financial and legal advisors began working with representatives of Wyndham Worldwide in an effort to finalize the transaction agreements. On January 11, 2018, representatives of J.P. Morgan, pursuant to instructions from the La Quinta Board, contacted representatives of Bidder 2 to inform them that La Quinta was moving forward with another bidder. Following this contact, a senior executive of Bidder 2 contacted Mr. Shah, who reiterated the message delivered by J.P. Morgan. After these communications, there were no further material communications between representatives of La Quinta and representatives of Bidder 2.

Over the course of the following days and until January 17, 2018, representatives of La Quinta, Simpson Thacher, Wyndham Worldwide and Kirkland negotiated to finalize the terms of the merger agreement, the distribution agreement, the employee matters agreement, the tax matters agreement, the transition services agreement and the forms of the CorePoint management agreements and franchise agreements and ancillary agreements, in an effort to resolve the remaining open items in such documents. Each of Simpson Thacher and Kirkland exchanged a number of drafts of these agreements during this period.

On January 11, 2018, representatives of Simpson Thacher, at the request of representatives of Venable LLP, outside legal advisor to the Blackstone stockholders (“Venable”), sent a draft of the voting agreement to Kirkland. On January 12, 2018, Kirkland sent a revised draft of the voting agreement to Venable and during the ensuing several days representatives of Venable and Kirkland negotiated to resolve the open issues in such voting agreement.

Also during the days leading up to January 17, 2018, the Company continued to work on obtaining committed financing for CorePoint, which was contemplated by the draft merger agreement. In connection with this process, the Company requested that representatives of the Blackstone stockholders, in light of their knowledge and experience with the financing markets, review the proposed terms of the CorePoint financing being provided by JPMorgan Chase Bank. On January 13, 2018, representatives of Blackstone informed the Company that following its review Blackstone believed that a CMBS financing structure, which was one of the options that the La Quinta Board and its advisors previously discussed, would be economically advantageous to La Quinta stockholders as compared to the leveraged loan financing structure that was then being pursued by La Quinta on behalf of CorePoint. Representatives of Blackstone further informed La Quinta that certain affiliates of Blackstone would be prepared to provide the CorePoint committed financing using a CMBS financing structure. La Quinta senior management discussed the potential CMBS structure as compared to the potential leveraged loan structure, including with Mr. Shah, and agreed that a CMBS financing structure merited further exploration, in that it provided lower up-front fees payable by CorePoint and a lower interest rate than was the case with the leveraged loan financing structure that La Quinta had been pursuing on behalf of CorePoint. La Quinta senior management then contacted representatives of JPMorgan Chase Bank to request a proposal to the Company with respect to the previously discussed preliminary terms of the CMBS financing structure, which such representatives of JPMorgan Chase Bank agreed to provide promptly.

By January 15, 2018, the parties had mutually agreed on the material terms of each of the merger agreement and the spin-off transaction agreements, other than the amount of a fee that Wyndham Worldwide proposed should be payable by La Quinta to Wyndham Worldwide if the merger agreement were to be terminated in certain circumstances involving a failure of the CorePoint financing to be available on the closing date. La Quinta’s initial draft of the merger agreement did not provide for such a “financing failure” termination fee. Upon Wyndham Worldwide’s insistence, La Quinta indicated a willingness to agree to such a construct and proposed that this “financing failure” termination fee be equal to $20 million. On January 15, 2018, Kirkland sent a revised draft of the merger agreement to Simpson Thacher, which proposed that the “financing failure” termination fee be equal to $74 million.

Later on January 15, 2018, the La Quinta Board held a special meeting at the offices of Simpson Thacher in New York to discuss the proposed transaction with Wyndham Worldwide. Representatives of senior management, J.P. Morgan and Simpson Thacher were present at the meeting. Representatives of Simpson Thacher again reviewed with the members of the La Quinta Board their fiduciary duties under Delaware law. Representatives of Simpson Thacher then reviewed with the La Quinta Board the principal terms of the merger agreement, the voting agreement and the spin-off agreements, all of which were by January 15, 2018 in near final form other than with respect to the “financing failure” termination fee that would be payable by La Quinta to Wyndham Worldwide under certain circumstances. This review included a discussion of the changes that had been made to such agreements from the time that they were previously discussed with the La Quinta Board at its meeting held on January 8, 2018. Representatives of Simpson Thacher also reviewed for the La Quinta Board the terms of the financing commitments being obtained by Wyndham Worldwide in connection with the transaction. Representatives of senior management reviewed and discussed with the La Quinta Board management’s financial projections for New La Quinta’s operating business on a stand-alone basis following the CorePoint spin-off, which the La Quinta Board directed J.P. Morgan to use and rely upon for its financial analyses. This review included a discussion of the key assumptions underlying such projections and the updates made to the projections previously discussed at the October 31, 2017 meeting of the La Quinta Board, which updates were primarily a result of more recent information regarding the timing by which a number of the Company’s owned hotels would be back to operating fully following the impact that hurricanes Harvey and Irma had in 2017, and the recent enactment of tax reform legislation. Representatives of J.P. Morgan then reviewed with the La Quinta Board certain preliminary financial analyses of the proposed transaction based on the most recent proposal made by Wyndham Worldwide on January 10, 2018.

Representatives of Simpson Thacher and J.P. Morgan then updated the La Quinta Board about the status of the negotiation of the final terms for the CorePoint financing commitments. In this regard, they discussed the developments over the previous days with respect to the potential change to a CMBS financing structure for CorePoint, which would also include a revolving credit facility. Representatives of J.P. Morgan reported that JPMorgan Chase Bank was prepared to provide committed financing to CorePoint on the basis of a CMBS structure, which structure may result in some customary additional limitations on CorePoint’s operational flexibility post spin-off, but would provide for lower up-front fees payable by CorePoint and a lower blended interest rate applicable to CorePoint following the spin-off, in each case as compared to the previously evaluated leveraged loan financing structure. Members of the La Quinta management team reported that they believed that the CMBS financing structure, in the aggregate, reflected an improvement from the previously discussed leveraged loan structure and that La Quinta, on behalf of CorePoint, should move forward with the CMBS financing structure. Representatives of La Quinta management also reported that they informed representatives of JPMorgan Chase Bank that certain affiliates of Blackstone would be willing to participate as a non-controlling party in the financing with respect to a portion of such financing expected to be no greater than 50% and that certain affiliates of Blackstone also would be prepared to participate in the revolving credit facility, which would provide CorePoint with an increased revolving credit facility beyond that which JPMorgan Chase Bank was prepared to provide on its own. Members of the La Quinta management team then informed the La Quinta Board that, following these discussions and further discussions with representatives of Blackstone, it was agreed that the parties would explore having JPMorgan Chase Bank provide 100% of the committed financing for CorePoint on the terms discussed and would be the sole party to the CorePoint financing commitment letters, but that JPMorgan Chase Bank would likely enter into arrangements with certain affiliates of Blackstone whereby such affiliates of Blackstone would participate as a non-controlling party in the financing with respect to a portion of such financing, including in the related revolving credit facility, and receive a portion of the fees payable to JPMorgan Chase Bank in exchange for such participation. The La Quinta Board, following discussions with representatives of Simpson Thacher, determined that directors Messrs. Shah, Abrahamson, Bergren and Bowers, none of whom had any affiliation to Blackstone, should continue to meet separately to further discuss the potential implications of a non-controlling participation by affiliates of the Blackstone stockholders in the CorePoint financing. The La Quinta Board further determined that, subject to any contrary views from such directors, the Company, together with its financial and legal advisors, should continue to seek to finalize a mutually agreeable set of definitive documents with Wyndham Worldwide for final consideration by the La Quinta Board and to work with JP Morgan Chase Bank to finalize the CorePoint financing on the basis of the CMBS structure. At this meeting, the La Quinta Board also discussed that La Quinta would amend its amended and restated certificate of incorporation in connection with the CorePoint spin-off to effect the reverse stock split, in order to obtain the desired tax treatment for the CorePoint spin-off.

From January 15, 2018 through January 17, 2018, representatives of Simpson Thacher and outside counsel to JPMorgan Chase Bank negotiated to finalize the terms of the CorePoint financing. During this time, including at the end of the January 15, 2018 meeting of the La Quinta Board, representatives of Simpson Thacher also met with Messrs. Shah, Abrahamson, Bergren and Bowers to further discuss the financing commitments, the role that affiliates of the Blackstone stockholders played in obtaining economic improvements for CorePoint to the terms of the financing commitments and any potential conflict of interest that may result from the possibility that affiliates of the Blackstone stockholders may participate in some form in the CorePoint financing.

On January 16, 2018, representatives of Simpson Thacher sent a revised draft of the merger agreement to representatives of Kirkland, which reflected La Quinta’s willingness to agree to a “financing failure” termination fee equal to $37 million (as compared to the $20 million previously proposed by La Quinta and the $74 million previously proposed by Wyndham Worldwide).

During the course of January 17, 2018, representatives of Simpson Thacher and Kirkland continued to negotiate to finalize the remaining terms of the merger agreement, including the treatment of the “financing failure” termination fee, which the parties mutually agreed would be equal to $37 million. Representatives of Simpson Thacher and Kirkland also continued to finalize the remaining open terms of the ancillary documents relating to the merger and the CorePoint spin-off.

Later on January 17, 2018, the La Quinta Board held a special meeting. Representatives of La Quinta senior management, J.P. Morgan and Simpson Thacher were present at such meeting. Representatives of Simpson Thacher again reviewed with the members of the La Quinta Board their fiduciary duties under Delaware law. Representatives of Simpson Thacher then proceeded to update the La Quinta Board on the terms of the proposed merger agreement, spin-off agreements and related agreements, including the negotiated agreement regarding the “financing failure” fee that could be payable by La Quinta. Representatives of Simpson Thacher also summarized the voting agreement that would be entered into by the Blackstone stockholders and Wyndham Worldwide and the financing commitment letters that would be provided by JPMorgan Chase Bank, which reflected the CMBS financing structure previously discussed. Representatives of J.P. Morgan then reviewed with the La Quinta Board J.P. Morgan’s financial analysis of Wyndham Worldwide’s final offer price. Thereafter, at the request of the La Quinta Board, a representative of J.P. Morgan, on behalf of J.P. Morgan, rendered J.P. Morgan’s oral opinion to the La Quinta Board (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated January 17, 2018) that, as of January 17, 2018 and based on and subject to the assumptions made, matters considered and limitations on the scope of review undertaken as set forth in such opinion, the merger consideration to be received by the holders of La Quinta common stock was fair, from a financial point of view, to such holders. Messrs. Shah, Abrahamson, Bergren and Bowers then updated the La Quinta Board on their discussions regarding the CorePoint financing commitments and the possible participation by affiliates of the Blackstone stockholders in such financing. They reported that, following discussions, JPMorgan Chase Bank was prepared to enter into arrangements with certain affiliates of Blackstone to permit their participation in the financing, including in the related revolving credit facility. They further discussed that although such participation by affiliates of Blackstone may be viewed as a potential conflict of interest (see “The Merger Proposal (Proposal 1) — Interests of La Quinta’s Executive Officers and Directors in the Merger” beginning on page 64), JPMorgan Chase Bank was the counterparty responsible for 100% of the financing pursuant to the proposed commitment letters between CorePoint and JPMorgan Chase Bank, and that in the view of such directors, the terms of the revised financing reflecting the CMBS financing structure were favorable to La Quinta and constituted an improvement from La Quinta’s perspective relative to the terms of the previously discussed leveraged loan financing structure.

Following further discussion and consideration of all the matters raised, the La Quinta Board unanimously determined that the merger agreement, the separation agreement and related spin-off transaction agreements, and the transactions contemplated thereby, were in the best interests of the Company and its stockholders, approved the merger agreement and the merger as well as the separation agreement and related spin-off transaction agreements, and declared it advisable to enter into the merger agreement and the spin-off transaction agreements and resolved to recommend that the Company’s stockholders adopt the merger agreement and the related charter amendment proposals at a meeting of stockholders convened in accordance with the applicable provisions of Delaware law.

Later on the night of January 17, 2018, the Company and Wyndham Worldwide executed the merger agreement and certain ancillary agreements related thereto, including the Wyndham Worldwide financing commitments and the CorePoint financing commitments, and Wyndham Worldwide and the Blackstone stockholders executed the voting agreement.

On the morning of January 18, 2018, the Company and Wyndham Worldwide issued a joint press release announcing the execution of the merger agreement. Also on January 18, 2018, La Quinta separately announced the appointment of Keith Cline to serve as President and Chief Executive Officer of CorePoint, with such appointment to take effect upon the completion of the CorePoint spin-off.

Recommendation of the La Quinta Board and Reasons for the Merger

The La Quinta Board unanimously recommends that La Quinta stockholders vote “FOR” the merger proposal.

By unanimous vote, the La Quinta Board, at a meeting held on January 17, 2018, determined that it is advisable and in the best interests of the Company and La Quinta stockholders to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend the adoption of the merger agreement by La Quinta stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of La Quinta stockholders. The La Quinta Board unanimously recommends that La Quinta stockholders vote “FOR” the merger proposal, “FOR” the charter amendment proposals, “FOR” the named executive officer merger-related compensation proposal, and “FOR” the adjournment proposal.

When you consider the La Quinta Board’s recommendation, you should be aware that La Quinta’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of La Quinta stockholders. For more information about such interests, see below under the heading “—Interests of La Quinta’s Executive Officers and Directors in the Merger.”

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement and the related spin-off transaction documents, the La Quinta Board consulted with La Quinta’s senior management, its outside legal counsel and its financial advisor. In recommending that La Quinta stockholders vote their shares of La Quinta common stock in favor of adoption of the merger agreement, the La Quinta Board considered the following material factors and potential benefits of the merger and the other transactions contemplated by the merger agreement (not necessarily in order of relative importance), each of which it believed supported its decision:

•	That the $1.95 billion enterprise valuation for New La Quinta represented the highest valuation ascribed to New La Quinta in the strategic process that La Quinta undertook, with the assistance of its financial advisor, to explore a potential sale of New La Quinta. In addition, the La Quinta Board’s assessment, taking into account a number of factors, including the prospects of New La Quinta and the range of implied per share equity values of New La Quinta presented in J.P. Morgan’s financial analysis (based on the Company’s projections described in the section titled “—Financial Projections”, as determined based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion more fully described under the heading “—Opinion of J.P. Morgan Securities LLC” and as set forth in the full text of such opinion attached to this proxy statement as Annex B”), that the consideration of $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split) to be paid in the proposed merger was attractive in comparison to New La Quinta’s value on a standalone basis.

•	That the merger consideration would be paid solely in cash, which, compared to non-cash consideration, provides certainty and immediate liquidity and value to La Quinta stockholders.

•

Following review and consideration of La Quinta’s business plan and the prospects of New La Quinta on a standalone basis, as well as the prospects of CorePoint after giving effect to the proposed transaction, including the competitive landscape and the business, financial and execution risks associated therewith, the La Quinta Board’s belief that the combined value of the merger consideration and the shares of CorePoint common stock that our stockholders will receive in the spin-off represent superior value to La Quinta stockholders when compared to La Quinta on a standalone basis (taking into account the risks inherent in the stand-alone strategy, including with respect to the capital structure and scale of New La Quinta on a stand-alone basis) and the pursuit of other potentially actionable strategies or financial transactions. In this regard, the La Quinta Board also considered that:

•	The merger consideration enabled La Quinta stockholders to realize an attractive per share equity value without the market or execution risks associated with continued independence; while

•	The common stock of CorePoint to be received by La Quinta stockholders in the spin-off would provide such stockholders with the opportunity to continue to participate in any future earnings or growth of La Quinta’s owned real estate business and to benefit from any appreciation in the value of such business, including any appreciation in value that could be realized as a result of improvements to the operations of such business or as a standalone strategic asset after the spin-off.

•	That, prior to authorizing execution of the merger agreement, the La Quinta Board, with the assistance of management and La Quinta’s financial and legal advisors, had considered alternatives including: continuing to operate La Quinta under its current structure; implementing the spin-off with La Quinta and CorePoint operating as two standalone public companies; and the possibility of strategic transactions involving the entire business or only the management and franchise business with third parties other than Wyndham Worldwide and, in this regard, specifically considered the risks and uncertainties associated with the spin-off and such other alternatives; and the La Quinta Board’s belief that no other alternatives were reasonably likely to create greater certainty of value for La Quinta stockholders than the spin-off and merger, taking into account risk of execution as well as business, competitive, industry and market risk.

•	The strategic process that La Quinta undertook, with the assistance of its financial advisor, to evaluate its strategic alternatives, during which the Company engaged with 14 parties, none of whom ultimately submitted an offer that set forth an enterprise value of New La Quinta greater than the $1.95 billion proposed by Wyndham Worldwide or merger consideration greater than the $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split) to be paid in the proposed merger.

•	The benefits that we and our advisors were able to obtain during our extensive negotiations with Wyndham Worldwide, including a significant increase in Wyndham Worldwide’s offer price per share and improved terms of the transaction agreements from the beginning of the sale process to the end of the negotiations.

•	J.P. Morgan’s opinion rendered to the La Quinta Board, dated January 17, 2018, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the merger consideration to be paid to the holders of shares of La Quinta common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below under the heading “—Opinion of J.P. Morgan Securities LLC” and as set forth in the full text of such opinion attached to this proxy statement as Annex B.

•	The business reputation and capabilities of Wyndham Worldwide and its management, including the strength of Wyndham Worldwide’s existing relationships with its franchisees and managed property owners, its procurement relationships and its relationships with online travel agencies, as well as the resulting potential savings to CorePoint and other franchisees, all of which the La Quinta Board believed could contribute positively to the future prospects of CorePoint, which will be owned by the Company’s stockholders following the spin-off that precedes the merger.

•	La Quinta’s public announcement in January 2017 of its intention to pursue a spin-off, which provided a significant amount of time for any third party wishing to engage in discussions with La Quinta to make its interest known.

•	The La Quinta Board’s view that other third parties would be unlikely to be deterred from making a superior proposal by the provisions of the merger agreement, including because the La Quinta Board may, under certain circumstances and subject to the terms of the merger agreement, furnish information to or enter into discussions with such other third parties in connection with a competing proposal. In this regard, the La Quinta Board considered that:

•	The La Quinta Board can change its recommendation to La Quinta stockholders with respect to the adoption of the merger agreement prior to the adoption of the merger agreement by the vote of its stockholders and, subject to its compliance with the merger agreement, if it determines in good faith (after consultation with its legal counsel and financial advisor) that, with respect to a superior proposal, the failure to take such action would be reasonably likely to be inconsistent with the La Quinta Board’s fiduciary duties;

•	The structure of the transaction as a merger should allow sufficient time for a third party to make a superior proposal if it desired to do so; and

•	While the merger agreement contains a termination fee of $37 million that La Quinta would be required to pay to Wyndham Worldwide if (i) Wyndham Worldwide terminates the merger agreement in connection with an adverse change in the La Quinta Board’s recommendation to stockholders with respect to adoption of the merger agreement, (ii) under specified circumstances, if La Quinta terminates the merger agreement in connection with a superior proposal or (iii) under specified circumstances, if La Quinta enters into a competing proposal within twelve months following a termination of the merger agreement, the La Quinta Board believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

•	The other terms of the merger agreement, including the conditions to the closing of the merger and the consummation of the spin-off, including the La Quinta Board’s belief that while the closing of the merger is subject to certain regulatory approvals, such approvals were not likely to prevent the closing of the merger. In this regard, the La Quinta Board also viewed the termination provisions of the merger agreement to be limited and in furtherance of its objective to achieve as much certainty of closing as was reasonably possible, including:

•	That the outside date under the merger agreement (which may be extended by La Quinta or Wyndham Worldwide under specified circumstances) on which either party, subject to specified exceptions, can terminate the merger agreement, should provide sufficient time to consummate the transaction;

•	That the merger agreement does not contain a financing condition with respect to Wyndham Worldwide’s financing and that (i) Wyndham Worldwide and Merger Sub have received commitments for the Wyndham Worldwide financing, including that such parties have delivered an executed debt financing commitment letter to provide the debt portion of the financing from reputable commercial banks and (ii) CorePoint has received commitments for its financing obligations, including that CorePoint has received a debt financing commitment letter to provide the portion of its financing obligations from a reputable commercial bank, in each instance of (i) and (ii), with significant experience in similar lending transactions and reputations for honoring the terms of their commitment letters, which increases the likelihood of such financings being completed;

•	That the merger agreement permits La Quinta to seek specific performance remedies against Wyndham Worldwide and Merger Sub, including with respect to their obligation to use reasonable best efforts to obtain the debt financing commitments; and

•	That Wyndham Worldwide agreed to use reasonable best efforts, subject to certain limitations, to take all steps necessary to eliminate any impediment and obtain all consents under regulatory laws in order to obtain regulatory approvals for the merger.

•	That the merger agreement is subject to adoption by La Quinta stockholders.

•	That La Quinta stockholders who vote against the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the DGCL.

•	The CorePoint financing commitment and the La Quinta Board’s belief that, after giving effect to the spin-off and the merger, CorePoint would have sufficient capital flexibility to fund its initial operations as a standalone public company.

•	That the merger agreement was unanimously approved by the La Quinta Board, which is comprised of a majority of independent directors who are not employees of La Quinta or any of its subsidiaries, and which retained and received advice from La Quinta’s outside financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement.

The La Quinta Board also considered and balanced against the potential benefits of the merger and the other transactions contemplated by the merger agreement, a number of uncertainties and risks concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	That the spin-off of La Quinta’s real estate assets would be taxable to La Quinta, and that the spin-off and the merger may be taxable to La Quinta stockholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	That, as New La Quinta will no longer exist as an independent public company and La Quinta stockholders will forgo any future increase in New La Quinta’s value that might result from La Quinta’s earnings or possible growth as an independent company. The La Quinta Board was optimistic about the Company’s prospects on a standalone basis and the Company’s strategic plan following a spin-off, but concluded that the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could be realized by the Company’s strategic plan, particularly on a risk-adjusted basis.

•	That it may not be possible to accurately estimate the value of CorePoint common stock in advance of an active trading market for it.

•	That, under the terms of the merger agreement, La Quinta is unable to solicit other competing proposals during the pendency of the merger.

•	That, under specified circumstances, La Quinta may be required to pay a termination fee and certain expenses in the event the merger agreement is terminated and the effect this could have on La Quinta, including:

•	The possibility that the termination fee could discourage other potential parties from making a competing offer; although the La Quinta Board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal; and

•	If the merger is not consummated, La Quinta may be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby.

•	The significant costs involved in connection with entering into and completing the merger, the spin-off and the transactions contemplated thereby, and the substantial time and effort of management required to complete the merger, which may disrupt La Quinta’s business operations.

•	The risk that the announcement and pendency of the merger may cause substantial harm to relationships with our employees, customers and strategic partners, including franchisees and potential franchisees, and may divert management and employee attention away from the day-to-day operation of our business, including the franchise business.

•	The restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the pending merger.

•	That the merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental agencies may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals.

•	The possibility that the merger might not be consummated, including:

•	That La Quinta stockholders may not approve the transaction;

•	That, although Wyndham Worldwide must use reasonable best efforts to obtain the Wyndham Worldwide financing and La Quinta must use reasonable best efforts to obtain the CorePoint financing, there is a risk that such financings might not be obtained; and

•	That, even if the merger agreement is adopted by La Quinta stockholders, there can be no assurance that all other conditions to the parties’ obligations to complete the merger will be satisfied.

•	That, to the extent the income taxes (as computed on an estimated basis) due with respect to the spin-off and related transactions are greater than the reserve amount provided pursuant to the tax matters agreement, CorePoint will be obligated to pay to La Quinta an amount equal to the difference between such estimated taxes and the reserve amount following the closing of the merger and the spin-off.

•	That La Quinta’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of La Quinta stockholders. For more information about such interests, see below under the heading “—Interests of La Quinta’s Executive Officers and Directors in the Merger.”

•	Risks of the type and nature described under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

While the La Quinta Board considered potentially positive and potentially negative factors, the La Quinta Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the La Quinta Board unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, La Quinta and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the La Quinta Board in its consideration of the merger, but includes the material positive factors and material negative factors considered by the La Quinta Board in that regard. In view of the number and variety of factors and the amount of information considered, the La Quinta Board did not find it practicable to, and did not make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the La Quinta Board may have given different weights to different factors. Based on the totality of the information presented, the La Quinta Board collectively reached the unanimous decision to approve and declare advisable the merger agreement and the merger in light of the factors described above and other factors that the members of the La Quinta Board felt were appropriate.

Portions of this explanation of La Quinta’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated January 18, 2017, the Company retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the proposed merger and the CorePoint spin-off.

At the meeting of the La Quinta Board on January 17, 2018, J.P. Morgan rendered its oral opinion to the La Quinta Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of La Quinta common stock (other than any shares that may be held in the treasury of La Quinta, by Wyndham Worldwide or by any direct or indirect wholly-owned subsidiary of Wyndham Worldwide, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL) in the proposed merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its January 17, 2018 oral opinion by delivering its written opinion to the La Quinta Board, dated January 17, 2018, that, as of such date, the consideration to be paid to the holders of shares of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the La Quinta Board (in its capacity as such) in connection with and for the purpose of its evaluation of the proposed merger, was directed only to the consideration to be paid in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by Company to engage in the proposed merger or the spin-off. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement, the separation agreement, and a draft dated January 17, 2018 of the tax matters agreement;

•	reviewed certain publicly available business and financial information concerning La Quinta after giving effect to the CorePoint spin-off (which we sometimes refer to in this section of the proxy statement as “New La Quinta”) and the industries in which it operates;

•	compared the financial and operating performance of New La Quinta with publicly available information concerning certain other companies J.P. Morgan deemed relevant;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to New La Quinta; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the proposed merger, the past and current business operations of New La Quinta, the financial condition and future prospects and operations of New La Quinta, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of, La Quinta, New La Quinta or Wyndham Worldwide under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom,

J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of New La Quinta to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger, the spin-off and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, the separation agreement and the tax matters agreement, and that the definitive tax matters agreement will not differ in any material respects from the draft thereof provided to J.P. Morgan. J.P. Morgan assumed that the representations and warranties made by the Company, Merger Sub and Wyndham Worldwide in the merger agreement, the separation agreement and the tax matters agreement are and will be true and correct in all respects material to its analysis and that no adjustments, including adjustments as of or after the closing of the proposed merger for the amount of Closing Existing Net Indebtedness (as defined in the separation agreement) will result in any adjustment to the merger consideration that is material to its analysis. In addition, J.P. Morgan expressed no opinion on, and its opinion did not in any manner address the calculation of (i) the Tax Reserve Amount (as defined below) or (ii) the Estimated Existing Net Indebtedness (as defined in the separation agreement). J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger and the spin-off will be obtained without any adverse effect on New La Quinta or on the contemplated benefits of the proposed merger.

The projections furnished to J.P. Morgan for New La Quinta were prepared by the management of the Company and are herein referred to as the “Company’s projections.” The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and the Company’s projections were not prepared with a view toward public disclosure. The Company’s projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of the Company’s projections, please refer to the section entitled “The Merger Proposal (Proposal 1)—Financial Projections” beginning on page 62.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of the La Quinta common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger or the spin-off to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger or the spin-off. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger or the spin-off, or any class of such persons relative to the merger consideration to be paid by Wyndham Worldwide in the proposed merger or the spin-off or with respect to the fairness of any such compensation. J.P. Morgan’s opinion did not in any way address, and it expressed no view as to, the spin-off or any other terms, conditions, implications or other aspects of the separation agreement or the tax matters agreement.

The terms of the merger agreement were determined through arm’s length negotiations between the Company and Wyndham Worldwide, and the decision to enter into the merger agreement was solely that of the La Quinta Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the La Quinta Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the La Quinta Board or management with respect to the proposed merger or the consideration to be paid in the proposed merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the La Quinta Board on January 17, 2018 and contained in the presentation delivered to the La Quinta Board on such date in connection with the rendering of such opinion, and the summaries contained therein do not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Pursuant to the merger agreement, the separation agreement and the tax matters agreement, in connection with the spin-off and the closing of the proposed merger, the Company’s net debt will be repaid (the “Net Debt Repayment”) and Wyndham Worldwide will set aside a reserve for certain estimated taxes expected to be incurred in connection with the spin-off (the “Tax Reserve Amount”). For the purposes of rending its opinion, J.P. Morgan assumed, at the direction of management of the Company, that the amount of the Net Debt Repayment would be $716 million and the Tax Reserve Amount would be $240 million. In performing its analyses and in the summaries of its financial analyses set forth below, J.P. Morgan refers to “per share equity value” which is calculated as the enterprise value of New La Quinta less the Net Debt Repayment and the Tax Reserve Amount, divided by the number of outstanding shares of common stock of the Company, as provided by the management of the Company. J.P. Morgan also refers to “New La Quinta common stock” which for the purposes of the below analyses means the outstanding shares of common stock of La Quinta after giving effect to the CorePoint spin-off.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of New La Quinta with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to New La Quinta. The companies selected by J.P. Morgan were:

•	Choice Hotels International, Inc.

•	Hilton Worldwide Holdings Inc.

•	Hyatt Hotels Corporation

•	InterContinental Hotels Group PLC

•	Marriott International, Inc.

None of the selected companies reviewed is identical to New La Quinta. Certain of these companies may have characteristics that are materially different from those of New La Quinta. However, the companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of New La Quinta. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect New La Quinta.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of enterprise value (calculated as the market value of La Quinta common stock on a fully diluted basis, plus any debt and minority interest, less cash and cash equivalents) as of January 16, 2018 to the consensus equity research analyst estimate for the company’s EBITDA (defined as earnings before interest, taxes, depreciation and amortization) for the fiscal year ended December 31, 2018, adjusted to exclude any stock-based compensation expense, or EV/2018E EBITDA. This analysis indicated the following EV/2018E EBITDA multiples:

EV/2018E EBITDA
Choice Hotels International, Inc.	15.6x
Hilton Worldwide Holdings Inc.	16.0x
Hyatt Hotels Corporation	12.9x
InterContinental Hotels Group PLC	16.7x
Marriott International, Inc.	17.4x

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected a multiple reference range for New La Quinta of 13.0x–16.5x for EV/2018E EBITDA.

After applying this range to New La Quinta’s estimated EBITDA for the fiscal year ended December 31, 2018, based on the Company’s projections, as adjusted to exclude stock-based compensation and amortization of software service agreements in an aggregate amount of $117 million, the analysis indicated the following implied per share equity value ranges for New La Quinta, rounded to the nearest $0.10:

	Implied Per Share Equity Value
	Low	High
EV / adj. 2018E EBITDA	$4.80	$8.20

The range of implied per share equity value was compared to the proposed consideration of $8.40 per share of New La Quinta common stock.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share of New La Quinta. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

Based upon the Company’s projections and assumptions provided by the Company’s management, including the unlevered cash flows that New La Quinta is expected to generate during fiscal years 2017 through 2021, J.P. Morgan calculated a range of terminal values of New La Quinta at the end of the projection period ending December 31, 2021 by applying a terminal value growth rate ranging from 3.0% to 3.5% to the unlevered cash flow of New La Quinta during the terminal period, which range was based on discussions with, and reviewed by, La Quinta management. The cash flows and the range of terminal values were then discounted to present values as of December 31, 2017 using a range of discount rates from 7.75% to 8.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of New La Quinta, taking into account macro-economic assumptions, estimates of risk, La Quinta’s capital structure and other appropriate factors.

Based on the foregoing, this analysis indicated the following implied per share equity value range for New La Quinta, rounded to the nearest $0.10:

	Implied Per Share Equity Value
	Low	High
Discounted Cash Flow Analysis	$4.70	$7.50

The range of implied per share equity value was compared to the proposed consideration of $8.40 per share of New La Quinta common stock.

Miscellaneous.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of New La Quinta. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to New La Quinta. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of New La Quinta. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to New La Quinta.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For services rendered in connection with the proposed merger and the spin-off, the Company agreed to pay J.P. Morgan a transaction fee of $33.5 million, of which $3 million became payable by the Company at the time J.P. Morgan delivered its opinion, and the remainder of which is contingent and payable upon the consummation of the proposed merger and the spin-off. J.P. Morgan may also receive a fee from the Company in the event the Company receives a break-up fee in connection with the termination or abandonment of the proposed merger, or the failure of the proposed merger to occur. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Wyndham Worldwide, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on Wyndham Worldwide’s credit facilities in March 2016 and November 2017 and as joint lead bookrunner on Wyndham Worldwide’s offering of debt securities in March 2017. In connection with the merger and spin-off, CorePoint entered into a commitment letter with J.P. Morgan’s commercial banking affiliate pursuant to which such affiliate committed, subject to customary conditions, to provide CorePoint with $1.085 billion in secured debt financing to facilitate cash payments to be made by CorePoint to the Company. J.P. Morgan expects to receive customary compensation in connection with this financing commitment. See “The Merger Proposal (Proposal 1) — Financing of the Merger” beginning on page 76 for more detail. J.P. Morgan also anticipates that J.P. Morgan and its affiliates may arrange and/or provide financing to Wyndham Worldwide and Wyndham Spinco in connection with the Wyndham Worldwide spin announced in August 2017 for customary compensation. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of an affiliate of the Company and Wyndham Worldwide, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Wyndham Worldwide. During the two-year period preceding delivery of its opinion ending on January 17, 2018, the aggregate fees received by J.P. Morgan from the Company were less than $500,000 and from Wyndham Worldwide were approximately $6 million. The commitment fee to be paid by the Company pursuant to the CorePoint commitment letter is approximately $11.35 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Wyndham Worldwide for their own accounts or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments and in the future may at any time hold long or short positions in such securities or other financial instruments of Wyndham Worldwide, New La Quinta or CorePoint.

Financial Projections

La Quinta does not as a matter of course make public projections as to future performance, earnings or other results and is especially cautious of making financial forecasts for extended periods because of the unpredictability of the underlying assumptions and estimates. Our management has prepared certain non-public, unaudited, stand-alone, financial forecasts regarding New La Quinta’s anticipated future operations following the consummation of the spin-off, which we refer to as “Projections,” described below. Our management provided the Projections to the La Quinta Board for review in connection with the La Quinta Board’s evaluation of the proposed merger, and directed J.P. Morgan, our financial advisor, to use and rely upon the Projections in connection with its financial analyses and opinion to the La Quinta Board as described above under “The Merger Proposal (Proposal 1) — Opinion of J.P. Morgan Securities LLC”. Our management also provided a portion of the Projections to the prospective purchasers, including Wyndham Worldwide, that participated in the Company’s strategic process to explore a potential sale of New La Quinta (the strategic process is described further above under “The Merger Proposal (Proposal 1) – Background of the Merger”). The portion of the Projections provided to the bidders is summarized in the note to the table set forth below.

The Projections were developed for internal use and for our financial advisors, and were not prepared with a view toward public disclosure and do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. Generally Accepted Accounting Principles (“GAAP”). Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the Projections, and does not express an opinion or any form of assurance related thereto. The summaries of the Projections are not being included in this proxy statement to influence any La Quinta stockholder’s decision whether to vote for the merger proposal, but are being included because they were made available to the La Quinta Board and our financial advisors for their respective evaluation of the proposed merger.

The Projections, while presented with numerical specificity, necessarily were based on numerous estimates, variables and assumptions that are inherently uncertain and many of which are beyond our control. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of La Quinta by Wyndham Worldwide pursuant to the merger agreement or our compliance with our covenants under the merger agreement. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2017, and current report on Form 8-K. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period.

The Projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29 of this proxy statement.

Accordingly, there can be no assurance that the Projections would be realized following the consummation of the spin-off, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and they should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither we nor any of our affiliates, advisors, officers, directors or representatives has made or makes any representation to any La Quinta stockholder or other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. We have made no representation to Wyndham Worldwide in the merger agreement or otherwise concerning the accuracy or reliability of the Projections.

The following table is a summary of the Projections:

	Historical*	Projected
	2016	2017E(1)	2018E	2019E	2020E	2021E
		(In millions)
Total Fee Revenue	$146	$151	$154	$164	$171	$182
EBITDA	$94	$96	$97	$106	$111	$120
Adjusted EBITDA**	$112	$115	$117	$126	$132	$141
Unlevered Free Cash Flows	$48	$50	$66	$73	$77	$84

*	We have included historical information for comparison purposes.
**	Adjusted EBITDA excludes stock-based compensation and amortization of software service agreements.
(1)

La Quinta also provided prospective purchasers, including Wyndham Worldwide, financial projections for 2017. The 2017 financial projections provided to prospective purchasers included Total Fee Revenue ($149 million) and Adjusted EBITDA ($113 million) (the projections provided to prospective purchasers did not contain a comparable line item to the EBITDA and Unlevered Free Cash Flow line items set forth in the table above). The immaterial difference between such projections provided to potential purchasers as compared to the Projections set forth in the table above are a result of refinements to the projections made by our management in early 2018 to reflect updated estimates regarding the timing by which a number of the Company’s owned hotels would be back to operating fully following the hurricanes in 2017.

Interests of La Quinta’s Executive Officers and Directors in the Merger

When considering the recommendation of the La Quinta Board that you vote “FOR” the merger proposal, you should be aware that, aside from their interests as La Quinta stockholders, La Quinta’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other La Quinta stockholders generally. The La Quinta Board was aware of such interests during its deliberations on the merits of the merger and in deciding to recommend that La Quinta stockholders vote “FOR” the merger proposal at its meeting on January 17, 2018.

With regard to our directors serving on the La Quinta Board, these interests relate to the impact of the transaction on the directors’ outstanding La Quinta equity awards and the provision of indemnification and insurance arrangements pursuant to the merger agreement and La Quinta’s amended and restated certificate of incorporation and amended and restated bylaws, which reflect that such directors may be subject to claims arising from their service on the La Quinta Board.

With regard to our executive officers, these interests relate to the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger, assuming the merger occurs on June 1, 2018 and, where applicable, the executive officer’s employment was terminated by us without “cause” or by the executive for “good reason” (each as defined below) on June 1, 2018 (or before the merger if the executive officer’s termination is on or within the six month period prior to June 1, 2018):

•	accelerated vesting of then-outstanding equity awards;

•	possible cash severance payments and other termination benefits pursuant to the executive’s employment agreement or the La Quinta Holdings Inc. Executive Severance Plan, as applicable; and

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement and La Quinta’s amended and restated certificate of incorporation and amended and restated bylaws.

For the avoidance of doubt, our executive officers (including named executive officers) who begin employment with CorePoint prior to the effective time of the merger will not experience, as a result of the merger, a termination by us without “cause” or by the executive for “good reason” so as to trigger the corresponding payments and benefits.

In connection with JPMorgan Chase Bank’s provision of the CorePoint financing pursuant to the CorePoint financing commitments, JPMorgan Chase Bank may, in its sole discretion, agree to enter into certain arrangements with certain affiliates of Blackstone, pursuant to which such affiliates of Blackstone may participate in the CorePoint financing on a non-controlling basis with respect to a portion thereof expected to be no greater than 50% and, in exchange for such participation, may receive from JPMorgan Chase Bank a portion of the fees payable by CorePoint to JPMorgan Chase Bank pursuant to the CorePoint financing commitments. Two directors on the La Quinta Board are current employees of Blackstone (Messrs. Cutaia and Kim), and two directors on the La Quinta Board are former employees of Blackstone (Messrs. Alba and Sumers). While each of these directors disclaims beneficial ownership of the shares of La Quinta common stock beneficially owned by Blackstone or its affiliates, as a result of such potential participation by certain affiliates of Blackstone in the CorePoint financing such directors may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.

Treatment of Director and Executive Officer Common Stock

As is the case for any stockholder of La Quinta, La Quinta’s directors and executive officers will receive the merger consideration in cash, without interest, for each share of La Quinta common stock that they own at the effective time. For information regarding beneficial ownership of La Quinta common stock by each of La Quinta’s current directors, La Quinta’s named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 115.

Treatment of Director and Executive Officer Equity Awards

As described under “The Merger Agreement — Treatment of La Quinta Equity Awards” beginning on page 88, the merger agreement provides that outstanding equity-based awards issued under La Quinta’s equity incentive plans will be treated as set forth below:

Treatment of La Quinta RSAs

Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, each then-outstanding La Quinta RSA will, automatically and without any required action on the part of the holder thereof, vest and become free of restrictions as of the effective time of the merger and be cancelled and terminated, and the holder of such La Quinta RSA will have the right to receive from the surviving corporation, in respect of such La Quinta RSA, an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSA and (ii) the merger consideration.

The table below shows, as of March 19, 2018: (i) for each of the named executive officers, the number of shares of La Quinta common stock underlying such named executive officer’s outstanding La Quinta RSAs and, for illustrative purposes, the expected value such named executive officer would receive in respect of his La Quinta RSAs in connection with the merger, after giving effect to (A) the spin-off; and (B) the reverse stock split; and (ii) for the other executive officers, the aggregate number of shares of La Quinta common stock underlying their outstanding La Quinta RSAs and, for illustrative purposes, the aggregate expected value they would receive in respect of their La Quinta RSAs in connection with the merger, after giving effect to (A) the spin-off and (B) the reverse stock split. These La Quinta RSAs were granted as special retention awards in 2016 and 2017 and as part of La Quinta’s annual long-term incentive compensation plan for 2016 and 2017.

Executive Officer	Shares of La Quinta Common Stock Underlying La Quinta RSAs (#)	Value ($)
Named Executive Officers
Keith A. Cline	133,826	2,248,277
President and Chief Executive Officer
James H. Forson	39,695	666,876
Executive Vice President, Chief Financial Officer and Treasurer
John W. Cantele	38,974	654,763
Executive Vice President and Chief Operating Officer
Rajiv K. Trivedi	63,289	1,063,255
Executive Vice President and Chief Development Officer
Mark M. Chloupek	45,326	761,477
Executive Vice President, Secretary and General Counsel
Other Executive Officers	16,979	285,247

Total	338,089	5,679,895

Treatment of La Quinta RSUs

Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, any vesting conditions applicable to each then-outstanding La Quinta RSU will, automatically and without any required action on the part of the holder thereof, accelerate in full, and such La Quinta RSU will be cancelled and terminated, and the holder will have the right to receive from the surviving corporation, in respect of such La Quinta RSU, an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSU and (ii) the merger consideration.

The table below shows the outstanding La Quinta RSUs held by our directors as of March 19, 2018 and, for illustrative purposes, the expected value our directors would receive in respect of these La Quinta RSUs in connection with the merger, after giving effect to (i) the spin-off and (ii) the reverse stock split. These La Quinta RSUs were issued as part of the directors’ compensation for their service to La Quinta in 2017.

Director	La Quinta RSUs (#)	Value ($)	Value of Dividend Equivalents ($)
James R. Abrahamson	6,941	116,609	—
Glenn Alba	1,733	29,114	—
Scott Bergren	7,089	119,095	—
Alan J. Bowers	7,089	119,095	—
Henry G. Cisneros	7,089	119,095	—
Giovanni Cutaia	—	—	—
Brian Kim	—	—	—
Mitesh B. Shah	10,667	179,206	—
Gary M. Sumers	7,089	119,095	—

Total	47,697	801,310	—

2018 Retention Plan

To encourage and reward the continued focus and energy of certain employees, including our named executive officers, on making objective business decisions that are in the best interests of the Company and its stockholders as we pursue the consummation of the merger, on January 30, 2018, the Board of Directors adopted and approved the La Quinta Holdings Inc. Project Longhorn Retention Bonus Plan (the “2018 Retention Plan”), effective as of April 18, 2018, which provides for the payment of retention bonus awards to specified eligible employees, including the named executive officers, upon the occurrence of a specified date or event.

Under the 2018 Retention Plan, each retention bonus award is payable on the earliest to occur of the following, subject, in each case, to the relevant participant’s continued employment through such date: (i) October 31, 2018; and (ii) the date of the relevant participant’s termination of employment (x) by the Company without “cause” (as defined in the 2018 Retention Plan) or (y) by the relevant participant for “good reason” (as defined in the 2018 Retention Plan), in each case, at any time on or after April 18, 2018 but prior to October 31, 2018. Any participant in the 2018 Retention Plan (including any named executive officer) who begins employment with CorePoint prior to October 31, 2018 will forfeit the value of his or her retention bonus award under the 2018 Retention Plan. The consummation of the merger will have no effect on the vesting of retention bonus awards granted under the 2018 Retention Plan.

The 2018 Retention Plan provides that if any payments and/or benefits due to a participant (including any named executive officer) under the 2018 Retention Plan and/or any other arrangements will constitute “excess parachute payments” (as defined in Code Section 280G), the Company will reduce the amount of any retention bonus award payable under the 2018 Retention Plan by the minimum amount necessary such that the present value of the participant’s “parachute payments” (as defined in Code Section 280G) is below 300% of such participant’s base amount” (as defined in Code Section 280G), calculated in accordance with the Treasury Regulations promulgated under Code Section 280G; provided, however, in no event will the amount of any retention bonus award be reduced unless (a) the net after-tax amount of such payments and benefits as so reduced is greater than or equal to (b) the net after-tax amount of such payments and benefits without such reduction (the “280G Best-Net Cutback”).

The table below quantifies such amounts payable with respect to awards under the 2018 Retention Plan, assuming that a merger occurs on June 1, 2018, which was the latest practicable date as of which we could estimate payments in connection with a merger, (i) for each of the named executive officers and (ii) for the other executive officers in the aggregate.

Executive Officer	2018 Retention Plan Award Payment ($)
Named Executive Officers
Keith A. Cline(1)	—
President and Chief Executive Officer
James H. Forson	300,000
Executive Vice President, Chief Financial Officer and Treasurer
John W. Cantele	356,250
Executive Vice President and Chief Operating Officer
Rajiv K. Trivedi	235,000
Executive Vice President and Chief Development Officer
Mark M. Chloupek	365,000
Executive Vice President, Secretary and General Counsel
Other Executive Officers	111,500

Total	1,367,500

(1)	Participants in the 2018 Retention Plan (including named executive officers) who begin employment with CorePoint prior to October 31, 2018 will forfeit the value of their retention bonus awards under the 2018 Retention Plan. In this regard, as Mr. Cline will become a CorePoint employee prior to the effective time of the merger (i.e. prior to October 31, 2018), it is presumed that he will forfeit the value of his retention bonus award under the 2018 Retention Plan. Mr. Cline was awarded a retention bonus award under the 2018 Retention Plan in the amount of $750,000.

2017 Retention Plan

To encourage and reward the continued focus and energy of certain employees, including our named executive officers, on making objective business decisions that are in the best interests of the Company and its stockholders as we pursue the consummation of the spin-off, on January 17, 2017, the Board of Directors adopted and approved the La Quinta Holdings Inc. Retention Bonus Plan (the “2017 Retention Plan”), which provides for the payment of retention bonus awards to specified eligible employees, including the named executive officers, upon the occurrence of a specified date or event.

Under the 2017 Retention Plan, participants at the level of Executive Vice President or above were granted retention bonus awards payable 50% in cash and 50% in La Quinta RSAs. The cash portion of a retention award is payable, and La Quinta RSAs vest, on the earliest to occur of the following, subject, in each case, to a participant’s continued employment through such date: (i) April 17, 2018; (ii) the date that is six months from the date of the consummation of a significant corporate event (as defined in the 2017 Retention Plan); (iii) the date of the relevant participant’s termination of employment (x) by the Company without “cause” (as defined in the 2017

Retention Plan) at any time following January 17, 2017 or (y) by the participant for “good reason” (as defined in the 2017 Retention Plan) within the six months prior to, or on or following, a significant corporate event; or (iv) the date of a change in control (as defined in the 2017 Retention Plan).

The 2017 Retention Plan contains the same 280G Best-Net Cutback as the 2018 Retention Plan.

Assuming that a merger occurs on June 1, 2018, which is the latest practicable date as of which we could estimate payments in connection with a merger, awards under the 2017 Retention Plan will have already become fully vested and payable and the named executive officers and other executive officers will not receive any payment in connection with a merger other than the merger consideration with respect to the vested shares of La Quinta common stock. The table below shows: (i) for each of the named executive officers, the amount of his retention bonus award amount under the 2017 Retention Plan; and (ii) for the other executive officers, the aggregate amount of their retention bonus award amounts under the 2017 Retention Plan.

Executive Officer	2017 Retention Plan Award ($)
Named Executive Officers
Keith A. Cline	1,875,000
President and Chief Executive Officer
James H. Forson	750,000
Executive Vice President, Chief Financial Officer and Treasurer
John W. Cantele	890,625
Executive Vice President and Chief Operating Officer
Rajiv K. Trivedi	587,500
Executive Vice President and Chief Development Officer
Mark M. Chloupek	912,500
Executive Vice President, Secretary and General Counsel
Other Executive Officers	278,750
Total	5,294,375

Change in Control Severance Payments and Other Benefits

Each executive officer will receive certain severance payments and other benefits if terminated by us without “cause” or by the executive for “good reason” (each as defined below, and each such termination, a “qualifying termination”) in connection with a change in control (i.e., on or within the six-month period before, or within the two-year period following, a change in control), including the merger. The below payment estimates quantify such severance payments and other benefits, assuming that a merger occurs on June 1, 2018 and taking into account each executive officer’s La Quinta RSA and CorePoint restricted stock award ownership as of March 19, 2018, after giving effect to (i) the spin-off and (ii) the reverse stock split. The amounts quantified below are generally due only upon a qualifying termination in connection with a change in control, except that La Quinta RSAs awarded under La Quinta’s equity plan will fully vest upon a change in control. La Quinta employees (including named executive officers) who begin employment with CorePoint prior to the effective time of the merger will not experience, as a result of the merger, a qualifying termination in connection with the merger. The latest practicable date as of which we could estimate these payments was on June 1, 2018, and the amounts depict a payment scenario in 2018.

Executive Officer	Payment ($)
Named Executive Officers
Keith A. Cline(1)	3,633,837
President and Chief Executive Officer
James H. Forson	4,317,426
Executive Vice President, Chief Financial Officer and Treasurer
John W. Cantele	4,632,727
Executive Vice President and Chief Operating Officer
Rajiv K. Trivedi	5,739,115
Executive Vice President and Chief Development Officer
Mark M. Chloupek	4,109,330
Executive Vice President, Secretary and General Counsel
Other Executive Officers	3,633,563

Total	26,065,998

(1)	As Mr. Cline will become a CorePoint employee prior to the effective time of the merger, he will not undergo a qualifying termination in connection with a change in control and he will not be entitled to severance payments and other benefits pursuant to the Severance Plan (as defined below), nor will his CorePoint restricted stock awards accelerate. The amounts quantified in this chart for Mr. Cline solely reflect the value attributable to the La Quinta RSAs awarded to Mr. Cline under La Quinta’s equity plans, which will fully vest upon the consummation of the merger. If Mr. Cline did not become a CorePoint employee prior to the effective time of the merger and underwent a qualifying termination in connection with a change in control, he would be entitled to severance payments and other benefits pursuant to the Severance Plan in the amount of $5,171,888 and the value of his accelerated CorePoint restricted stock awards would be $5,005,179.

The La Quinta Holdings Inc. Executive Severance Plan

On January 17, 2017, the Board of Directors adopted and approved the La Quinta Holdings Inc. Executive Severance Plan (the “Severance Plan”) for employees of the Company at the level of Vice President and above, including the named executive officers. The Severance Plan provides for payment of severance and other benefits to eligible executive officers, including the named executive officers, in the event of a termination of employment with the Company without “cause” or for “good reason” (each as defined below), or in the event of a termination of employment with the Company as a result of “retirement”, death or “disability” (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive officer’s timely execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the executive officer’s confidentiality, non-interference and invention assignment obligations to the Company.

In the event of a qualifying termination, in addition to certain accrued obligations, the Severance Plan provides for the following payments and benefits to the named executive officers:

•	a lump-sum pro-rata annual bonus for the year of termination, determined based on actual performance and pro-rated based on the number of months of the named executive officer’s service up to and including the month of termination;

•	a lump-sum cash payment equal to the product of (i) the sum of the named executive officer’s (x) annual base salary and (y) target annual bonus (the “cash severance amount”) times (ii) the multiplier applicable to such named executive officer (which is 1.5 for Messrs. Forson, Cantele, Trivedi and Chloupek and 2.0 for Mr. Cline);

•	continued health insurance coverage at substantially the same level as provided immediately prior to such termination, at the same cost as generally provided to similarly situated active Company employees (the “welfare benefit”), for a period of 18 months for Messrs. Forson, Cantele, Trivedi and Chloupek and 24 months for Mr. Cline; and

•	payment of, or reimbursement for, up to $10,000 in outplacement services within the three-year period following such termination (the “outplacement benefit”).

Notwithstanding the foregoing, in the event such qualifying termination occurs on or within the six-month period prior to, or within the two-year period following, the first to occur of (i) a change in control and (ii) a significant corporate event (each as defined below), the Severance Plan provides for the following payments and benefits to the named executive officers (in addition to certain accrued obligations):

•	a lump-sum pro-rata annual bonus for the year of termination, determined based on target performance and pro-rated based on the number of months of the named executive officer’s service up to and including the month of termination;

•	a lump-sum cash payment equal to the product of (i) the cash severance amount times (ii) the multiplier applicable to such named executive officer (which is 2.0 for Messrs. Forson, Cantele, Trivedi and Chloupek and 3.0 for Mr. Cline);

•	the welfare benefit for a period of 24 months for Messrs. Forson, Cantele, Trivedi and Chloupek and 36 months for Mr. Cline; and

•	the outplacement benefit.

Mr. Chloupek’s employment agreement provides that, if, within 12 months after a change in control, Mr. Chloupek’s employment is terminated without “cause” or for “good reason” (each as defined in his employment agreement), he is entitled to severance payments in an amount equal to the product of (i) one and one-half times (ii) the sum of his average (A) annual base salary and (B) incentive compensation, in each case over the three immediately preceding fiscal years, payable over the 18-month period after his date of termination of employment. Additionally, he, his spouse and his eligible dependents are entitled to receive continued healthcare coverage (that is substantially similar to the coverage they received prior to his termination) for one year following such termination.

Mr. Chloupek’s employment agreement provides for reimbursement by us on a “grossed up” basis for all taxes incurred in connection with all payments or benefits provided to him upon a change in control that are determined by us to be subject to the excise tax imposed by Section 4999 of the Code in an amount equal to the lesser of (i) the aggregate amount of all excise tax payments on a “grossed up” basis, or (ii) 1.25 times his then-current annual base salary.

While Mr. Chloupek’s employment agreement contains severance terms applicable to him, if the amount of the above benefits under the Severance Plan is greater than the amount due and payable to Mr. Chloupek under his employment agreement, he will receive such excess amount under the Severance Plan, in addition to receiving the amount due and payable to him under his employment agreement.

In the event of a termination of employment with the Company as a result of the named executive officer’s death or disability, in addition to certain accrued obligations, the Severance Plan provides for the following payments and benefits to the named executive officer: (i) a lump-sum annual bonus for the year of termination, based on target performance; and (ii) solely in the case of the named executive officer’s disability, the welfare benefit for a period of 12 months. In the event of a termination with the Company as a result of the named executive officer’s retirement, in addition to certain accrued obligations, the Severance Plan provides for the payment of a lump-sum pro-rata annual bonus for the year of termination, determined based on actual performance and pro-rated based on the number of months of the named executive officer’s service up to and including the month of the termination.

Certain defined terms of the Severance Plan:

•	“cause” means (i) “cause” as defined in any employment or consulting agreement between an executive officer and the Company in effect at the time of such termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “cause” contained therein), the executive officer’s (A) willful neglect in the performance of the executive officer’s duties for the Company or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the executive officer’s employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries; (D) material violation of the written policies of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any of its subsidiaries; or (F) act of personal dishonesty that involves personal profit in connection with the executive officer’s employment or service to the Company.

•

“change in control” means (i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Severance Plan, the following acquisitions shall not constitute a change in control: (I) any acquisition by the Company or any affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, or (III) in respect of any award held by an executive or any group including the executive (or any entity controlled by the executive or any group including the executive); (ii) during any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) to any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that is not an affiliate of the Company.

•	“good reason” means, without the executive officer’s consent, (i) a material diminution in the executive officer’s authorities, duties, job responsibilities, status or reporting relationships, (ii) (A) a reduction in base salary or target bonus opportunity, (B) the failure to pay the base salary or the applicable bonus amount when due, or (C) for the two-year period following a “qualifying event” (as such term is defined in the Severance Plan), a reduction in equity compensation opportunity (based on the grant date fair value of such equity compensation, as determined under FASB Accounting Standards Codification Topic 718), (iii) the relocation of the principal place of the executive officer’s employment by more than 50 miles from the executive officer’s principal place of employment, (iv) the material breach of an existing agreement between the Company and the executive officer, or (v) the failure of (A) any purchaser (or an affiliate thereof) in an “asset sale” (as such term is defined in the Severance Plan), or (B) to the extent the employer is no longer the Company or one of its subsidiaries as a result of a significant corporate event, such employer, in either case, by agreement in writing, to expressly, absolutely and unconditionally assume and agree to perform the Severance Plan, in the same manner and to the same extent that the Company would be required to perform the Severance Plan if no such asset sale or significant corporate event, as applicable, had taken place; provided, that any of the events described in clauses (i) – (iv) above shall constitute good reason only if the Company (or applicable employer following a qualifying event) fails to cure such event within 30 days after receipt from the executive officer of written notice of the event which constitutes good reason; and provided further, that the executive officer shall cease to have a right to terminate due to any good reason event on the 90th day following the later of the occurrence of the event or the executive officer’s knowledge thereof, unless the executive officer has given the Company (or applicable employer following a qualifying event) written notice thereof prior to such date.

•	“significant corporate event” means a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination from Company and its subsidiaries of all, or the majority of, either the Company’s operating units or the Company’s real property assets, in either case, so long as such transaction or transactions do not otherwise constitute a change in control.

The Severance Plan contains the same 280G Best-Net Cutback as the 2018 Retention Plan.

For a description of the treatment of the outstanding equity-based awards, see the section entitled “The Merger Proposal (Proposal 1) – Treatment of La Quinta Equity Awards” beginning on page 39.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, Wyndham Worldwide agrees to cause the surviving corporation to indemnify, defend and hold harmless each present and former director, officer and employee of La Quinta (including in their capacity as fiduciary under the La Quinta equity plan) (the “indemnified parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time of the merger (including the fact that such person is or was a director, officer or employee of La Quinta or any acts or omissions occurring or alleged to occur prior to the effective time of the merger), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under the DGCL, and Wyndham Worldwide or the surviving corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding, including any expenses incurred in enforcing such person’s rights, to the same extent as such indemnified parties are entitled to indemnification and advancement of expenses as of the date of the merger agreement under the amended and restated certificate of incorporation or amended and restated bylaws of La Quinta or the certificate of incorporation and bylaws, or equivalent organizational documents, of any of its retained subsidiaries.

La Quinta shall (and, if La Quinta is unable to, Wyndham Worldwide shall cause the surviving corporation as of the effective time of the merger to) purchase and fully pay by the effective time of the merger, at no expense to the beneficiaries, “tail” policies to the current directors’ and officers’ liability insurance policies maintained at such time by La Quinta from an insurance carrier with the same or better credit rating as La Quinta’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, which tail policies (i) will be effective for a period from the effective time of the merger through and including the date six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger (including in connection with the merger agreement, the spin-off transaction agreements or the transactions or actions contemplated thereby), and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. Wyndham Worldwide will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the surviving corporation.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective successors, heirs and legal representatives.

Other Interests

As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of our executive officers has entered into any agreement with Wyndham Worldwide regarding employment with, or compensation from, the surviving corporation or Wyndham Worldwide on a going-forward basis following the completion of the merger. However, Wyndham Worldwide (or its representatives) and some or all of our executive officers may have discussions from time to time with respect to such arrangements.

Quantification of Potential Merger-Related Payments to Named Executive Officers

The following table, “Golden Parachute Compensation,” along with its footnotes, shows the disclosure required by Item 402(t) of Regulation S-K regarding the amounts of payments and benefits payable to La Quinta’s named executive officers that are based on or otherwise relate to the merger. The amounts detailed below assume that the merger occurs on June 1, 2018 and, where applicable, the named executive officer’s employment was terminated by La Quinta without “cause” or by the named executive officer for “good reason” on June 1, 2018. The table below takes into account each named executive officer’s La Quinta RSA and CorePoint restricted stock ownership as of March 19, 2018 after giving effect to (i) the spin-off and (ii) the reverse stock split. The actual amounts payable will depend on the effective time of the merger and the date of such termination, as applicable. More detail on the payments and benefits are set forth above in this section of this proxy statement.

The information contained in the following table and accompanying footnotes are subject to a non-binding, advisory vote of La Quinta stockholders, as described under the section titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 3)” beginning on page 112.

Golden Parachute Compensation

Name	Cash(1)(2)($)	Equity(3) ($)	Perquisites / Benefits(4) ($)	Tax Reimbursements ($)(5)	Other ($)(6)	Total ($)(7)(8)
Keith A. Cline	—	3,633,837	—	—	—	3,633,837
James H. Forson	1,969,875	2,304,187	43,364	—	300,000	4,617,426
John W. Cantele	2,294,325	2,290,204	48,198	—	356,250	4,988,977
Rajiv K. Trivedi	2,294,325	3,396,592	48,198	—	235,000	5,974,115
Mark M. Chloupek	1,854,000	2,213,898	41,432	399,483	365,000	4,873,813

(1)	The amounts in this column reflect:

(a)	The lump sum pro-rata annual bonus for 2018, based on target performance and pro-rated based on the number of months of the named executive officer’s service up to and including the month of termination, to which the named executive officer would be entitled assuming that the merger occurs on June 1, 2018 and the named executive officer’s employment was terminated in a qualifying termination on that date, as described under “—The La Quinta Holdings Inc. Executive Severance Plan” above. If the named executive officer experiences a qualifying termination on a date on or within the six-month period before, or within the two-year period following, the merger, the named executive officer’s lump-sum target bonus payout would be pro-rated based on the actual date of termination.

(b)	The lump-sum cash payment equal to two times the sum of the named executive officer’s annual base salary plus target annual bonus, to which the named executive officer would be entitled assuming that the merger occurs on June 1, 2018 and the named executive officer’s employment was terminated in a qualifying termination on that date, as described under “—The La Quinta Holdings Inc. Executive Severance Plan” above. The allocation of each named executive officer’s lump-sum cash payment is as follows: Mr. Forson: $875,500 for his base salary component and $875,500 for his target annual bonus component; Mr. Cantele: $1,019,700 for his base salary component and $1,019,700 for his target annual bonus component; Mr. Trivedi: $1,019,700 for his base salary component and $1,019,700 for his target annual bonus component; and Mr. Chloupek: $824,000 for his base salary component and $824,000 for his target annual bonus component.

Participants in the Severance Plan (including named executive officers) who begin employment with CorePoint prior to the effective time of the merger will not receive any amounts or benefits pursuant to the Severance Plan. In this regard, as Mr. Cline will become a CorePoint employee prior to the effective time of the merger, it is presumed that he will receive no amounts or benefits pursuant to the Severance Plan. If Mr. Cline did not become a CorePoint employee prior to the effective time of the merger and underwent a qualifying termination of employment in connection with the merger, he would have received a lump sum cash payment of $397,838 with respect to his pro-rata annual bonus for 2018, $2,387,025 for his base salary component and $2,387,025 for his target annual bonus component pursuant to the Severance Plan. There are no “single trigger” cash severance arrangements under which a named executive officer would receive payments or benefits solely upon a change in control.

(2)	The Severance Plan provides that if any payments and/or benefits due to a named executive officer under the Severance Plan and/or any other arrangements will constitute “excess parachute payments” (as defined in Code Section 280G), the Company will reduce any cash severance payable under the Severance Plan by the minimum amount necessary such that the present value of the named executive officer’s “parachute payments” (as defined in Code Section 280G) is below 300% of such named executive officer’s base amount” (as defined in Code Section 280G), calculated in accordance with the Treasury Regulations promulgated under Code Section 280G; provided, however, in no event will payments or benefits be reduced unless (a) the net after-tax amount of such payments and benefits as so reduced is equal to or greater than (b) the net after-tax amount of such payments without such reduction. No named executive officers would be subject to such a cutback.
(3)

The amounts reported in the table for each named executive officer represent the sum of (a) the aggregate dollar value of the outstanding shares of La Quinta common stock underlying the named executive officer’s La Quinta RSAs, which vest upon a change of control under the applicable award agreement, as follows: Mr. Cline: $3,633,837 in respect of LQ RSAs; Mr. Forson: $969,212 in respect of LQ RSAs; Mr. Cantele: $963,331 in respect of LQ RSAs; Mr. Trivedi: $1,428,712 in respect of LQ RSAs; and Mr. Chloupek: $931,234 in respect of LQ RSAs; and (b) the aggregate dollar value of the outstanding shares of CorePoint restricted stock, which vest upon a qualifying termination in connection with the merger, as follows: Mr. Forson: $1,334,975; Mr. Cantele: $1,326,873; Mr. Trivedi: $1,967,880; and Mr. Chloupek: $1,282,664. The value of the LQ RSAs is based on the merger consideration; the value of the shares of CorePoint restricted stock is based on the average closing market price of La Quinta’s common stock over the first five business days following the first public announcement of the merger transaction. Mr. Cline will not experience a qualifying termination in connection with the merger as he will begin employment with CorePoint prior to the effective time of the merger, so Mr. Cline’s CorePoint restricted stock (and the CorePoint restricted stock of any other named executive officer who begins employment with CorePoint prior to the effective time of the merger) will not vest as a result of the merger. If Mr. Cline did not begin employment with CorePoint prior to the effective time of the merger and underwent a qualifying termination of employment in connection with the merger, he would have been entitled to receive $5,005,179 in respect of his outstanding shares of CorePoint restricted stock.
(4)	The amounts reflected in this column include: (a) as to Mr. Forson, $10,000 for outplacement services within the three-year period following his termination and $33,364 for continuation of health insurance benefits for 24 months following the date of termination; (b) as to Mr. Cantele, $10,000 for outplacement services within the three-year period following his termination and $38,198 for continuation of health insurance benefits for 24 months following the date of termination; (c) as to Mr. Trivedi, $10,000 for outplacement services within the three-year period following his termination and $38,198 for continuation of health insurance benefits for 24 months following the date of termination; and (d) as to Mr. Chloupek, $10,000 for outplacement services within the three-year period following his termination and $31,432 for continuation of health insurance benefits for 24 months following the date of termination. None of these amounts are subject to a single trigger payout.

Upon their covered terminations of employment in connection with a change in control, the named executive officers would each receive continued health insurance coverage at substantially the same level as provided immediately prior to such termination, at the same cost as generally provided to similarly situated active Company employees, for up to 24 months, in the case of Messrs. Forson, Cantele, Trivedi and Chloupek (the figures reflected above account for benefit continuation over such period). We estimated the expenses to determine the value of the health and welfare benefit continuation for purposes of this disclosure based on the expenses associated with coverage in 2017. Participants in the Severance Plan (including named executive officers) who begin employment with CorePoint prior to the effective time of the merger will not receive any amounts or benefits pursuant to the Severance Plan. In this regard, as Mr. Cline will become a CorePoint employee prior to the effective time of the merger, it is presumed that he will receive no amounts or benefits pursuant to the Severance Plan. If Mr. Cline did not begin employment with CorePoint prior to the effective time of the merger and underwent a qualifying termination of employment in connection with the merger, he would have been entitled to receive $10,000 for outplacement services within the three-year period following his termination and $47,418 for continuation of health insurance benefits for 36 months following the date of termination

(5)	In the event of a termination in connection with a change in control, Mr. Chloupek’s employment agreement provides for reimbursement by us on a “grossed up” basis for all taxes incurred in connection with all payments or benefits provided to him upon a change in control that are determined by us to be subject to the excise tax imposed by Section 4999 of the Code in an amount equal to the lesser of (i) the aggregate amount of all excise tax payments on a “grossed up” basis, or (ii) 1.25 times his then-current annual base salary. As Mr. Chloupek is expected to be in an excise tax position, the amounts in this column reflect the amounts payable to Mr. Chloupek in respect of his excise tax gross-up payment.
(6)

The amounts in this column reflect the named executive officer’s retention bonus award under the 2018 Retention Plan, which becomes payable upon a termination of employment by us without “cause” or by the participant with “good reason” (as such terms are defined in the 2018 Retention Plan) following April 18, 2018 and prior to October 31, 2018. Any participant in the 2018 Retention Plan (including any named executive officer) who begins employment with CorePoint prior to October 31, 2018 will forfeit the value of his or her retention award under the 2018 Retention Plan. In this regard, as Mr. Cline will become a CorePoint employee prior to the effective time of the merger, it is presumed that he will receive no amounts pursuant to the 2018 Retention Plan. If Mr. Cline did not begin employment with CorePoint prior to the effective time of the merger, he would be entitled to a payment of $750,000 with respect to his 2018 Retention Plan award upon a termination of employment by us without “cause” or by him with “good reason” (as such terms are defined in the 2018 Retention Plan) following April 18, 2018 and prior to October 31, 2018. The amounts in this column do not reflect the payment of the named executive officer’s award under the 2017 Retention Plan as awards under the 2017 Retention Plan will have already become fully vested and payable prior to June 1, 2018 and the named executive officers and other executive officers will not receive any payment in connection with the merger other than the merger consideration with respect to the vested shares of La Quinta common stock.
(7)	If a named executive officer experiences a qualifying termination on or within the six-month period before, or within the two-year period following, the merger, the named executive officer would receive the same amounts reflected in the “Total” column in the table above, assuming that the named executive officer’s benefit costs and equity award holdings remain the same, except that the amounts relating to his lump-sum pro rata target bonus would be pro-rated based on the actual date of his termination and cash severance would be based on his then-current base salary and target bonus.
(8)	Under the Severance Plan, the cash severance amounts would each be paid in a single lump sum within sixty (60) days following the termination and any additional benefits will be paid in accordance with the terms of the applicable plan, program or arrangement. The Company would pay the pro rata amounts for 2018 bonuses concurrently with the cash bonus payments to other similarly-situated employees under the annual bonus program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such termination occurs).

Financing of the Merger

Wyndham Worldwide Debt Financing

Wyndham Worldwide has obtained binding financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which, together with cash on hand at Wyndham Worldwide, will be used to consummate the merger and the other transactions contemplated by the merger agreement, including the payment of the merger consideration and all related fees and expenses, to repay certain existing indebtedness of La Quinta, and to pay any other amounts required to be paid by Wyndham Worldwide or Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement. The consummation of the merger is not subject to any financing conditions (although funding of the Wyndham Worldwide financing is subject to the satisfaction of customary conditions specified in the binding financing commitments for the financing, as further described below).

On January 17, 2018, Wyndham Worldwide received a binding commitment letter (the “Wyndham Worldwide Commitment Letter”) from Barclays Bank PLC, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (collectively, the “Wyndham Worldwide Commitment Parties”) pursuant to which, and subject to the terms and conditions set forth therein, the Wyndham Worldwide Commitment Parties committed to provide a $2,000,000,000 senior unsecured bridge term loan facility (the “Bridge Facility” or the “Wyndham Worldwide Debt Financing”). Wyndham Worldwide expects that some or all of the Bridge Facility will be replaced or refinanced by the issuance of senior unsecured debt securities and/or term loans (collectively, the “Wyndham Worldwide Permanent Financing”).

The Wyndham Worldwide Debt Financing is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	execution and delivery by Wyndham Worldwide and, if applicable, guarantors of definitive documentation;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	delivery of customary legal opinions, corporate organizational documents, good standings, resolutions and certificates (including a solvency certificate);

•	accuracy of certain representations and absence of a material adverse effect on La Quinta since the date of the merger agreement;

•	payment of all applicable fees and expenses;

•	receipt of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act); and

•	engagement of one or more investment or commercial banks for the proposed Wyndham Worldwide Permanent Financing (which condition was satisfied as of the date of the Wyndham Worldwide Commitment Letter).

Subject to the terms and conditions in the Wyndham Worldwide Commitment Letter, the interest under the Bridge Facility will be, at the option of Wyndham Worldwide, either at a base rate plus a margin or a LIBOR rate plus a margin, in each case subject to step-downs based on achievement of certain public senior unsecured non-credit enhanced long-term debt ratings. Interest will be payable at the end of the selected interest period but no less frequently than quarterly. The Bridge Facility will mature on the date that is 364 days after the closing date with an election to extend the maturity for an additional 364 days subject to the satisfaction of certain limited conditions. The Bridge Facility will contain certain customary mandatory prepayments with the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property (subject to customary reinvestment rights), certain debt incurrences (other than permitted debt) and certain equity issuances. The Bridge Facility will contain certain customary representations and warranties, affirmative and negative covenants, financial covenants and defaults substantially consistent with those set forth in Wyndham Worldwide’s existing revolving credit agreement dated November 21, 2017 among Wyndham Worldwide, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto. The Bridge Facility will contain a maximum leverage ratio financial covenant and minimum interest coverage ratio financial covenant, in each case tested as of the last day of any fiscal quarter.

CorePoint Debt Financing

In connection with La Quinta’s entry into the merger agreement, CorePoint has obtained binding financing commitments to provide sufficient funds to make a cash payment to La Quinta of $983,950,000, subject to certain adjustments based on the actual amount of net indebtedness of La Quinta (as of immediately prior to the effective time of the distribution) and certain accrued but unpaid expenses incurred in connection with the spin-off and the merger, immediately prior to and as a condition of the spin-off. The consummation of the merger is subject to the consummation of the spin-off. Funding of the CorePoint financing is subject to the satisfaction of customary conditions specified in the binding financing commitments for the financing, as further described below.

On January 17, 2018, CorePoint received a binding commitment letter (the “CorePoint Commitment Letter”) from JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”) pursuant to which, and subject to the conditions set forth therein, JPMorgan Chase Bank committed to provide a secured mortgage and, in certain circumstances mezzanine credit facility, in an aggregate principal amount of $1,035,000,000 (the “CMBS Facility”) and a $50,000,0000 secured revolving credit facility (the “CorePoint Revolving Facility” and, together with the CMBS Facility, collectively, the “CorePoint Debt Financing”). References to the “CorePoint Borrower” refer to the applicable borrower or borrowers under the CMBS Facility and/or CorePoint Revolving Facility, as the context may require.

The closing of the CorePoint Debt Financing is not permitted to occur prior to April 2, 2018 and is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	execution and delivery by the CorePoint Borrower of definitive documentation, including the credit agreements, guarantees and security documents;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	subject to certain exceptions, no indebtedness shall be outstanding on the closing date;

•	delivery of customary title reports, organizational charts, environmental reports, material agreements, financial information and certificated ownership interests of the CorePoint Borrower;

•	delivery of a customary solvency certificate;

•	accuracy of certain representations and absence of a material adverse effect on the CorePoint Borrower since the date of the merger agreement;

•	payment of all applicable fees and expenses;

•	receipt of documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	delivery of life of loan flood zone determinations;

•	delivery of customary appraisals;

•	delivery of first lien fee mortgages or leasehold mortgages on identified properties; and

•	delivery of lender’s title insurance policy, relevant insurance and endorsement policies and customary opinions.

The CMBS Facility will be a $1,035,000,000 mortgage and, in certain circumstances, mezzanine, loan, secured primarily by approximately 315 owned and ground leased hotels and other collateral customary for mortgage and, in certain circumstances, mezzanine financings of this type. The CMBS Facility will have an initial term of two years, with five extension options of twelve months each exercisable at the CorePoint Borrower’s election provided that there is no event of default existing as of the commencement of the applicable extension period and the CorePoint Borrower either extends the current or purchases a new interest rate cap covering the extension period. The CMBS Facility will bear interest at a rate equal to the sum of (i) One-Month LIBOR (rounded to the nearest 1/1000th of a percent) and (ii) 2.75% per annum for the first 5 years of the term, 2.90% for the 6th year of the term and 3.00% for the 7th year of the term. The CMBS Facility will have no amortization payments. The CMBS Facility will be pre-payable in whole or in part subject to payment of (i) in the case of prepayments (other than in certain enumerated cases) made prior to or on the 18th full monthly payment date, a spread maintenance premium and in certain cases third party LIBOR breakage costs, and (ii) all accrued interest through the date of prepayment prior to a securitization and through the end of the applicable accrual period following a securitization. Mandatory prepayments are required in connection with certain casualties or condemnations of a property. Once repaid, no further borrowings will be permitted under the CMBS Facility. CorePoint Operating Partnership L.P. (the “CMBS Guarantor”), a subsidiary of CorePoint, will deliver a customary non-recourse guaranty in connection with the CMBS Facility. Under such guaranty, (i) the CMBS Guarantor will agree to indemnify the lender for certain losses arising out of customary “bad-boy” acts of the CMBS Guarantor and their affiliates, including the CorePoint Borrower; and (ii) the CMBS Facility will become fully recourse to the CMBS Guarantor upon the occurrence of certain bankruptcy events capped at 10% of the then outstanding principal balance of the loan. With respect to environmental matters, the loan will be recourse to the CorePoint Borrower only, provided that the required environmental insurance is delivered to the lender. At closing, the CorePoint Borrower will also be required to deposit with lender up to a maximum of $18,000,000 in upfront reserves for property improvement and immediate repair costs, which funds may be periodically disbursed to the CorePoint Borrower throughout the term of the loan to cover such costs. In addition, revenues to be distributed to the CorePoint Borrower will be required to be deposited first into a segregated account under the control of the CMBS Facility lender (the “Clearing Account”). All cash in the Clearing Account will be transferred to an account under the control of the CorePoint Borrower as long as (i) there is no event of default under the loan or (ii) the debt yield for the CMBS Facility (calculated based on the outstanding principal balance of the CMBS Facility) does not fall below (x) 75% of the debt yield determined as of the closing date for the first five years of the CMBS Facility loan term or (y) 75% of the debt yield determined as of the closing date plus twenty five basis points (0.25%) for the sixth and seventh years of the CMBS Facility loan term, in each case for two consecutive calendar quarters. Upon the occurrence and continuation of either (i) or (ii) above, all cash in the Clearing Accounts will be transferred to an account under the control of the lender to be applied to payment of all monthly amounts due under the CMBS Facility loan documents including, but not limited to, debt service, agent fees and expenses, required ongoing reserves, property operating expenses, sales and use taxes and custodial fees. The remaining funds will be deposited into an excess cash flow account, also under the control of the lender, which funds will be available to the CorePoint Borrower, provided there is no event of default under the loan for payment of, among other things, various operating expenses and dividends, distributions and redemptions sufficient to maintain certain tax-preferential treatment for CorePoint. The CMBS Facility will include certain customary affirmative and negative covenants and events of default, including, among other things, restrictions on the ability of the CorePoint Borrower to incur additional debt and transfer, pledge or assign certain equity interests or its assets, and covenants requiring the CorePoint Borrower to exist as “special purpose entities,” maintain certain ongoing reserve funds and comply with other customary obligations for commercial mortgage-backed securities loan financings.

The CorePoint Revolving Facility will be in an aggregate amount of $50,000,000, which amount may be increased to up to $100,000,000 if additional lender commitments are received prior to the closing date. The CorePoint Revolving Facility will provide for the ability to further increase the commitments under the CorePoint Revolving Facility after the closing date to an amount not to exceed $150,000,000, subject to the satisfaction of certain conditions. Up to the lesser of (i) $30,000,000 and (ii) 30% of the commitments in effect under the CorePoint Revolving Facility will be available in the form of letters of credit. The interest will be, at the option of the CorePoint Borrower, either at a base rate plus a margin or a LIBOR rate plus a margin. With respect to base rate loans, interest will be payable at the end of each quarter. With respect to LIBOR loans, interest will be payable at the end of the selected interest period but no less frequently than quarterly. Additionally, there is a commitment fee payable at the end of each quarter in respect of unused commitments under the CorePoint Revolving Facility and customary letter of credit fees. The CorePoint Revolving Facility will mature on the date that is two years after the closing date with an election to extend the maturity for one additional year subject to certain conditions, including that the maturity of the CMBS Facility be extended to a date no earlier than the maturity of the CorePoint Revolving Facility. The CorePoint Revolving Facility will contain customary representations and warranties, affirmative and negative covenants and defaults. The CorePoint Revolving Facility will also contain a maximum total net leverage ratio financial covenant and minimum interest coverage ratio financial covenant, in each case, tested as of the last day of any fiscal quarter in which borrowings under the CorePoint Revolving Facility and outstanding letters of credit exceed 10% of the aggregate commitments of the CorePoint Revolving Facility. The CorePoint Borrower’s obligations and any hedging or cash management obligations will be secured by (i) a perfected first-lien pledge of all equity interests in the CorePoint Borrower and all equity interests in certain other loan parties and (ii) a perfected first-priority security interest in the CorePoint Borrower’s deposit account.

Regulatory Clearances and Approvals Required for the Merger

U.S. Antitrust

Under the HSR Act, we cannot complete the merger until we have given notification and furnished information to the FTC and the Antitrust Division of the DOJ, and until the applicable waiting period has expired or has been terminated. On January 31, 2018 La Quinta and Wyndham Worldwide each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period expired on March 2, 2018, at 11:59 p.m., Eastern Time.

General

Under the merger agreement, La Quinta, Wyndham Worldwide and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger. Governmental entities with which filings are made may seek commitments or remedies as conditions for granting approval of the merger. Each of Wyndham Worldwide and Merger Sub, on the one hand, and La Quinta, on the other hand, is required to use reasonable best efforts to satisfy the closing conditions relating to required antitrust and regulatory consents, provided, however, that Wyndham Worldwide and Merger Sub shall not be obligated to take any actions, or agree to refrain from taking any actions, that, collectively, would have a material adverse effect on the combined business after giving effect to the transactions contemplated by the merger agreement, and La Quinta shall not be required to take any action which is not conditioned on the closing occurring.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by La Quinta stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the spin-off and the merger are expected to be treated as in part a sale, to the extent of the cash received in the merger, and in part a redemption of La Quinta common stock in exchange for the CorePoint shares received in the spin-off, that together result in a complete termination of La Quinta stockholders’ interests in La Quinta in a fully taxable transaction. The exchange of La Quinta common stock for cash in the merger and the exchange of La Quinta common stock for CorePoint shares in the spin-off may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 118) whose shares of La Quinta common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares (taking into account the reverse stock split implemented as part of the spin-off).

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 118 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of La Quinta Common Stock

As promptly as practicable following the completion of the merger, the La Quinta common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights

If the merger is completed, La Quinta stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions and requirements established therein.

Under Section 262 of the DGCL, La Quinta stockholders of record who do not wish to accept the merger consideration provided for in the merger agreement have the right to demand appraisal of their shares of La Quinta common stock and to receive payment in cash of the fair value of their shares of La Quinta common stock as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be such fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding), provided that they comply with the conditions and requirements established in Section 262 of the DGCL. The “fair value” per share of your shares of La Quinta common stock as determined by the Delaware Court of Chancery in an appraisal proceeding may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. La Quinta stockholders who do not vote in favor of the merger proposal who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who comply with the other requirements to exercise appraisal rights under the DGCL will be entitled to appraisal rights under the DGCL. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. We urge you to carefully read the Section 262 of the DGCL, which is attached to this proxy statement as Annex C, in its entirety, for a more complete understanding of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL where a merger agreement is to be submitted for adoption at a meeting of stockholders, La Quinta must notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes La Quinta’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL may result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of La Quinta common stock, La Quinta believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of La Quinta common stock, you must satisfy each of the following conditions:

•	you must deliver to La Quinta a written demand for appraisal of your shares of La Quinta common stock before the vote is taken to approve the merger proposal, which must reasonably inform us of the identity of the holder of record of shares of La Quinta common stock who intends to demand appraisal of his, her or its shares of La Quinta common stock;

•	you must not vote or submit a proxy in favor of the merger proposal;

•	you must hold your shares on the date of making the demand for appraisal and must continuously hold such shares through the effective time of the merger; and

•	you (or the surviving corporation) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of La Quinta common stock within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of La Quinta common stock within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of these three conditions and the merger is completed, your shares of La Quinta common stock will be converted into the right to receive payment of  the merger consideration for your shares of La Quinta common stock as provided for in the merger agreement, but you will lose your appraisal rights with respect to your shares of La Quinta common stock.

A holder of shares of La Quinta common stock wishing to exercise appraisal rights must hold of record the shares of La Quinta common stock on the date the written demand for appraisal is made and must continue to hold the shares of La Quinta common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to La Quinta Holdings Inc., Attention: General Counsel, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, and must be delivered before the vote is taken to approve merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of La Quinta common stock for which appraisal is demanded. The demand must reasonably inform La Quinta of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of La Quinta common stock in connection with the merger. A stockholder’s failure to deliver to La Quinta the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of La Quinta common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of La Quinta common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of La Quinta common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of La Quinta common stock. If you hold your shares of La Quinta common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of La Quinta common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of La Quinta common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of La Quinta common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of La Quinta common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of La Quinta common stock as to which appraisal is sought. Where no number of shares of La Quinta common stock is expressly mentioned, the demand will be presumed to cover all shares of La Quinta common stock held in the name of the record owner. If a stockholder holds shares of La Quinta common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of La Quinta’s record stockholders who has demanded appraisal in accordance with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of La Quinta common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of La Quinta common stock determined in any such appraisal proceeding, plus interest, if any, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of La Quinta common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of La Quinta common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of La Quinta common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of La Quinta common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of La Quinta common stock held either in a voting trust or by a nominee on behalf of such person for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of La Quinta common stock and with whom agreements as to the value of their shares of La Quinta common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded appraisal of their shares of La Quinta common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of La Quinta common stock entitled to appraisal exceeds 1% of the outstanding shares of La Quinta common stock, or (2) the value of the consideration provided in the merger for such total number of shares of La Quinta common stock exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of La Quinta common stock, the Delaware Court of Chancery will appraise the shares of La Quinta common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value (with interest, if any), in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon surrender by those stockholders of the certificates representing their shares of La Quinta common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of La Quinta common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of La Quinta common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of La Quinta common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of La Quinta common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration (without interest) for his, her or its shares of La Quinta common stock pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s appraisal rights.

In view of the complexity of Section 262 of the DGCL, La Quinta stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Litigation Relating to the Merger

Following the January 18, 2018 announcement of the execution of the merger agreement, three putative class action lawsuits were filed on March 8, 2018, March 9, 2018 and March 19, 2018, by purported stockholders of La Quinta in the United States District Court for the Northern District of Texas challenging the merger. The lawsuits are styled Cunha v. La Quinta Holdings Inc., et al., Rosenblatt v. La Quinta Holdings, Inc., et al. and Bushansky v. La Quinta Holdings, Inc., et al. All of these complaints allege violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder in connection with the merger. The Rosenblatt complaint names the Company and its directors as defendants; the Cunha complaint names the Company and its directors as well as Merger Sub and Wyndham Worldwide; and the Bushansky complaint names the Company and its directors as defendants. The complaints allege that the preliminary proxy statement filed by the Company is materially incomplete and misleading. The complaints seek, among other relief, either an order enjoining the merger or rescission if the merger is consummated. The Bushansky complaint also seeks to enjoin the stockholder vote on the merger.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the merger agreement. The complete text of the merger agreement is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” beginning on page 123.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will merge with and into La Quinta, the separate corporate existence of Merger Sub will cease, and La Quinta will survive the merger as a wholly owned subsidiary of Wyndham Worldwide (the “merger”) following which Wyndham Worldwide will own all of La Quinta’s management and franchise business. Immediately prior to the effective time of the merger, on the closing date of the merger, La Quinta will effect a pro rata distribution to La Quinta’s stockholders of common stock representing a 100% interest in CorePoint, a newly formed company that will become a public company upon the completion of the spin-off and that will own and operate La Quinta real estate assets and certain related assets and liabilities (the “spin-off”).

Closing and Effectiveness of the Merger

The closing of the merger and the spin-off will take place on no later than the fifth business day following the day on which the conditions to its completion have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing), or such other time as La Quinta and Wyndham Worldwide may agree, provided that in no event may the closing of the merger occur prior to April 2, 2018, unless Wyndham Worldwide specifies an earlier date on no less than five business days’ written notice.

Reverse Stock Split

In connection with the merger and the spin-off, La Quinta will amend its certificate of incorporation to effect a reclassification and combination of the La Quinta common stock at a ratio of 1-for-2 and to amend the par value of the La Quinta common stock from $0.01 per share to $0.02 per share. Pursuant to the reclassification and par value amendments, immediately prior to the merger, each share of La Quinta common stock (par value $0.01) will be reclassified and combined into one half of a share of La Quinta common stock (par value $0.02).

Merger Consideration

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, La Quinta stockholders will have the right to receive, for each share of La Quinta common stock that they own immediately prior to the effective time of the merger (other than any shares of La Quinta common stock that may be held in the treasury of La Quinta, by Wyndham Worldwide or by any direct or indirect wholly-owned subsidiary of Wyndham Worldwide, and other than shares of La Quinta common stock owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL), $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split), without interest (the “merger consideration”). Any fractional shares of La Quinta common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares of La Quinta common stock that may be held in the treasury of La Quinta, by Wyndham Worldwide or by any direct or indirect wholly-owned subsidiary of Wyndham Worldwide, and other than shares of La Quinta common stock owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL), including any fractional shares of La Quinta common stock resulting from the reverse stock split, will be converted into the right to receive an amount in cash equal to (i) the fraction representing any such fractional share multiplied by (ii) the merger consideration applicable thereto, payable to the holder thereof, without interest and rounded down to the nearest whole cent, less any applicable withholding of taxes. After the merger is completed, holders of La Quinta common stock will have only the right to receive the merger consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, La Quinta or the surviving corporation.

Shares of La Quinta common stock held immediately prior to the effective time of the merger by us as treasury stock or by Wyndham Worldwide or Merger Sub will be cancelled at the effective time of the merger and shares of La Quinta common stock held by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL will instead be entitled to such appraisal rights as provided under the DGCL and described under “The Merger Proposal (Proposal 1) — Appraisal Rights.” Pursuant to the merger agreement, Wyndham Worldwide, Merger Sub, La Quinta and the surviving corporation are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to the merger agreement to any holder or former holder of La Quinta common stock or Company equity awards or any other recipient of consideration pursuant to the merger agreement such amounts as are required to be deducted and withheld therefrom under the Code or the Treasury Regulations thereunder or pursuant to any other law.

The merger consideration received pursuant to the merger agreement will be in addition to the shares of common stock of CorePoint that La Quinta stockholders as of the spin-off record date will be entitled to receive in connection with the spin-off. Immediately after the spin-off, stockholders of La Quinta of record as of the spin-off record date will own 100% of the issued and outstanding shares of common stock of CorePoint. For additional information regarding the spin-off, please see CorePoint’s Form 10 filed with the SEC (File No. 001-38168).

Exchange Procedures

At or prior to the effective time of the merger, Wyndham Worldwide shall deposit (or cause to be deposited) with a paying agent cash in an amount in immediately available funds sufficient to pay the stockholders of La Quinta (other than any shares of La Quinta common stock that may be held in the treasury of La Quinta, by Wyndham Worldwide or by any direct or indirect wholly-owned subsidiary of Wyndham Worldwide, and other than shares of La Quinta common stock owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL) the aggregate consideration payable to such holders pursuant to the merger agreement. Promptly after the effective time of the merger (and in any event within two business days thereafter), the surviving corporation shall cause the paying agent to mail to each holder as of the record date whose shares were converted into the right to receive the merger consideration (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the certificate or book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu thereof)) to the paying agent or, in the case of book-entry shares, upon adherence to the procedures set forth in such letter of transmittal, or (ii) instructions for effecting the surrender of the certificates or book-entry La Quinta common stock in exchange for payment of the merger consideration. Upon surrender of a certificate (or affidavit of loss in lieu thereof) or book-entry shares for cancellation to the paying agent, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor the merger consideration (less any required withholding taxes) for each share of La Quinta common stock formerly represented by such certificate or book-entry share, and the certificate or book-entry share so surrendered will forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry shares on the merger consideration payable in respect of such certificates or book-entry shares.

Treatment of La Quinta Equity Awards

At the time of the spin-off, then-outstanding La Quinta equity-based awards granted prior to the date of the spin-off will be adjusted into La Quinta equity-based awards and CorePoint equity-based awards, in proportion to the relative value of La Quinta (after giving effect to the spin-off) and CorePoint, and in accordance with the terms of the employee matters agreement. Following the spin-off, all CorePoint equity-based awards will continue to vest in accordance with their terms, based on the respective holders’ continued service with La Quinta or CorePoint, as applicable, and will not vest solely as a result of the merger.

The merger agreement provides that outstanding equity-based awards issued under La Quinta’s equity incentive plans will be treated as set forth below:

La Quinta RSAs. Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, each then-outstanding La Quinta RSA will, automatically and without any required action on the part of the holder thereof, vest and become free of restrictions as of the effective time of the merger and be cancelled and terminated, and the holder of such La Quinta RSA shall have the right to receive from the surviving corporation, in respect of such La Quinta RSA an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSA and (ii) the merger consideration.

La Quinta RSU. Except as otherwise agreed between a holder and Wyndham Worldwide in writing, immediately prior to the effective time of the merger, any vesting conditions applicable to each then-outstanding La Quinta RSU will, automatically and without any required action on the part of the holder thereof, accelerate in full, and such La Quinta RSU will be cancelled and terminated, and the holder shall have the right to receive from the surviving corporation, in respect of such La Quinta RSU, an amount in cash, less any applicable withholding taxes, equal to the product of (i) the number of shares of La Quinta common stock previously subject to such La Quinta RSU award and (ii)  the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Wyndham Worldwide and Merger Sub, on the other hand, have made to one another (in some cases, as of specific dates) relating to our business (with certain limited exceptions, excluding CorePoint, its subsidiaries and assets, and the CorePoint business) and their respective businesses. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Accordingly, La Quinta stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, were negotiated for purposes of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in our public disclosures. This description of the representations and warranties is included to provide La Quinta stockholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and their description in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing, qualification to do business and similar corporate matters;

•	our organizational documents;

•	our and our subsidiaries’ capitalization and capital structure;

•	our corporate power and authority to enter into and perform our obligations under the merger agreement and certain agreements relating to the spin-off and to complete the merger, and the enforceability and due execution and delivery of the merger agreement and certain agreements relating to the spin-off;

•	the absence of conflicts with our (and our subsidiaries’) organizational documents, applicable law (assuming that certain regulatory filings are made and certain regulatory consents are obtained) or our and our subsidiaries’ contracts, in each case as a result of the execution, delivery and performance of the merger agreement or certain agreements relating to the spin-off and the consummation of the transactions contemplated thereby, including the spin-off;

•	the absence of rights of termination, cancellation, amendment or acceleration of, or other material right of a counterparty or any other material liability or obligation of La Quinta or any of its subsidiaries under our and our subsidiaries’ contracts, in each case as a result of the execution, delivery and performance of the merger agreement or certain agreements relating to the spin-off and the consummation of the transactions contemplated thereby, including the spin-off;

•	consents, approvals, authorizations, permits, actions, filings and notifications required by governmental entities to enter into the merger agreement, perform thereunder and complete the merger and the spin-off;

•	financial statements and SEC filings, disclosure controls and procedures, and undisclosed liabilities;

•	our and our subsidiaries’ material contracts;

•	real property;

•	intellectual property;

•	our and our subsidiaries’ compliance with applicable law;

•	the absence of certain material changes and events since September 30, 2017;

•	the absence of material suits, claims, actions, litigation or other proceedings pending or threatened against us and our subsidiaries;

•	our employee benefit plans;

•	labor and employment matters affecting us and our subsidiaries;

•	our insurance policies;

•	certain tax matters;

•	environmental matters;

•	affiliate transactions;

•	this proxy statement and the CorePoint spin-off registration statement;

•	our receipt of an opinion from J.P. Morgan Securities LLC regarding the fairness, from a financial point of view, to holders of La Quinta common stock of the consideration to be received by such holders pursuant to the merger agreement;

•	brokers, finders and investment bankers;

•	the required vote to adopt the merger agreement, the transactions contemplated thereby and the charter amendment proposals;

•	the absence of restrictions in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation; and

•	the CorePoint financing.

Some of our representations and warranties are qualified as to materiality or by exceptions related to the absence of a material adverse effect. Under the merger agreement, a “material adverse effect” with respect to La Quinta means any fact, change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, financial condition, assets, operations or results of operations of La Quinta and the retained subsidiaries (excluding CorePoint and its subsidiaries), taken as a whole, or (b) a material adverse effect on the ability of La Quinta to timely perform its obligations under the merger agreement or to timely consummate the transactions contemplated thereby; provided, however, that, for the purposes of clause (a) above, none of the following, and no change, effect, event or occurrence arising out of, or resulting from, any of the following will constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse effect has occurred or may occur:

•	changes generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates;

•	changes generally affecting the industries in which La Quinta or any of its subsidiaries operates;

•	the negotiation, execution, announcement, pendency or performance of the merger agreement, the spin-off transaction agreements or the transactions contemplated hereby or thereby, or the identity of the parties to the merger agreement (including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of La Quinta and the retained subsidiaries);

•	acts of war (whether or not declared) or terrorism (or the escalation or worsening of any of the foregoing), natural disasters or any change in general national or international political or social conditions;

•	changes or prospective changes in any laws applicable to La Quinta or any other applicable accounting rules, regulations, principles or standards, or any changes or prospective changes in the interpretation of any of the foregoing;

•	any action taken by the Company or any of its subsidiaries that is specifically required by the merger agreement or at the written request or with the prior written consent of Wyndham Worldwide or Merger Sub, or the failure to take any action by the Company or any of its subsidiaries if that action is prohibited by the merger agreement;

•	any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust laws for the consummation of the merger;

•	changes in the market price or trading volume of the shares of La Quinta common stock or any changes or prospective changes in the La Quinta’s credit ratings; or

•	any failure by La Quinta to meet any internal or analyst projections or forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenues, earnings, cash flow, cash position or other financial metrics for any period;

provided, that the exceptions in the two immediately preceding bullets shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided the first through the sixth bullets above) is, may be, contributed to, or may contribute to a material adverse effect); provided further, that any change, effect, event or occurrence referred to in the first, second and fourth bullets above may be taken into account in determining whether or not there has been or may be a material adverse effect to the extent that such change, effect, event or occurrence is disproportionately adverse to La Quinta and its retained subsidiaries, taken as a whole, as compared to other participants in the industries in which La Quinta and its retained subsidiaries operate (in which case solely the incremental disproportionate adverse effect may be taken into account in determining whether there has been a material adverse effect). The determination of “material adverse effect” shall in all events not take into account any changes, effects, events and occurrences to extent related to CorePoint, the other separated real estate entities, the separated real estate business, the separated real assets or the separated real liabilities (all of which will be part of CorePoint’s business following the spin-off).

Wyndham Worldwide and Merger Sub also make a number of representations and warranties to us regarding various matters pertinent to the merger and their respective businesses. Such representations and warranties relate to, among other things:

•	due organization, valid existence, good standing, qualification to do business and similar corporate matters;

•	corporate power and authority to enter into and perform their respective obligations under the merger agreement and to complete the merger, and the enforceability and due execution and delivery of the merger agreement;

•	the absence of conflicts with their respective organizational documents or applicable law (assuming that certain regulatory filings are made and certain regulatory consents are obtained), in each case as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	the absence of conflicts, breaches or violations of or defaults that would result in the loss of a benefit under, give rise to any right of termination, cancellation, amendment or acceleration of, or give rise to any other material right of a counterparty or any other material liability or obligation of Wyndham Worldwide or Merger Sub under any contract to which Wyndham Worldwide or Merger Sub is a party or by which Wyndham Worldwide or Merger Sub or its or any of their respective properties, assets or rights are bound, or of any licenses, in each case as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	the absence of any proceeding pending or, to the knowledge of Wyndham Worldwide, threatened against Wyndham Worldwide or any of its subsidiaries, or any threatened order, writ, injunction or decree;

•	information for inclusion or incorporation by reference in this proxy statement;

•	brokers, finders and investment bankers;

•	operations of Merger Sub;

•	the absence of Wyndham Worldwide’s and its affiliates’ beneficial ownership of La Quinta common stock;

•	the vote or consent of Wyndham Worldwide as sole stockholder of Merger Sub to approve the merger agreement and the transactions contemplated thereby;

•	contracts, agreements or understandings between or among, Wyndham Worldwide, Merger Sub or any subsidiary of Wyndham Worldwide, on the one hand, and any member of the La Quinta Board or officers or employees of La Quinta or the retained subsidiaries, on the other hand, relating in any way to La Quinta, the transactions contemplated by the merger agreement or the spin-off transaction Agreements or the operations of the Company after the effective time of the merger;

•	Wyndham Worldwide’s financing; and

•	La Quinta’s eligible independent contractor status with respect to CorePoint at the effective time of the merger.

Some of Wyndham Worldwide’s and Merger Sub’s representations and warranties are qualified as to materiality or by exceptions related to the absence of any change, effect, event or occurrence which has, or would reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub to timely perform their obligations under the merger agreement or to timely consummate the transactions contemplated thereby.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

We have agreed to restrictions on the operation of our business until the earlier of the effective time of the merger and the termination of the merger agreement. Such restrictions only apply to CorePoint and its business, assets and liabilities to the extent that any action taken or not taken would reasonably be expected to adversely affect La Quinta (other than CorePoint), La Quinta’s management and franchise business, or Wyndham Worldwide as the owner and operator thereof following the closing in any material respect and, further, such restrictions do not apply with respect to actions expressly contemplated by the merger agreement or the spin-off transaction agreements (including the restructuring transactions set forth in the plan of reorganization related to the spin-off). Subject to the foregoing, in general, we have agreed to conduct our business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts, and cause our subsidiaries to use their commercially reasonable efforts, to preserve our business organization and maintain existing relations and goodwill with governmental entities, employees, customers, suppliers, franchisees, creditors, lessors and all other persons having material business relationships with La Quinta or any of its retained subsidiaries. In addition, we have agreed that, subject to specified exceptions or as required by law, neither we nor our subsidiaries will, during the period from the date of the merger agreement to the earlier of the date of the effective time of the merger and the termination of the merger agreement, without the prior written consent of Wyndham Worldwide (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change our certificate of incorporation or bylaws or any similar governing instruments;

•	issue, deliver, sell, pledge, dispose of or encumber any of our securities or other rights of any kind to acquire or receive any of our securities or capital stock or other equity interests of any of our subsidiaries, except for (i) the issuance of shares of La Quinta common stock upon the settlement of La Quinta equity awards outstanding as of the date of the merger agreement, in accordance with their terms as in effect on the date of the merger agreement, and (ii) the issuance of shares of La Quinta common stock pursuant to the existing terms of the ESPP;

•	declare, set aside, make or pay any dividend or other distribution, with respect to any of our capital stock (except by one of our retained subsidiaries to La Quinta or another retained subsidiary);

•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other securities or equity interests of La Quinta, other than the acquisition of shares of La Quinta common stock from current or former directors, employees, employees or independent contractors upon the vesting of La Quinta equity awards outstanding as of the date of the merger agreement in order to pay taxes due in connection with the vesting of La Quinta equity awards outstanding as of the date of the Agreement or pursuant to the ESPP;

•	incur, or modify in any material respect the terms of, any indebtedness of La Quinta or any of its retained subsidiaries, issue any debt securities or any right to acquire any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any indebtedness of any other person, or make any loans, advances or capital contributions to, or investments in, any other person, other than (i) in the ordinary course of business consistent with past practice, including under La Quinta’s credit agreement and not to exceed $30,000,000 in the aggregate, (ii) by La Quinta of indebtedness of the retained subsidiaries or by the retained subsidiaries of indebtedness of La Quinta, or (iii) any letters of credit entered into in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate;

•	except as required by the terms of any La Quinta employee benefit plan as in effect on, and provided to Wyndham Worldwide prior to, the date of the merger agreement or as required by applicable laws, (i) grant or increase or agree to increase, in any material respect, compensation, severance, perquisites or other benefits, whether or not in cash, to current or former directors, officers or employees of La Quinta or any of its retained subsidiaries with annual base compensation in excess of $150,000, (ii) enter into, establish, adopt, amend or terminate any La Quinta employee benefit plan (including any plan, program or arrangement that would be a La Quinta employee benefit plan if in effect on the date hereof), (iii) take any action to accelerate the vesting, payment or funding of compensation or benefits or (iv) hire (other than to fill vacant positions, in which case the compensation for such employee will not materially exceed that of the previous employee to occupy such position) or terminate (other than for “cause”) any employee with annual compensation in excess of $200,000;

•	modify, amend or terminate, or waive any material rights under any material contract, or enter into any new contract which would have been a material contract if entered into prior to the effective date of the merger agreement, in each case other than in the ordinary course of business consistent with past practice;

•	acquire any person or business with a value exceeding $10,000,000 in the aggregate, except in connection with any transaction among La Quinta and its wholly owned subsidiaries or among La Quinta’s wholly owned subsidiaries;

•	make any material change to the terms of La Quinta’s or its subsidiaries’ policies or procedures with respect to its relationship with any of its current or prospective franchisees, including any material change to the terms of policies relating to royalties, brand marketing fees or reservations fees or any new material program or plan, or any material modification to any existing program or plan providing any franchisee incentives or franchisee economic assistance;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of La Quinta, other than as expressly contemplated by the merger agreement and the spin-off transaction agreements, or enter into any joint venture, strategic alliance, collaboration, material co-promotion, material co-marketing or similar partnerships;

•	authorize, make or incur any material capital expenditures;

•	sell, lease, permit to lapse or become abandoned (other than the expiration of intellectual property in accordance with its maximum statutory term), license, transfer, or otherwise dispose of or encumber any material intellectual property or any other properties or assets with a value in excess of $5,000,000 in the aggregate; or disclose any material trade secrets (other than in the ordinary course of business consistent with past practice and subject to confidentiality restrictions);

•	make any material change in any accounting principles (except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto) or delay or postpone the payment of payables and other liabilities or accelerate the collection of receivables;

•	compromise, settle or agree to settle any material legal proceedings, other than compromises, settlements or agreements that relate to the merger agreement or in which the amount to be paid does not exceed $1,000,000 individually or $5,000,000 in the aggregate and that do not involve admission of wrongdoing or equitable relief;

•	other than as required by law, enter into any labor or collective bargaining agreement with any labor organization or other representative of any La Quinta employees;

•

other than as required by law: make or change any material tax election of La Quinta or its retained subsidiaries; settle or compromise any material tax liability of La Quinta or any of its retained subsidiaries or settle or compromise any tax liability that could have a material effect on

La Quinta or its retained subsidiaries in future taxable years; make any material change in any method of tax accounting; file any material amendment to a material tax return; or waive or extend any statute of limitations in respect of any material taxes except as required by law;

•	enter into any new line of business outside of the management and franchise business; or

•	agree, authorize, resolve or commit to take any of the actions described above.

Restrictions on Solicitation of Acquisition Proposals

Non-Solicitation Provisions and Exceptions

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, we are subject to restrictions on our ability to initiate, solicit or knowingly facilitate third party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the approval of the merger proposal by La Quinta stockholders at the special meeting described further in this proxy statement). Specifically, La Quinta shall not, nor will it authorize or permit any of its subsidiaries, directors, officers, or employees to, and the Company shall not permit its representatives to:

•	initiate, solicit or knowingly facilitate or encourage any inquiries with respect to, or the making of, any acquisition proposal (as defined below);

•	engage in any negotiations or discussions concerning, or provide access to its or its subsidiaries’ properties, books and records or any confidential information or data to, any person relating to an acquisition proposal or any proposal, offer or inquiry that would reasonably be expected to lead to, an acquisition proposal;

•	amend or grant any waiver or release under or fail to enforce any standstill or similar agreement;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or

•	execute or enter into, any letter of intent, merger agreement, acquisition agreement or other agreement relating to any acquisition proposal (other than an acceptable confidentiality agreement).

Notwithstanding the foregoing, nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from:

•	taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to our stockholders pursuant to Rule 14d-9(f) under the Exchange Act or making any legally required disclosure to our stockholders with regard to an acquisition proposal;

•	prior to obtaining our stockholders’ approval of the merger proposal and our stockholders’ approval of the charter amendment proposals, contacting and engaging in discussions with any person or group and their respective representatives who has made an unsolicited acquisition proposal after the date of the merger agreement, solely for the purpose of clarifying such acquisition proposal and the terms thereof;

•

prior to obtaining our stockholders’ approval of the merger proposal and our stockholders’ approval of the charter amendment proposals, providing access to our properties, books and records and providing information or data in response to a request therefor by a person or group who has made an acquisition proposal after the date of the merger agreement that was not solicited in breach of the foregoing paragraph and bullets related thereto, if the La Quinta Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such acquisition proposal constitutes or would reasonably be expected to constitute, result in or lead to a superior proposal (as defined below), we have received from the person so requesting such information an executed confidentiality agreement on terms no less favorable in the aggregate to us to those contained in the confidentiality agreement between us and Wyndham Worldwide (such confidentiality agreement need not prohibit the making or amendment of an acquisition proposal and may not include any provision calling for an exclusive right to negotiate with us or any other provision that would restrict the Company from complying with our non-solicitation obligations under the merger agreement), and promptly (and in any event within 24 hours) after furnishing or making available any such non-public information, we furnish or make available such information to Wyndham Worldwide or its representatives;

•	prior to obtaining our stockholder’s approval of the merger proposal and of the charter amendment proposals, contacting and engaging in any negotiations or discussions with any person or group and their respective representatives who has made an unsolicited acquisition proposal after the date of the merger agreement (which negotiations or discussions need not be solely for clarification purposes) if the La Quinta Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such acquisition proposal constitutes or would reasonably be expected to constitute, result in or lead to a superior proposal; or

•	prior to obtaining our stockholders’ approval of the merger proposal, making a change of board recommendation in accordance with the merger agreement, as further described below.

Pursuant to the merger agreement, we and our subsidiaries and representatives immediately ceased any solicitations, discussions or negotiations with any person (other than Wyndham Worldwide and Merger Sub) in connection with an acquisition proposal, in each case that existed as of the date of the merger agreement. We also promptly requested each person (other than Wyndham Worldwide and Merger Sub) that prior to the date of the merger agreement executed a confidentiality agreement in connection with its consideration of an acquisition proposal to return or destroy all confidential information furnished to such person prior to the date of the merger agreement.

We will promptly (but in no event later than 48 hours after receipt thereof) notify Wyndham Worldwide in writing of the receipt of any acquisition proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an acquisition proposal after the date hereof, which notice will include a summary of the material terms of and the identity of the person or group making such acquisition proposal, other proposal, offer or inquiry and we will thereafter keep Wyndham Worldwide reasonably informed in all material respects on a reasonably current basis of any substantive developments (including any material change to the terms thereof) regarding any such acquisition proposal and will promptly (but in no event later than 48 hours after receipt) provide to Wyndham Worldwide copies of all substantive written requests, proposals, offers or proposed agreements received by us or any of our subsidiaries that describe any terms or conditions of any such acquisition proposal.

However, we may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential acquisition proposal to be made to us or the La Quinta Board if the La Quinta Board determines after consultation with legal counsel that the failure to waive or release such provision would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

La Quinta Board Recommendation and Change of Recommendation

Under the terms of the merger agreement, subject to certain exceptions, the La Quinta Board has agreed to recommend that La Quinta stockholders vote in favor of the merger proposal. Under the merger agreement, a “change of recommendation” of the La Quinta Board has occurred if the La Quinta Board directly or indirectly

•	fails to include such recommendation in this proxy statement,

•	approves, endorses or recommends, or proposes publicly to approve, endorse or recommend, any acquisition proposal,

•	withholds or withdraws (or modifies in a manner adverse to Wyndham Worldwide) or formally resolves to announces an intention to withhold or withdraw (or modify in a manner adverse to Wyndham Worldwide), such recommendation,

•	following the date on which any acquisition proposal made after the date of the merger agreement, or any material modification to such proposal, is publicly disclosed, fails to issue a press release that reaffirms such recommendation within five business days following our receipt of Wyndham Worldwide’s written request to do so (which request may only be made once with respect to any such acquisition proposal and each material modification thereto),

•	fails to recommend against any acquisition proposal that is a tender or exchange offer within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer or

•	resolves, agrees or publicly does any of the foregoing.

The La Quinta Board may effect a change of recommendation in connection with a superior proposal or an intervening event, subject to specified terms as further described below.

If, at any time prior to obtaining our stockholders’ approval of the merger proposal, the La Quinta Board determines in good faith, after consultation with its legal counsel and financial advisor, in response to an acquisition proposal received after the date of the merger agreement that did not result from a material breach of the obligations described above under the heading “Restrictions on Solicitation of Acquisition Proposals”, that such acquisition proposal constitutes a superior proposal, we or the La Quinta Board may make a change of board recommendation or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, provided that we:

•	have delivered to Wyndham Worldwide a written notice advising Wyndham Worldwide that the La Quinta Board proposes to take such action and containing the material terms and conditions of the superior proposal that is the basis of the proposed action by the La Quinta Board and all material documents relating thereto;

•	in the event of any material revisions to the acquisition proposal that the La Quinta Board has determined to be a superior proposal, we deliver a new written notice to Wyndham Worldwide (the notice period described below with respect to such material revisions will expire at 5:00 pm New York City time on the second business day immediately following the day on which we delivered such new written notice);

•	the La Quinta Board shall have determined in good faith, after consultation with legal counsel, that failure to effect a change of board recommendation or terminate the merger agreement to enter into a superior proposal, as applicable, would be reasonably likely to be inconsistent with the La Quinta Board’s fiduciary duties under applicable law;

•

(A) the La Quinta Board shall have considered in good faith any proposed changes to the merger agreement proposed in writing by Wyndham Worldwide no later than 5:00 p.m., New York City time, on the third business day immediately following the day on which we delivered the notice described in the first bullet (or the second business day immediately following the day on which we delivered the notice described in the second bullet), and the La Quinta Board, taking into account any proposed changes to the merger agreement during such three business day period, shall have again made the determination in good faith, after consultation with legal counsel, that failure to effect a change of board recommendation or terminate the merger agreement to enter into a superior proposal, as applicable, would be reasonably likely to be inconsistent with the La Quinta Board’s fiduciary duties under applicable law and (B) in the case of any termination of the merger agreement in order to cause or permit La Quinta or any of its subsidiaries to enter into an acquisition agreement relating to a superior proposal, we shall have complied in all material respects with our obligations described above under the heading “Restrictions on Solicitation of Acquisition Proposals” and our obligations described under the heading “La Quinta Board Recommendation and Change of Recommendation” and, concurrently with such termination or prior thereto, we shall have paid the termination fee described below in accordance with the merger agreement; and

•	if requested by Wyndham Worldwide, we shall have engaged, and shall have caused our representatives to engage, in good faith negotiations with Wyndham Worldwide and its representatives during such two or three business day period (as applicable) to make such adjustments proposed by Wyndham Worldwide to the terms and conditions of the merger agreement so that such acquisition proposal would cease to constitute a superior proposal.

The La Quinta Board may at any time prior to obtaining our stockholders’ approval of the merger agreement, directly or indirectly, (i) fail to include its recommendation in this proxy statement, or (ii) withhold or withdraw (or modify in a manner adverse to Wyndham Worldwide) or formally resolve to effect or publicly announce an intention to withhold or withdraw (or modify in a manner adverse to Wyndham Worldwide), its recommendation (and we shall not be required to include such recommendation in this proxy statement) in response to an intervening event (as defined below) if the La Quinta Board shall have determined in good faith, after consultation with its legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the La Quinta Board’s fiduciary duties under applicable law, provided, that:

•	we have notified Wyndham Worldwide in writing at least three business days before taking such action of the La Quinta Board’s intention to do so, attaching a reasonably detailed description of the basis of such proposed action; and

•	after such three business day period, the La Quinta Board shall have determined in good faith, after consultation with its legal counsel, and taking into account any proposal by Wyndham Worldwide to amend the terms of the merger agreement made during such period, that the failure to take such action would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

If requested by Wyndham Worldwide, we will engage, and will cause our representatives to engage, during such three business day period, in good faith negotiations with Wyndham Worldwide and its representatives to make such adjustments in the terms and conditions of the merger agreement so that such intervening event would cease to warrant a change of board recommendation.

Certain Definitions

In this proxy statement, an “acquisition proposal” refers to any proposal or offer from any person or group of persons (other than Wyndham Worldwide or Merger Sub) with respect to (a) any direct or indirect acquisition, by a person or group of persons in a single transaction or series of related transactions, of (i) twenty percent or more of (x) the assets of La Quinta and its subsidiaries, including CorePoint (including the capital stock of the subsidiaries) taken as a whole or (y) the retained assets of La Quinta, excluding CorePoint (including the capital stock of the retained subsidiaries) taken as a whole or (ii) shares or other equity securities (including securities exercisable, convertible, redeemable or exchange for shares) of La Quinta which, together with any other shares or other equity securities of La Quinta beneficially owned by such person or group, would equal twenty percent or more of the aggregate voting power of La Quinta, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, twenty percent or more of the aggregate voting power of La Quinta, or (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving La Quinta pursuant to which any person or group (or the shareholder of any person) would own, directly or indirectly, twenty percent or more of the aggregate voting power of La Quinta or of the surviving entity in a merger or the resulting direct or indirect parent of La Quinta or such surviving entity, other than, in each case, the transactions contemplated by the merger agreement.

In this proxy statement, a “superior proposal” refers to (x) any bona fide acquisition proposal with respect to any direct or indirect acquisition in a single transaction or series of related transactions of eighty percent or more of the assets of La Quinta and its subsidiaries, including CorePoint (including the capital stock of the subsidiaries) taken as a whole, made in writing after the date hereof that is on terms that the La Quinta Board determines in its good faith reasonable judgment (after consultation with its legal counsel and financial advisor) (a) would be reasonably likely to be consummated if accepted and (b) is superior to the holders of shares of La Quinta common stock, from a financial point of view, to the spin-off and the other transactions contemplated by the merger agreement and, taking into account at the time of determination all financial, legal, regulatory and other aspects of such acquisition proposal as the La Quinta Board considers to be appropriate (including the ability of the person making such proposal to consummate the transactions contemplated by such proposal) and of the merger agreement (including any changes to the terms of the merger agreement committed to by Wyndham Worldwide to La Quinta in writing in response to such proposal or otherwise) or (y) any bona fide proposal with respect to any direct or indirect acquisition, by a person or group of persons in a single transaction or series of related transactions, of eighty percent or more of the retained assets of La Quinta, excluding CorePoint (including the capital stock of the retained subsidiaries or any other entity holding the retained assets of La Quinta, excluding CorePoint), made in writing after the date hereof that is on terms that the La Quinta Board determines in its good faith reasonable judgment (after consultation with legal counsel and financial advisors) (a) would be reasonably likely to be consummated if accepted and (b) is superior to the holders of shares of La Quinta common stock, from a financial point of view, to the merger and, taking into account at the time of determination all financial, legal, regulatory and other aspects of such acquisition proposal as the La Quinta Board considers to be appropriate (including the ability of the person making such proposal to consummate the transactions contemplated by such proposal) and of the merger agreement (including any changes to the terms of the merger agreement committed to by Wyndham Worldwide to La Quinta in writing in response to such proposal or otherwise).

In this proxy statement, an “intervening event” refers to any event, fact, change, effect, condition, development, circumstance or occurrence (but specifically excluding any acquisition proposal or superior proposal) that (i) does not relate to Wyndham Worldwide or Merger Sub and (ii) was not known by the La Quinta Board and was not reasonably foreseeable (or the implications and effects of which were not fully known) to the La Quinta Board on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable to the La Quinta Board as of the date of the merger agreement), which event, fact, change, effect, condition, development, circumstance or occurrence, or any consequence thereof, becomes known to the La Quinta Board prior to obtaining our stockholders’ approval of the merger proposal.

Efforts to Complete the Merger

Each of the parties will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger, the spin-off and the other transactions contemplated by the merger agreement, including effecting, as promptly as practicable (and within the time limits set forth in the merger agreement) the regulatory filings and obtaining clearances in the U.S. pursuant to the HSR Act and described under “The Merger Proposal (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger” beginning on page 79, provided that Wyndham Worldwide and Merger Sub shall not be obligated to take any actions, or agree to refrain from taking any actions, that, collectively, would have a material adverse effect on the combined business after giving effect to the transactions contemplated by the merger agreement and the proposed separation of Wyndham Worldwide’s hotel group business, and La Quinta will not be required to take any action which is not conditioned on the closing occurring. Each of Wyndham Worldwide, Merger Sub and La Quinta will cooperate and provide the other with a reasonable opportunity to review and comment on any regulatory filing and approval, and on any amendment or supplement thereto and each will provide the other with a copy of all such filings made.

Employee Benefits

Without limiting any additional rights that any La Quinta employee may have under any La Quinta employee benefit plan, from the effective time of the merger until the second anniversary thereof, Wyndham Worldwide shall cause the surviving corporation and each of La Quinta’s retained subsidiaries to maintain for each individual employed by La Quinta or its retained subsidiaries at the effective time of the merger and who remains employed by the surviving corporation or La Quinta’s retained subsidiaries or becomes employed by Wyndham Worldwide or any of its affiliates (other than the surviving corporation or La Quinta’s retained subsidiaries), in each case, following the effective time of the merger (each, a “current employee”): (A) base compensation and annual target cash incentive compensation at least as favorable to such current employee as at the effective time of the merger and (B) benefits provided under employee benefit plans of Wyndham Worldwide or its affiliates that in the aggregate are substantially similar to the benefits (excluding any equity or equity-based, nonqualified deferred compensation, change in control or retention arrangements) maintained for and provided to such current employee immediately prior to the effective time of the merger, and to maintain the severance-related provisions of existing La Quinta employee benefit plans, as in effect on, and in the form provided to Wyndham Worldwide prior to, the date of the merger agreement. Wyndham Worldwide will also provide employees with full credit for purposes of eligibility and vesting under any employee benefit plans, waive any pre-existing condition or eligibility limitation, and credit claims incurred and amounts paid or reimbursed before the effective time of the merger under similar plans for purposes of determining deductibles and out-of-pocket limitations.

From and after the effective time of the merger, Wyndham Worldwide shall honor, and shall cause La Quinta’s retained subsidiaries to honor, in accordance with their terms as in effect on, and to the extent disclosed to Wyndham Worldwide prior to, the date of the merger agreement, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between La Quinta or any of its retained subsidiaries and any officer, director or employee, (ii) existing equity-based plans, programs or agreements, bonus plans or programs and (iii) all obligations outstanding thereunder pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of La Quinta or its subsidiaries and similar employment compensation and benefit arrangements and agreements still in effect as of the effective time of the merger.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, Wyndham Worldwide agrees to cause the surviving corporation to indemnify, defend and hold harmless each present and former director, officer and employee of La Quinta (including in their capacity as fiduciary under the La Quinta equity plan) (the “indemnified parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time of the merger (including the fact that such person is or was a director, officer or employee of La Quinta or any acts or omissions occurring or alleged to occur prior to the effective time of the merger), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under the DGCL, and Wyndham Worldwide or the surviving corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding, including any expenses incurred in enforcing such person’s rights, to the same extent as such indemnified parties are entitled to indemnification and advancement of expenses as of the date of the merger agreement under the amended and restated certificate of incorporation or amended and restated bylaws of La Quinta or the certificate of incorporation and bylaws, or equivalent organizational documents, of any of its retained subsidiaries.

La Quinta shall (and, if La Quinta is unable to, Wyndham Worldwide shall cause the surviving corporation as of the effective time of the merger to) purchase and fully pay by the effective time of the merger, at no expense to the beneficiaries, “tail” policies to the current directors’ and officers’ liability insurance policies maintained at such time by La Quinta from an insurance carrier with the same or better credit rating as

La Quinta’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, which tail policies (i) will be effective for a period from the effective time of the merger through and including the date six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger (including in connection with the merger agreement, the spin-off transaction agreements or the transactions or actions contemplated thereby), and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. Wyndham Worldwide will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the surviving corporation.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective successors, heirs and legal representatives.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements relating to, among other things:

Wyndham Spin. Wyndham Worldwide is contemplating a previously announced potential spin-off of Wyndham Hotel & Resorts, Inc., a Delaware corporation (“Wyndham Spinco”), which, following the consummation of such spin-off and related transactions by Wyndham Worldwide, would hold Wyndham Worldwide’s hotel group businesses (the “Wyndham spin”). Pursuant to the merger agreement, Wyndham Worldwide has agreed not to consummate the Wyndham spin unless (i) prior to the consummation thereof, Wyndham Spinco has entered into a replacement commitment letter with respect to the Wyndham Worldwide financing in accordance with the merger agreement (and provided a copy of the same to us), (ii) prior to the consummation of the Wyndham spin, Wyndham Worldwide has delivered to us a certificate, dated as of the date of the consummation of the Wyndham spin, of a senior officer of Wyndham Worldwide certifying to the effect that certain representations and warranties made by Wyndham Worldwide in the merger agreement with respect to the Wyndham Worldwide financing are true and correct, as of such date, with respect to Wyndham Spinco, and (iii) the consummation of the Wyndham spin would not reasonably be expected to impair in any material respect the ability of Wyndham Worldwide to perform its obligations under the merger agreement or the ability of Wyndham Spinco to perform its obligations under the merger agreement following an assignment of the merger agreement by Wyndham Worldwide to Wyndham Spinco in accordance with the merger agreement, or prevent or materially impede, interfere with, hinder or delay the consummation of the merger or the transactions contemplated by the merger agreement, and Wyndham Worldwide has delivered to us a certificate, dated as of the date of the consummation of the Wyndham spin, of a senior officer of Wyndham Worldwide certifying to this effect.

Financing. We have agreed to use our reasonable best efforts to take (and cause CorePoint to take), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete CorePoint’s debt financing on or before the closing on the terms and conditions described in CorePoint’s financing commitments. Wyndham Worldwide has agreed to use its reasonable best efforts to take (and cause Merger Sub to take), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete Wyndham Worldwide’s debt financing on or before the closing on the terms and conditions described in Wyndham Worldwide’s financing commitments. For purposes of the merger agreement, references to Wyndham Worldwide’s financing commitments include the financing commitments to be entered into by Wyndham Spinco, in the event Wyndham Worldwide’s financing commitments are assigned to Wyndham Spinco prior to the merger. We have agreed to provide, and cause each of the retained subsidiaries to provide, and to use our reasonable best efforts to have each of our and our retained subsidiaries’ respective representatives, in each case, to use their respective reasonable best efforts to provide, in each case, to Wyndham Worldwide and Merger Sub, at Wyndham Worldwide’s sole expense, all cooperation reasonably necessary in connection with the arrangement of Wyndham Worldwide’s debt financing (including customary high-yield non-convertible debt securities offering to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by Wyndham Worldwide’s financing commitments) or in connection with the Wyndham spin.

Spin-Off. We have agreed to use reasonable best efforts to effect the transactions set forth in the spin-off transaction agreements in accordance with the terms thereof so that they occur following the special meeting of our stockholders and the receipt of our stockholders’ approval of the merger proposal, but prior to the effective time of the merger. Prior to the effective time of the merger, any changes proposed by any party to the merger agreement to any of the spin-off transaction agreements from the forms agreed upon as of the date of the merger agreement will be subject to the prior written approval of the other party to the merger agreement (which approval shall not be unreasonably withheld, conditioned or delayed). We have agreed to, and to cause our applicable subsidiaries to, prior to the spin-off, enter into (a) management agreements in agreed form between CorePoint or certain of its subsidiaries, on the one hand, and La Quinta or certain of its retained subsidiaries, on the other hand, (b) franchise agreements in agreed form between CorePoint or certain of its subsidiaries, on the one hand, and La Quinta or certain of its retained subsidiaries, on the other hand, (c) certain related subordination, non-disturbance, and attornment agreements and comfort letters and related agreements and (d) the tax matters agreement and the transition services agreement, between CorePoint or certain of its subsidiaries, on the one hand, and La Quinta or certain of its retained subsidiaries, on the other hand.

Separation Committee. Each of Wyndham Worldwide and La Quinta has agreed to form a special separation committee with an equal number of representatives from Wyndham Worldwide and La Quinta to discuss and monitor the restructuring transactions set forth in the plan of reorganization for the transfer of the separated real estate business in accordance with the terms of the separation agreement and the other spin-off transaction agreements.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement shall have been adopted, and the charter amendment proposals shall have been approved, by La Quinta stockholders at the special meeting and such approval must continue to be in full force and effect;

•	the CorePoint registration statement in connection with the spin-off shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of CorePoint common stock shall have been obtained and be in effect, and such shares of CorePoint common stock shall have been approved for listing on the NYSE;

•	the spin-off shall have been consummated in all material respects in accordance with the terms of the separation agreement;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no proceeding shall be pending before, or threatened in writing by, the Antitrust Division of the DOJ or the FTC wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of the merger agreement or the spin-off transaction agreements or any of the transactions under such agreements, declare unlawful the transactions contemplated by the merger agreement or the spin-off transaction agreements or cause such transactions to be rescinded; and

•	no order, injunction or decree issued by any governmental entity of competent jurisdiction preventing the consummation of the merger or the distribution shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental entity that prohibits, restrains, enjoins or makes illegal the consummation of the merger or the distribution.

Wyndham Worldwide and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties in the merger agreement regarding (i) our and our subsidiaries’ due organization, valid existence, good standing, qualification to do business and similar corporate matters; (ii) our organizational documents; (iii) our corporate power and authority to enter into and perform our obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement; and (iv) our brokers, finders or investment bankers must be true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date (unless any such representation or warranty was made only as of a specified date, in which event such representation and warranty shall have been true and accurate as of such specified date);

•	our representations and warranties in the merger agreement regarding (i) our capitalization and capital structure and (ii) absence of certain events shall be true and correct in all respects at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of clause (i) only, for such inaccuracies as are de minimis in nature and amount;

•	all our other representations and warranties in the merger agreement shall be true and correct (disregarding any qualifications as to materiality or material adverse effect contained therein), in each case, at and as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and accurate, has not had and would not reasonably be expected to have, a material adverse effect;

•	performance in all material respects of our obligations, and compliance in all material respects with the agreements and covenants, required to be performed by or complied with by us under the merger agreement at or prior to the closing of the merger;

•	absence of a material adverse effect since the date of the merger agreement;

•	execution of each spin-off transaction agreement by the parties thereto, and performance of the covenants set forth therein required to be performed prior to the effective time of the merger in all material respects;

•	receipt by Wyndham Worldwide of a certificate executed by a senior officer of La Quinta confirming that the conditions described in the first through the fourth bullets above have been satisfied; and

•	receipt by La Quinta or the applicable retained subsidiary of the cash payment (as defined in the separation agreement).

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of Wyndham Worldwide and Merger Sub in the merger agreement regarding (i) their respective due organization, valid existence, good standing, qualification to do business and similar corporate matters; (ii) their respective corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement; (iii) brokers, finders or investment bankers; and (iv) La Quinta’s eligible independent contractor status with respect to CorePoint as of the effective time of the merger, shall be true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date (unless any such representation or warranty was made only as of a specified date, in which event such representation and warranty shall have been true and accurate as of such specified date);

•

each of Wyndham Worldwide’s and Merger Sub’s other representations and warranties in the merger agreement shall be true and correct (disregarding any qualifications as to materiality or material adverse effect contained therein), in each case, as of the date of the merger agreement and as of the closing date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate as of such specified date), except where the failure of any such representations and warranties to be so true and accurate, individually or in the aggregate, would not, and would not reasonably be expected to, have a material adverse effect on the ability of Wyndham Worldwide or Merger Sub to timely perform their obligations under the merger agreement or to timely consummate the transactions contemplated thereby;

•	performance by Wyndham Worldwide and Merger Sub in all material respects of each of their obligations, and compliance in all material respects with the agreements and covenants, required to be performed by them or complied with by them under the merger agreement prior to the closing of the merger; and

•	receipt by us of a certificate of a senior officer of each of Wyndham Worldwide and Merger Sub, certifying that the conditions described in the bullets above have been satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated by La Quinta or Wyndham Worldwide under the following circumstances, notwithstanding the adoption of the merger agreement by the stockholders of La Quinta or Merger Sub at any time prior to the effective time of the merger:

•	by mutual written consent of La Quinta and Wyndham Worldwide;

•	if any court of competent jurisdiction or other governmental entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable, provided that the party seeking to terminate under this circumstance used its reasonable best efforts as required by the merger agreement (and as described above under the heading “Efforts to Complete the Merger”) to prevent, oppose and remove such order, decree, ruling or other action and the issuance of such final, non-applicable order, decree or ruling or other action was not primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•	if approval of the merger proposal and the charter amendment proposals by La Quinta stockholders has not been obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger proposal and the charter amendment proposals was taken; or

•	if the merger has not occurred on or prior to July 17, 2018 (as such date may be extended as described below, the “outside date”), provided that the right to terminate the merger agreement under this circumstance will not be available to any party if any action of such party (and, in the case of Wyndham Worldwide, including Merger Sub) or failure by such party to fulfill any obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the merger to be consummated on or before the outside date and such action or failure to perform constitutes a breach of the merger agreement, provided, further, that if prior to the outside date all of the conditions to the closing have been satisfied or waived, as applicable, other than the condition that any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no proceeding relating thereto shall be pending, and those conditions that by their nature are to be satisfied at the closing, but subject (with exceptions) to such conditions being capable of being satisfied, either La Quinta or Wyndham Worldwide may extend the outside date by 90 days.

La Quinta may also terminate the merger agreement, notwithstanding the adoption of the merger agreement by the stockholders of La Quinta or Merger Sub:

•	if there shall have been a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Wyndham Worldwide or Merger Sub and such breach would cause the failure of a closing condition to be satisfied by the outside date, and such breach is incapable of being cured by Wyndham Worldwide or Merger Sub within 20 days of written notice provided by La Quinta (or by the outside date if less than 20 days prior to the outside date), provided that La Quinta may not terminate the merger agreement pursuant to this provision if it is then in breach of the merger agreement in any material respect; or

•	in compliance with the non-solicitation provisions set forth in the merger agreement, in order to enter into a definitive agreement with respect to a superior proposal, subject to payment of a termination fee to Wyndham Worldwide prior to or concurrently with such termination.

Wyndham Worldwide may also terminate the merger agreement, notwithstanding the adoption of the merger agreement by the stockholders of La Quinta or Merger Sub:

•	if there shall have been a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of La Quinta and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by La Quinta within 20 days of written notice provided by Wyndham Worldwide (or by the outside date if less than 20 days prior to the outside date), provided that Wyndham Worldwide may not terminate the merger agreement pursuant to this provision if it is then in breach of the merger agreement in any material respect; or

•	if prior to the approval by La Quinta stockholders of the merger proposal and the charter amendment proposals, the La Quinta Board or any committee thereof (a) has made a change of recommendation with respect to the merger, or (b) has otherwise failed to include its recommendation in this proxy statement.

Termination Fees and Expenses

We will be required to pay Wyndham Worldwide a termination fee equal to $37,000,000 in cash in the following circumstances:

•	if the merger agreement is terminated by La Quinta in compliance with the non-solicitation provisions set forth in the merger agreement, in order to enter into a definitive agreement with respect to a superior proposal;

•	if the merger agreement is terminated by Wyndham Worldwide as a result of the fact that, prior to the approval by La Quinta stockholders of the merger proposal and the charter amendment proposals, the La Quinta Board or any committee thereof (i) has made a change of recommendation with respect to the merger, or (ii) has otherwise failed to include its recommendation in this proxy statement;

•

(i) at any time after the date of the merger agreement and prior to the taking of a vote to adopt the merger agreement at the special meeting or any postponement or adjournment thereof, an acquisition proposal shall have been made directly to La Quinta stockholders, or an acquisition proposal shall have otherwise become publicly known, and in each case such acquisition proposal shall have not been withdrawn in a bona fide manner prior to such taking of a vote to adopt the merger agreement, (ii) thereafter, the merger agreement is terminated by Wyndham Worldwide or La Quinta due to our stockholders’ approval not having been obtained at the special meeting or the merger not having been completed by the outside date, or by Wyndham Worldwide due to a breach by La Quinta that has not been cured within 20 days or, if earlier, the outside date

(with respect to a breach of the non-solicitation obligations or the provisions relating to this proxy statement and the special meeting), and (iii) La Quinta enters into a definitive agreement (other than an acceptable confidentiality agreement) with respect to a transaction contemplated by any acquisition proposal or a proposal to acquire fifty percent or more of the CorePoint business or the shares or other equity securities of CorePoint (which is subsequently consummated), or a transaction in respect of any acquisition proposal or a proposal to acquire fifty percent or more of the CorePoint business or the shares or other equity securities of CorePoint is consummated, in each case within twelve months of the date of such termination; or

•	if (i) the merger agreement is terminated by Wyndham Worldwide or La Quinta due to our stockholders’ approval not having been obtained at the special meeting and we have not delivered a CorePoint financing certificate to Wyndham Worldwide on the date that is two business days prior to the special meeting or (ii) the merger agreement is terminated (x) by La Quinta due to the merger not having been completed by the outside date and we have not delivered a CorePoint financing certificate to Wyndham Worldwide on the date of such termination or the date that is one business day prior to such termination or (y) by Wyndham Worldwide due to the merger not having been completed by the outside date and (a) on the date that is three business days prior to such termination, Wyndham Worldwide shall have requested in writing a CorePoint financing certificate and (b) we shall not have delivered such CorePoint financing certificate to Wyndham Worldwide on the date of such request or on the date that is two business days prior to such termination. For purposes of the merger agreement, a “CorePoint financing certificate” refers to a certificate of the CFO or another senior officer of La Quinta that, as of the date of such certificate, to the knowledge of La Quinta, no event (including any notice or other communication from any party to the CorePoint financing commitments) has occurred that, assuming the satisfaction of the conditions to La Quinta’s obligation to close the merger, would reasonably be expected to cause the CorePoint financing commitments to terminate or to be withdrawn, modified, repudiated or rescinded, or otherwise cause the funds contemplated to be available thereunder on the closing date not to be available to CorePoint on a timely basis to permit the closing to occur as of the closing date.

If we fail to pay Wyndham Worldwide a termination fee within the specified time period, we will be required to reimburse Wyndham Worldwide’s reasonable out-of-pocket costs and expenses incurred in connection with any action taken to collect payment of such amounts.

Except for the termination fee, out-of-pocket expenses and monetary damages payable by La Quinta under the circumstances described above, whether or not the merger is completed, we and Wyndham Worldwide are each responsible for all respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. We are not required to pay the applicable termination fee on more than one occasion.

Amendment and Waiver of the Merger Agreement

Subject to the provisions of applicable law, the merger agreement may be amended by the parties at any time prior to the effective time of the merger with the approval of the respective boards of directors of La Quinta, Wyndham Worldwide and Merger Sub. The merger agreement may only be amended by written agreement, executed and delivered by duly authorized officers of the respective parties.

At any time prior to the effective time of the merger, any party may extend the time for performance of any obligation or act of the other parties, waive any inaccuracies in the representations or warranties in the merger agreement or any document delivered in connection therewith, or waive the other party’s compliance with any of the agreements or conditions contained in the provisions of the merger agreement (subject to compliance with applicable law). Such waivers are only valid if set forth in a written instrument signed by the party or parties to be bound thereby.

Certain provisions of the merger agreement may not be amended, modified, waived or terminated in a manner that is materially adverse to the respective debt financing sources providing the debt financing of Wyndham Worldwide or CorePoint, as applicable, without the prior written consent of the relevant debt financing sources of such debt financing.

Assignment of the Merger Agreement; Wyndham Spinco

The merger agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties thereto; provided that (a) Wyndham Worldwide may assign all or any portion of its rights and obligations pursuant to the merger agreement to its debt financing sources pursuant to the terms of the Wyndham Worldwide financing commitments for purposes of creating a security interest therein or otherwise assigning as collateral in respect of Wyndham Worldwide’s debt financing and (b) subject to the provisions described above governing the Wyndham spin, Wyndham Worldwide may assign all of its right, title and interest under the merger agreement to Wyndham Spinco concurrently with the consummation of the Wyndham spin, and following any such assignment Wyndham Spinco shall become “Wyndham Worldwide” for all purposes thereunder, subject to certain exceptions, and Wyndham Worldwide shall have no further liability or obligation thereunder except that (i) in the case of a breach by Wyndham Worldwide or Merger Sub of any of their respective covenants or agreements under the merger agreement or the spin-off transaction agreements prior to such assignment, Wyndham Worldwide shall have liability for such breach, (ii) Wyndham Worldwide shall guarantee the payment of any amounts owed by Wyndham Spinco under the merger agreement or the spin-off transaction agreements and not paid by Wyndham Spinco when due on a prompt and timely basis (other than the merger consideration) and (iii) upon the reasonable written request of La Quinta, Wyndham Worldwide shall use its reasonable best efforts to provide such information and to execute such documents, instruments and papers as may be reasonably required or appropriate in order for Wyndham Spinco and La Quinta, subject to the terms of the merger agreement, to carry out the merger or the other transactions contemplated thereby.

Specific Performance

The parties are entitled to seek injunction, specific performance and other equitable remedies to prevent breaches of the merger agreement and to enforce the terms thereof.

SPIN-OFF TRANSACTION AGREEMENTS

Concurrently with the execution of the merger agreement, La Quinta and CorePoint have entered into the separation agreement and the employee matters agreement. The tax matters agreement will be executed in connection with the spin-off. The summary of the material provisions of the separation agreement, the employee matters agreement and the tax matters agreement, a copy of each of which is attached to this proxy statement as Annex E, Annex F and Annex G, respectively, and each of which is hereby incorporated by reference into this proxy statement, does not purport to be complete and may not contain all of the information about these agreements that is important to you. We encourage you to read carefully each of these agreements in its entirety.

Separation Agreement

The separation agreement governs the terms and conditions regarding the reverse stock split, the transfer of La Quinta’s real estate assets and certain related assets and liabilities (the “CorePoint business”) from La Quinta to CorePoint (the “separation”) and the spin-off. In connection with the separation, the separation agreement provides, among other things, for the transfer by La Quinta to CorePoint of certain assets, and the assumption by CorePoint of certain liabilities, related to the CorePoint business.

The separation agreement provides that, immediately prior to and as a condition of the spin-off, CorePoint will make a cash payment to La Quinta of $983,950,000, subject to certain adjustments based on the actual amount of net indebtedness at La Quinta (as of immediately prior to the effective time of the spin-off) and certain accrued but unpaid expenses incurred in connection with the separation, the spin-off and the merger (the “cash payment”). In connection with La Quinta’s entry into the merger agreement, CorePoint entered into a commitment letter (the “debt commitment letter”) with JPMorgan Chase Bank (the “debt commitment party”) pursuant to which the debt commitment party has committed, subject to customary conditions specified in the debt commitment letter, to provide CorePoint with $1.085 billion in secured debt financing to provide sufficient funds to make the cash payment.

The separation agreement provides that the spin-off is subject to the satisfaction or waiver of various conditions, including receipt of the cash payment by La Quinta, the receipt of an opinion of counsel regarding CorePoint’s status as a real estate investment trust for U.S. federal income tax purposes and the effectiveness of CorePoint’s Form 10 in connection with the spin-off. The separation agreement also sets forth certain other covenants and agreements between La Quinta and CorePoint related to the separation, including provisions concerning the termination and settlement of intercompany accounts and obtaining certain governmental approvals and third party consents. The separation agreement also sets forth certain covenants and agreements that govern certain aspects of the relationship between La Quinta and CorePoint following the spin-off, including provisions with respect to release of claims and indemnification provisions.

Employee Matters Agreement

The employee matters agreement generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs between La Quinta and CorePoint. The employee matters agreement, in conjunction with the merger agreement, will provide for the treatment of La Quinta’s outstanding equity awards in connection with the spin-off (as described more fully above in the section titled “Treatment of La Quinta Equity Awards” on page 39). In addition, the employee matters agreement sets forth the general principles relating to various employee matters, including with respect to the assignment of employees and the transfer of employees from La Quinta to CorePoint, the assumption and retention of liabilities and related assets, workers’ compensation, and related matters. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, (i) La Quinta will retain sponsorship of, and the liabilities relating to, La Quinta compensation and benefit plans and be solely responsible for employee-related liabilities relating to current and former employees of La Quinta, whether arising prior to or after the spin-off, and employee-related liabilities of CorePoint employees, to the extent arising on or prior to the spin-off, and (ii) CorePoint will assume sponsorship of, and the liabilities relating to, compensation and benefit plans and agreements with respect to CorePoint employees and be solely responsible for employee-related liabilities relating to CorePoint employees, to the extent arising following the spin-off.

La Quinta and Wyndham Worldwide encourage you to read the employee matters agreement carefully.

Tax Matters Agreement

The tax matters agreement will govern the respective rights, responsibilities and obligations of La Quinta and CorePoint after the spin-off with respect to tax liabilities and benefits, tax attributes, tax returns, tax contests, and tax sharing regarding U.S. federal, state, local and foreign taxes for periods prior to the spin-off. The tax matters agreement also will provide special rules for allocating tax liabilities resulting from the spin-off and related transactions.

Under the tax matters agreement, La Quinta will generally provide an indemnity to CorePoint for pre-closing taxes, provided, however, that CorePoint will be responsible for 50% of any taxes and losses attributable to any failure to comply with taxes imposed by the Affordable Care Act under Section 4980H of the Code by La Quinta and/or its subsidiaries for the taxable years ending December 31, 2015 and December 31, 2016. CorePoint will also be responsible for any taxes and losses resulting from certain audits identified in the tax matters agreement.

The tax matters agreement also provides that to the extent the income taxes (as computed on an estimated basis) due with respect to the spin-off and related transactions are (i) less than $240,000,000 (the “reserve amount”), which reflects an estimate of the taxes expected to be incurred in connection with the taxable spin-off of CorePoint, La Quinta will pay to CorePoint an amount equal to the difference between the reserve amount and such estimated taxes, or (ii) greater than the reserve amount, CorePoint will pay to La Quinta an amount equal to the difference between such estimated taxes and the reserve amount.

THE VOTING AGREEMENT

The following describes the material provisions of the voting agreement, which is incorporated by reference into this proxy statement. We encourage you to read carefully the voting agreement in its entirety.

Concurrently with and as a condition to Wyndham Worldwide’s execution of the merger agreement, certain entities affiliated with The Blackstone Group, L.P. (such entities, collectively, the “Blackstone stockholders”), have entered into a support agreement with Wyndham Worldwide (the “voting agreement”) covering shares of La Quinta common stock legally or beneficially owned by the Blackstone stockholders (the “voting party shares”), which constituted, in the aggregate, approximately 29.97% of La Quinta’s issued and outstanding shares as of January 17, 2018.

Pursuant to and subject to the terms and conditions of the voting agreement, the Blackstone stockholders have agreed to vote, or cause the holder of record to vote, the voting party shares in favor of the merger proposal and the charter amendment proposals and certain related transactions and against certain other actions. The Blackstone stockholders have also agreed, subject to certain exceptions, not to (i) solicit or knowingly encourage any inquiries with respect to certain alternative business combination transactions with respect to La Quinta or (ii) engage in any acquisitions or discussions concerning, or provide any confidential information to, any person relating to certain alternative business combination transactions with respect to La Quinta, and not to, subject to certain exceptions, transfer or dispose of the voting party shares.

The voting agreement will terminate upon the earliest of (i) the closing of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) any material change to the terms of the merger without the prior written consent of the Blackstone stockholders that (A) reduces the per-share merger consideration (other than certain adjustments in compliance with the merger agreement, including with respect to the reverse stock split) or (B) changes the form of consideration payable in the merger.

CHARTER AMENDMENT PROPOSALS

(PROPOSAL 2)

On January 17, 2018, the La Quinta Board adopted resolutions (1) approving and declaring advisable and in the best interest of La Quinta and its stockholders certain amendments to La Quinta’s Amended and Restated Certificate of Incorporation set forth on Annex D to this proxy statement to (a) effect a reverse stock split of the La Quinta common stock at a ratio of 1-for-2 and (b) change the par value of the La Quinta common stock in connection with the reverse stock split from $0.01 per share to $0.02 per share, (2) directing that the charter amendment proposals be submitted to our stockholders for their approval and (3) recommending that our stockholders approve the charter amendment proposals.

Upon approval by La Quinta stockholders of the charter amendment proposals comprising the amendment set forth on Annex D to this proxy statement, which has been approved by La Quinta’s Board, La Quinta would be authorized to file with the Secretary of State of the State of Delaware the certificate of amendment as set forth on Annex D to this proxy statement, and the certificate of amendment will thereafter become effective upon such filing. Except as contemplated by the certificate of amendment set forth on Annex D to this proxy statement, the provisions of La Quinta’s amended and restated certificate of incorporation would remain unchanged.

La Quinta will issue fractional shares of our La Quinta common stock (par value $0.02) in the reverse stock split.

Tax Consequences of the Reverse Stock Split

The distribution of CorePoint common stock in connection with the reverse stock split is intended to be treated as a redemption of the shares of La Quinta common stock that are no longer outstanding as a result of the reverse stock split for U.S. federal income tax purposes. We expect that such redemption of stock, combined with the merger as part of a prearranged, integrated plan, will be viewed together as a complete termination of La Quinta stockholders’ interests in La Quinta, and that each of the redemption and the merger transactions will be integrated and be treated as a sale or exchange of La Quinta common stock for U.S. federal income tax purposes. We have agreed in the merger agreement to treat the redemption in connection with the reverse stock split and the merger in a manner consistent with this expectation for tax purposes.

Board Rationale

The La Quinta Board has adopted resolutions approving the reverse stock split in recognition of the value delivered to La Quinta stockholders in connection with the distribution of CorePoint common stock in the spin-off and in furtherance of the tax treatment described above.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

If approved and effected, the reverse stock split will take effect simultaneously for all outstanding shares of our common stock and in the same ratio for all outstanding shares of La Quinta common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power. The principal effects of the reverse stock split will be that:

•	each 2 shares of common stock, par value $0.01 per share, owned by a stockholder will be combined into one share of common stock, par value $0.02 per share;

•	the aggregate number of equity-based awards that remain available to be granted under our equity incentive plans and other benefit plans will be reduced proportionately to reflect such reverse stock split ratio;

•	proportionate adjustments will be made to the number of shares that would be owned upon vesting of restricted stock awards and restricted stock units, as well as to the pre-share exercise price and the number of shares issuable upon the exercise of outstanding options (if any);

•	the aggregate number of shares issuable pursuant to outstanding restricted stock awards, restricted stock units or other equity-based awards made under our equity incentive plans will be reduced proportionately based upon the reverse stock split ratio; and

•	the merger consideration of $8.40 in cash per share prior to giving effect to the reverse stock split, without interest, will, upon completion of the reverse stock split immediately prior to the effective time of the merger, be converted into the merger consideration of $16.80 in cash, without interest. Accordingly, the aggregate merger consideration that any La Quinta stockholder will be entitled to receive upon the effective time of the merger will not be affected by the reverse stock split.

Fractional Shares

We will issue fractional shares in connection with the reverse stock split. Stockholders entitled to receive the merger consideration upon the effective time of the merger pursuant to the merger agreement who would hold fractional shares as a result of the reverse stock split because the number of shares of La Quinta common stock they hold before the reverse stock split is not evenly divisible by two will have such fractional share converted, at the effective time of the merger, into the right to receive an amount in cash equal to (i) the fraction representing any such fractional share multiplied by (ii) the merger consideration.

No Appraisal Rights

Under Delaware law, our stockholders will not be entitled to dissenters’ rights or appraisal rights with respect to the charter amendment proposals.

Interests of Certain Persons in Proposal 2

Certain of our officers and directors have an interest in Proposal 2 as a result of their ownership of shares of La Quinta common stock. However, we do not believe that our officers or directors have interests in Proposal 2 that are different from or greater than those of any of our other stockholders.

Abandonment

By approving Proposal 2, the stockholders will be authorizing the La Quinta Board to abandon the charter amendment proposals in the event that the spin-off or the merger will not be consummated.

Approval of the charter amendment proposals requires the affirmative vote of a majority of the voting power of the outstanding shares of La Quinta common stock entitled to vote thereon. Abstentions, broker non-votes and failures to vote will have the same effect as a vote “AGAINST” the proposals.

The La Quinta Board unanimously recommends that La Quinta stockholders vote “FOR” the charter amendment proposals.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED

COMPENSATION PROPOSAL

(PROPOSAL 3)

In accordance with Section 14A of the Exchange Act, La Quinta is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of La Quinta in connection with the merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 73. This proposal, commonly known as “say-on-golden parachute,” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, La Quinta is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to La Quinta’s named executive officers in connection with the merger, as disclosed under “The Merger Proposal (Proposal 1) — Interests of La Quinta’s Executive Officers and Directors in the Merger — Quantification of Potential Merger-Related Payments to Named Executive Officers,” as reflected in the table captioned “Golden Parachute Compensation,” the associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on La Quinta, Wyndham Worldwide or the surviving corporation. Because La Quinta is contractually obligated to make the potential merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and regardless of the outcome of the advisory vote.

Approval of the named executive officer merger-related compensation proposal requires a majority of the votes cast in favor of such proposal at the special meeting at which quorum is present. Abstentions will not count as votes cast on the named executive officer merger-related compensation proposal, but will still count for the purpose of determining whether a quorum is present. Assuming a quorum is present at the special meeting, abstentions, broker non-votes and failures to vote will have no effect on the outcome of the named executive officer merger-related compensation proposal.

The La Quinta Board unanimously recommends that La Quinta stockholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL 4)

La Quinta stockholders are being asked to approve a proposal that will give us authority from the stockholders to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal and the charter amendment proposals if there are not sufficient votes at the time of the special meeting to approve the merger proposal and the charter amendment proposals. If a quorum is not present, the chairman of the meeting or the stockholders, by the affirmative vote of a majority of the voting power of the shares of La Quinta common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time.

In addition, the La Quinta Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. La Quinta does not intend to call a vote on this proposal if the merger proposal and the charter amendment proposals have been approved at the special meeting.

Approval of the adjournment proposal requires a majority of the votes cast in favor of such proposal at the special meeting at which quorum is present. If no quorum is present at the special meeting, the chairman of the meeting or the stockholders, by the affirmative vote of the holders of a majority of the shares of La Quinta common stock present or represented by proxy at the special meeting, may adjourn the special meeting. Abstentions will not count as votes cast on the adjournment proposal, but will still count for the purpose of determining whether a quorum is present. Assuming a quorum is present at the special meeting, abstentions, broker non-votes and failures to vote will have no effect on the outcome of the adjournment proposal.

The La Quinta Board unanimously recommends that La Quinta stockholders vote “FOR” the adjournment proposal.

MARKET PRICES OF LA QUINTA COMMON STOCK

Market Information

La Quinta common stock trades on the NYSE under the symbol “LQ”. The following table shows the intraday high and low sales price of La Quinta common stock for our first quarter of fiscal 2018 (through March 19, 2018) and each of our preceding fiscal quarters in 2017 and 2016.

Fiscal Year	High	Low
2016
First Quarter	$13.50	$9.42
Second Quarter	$13.75	$10.25
Third Quarter	$12.79	$10.40
Fourth Quarter	$14.51	$9.73
2017
First Quarter	$15.05	$11.76
Second Quarter	$15.39	$13.07
Third Quarter	$17.74	$14.21
Fourth Quarter	$18.57	$16.41
2018
First Quarter (through March 19, 2018)	$21.06	$17.76

The closing sales price of La Quinta common stock on the NYSE on March 19, 2018, the latest practicable date before the printing of this proxy statement, was $18.48 per share. The closing sales price of La Quinta common stock on the NYSE on January 17, 2018, the last trading day prior to the public announcement of the proposed merger, was $19.45 per share. You are urged to obtain current market quotations for La Quinta common stock when considering whether to approve the merger proposal. The merger consideration, consisting of $8.40 in cash per share prior to giving effect to the reverse stock split (or $16.80 in cash per share after giving effect to the reverse stock split), without interest, is in addition to the shares of CorePoint that our stockholders will receive in the spin-off.

Holders

As of March 19, 2018, there were 154 record holders of La Quinta common stock.

Dividends

In 2017, 2016 and 2015, La Quinta did not pay any stockholder dividends. Under the merger agreement, described in “The Merger Agreement — Conduct of Business Pending the Merger” on page 92, we are prohibited from declaring, setting aside, making or paying any dividend or other distribution on our common stock (other than any dividends or distributions to a subsidiary of La Quinta and other than as contemplated by the spin-off) prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows how much of our common stock was beneficially owned as of March 19, 2018 (unless another date is indicated) by (i) each person known by La Quinta to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners reflecting beneficial ownership as of March 19, 2018.

Name of Beneficial Owner	Number	Percentage of Common Stock
Beneficial Owners of More than 5%:
Blackstone(1)	35,173,076	29.97%
Eminence Funds(2)	9,608,081	8.19%
Iridian Asset Management(3)	8,937,686	7.62%
The Vanguard Group(4)	6,664,511	5.68%
Directors and Executive Officers:
Keith A. Cline(5)	498,449	*
James H. Forson(6)	113,990	*
John W. Cantele(7)	112,604	*
Rajiv K. Trivedi(8)	322,311	*
Mark M. Chloupek(9)	193,528	*
James R. Abrahamson	5,059	*
Glenn Alba	—	—
Scott Bergren	5,648	*
Alan J. Bowers	15,038	*
Henry G. Cisneros	10,996	*
Giovanni Cutaia(10)	—	—
Brian Kim(10)	—	—
Mitesh B. Shah	14,819	*
Gary M. Summers	6,864	*
Directors and executive officers as a group (15 persons)(11)	1,469,151	1.25%

*	Less than 1% of shares of common stock outstanding.
(1)	Reflects shares of our common stock directly held by BRE/LQJV-NQ L.L.C., BRE/ Prime Mezz 2 L.L.C., Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.3-A L.P., Blackstone Real Estate Holdings IV L.P., Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners (AIV) V L.P., and Blackstone Real Estate Holdings V L.P. (together, the “Blackstone Funds”).

The managing members of BRE/LQJV-NQ L.L.C. are Blackstone Real Estate Partners IV L.P. and Blackstone Real Estate Partners V L.P.

The managing member of BRE/Prime Mezz 2 L.L.C. is BRE/Prime Mezz 3-A L.L.C. The managing member of BRE/Prime Mezz 3-A L.L.C. is BRE/Prime Holdings L.L.C. The managing member of BRE/Prime Holdings L.L.C. is WIH Hotels L.L.C. The managing member of WIH Hotels L.L.C. is Blackstone Real Estate Partners IV L.P.

The general partner of each of Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P. and Blackstone Real Estate Partners (DC) IV.TE.3-A L.P. is Blackstone Real Estate Associates IV L.P. The general partner of Blackstone Real Estate Associates IV L.P. is BREA IV L.L.C.

The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., and Blackstone Real Estate Partners (AIV) V L.P. is Blackstone Real Estate Associates V L.P. The general partner of each of Blackstone Real Estate Associates V L.P. is BREA V L.L.C.

The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Holdings IV L.P. is BREP IV Side-by-Side GP L.L.C.

The sole member of each of BREP IV Side-by-Side GP L.L.C. and BREP V Side-by-Side GP L.L.C. and managing member of each of BREA IV L.L.C. and BREA V L.L.C is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole stockholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the entities that may be deemed to directly or indirectly control shares held by the Blackstone Funds and Mr. Schwarzman may be deemed to beneficially own such shares directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares (other than the Blackstone Funds to the extent of their direct holdings).

(2)	Beneficial ownership information is based on information contained in the Amendment No. 3 to Schedule 13G filed on February 14, 2018 on behalf of Eminence Capital, LP (“Eminence Capital”), Eminence GP, LLC (“Eminence GP”) and Ricky C. Sandler (“Mr. Sandler”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by Eminence Funds are 10,540 shares over with Mr. Sandler has both sole voting and sole dispositive power; 9,597,541 shares over which each of Eminence Capital and Mr. Sandler has both shared voting power and shared dispositive power; and 6,940,942 shares over which Eminence GP has both shared voting power and shared dispositive power.

According to the schedule, the shares of our common stock reflected above are held for the accounts of: (i) Eminence Partners, L.P. (“Eminence I”), Eminence Partners II, L.P. (“Eminence II”), Eminence Eaglewood Master, L.P. (“Eminence Eaglewood”), Eminence Partners Long, L.P. (together with Eminence I, Eminence II, Eminence Leveraged and Eminence Eaglewood, the “Partnerships”), as well as Eminence Fund Master, Ltd. (“Eminence Offshore Master Fund”), Eminence Fund Leveraged Master, Ltd. (together with Eminence Offshore Master Fund, the “Master Funds”) and Eminence Fund Long, Ltd. (“Eminence Offshore Long”). The Partnerships, Master Funds and Eminence Offshore Long are collectively referred to as the “Eminence Funds”; (ii) a separately managed account (the “SMA”); and (iii) family accounts and other related accounts over which Mr. Sandler has investment discretion (the “Family Accounts”).

According to the schedule, Eminence Capital serves as the management company to the Eminence Funds with respect to the shares of our common stock directly owned by the Eminence Funds and the investment adviser to the SMA with respect to the shares of our common stock directly owned by the SMA. Eminence Capital may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence Funds and the SMA.

According to the schedule, Eminence GP serves as general partner or manager with respect to the shares of our common stock directly owned by the Partnerships and Master Funds and may be deemed to have voting and dispositive power over the shares held for the accounts of the Partnerships and Master Funds.

According to the schedule, Mr. Sandler is the Chief Executive Officer of Eminence Capital and the Managing Member of Eminence GP and may be deemed to have voting and dispositive power with respect to the shares of our common stock directly owned by the Eminence Funds, the SMA and the Family Accounts, as applicable.

The address of the principal business and principal office of Eminence GP, Eminence Capital and Mr. Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022.

(3)	Beneficial ownership information is based on information contained in the Schedule 13G filed on February 6, 2018 on behalf of Iridian Asset Management LLC (“Iridian”), David L. Cohen (“Cohen”) and Harold J. Levy (“Levy”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by Iridian Asset Management are 8,937,686 shares over which each of Iridian, Cohen and Levy has shared voting and shared dispositive power.

According to the schedule, Iridian is majority owned by Arovid Associates LLC, a company owned and controlled by the following: 12.5% by Cohen, 12.5% by Levy, 37.5% by LLMD LLC and 37.5% by ALHERO LLC. LLMD LLC is owned 1% by Cohen, and 99% by a family trust controlled by Cohen. ALHERO LLC is owned 1% by Levy and 99% by a family trust controlled by Levy.

According to the schedule, Iridian has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares of Common Stock as joint Chief Investment Officers of Iridian. According to the schedule, Messrs. Cohen and Levy disclaim beneficial ownership of such shares.

The address of the principal business office of each of Iridian, Cohen and Levy is 276 Post Road West, Westport, CT 06880-4704.

(4)	Beneficial ownership information is based on information contained in the Amendment No. 1 to Schedule 13 G filed on February 9, 2018 on behalf of The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. According to the schedule, included in the shares of our common stock listed above as beneficially owned by The Vanguard Group are 105,125 shares over which The Vanguard Group has sole voting power, 11,985 shares over which The Vanguard Group has shared voting power, 6,554,716 shares over which The Vanguard Group has sole dispositive power and 109,795 shares over which The Vanguard Group has shared dispositive power.
(5)	Includes 267,652 shares of unvested restricted stock. Does not include shares issuable upon settlement of performance share units (“PSUs”) granted to Mr. Cline.
(6)	Includes 79,390 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Forson.
(7)	Includes 77,948 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Cantele.
(8)	Includes 126,577 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Trivedi.
(9)	Includes 90,652 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Chloupek.
(10)	Messrs. Cutaia and Kim are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(11)	Includes 676,176 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to our executive officers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of La Quinta common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), applicable U.S. Treasury regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of the Medicare tax on net investment income or any applicable state, local or foreign income tax laws, or of any non-income tax laws. Furthermore, this summary applies only to holders that hold their La Quinta common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder subject to the income recognition rules of Section 451(b) of the Code;

•	a holder that owns (directly or indirectly) 10% or more of La Quinta;

•	a holder that also owns (directly or indirectly) stock of Wyndham Worldwide;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate or a person subject to the U.S. anti-inversion rules under Section 7874 of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds La Quinta common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding La Quinta common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of La Quinta common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of La Quinta common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).

U.S. Holders

General. For U.S. federal income tax purposes, the spin-off and the merger are expected to be treated as in part a sale, to the extent of the cash received in the merger, and in part a redemption of La Quinta common stock in exchange for the CorePoint shares received in the spin-off, that together result in a complete termination of La Quinta stockholders’ interests in La Quinta in a fully taxable transaction. In general, a U.S. holder whose shares of La Quinta common stock are converted into the right to receive cash in the merger and CorePoint shares in the spin-off will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of (A) the amount of cash received with respect to such shares plus (B) the fair market value, determined when the spin-off occurs, of the CorePoint shares received in the spin-off, and (2) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares (taking into account the reverse stock split implemented as part of the spin-off). Gain or loss will be determined separately for each block of shares of La Quinta common stock (i.e., shares of La Quinta common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder has held the shares of La Quinta common stock for more than one year at the time of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder of La Quinta common stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on an Internal Revenue Service (“IRS”) Form W-9, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, so long as such holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

General. Subject to the discussion of backup withholding below, a non-U.S. holder’s receipt of cash in exchange for shares of La Quinta common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of La Quinta common stock for cash pursuant to the merger and certain other conditions are met; or

•	La Quinta is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). La Quinta believes that it is currently a “United States real property holding corporation” for U.S. federal income tax purposes. However, so long as La Quinta common stock is regularly traded on an established securities market, La Quinta’s treatment as a “United States real property holding corporation” would cause only a non-U.S. holder who holds or held, directly or indirectly under certain ownership rules of the Code, more than 5% of La Quinta common stock (at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held La Quinta common stock), and is not eligible for a treaty exemption, to be subject to U.S. federal income tax on the exchange of La Quinta common stock for cash in the merger.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which such holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, so long as such holder furnishes the required information to the IRS in a timely manner.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE LA QUINTA STOCKHOLDER PROPOSALS

La Quinta has not determined whether it will hold its 2018 annual meeting of stockholders due to the merger proposal. If the merger is not completed, La Quinta stockholders will continue to be entitled to attend and participate in La Quinta annual meeting of stockholders. If La Quinta holds its 2018 annual meeting of stockholders, any stockholder proposal intended for inclusion in the proxy materials for the 2018 annual meeting must have been received by our Secretary at our headquarters no later than December 8, 2017. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in La Quinta’s bylaws. Accordingly, written notice must be sent to the Secretary of La Quinta not less than 90 nor more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2018 annual meeting, written notice must have been delivered between the close of business on January 18, 2018 and the close of business on February 17, 2018. If the date of the annual meeting, however, is not within 20 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of  (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which La Quinta first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to: Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038, or by telephone at (214) 492-6600.

Any stockholder suggestions for director nominations must be submitted by the dates by which other stockholder proposals are required to be submitted as set forth above.

The summaries set forth above are qualified in their entirety by our amended and restated bylaws and the process for submitting a stockholder proposal as described in Rule 14a-8 of the Exchange Act.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement, as applicable, addressed to those stockholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or La Quinta at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any stockholder upon written request to: Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, TX 75038, or by telephone at (214) 492-6600.

WHERE YOU CAN FIND MORE INFORMATION

Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.lq.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, La Quinta’s website referenced anywhere in this proxy statement is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC. For additional information regarding the spin-off, please see CorePoint’s Form 10 filed with the SEC (File No. 001-38168).

The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	La Quinta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 1, 2018;

•	La Quinta’s proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 7, 2017; and

•	La Quinta’s Current Report on Form 8-K filed with the SEC on March 9, 2018.

We also incorporate by reference into this proxy statement additional documents that La Quinta may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC. A copy of the materials that are incorporated by reference will be promptly delivered to any stockholder upon written request to: Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, TX 75038.

Participants in Solicitation

La Quinta, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger is set forth in the proxy statement filed with the SEC. Information about the directors and executive officers of La Quinta is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 1, 2018, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 7, 2017 and its Current Report on Form 8-K, which was filed with the SEC on March 9, 2018.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials filed with the SEC.

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Tel. 214-492-6600

www.lq.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED MARCH 20, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Wyndham Worldwide Corporation,

WHG BB Sub, Inc.

and

La Quinta Holdings Inc.

Dated as of January 17, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, is entered into as of January 17, 2018 (as it may be amended from time to time, this “Agreement”), by and among Wyndham Worldwide Corporation, a Delaware corporation (“Parent”), WHG BB Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and La Quinta Holdings Inc., a Delaware corporation (the “Company”). Capitalized terms which are otherwise not defined herein shall have the meaning set forth in Exhibit A hereto.

WHEREAS, concurrently with the execution of this Agreement, the Company and CorePoint Lodging Inc., a Maryland corporation and a wholly-owned Subsidiary of the Company (“CPLG”), entered into the Separation and Distribution Agreement in the form attached hereto as Annex A (the “Distribution Agreement”), pursuant to which, among other things, prior to the Effective Time: (i) the Company will effect a separation of the Management and Franchise Business (which will remain with the Company and the Retained Subsidiaries) and the Separated Real Estate Business (which will be conveyed to and vest in CPLG and its Subsidiaries); (ii) the Company will effect the Reverse Stock Split; and (iii) the Company will distribute to the holders of Shares all of the outstanding shares of CPLG Common Stock (the “Distribution”);

WHEREAS, concurrently with the execution of this Agreement, the Company and CPLG entered into the Employee Matters Agreement in the form attached hereto as Annex B;

WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of the Company and its stockholders and has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (b) has recommended the adoption by the stockholders of the Company of this Agreement, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (a) has determined that the amendment to the certificate of incorporation of the Company in order to effect the Reverse Stock Split (the “Reverse Stock Split Charter Amendment”) and the amendment to the certificate of incorporation of the Company in order to change the par value of the Shares in connection with the Reverse Stock Split (the “Par Value Charter Amendment” and, together with the Reverse Stock Split Charter Amendment, the “Company Charter Amendments”) are advisable and in the best interests of the Company and its stockholders and has approved the Company Charter Amendments and (b) has recommended that the stockholders approve the Company Charter Amendments;

WHEREAS, the respective boards of directors or equivalent governing body of each of Parent and Merger Sub have approved and declared advisable to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into a support agreement with Parent (the “Voting Agreement”), pursuant to which such stockholders have agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their Shares in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Distribution. Upon the terms and subject to the conditions of the Spin-Off Transaction Agreements, on the Closing Date but prior to the Effective Time and subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Company shall cause to be effected the Distribution, in each case in accordance with the terms of the Spin-Off Transaction Agreements. Each of the Company and Parent shall cooperate with each other, and shall cause their respective Affiliates to so cooperate, such that the Distribution shall be effected on the Closing Date, prior to the Effective Time, with as short of a delay as reasonably possible between the consummation of the Distribution and the Effective Time. Notwithstanding anything in this Agreement to the contrary, the Merger shall not affect the right of any holder of Shares as of the record date of the Distribution to receive the CPLG Consideration.

Section 1.2. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent.

Section 1.3. Closing; Effective Time. Subject to the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, promptly, but in no event later than the fifth (5th) Business Day, after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree; provided, that in no event shall the Closing occur prior to April 2, 2018, unless Parent specifies an earlier date on no less than five (5) Business Days’ prior written notice to the Company. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.4. Effective Time. At the Closing, the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date or time as is specified in the Certificate of Merger and agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”), and the parties hereto shall make all other filings or recordings required under the DGCL or other applicable law in connection with the Merger.

Section 1.5. Effects of the Merger. The Merger will have the effects set forth herein, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Company as the Surviving Corporation.

Section 1.6. Certificate of Incorporation; Bylaws.

(a) By virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated as of the Effective Time so as to read in its entirety as set forth in Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation following the Merger, until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 5.6).

(b) Effective at the Effective Time, the bylaws of the Company shall be amended and restated so as to read in their entirety in the form as is set forth on Exhibit C hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law, until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law (subject to Section 5.6).

Section 1.7. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case to hold office until the earlier of their resignation or removal or until their successor is duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any Shares or any shares of capital stock of Parent or Merger Sub, the following will occur:

(a) subject to the terms of this Article II, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, payable to the holder thereof, without interest thereon, less any applicable withholding of Taxes, in the manner provided for in Section 2.5;

(b) each Share that is (i) held by the Company as treasury stock or (ii) owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and no cash or other consideration shall be delivered in exchange therefor; and

(c) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) “Merger Consideration” means $8.40 per share in cash prior to giving effect to the Reverse Stock Split, provided that, if the Reverse Stock Split is effected prior to the Effective Time, “Merger Consideration” shall mean $16.80 per share in cash after giving effect to the Reverse Stock Split. For the avoidance of doubt, at the Effective Time, any fractional Shares issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares), including any fractional Shares resulting from the Reverse Stock Split, will be converted into the right to receive an amount in cash equal to (i) the fraction representing any such fractional share multiplied by (ii) the Merger Consideration, payable to the holder thereof, without interest thereon and rounded down to the nearest whole cent, less any applicable withholding of Taxes, in the manner provided for in Section 2.5.

(e) Notwithstanding the foregoing, and without limiting Section 5.2, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number or class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares, LQ RSAs and LQ RSUs the same economic effect as contemplated by this Agreement prior to such event; provided, that (i) nothing in this paragraph shall prohibit any action by the Company or any of its Subsidiaries to be taken pursuant to the Spin-Off Transaction Agreements and (ii) no adjustment shall be made pursuant to this paragraph as a result of the Distribution or the other transactions expressly contemplated by the Spin-Off Agreements (including the Reverse Stock Split, which is governed by the provisions of Section 2.1(d)); provided, further, that nothing in this paragraph shall permit any action by the Company or any of its Subsidiaries that is prohibited by the terms of this Agreement (including Section 5.2).

Section 2.2. Treatment of Company Equity Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the LQ Equity Plan) will take the actions with respect to the LQ Equity Plan contemplated by Article IV of the Employee Matters Agreement and all actions, including the obtaining of any required waivers or consents, as it deems (without payment of any additional compensation therefor) necessary or appropriate to give effect to this Section 2.2 to provide that:

(a) Treatment of LQ RSAs. Except as otherwise agreed between Parent and a holder in writing, immediately prior to the Effective Time, each LQ RSA that is then outstanding shall, automatically and without any required action on the part of the holder thereof, vest and become free of restrictions as of the Effective Time and be cancelled and terminated, and each holder of an LQ RSA shall have the right to receive from the Surviving Corporation, in respect of such LQ RSA, an amount in cash (less applicable withholding Taxes, if any) equal to (A) the number of Shares subject to such LQ RSA, multiplied by (B) the Merger Consideration, payable in accordance with Section 2.2(e).

(b) Treatment of LQ RSUs. Except as otherwise agreed between Parent and a holder in writing, immediately prior to the Effective Time, any vesting conditions applicable to each LQ RSU that is then outstanding shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and such LQ RSU shall be cancelled and terminated, and each holder of an LQ RSU shall have the right to receive from the Surviving Corporation, in respect of such LQ RSU, an amount in cash (less applicable withholding Taxes, if any) equal to (A) the number of Shares previously subject to such LQ RSU award, multiplied by (B) the Merger Consideration, payable in accordance with Section 2.2(e).

(c) Termination of LQ Equity Plan. Subject to Section 2.2(d), at or prior to the Effective Time, the Company shall terminate the LQ Equity Plan and any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares. As of the Effective Time, neither the Company nor any of the Retained Subsidiaries shall be bound by any obligations under the LQ Equity Plan or any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares, except for the Company’s obligations under this Agreement.

(d) Termination of LQ ESPP. Effective as of the date of this Agreement, the Company Board, or a duly authorized committee thereof, shall adopt such resolutions to take such other actions as may be required to provide that with respect to the LQ ESPP: (i) participation following the date of this Agreement shall be limited to those employees who actively participate in such LQ ESPP as of the date of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) no offering period shall be commenced or extended after the date of this Agreement, (iv) each participant’s outstanding right to purchase Shares under the LQ ESPP shall terminate on the Business Day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the LQ ESPP); provided, that all amounts allocated to each participant’s account under the LQ ESPP as of such date shall thereupon be used to purchase from the Company whole Shares at the applicable price determined under the existing terms of the LQ ESPP for the then-outstanding offering periods using such date as the final purchase date for each such offering period, and (v) assuming the occurrence of the Effective Time, the LQ ESPP shall terminate immediately following such purchases of Shares and in any event immediately prior to the Effective Time.

(e) Payments in respect of LQ RSAs and LQ RSUs. Immediately prior to the Effective Time, Parent shall pay (or cause to be paid) to the Surviving Corporation (on behalf of and as agent of the holders of LQ RSAs or LQ RSUs) the portion of the aggregate consideration payable in respect of LQ RSAs and LQ RSUs pursuant to this Article II. Such amounts payable shall then be paid to such holders by the Company through its payroll system as part of its next full payroll cycle that is at least five (5) Business Days following the Closing Date.

Section 2.3. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has duly demanded appraisal under and otherwise complied in all respects with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares will be treated as if they had been converted into the right to receive the Merger Consideration at the Effective Time, without interest thereon, upon surrender of certificates (or affidavits of loss in lieu thereof as provided in Section 2.4(f)) or book-entry shares, pursuant to Section 2.4. Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the aggregate Merger Consideration so due and payable to such stockholder who shall have withdrawn or lost such right to obtain payment of the fair market value of such Dissenting Shares.

(b) The Company shall give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

(c) The Proxy Statement shall include a notice complying with the provisions of Section 262 of the DGCL concerning the rights of the stockholders of the Company to exercise appraisal rights with respect to the Merger and a copy of the provisions of Section 262 of the DGCL.

Section 2.4. Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), to act as agent for the stockholders of the Company to receive payment of the aggregate Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.

(b) Deposit. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount in immediately available funds sufficient to pay the stockholders of the Company (other than any holders of any Shares described in Section 2.1(b) and any holders of Dissenting Shares) the aggregate consideration payable to the holders of Shares pursuant to Section 2.1(a) (but which cash shall not, for the avoidance of doubt, be for payments in respect of LQ RSAs or LQ RSUs, which shall be paid by the Company through its payroll system as part of its next full payroll cycle that is at least five (5) Business Days following the Closing Date). Such cash may be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(c) Letter of Transmittal; Surrender of Shares. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or evidence of a book-entry share, which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the certificate or book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu thereof as provided in Section 2.4(f)) to the Paying Agent or, in the case of book-entry Shares, upon adherence to the procedures set forth in such letter of transmittal, and shall be in such form and have such other provisions acceptable to the Company and Parent) (the “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the certificates or book-entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a certificate (or affidavit of loss in lieu thereof as provided in Section 2.4(f)) or book-entry Shares for cancellation to the Paying Agent, together with such Letter of Transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry Share will be entitled to receive in exchange therefor the Merger Consideration (less any required withholding Taxes) for each Share formerly represented by such certificate or book-entry Share, and the certificate or book-entry Share so surrendered will forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry Shares on the Merger Consideration payable in respect of such certificates or book-entry Shares. Until surrendered as contemplated by this Section 2.4(c), each certificate or book-entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(d) Termination of Merger Exchange Fund. At any time following the date that is one (1) year after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of certificates and book-entry Shares (including all dividends or other distributions payable with respect to such Shares), and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of their certificates (or affidavits of loss in lieu thereof) and book-entry Shares. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the funds delivered to the Paying Agent hereunder that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Share shall not have been surrendered immediately prior to such date on which such amounts would otherwise escheat to or become property of any Governmental Entity, any Merger Consideration unclaimed by such holders of certificates and book-entry Shares (including all dividends or other distributions payable with respect to such Shares) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Stock Transfer Books. After the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, certificates and book-entry Shares presented to the Surviving Corporation for transfer will be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f) Lost, Stolen or Destroyed Shares. In the event that any certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent, the Paying Agent will deliver in exchange for the lost, stolen or destroyed certificate the Merger Consideration payable in respect of the Shares represented by such certificate.

Section 2.5. Withholding. Each of Parent, Merger Sub, the Company and the Surviving Corporation (or any of their agents) will be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards or any other recipient of consideration pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the Code or the Treasury Regulations thereunder or pursuant to any other Law. To the extent such amounts are so deducted and withheld, such amounts (i) shall be promptly remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.6. Transfer Taxes. If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered certificate or book-entry Share, as applicable, is registered, it will be a condition of payment that the certificate or book-entry Share, as applicable, so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid all transfer and other similar Taxes required by reason of the issuance to a Person other than the registered holder of the certificate or book-entry Share, as applicable, surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer Taxes shall be paid by Parent or the Company when due, except as otherwise provided for in the Spin-Off Transaction Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly provided herein, no representations and warranties are being made in this Agreement by the Company with respect to the Separated Real Estate Business, the Separated Real Estate Assets or the Separated Real Estate Liabilities. The Company hereby represents and warrants to Parent and Merger Sub that, except (a) as disclosed in the SEC Reports filed with, or furnished to, as applicable, the SEC in the three years prior to the date of this Agreement (other than any risk factor disclosures contained in the “Risk Factors” section thereof or other similarly cautionary or predictive statements therein) provided that nothing disclosed in any such SEC Report shall qualify the representations and warranties in Section 3.3 or (b) as set forth on the Company Disclosure Letter (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

Section 3.1. Organization and Qualification.

(a) The Company is a corporation validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, with all corporate power and authority necessary to own its properties and assets and conduct its business as currently conducted. Each of the Company and its Retained Subsidiaries is, to the extent such concept is applicable, duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties or assets owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for any such failure to be so qualified or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Retained Subsidiaries is a corporation or other legal entity validly existing and in good standing under the laws of its jurisdiction of organization or formation, as applicable, with the requisite corporate, partnership, limited liability company or other power and authority, as applicable, necessary to own its properties and assets and conduct its business as currently conducted.

Section 3.2. Certificate of Incorporation. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing instruments) of the Company and the Retained Subsidiaries, in each case as currently in effect. The Company is not in violation of any provision of its certificate of incorporation or its bylaws.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000,000 Shares and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on January 17, 2018 (the “Capitalization Date”):

(i) 116,324,106 Shares were issued and outstanding (not including Shares subject to LQ RSAs), all of which were validly issued, fully paid and nonassessable;

(ii) 1,018,552 Shares subject to LQ RSAs were outstanding;

(iii) 9,936,599 Shares were reserved for and available for issuance pursuant to the LQ Equity Plan, of which an aggregate of 95,795 Shares were reserved for issuance upon the vesting or settlement of outstanding LQ RSUs;

(iv) 2,573,837 Shares were reserved for and available for issuance pursuant to the LQ ESPP;

(v) LQ PSUs with an aggregate target value of $11,078,100 were outstanding, which LQ PSUs will be converted at the time of the Distribution (to the extent still outstanding) into LQ RSAs, in accordance with the terms of the Employee Matters Agreement;

(vi) no shares of Preferred Stock were issued and outstanding; and

(vii) 15,133,066 Shares were held in the treasury of the Company.

From the close of business on the Capitalization Date through the date of this Agreement, no Company Equity Awards or other rights to acquire Shares or shares of Preferred Stock have been granted or issued and no Shares or other Company Securities have been granted or issued, except for Shares issued pursuant to the settlement or conversion of Company Equity Awards outstanding on the Capitalization Date and disclosed in this Section 3.3(a) in accordance with their respective terms as in effect on the date hereof.

(b) Except as set forth in Section 3.3(a), (i) there are no outstanding or authorized Company Securities, (ii) there are no outstanding obligations of the Company or the Retained Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to pay any dividend or make any other distribution (other than the Reverse Stock Split and the Distribution) in respect thereof and (iii) there are no other options, restricted stock, restricted stock units, stock appreciation rights, phantom stock awards, other stock- or equity-based awards, calls, warrants or other rights relating or valued by reference to Company Securities to which the Company is a party. As of the date of this Agreement, no Subsidiary or controlled Affiliate of the Company owns any Company Securities. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances, not subject to any preemptive rights or rights of first refusal (either created by statute or pursuant to agreements to which the Company or any of the Retained Subsidiaries is a party), and issued in compliance in all material respects with all applicable federal and state securities laws.

(c) The outstanding shares of capital stock or other equity interests of the Retained Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or a Retained Subsidiary, free and clear of all

Encumbrances (other than (i) pledges of such shares of capital stock or other equity interests to secure the Company Credit Agreement and (ii) limitations on transfer under Law), except where any such failure to own any such shares or interests free and clear of all Encumbrances would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) There are no (i) voting trusts or similar agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or a Retained Subsidiary or (ii) obligations restricting the transfer of any Shares or other securities of the Company pursuant to agreements to which the Company is a party.

Section 3.4. Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Spin-Off Transaction Agreements, to perform its obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Spin-Off Transaction Agreements and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby and the Company Charter Amendments have been duly and validly authorized by all necessary corporate action (other than obtaining the Requisite Stockholder Approval) and, assuming the accuracy of the representations and warranties of Parent and Merger Sub forth in Section 4.8, no other vote of holders of securities of the Company or corporate action on the part of the Company is necessary to authorize this Agreement or the Spin-Off Transaction Agreements, including the Company Charter Amendments, or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the affirmative vote (in person or by proxy) of the holders of at least a majority in combined voting power of the outstanding Shares for the adoption of this Agreement and the approval of the Company Charter Amendments (collectively, the “Requisite Stockholder Approval”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and any franchise tax report as required by the DGCL and one or more certificates of amendment to effect the Company Charter Amendments.

(b) This Agreement and the Spin-Off Transaction Agreements have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Company Board (at a meeting or meetings duly called and held) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, (iii) directed that this Agreement be submitted to the holders of Shares for adoption and (iv) subject to the terms and conditions of this Agreement, resolved to recommend adoption of this Agreement by the holders of Shares and approval of the Company Charter Amendments by the holders of Shares (the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn.

Section 3.5. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the Spin-Off Transaction Agreements and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, does not and will not, (i) conflict with or violate (x) the certificate of incorporation or bylaws of the Company or (y) similar governing instruments of the Retained Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) have been obtained, and all filings described in Section 3.5(b) have been made, conflict with or violate any Law or any rule or regulation of the New York Stock Exchange applicable to the Company or the Retained Subsidiaries or by which any of their respective properties or assets are bound, or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default), (B) give rise to any right of termination, cancellation, amendment or acceleration of any obligation or loss of any benefit, or (C) result in the creation of any Encumbrance on any of the properties or assets of the Company or the Retained Subsidiaries under any Contract to which the Company or the Retained Subsidiaries is a party or by which the Company or the Retained Subsidiaries or any of their respective properties or assets are bound, or, with respect to the Spin-Off Transaction Agreements that shall be entered into in connection with the consummation of the Distribution, will be bound, except, in the case of clauses (i)(y), (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and the Spin-Off Transaction Agreements and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except pursuant to (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) applicable listing or other requirements of the New York Stock Exchange, (iv) the filing of the Certificate of Merger and any applicable franchise tax report with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) such consents, approvals, authorizations, permits, actions and filings as may be required to effect the Distribution and the transactions contemplated by the Spin-Off Transaction Agreements, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereunder.

Section 3.6. SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) Company SEC Filings. The Company has filed or otherwise transmitted to the SEC all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC, since December 31, 2015. None of the Retained Subsidiaries is required to file or furnish any reports with the SEC pursuant to the Exchange Act. As of their respective filing dates, or, if amended or superseded after the date of filing, as of the date of the last such amendment or applicable subsequent filing, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the applicable rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then as of the date of the last such amendment or applicable subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports and, to the knowledge of the Company, none of the SEC Reports is the subject of any outstanding SEC investigation.

(b) Company Consolidated Financial Statements. The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company and its Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP in all material respects (except, in the case of unaudited quarterly Financial Statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein (subject, in the case of unaudited quarterly Financial Statements, to normal and recurring year-end audit adjustments and as indicated in the notes thereto, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) Internal Controls. The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the knowledge of the Company, such system of internal control over financial reporting is effective. For purposes of this Section 3.6(c), “knowledge of the Company” means the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company and will not have the meaning ascribed thereto in Exhibit A. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2015 through the date hereof, none of the Company, its Subsidiaries, the Company Board or the audit committee of the Company Board has received any written notification of any fraud or alleged fraud that (x) to the knowledge of the Company or the Company Board, resulted in any material internal investigation or (y) involved management or other employees who have a significant role in financial reporting or internal controls over financial reporting.

(d) Financial Statements of Management and Franchise Business. Attached as Section 3.6(d) of the Company Disclosure Letter are true, correct and complete copies of the audited combined balance sheet of the Management and Franchise Business as of September 30, 2017 and December 31, 2016 and the related audited combined statements of operations, combined statements of changes in equity and combined statements of cash flows for the nine months ended September 30, 2017 and for the years ended December 31, 2016 and December 31, 2015 and related notes thereto (the “Management and Franchise Business Financial Statements”). The Management and Franchise Business Financial Statements have been prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved and fairly present in all material respects in conformity with GAAP the combined financial position of the Management and Franchise Business at the dates thereof and the combined statements of operations, combined statements of cash flows, as well as the stockholders’ equity for the periods indicated therein.

(e) No Undisclosed Liability. Neither the Company nor any of the Retained Subsidiaries has any liabilities of a nature required by GAAP to be reflected in or reserved against on a consolidated balance sheet (or the notes thereto), other than liabilities that (i) are accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date of this Agreement or in the Management and Franchise Business Financial Statements or are reflected in the respective notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practice since the date of such financial statements, (iii) are incurred pursuant to the transactions contemplated by, and in accordance with, this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement, or will be discharged or paid in full prior to the Effective Time, in the ordinary course of business, (v) are Separated Real Estate Liabilities or (vi) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7. Contracts.

(a) Section 3.7 of the Company Disclosure Letter sets forth all of the following contracts, other than pursuant to any Company Plan, to which the Company or any of the Retained Subsidiaries is a party or by which any of them is bound (the “Material Contracts”);

(i) Contracts that are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) Contracts that are or relate to any hotel management agreement or franchise agreement with a third party hotel owner;

(iii) Contracts (including any purchase order) with any undelivered balance providing for the provision of services pursuant to which the Company and the Retained Subsidiaries are entitled to receive payments of more than $2,000,000;

(iv) Contracts (including any purchase order) with any undelivered balance providing for an expenditure by the Company and the Retained Subsidiaries in excess of $2,000,000;

(v) Contracts that relate to the sale of any of the Company’s or any of the Retained Subsidiaries’ assets of more than $2,000,000 in the aggregate, other than in the ordinary course of business;

(vi) Contracts that relate to the acquisition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) of more than $5,000,000 individually or $25,000,000 in the aggregate or under which the Company or the Retained Subsidiaries has continuing indemnification (other than in the ordinary course of business in an amount that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole), earnout or similar obligations;

(vii) Contracts relating to (A) indebtedness or guarantees, in each case having an outstanding principal amount in excess of $5,000,000 or (B) other than in the ordinary course of business consistent with past practice, any loan, advance or other extension of credit made by the Company or any of the Retained Subsidiaries;

(viii) Contracts relating to any material swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection;

(ix) Contracts for joint ventures, strategic alliances, collaboration, co-promotion, co-marketing or partnerships, in each case, that is material to the Management and Franchise Business taken as a whole;

(x) Contracts that grant to any Person other than the Company or the Retained Subsidiaries any (A) “most favored nation” rights, (B) rights of first refusal, rights of first negotiation or similar rights or (C) exclusive rights to purchase, develop or market any of the Company’s or the Retained Subsidiaries’ products or services, other than rights of first refusal to enter into additional franchise agreements in specified territories, as set out in specified third-party franchise agreements;

(xi) (A) Contracts with any Governmental Entity (other than (x) Contracts for the booking of hotel rooms in the ordinary course of business and (y) Permits) or (B) any stockholders, investors rights, registration rights or similar agreement or arrangement or other Affiliate Contracts;

(xii) Contracts relating to material Intellectual Property, other than off-the-shelf, commercially available software licenses, non-exclusive licenses granted in the ordinary course of business that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or non-exclusive licenses granted to franchisees in the ordinary course of business;

(xiii) Contracts providing for any minimum or guaranteed payments or purchases by the Company or any of the Retained Subsidiaries to any Person in excess of $2,000,000 annually;

(xiv) Contracts containing covenants that purport to (A) materially restrict or limit the ability of the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates to compete in any geographical area, market or line of business, (B) materially restrict or limit the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from selling products or delivering services to any Person, or (C) otherwise materially restrict the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from engaging in any aspect of its business, except in each case, for any such Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 120 days or less; and

(xv) Contracts with any labor organization, union, works council, workers’ association or other employee representative body (each, a “CBA”).

(b) The Company has made available to Parent true, correct and complete copies of each Material Contract in effect on the date hereof. Each Material Contract is valid and binding on the Company or the applicable Retained Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability. There is no default under any Material Contract by the Company or any of the Retained Subsidiaries and, to the knowledge of the Company, by the other parties thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or the Retained Subsidiaries and, as of the date hereof, neither the Company nor any of the Retained Subsidiaries has received written notice that it has breached or defaulted under any Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8. Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and the Retained Subsidiaries do not own any real property (excluding the Separated Real Estate Assets) and (b) the Company or one of the Retained Subsidiaries, as the case may be, (i) has valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Encumbrances, and (ii) with respect to all such leased real property, the Company or one of the Retained Subsidiaries, as applicable, is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of the Retained Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 3.9. Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Intellectual Property registrations and applications owned by or registered to the Company or any of the Retained Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the above-scheduled items are subsisting and, to the knowledge of the Company, valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or the Retained Subsidiaries own their material Owned Intellectual Property free and clear of all Encumbrances, (ii) the conduct of the Management and Franchise Business, as presently conducted is not (and in the past 3 years has not been) infringing, misappropriating or otherwise violating any third Person’s Intellectual Property or in violation of a Data Security Requirement, (iii) since December 31, 2015, neither the Company nor any Retained Subsidiary has sent or received any written claim, and there are not pending any Proceedings by or against the Company or any Retained Subsidiary (or against any Owned Intellectual Property), relating to Intellectual Property or Data Security Requirements, (iv) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or a Retained Subsidiary, and (v) the Company and the Retained Subsidiaries have taken reasonable actions to protect (x) the confidentiality of its and their material Trade Secrets and material confidential information (including customer data) and (y) the integrity, operation and security of its and their material Systems and software, and there have been no material unauthorized uses, access, intrusions, breaches or outages of same.

Section 3.10. Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Retained Subsidiaries are in compliance with all Laws (and all publicly facing privacy policies) applicable to the Company or any of the Retained Subsidiaries and any of their businesses, properties or assets.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Retained Subsidiaries hold all material licenses, permits, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances necessary for the lawful operation of the Management and Franchise Business (the “Permits”). The Company and the Retained Subsidiaries have complied with, and are not in default or violation of any Law and the terms of all Permits except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect. Since December 31, 2015, neither the Company nor any of the Retained Subsidiaries has been in material default or violation, or received written notice of any material default or violation, of any Law or of any Permit and, with respect to the Laws in Section 3.10(c) and Section 3.10(d), in each case as of the date hereof, have not (i) received from any Governmental Entity or other Person any written notice, inquiry, or allegation, (ii) made any disclosure to a Governmental Entity or (iii) conducted any investigation or audit concerning any actual or potential violation.

(c) The Company and the Retained Subsidiaries, their officers, directors and to the knowledge of the Company, their employees, agents and other third party representatives acting on their behalf have not knowingly, directly or indirectly, (i) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar applicable anti-corruption or anti-bribery laws (including the United Kingdom Bribery Act of 2010) applicable to the Company and the Retained Subsidiaries in any jurisdictions other than the United States (in each case, as in effect at the time of such action), (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) made, offered, agreed to make or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (iv) made, offered, agreed to make, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(d) The Company and the Retained Subsidiaries, their officers, directors and to the knowledge of the Company, their employees, agents and other third party representatives acting on their behalf have been and are in compliance with: all applicable economic sanctions laws and regulations, including all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.11. Absence of Certain Changes or Events. Since September 30, 2017 through the date of this Agreement, except as contemplated by this Agreement and the Spin-Off Transaction Agreements: (a) the Company and the Retained Subsidiaries have conducted the Management and Franchise Business in all material respects only in the ordinary course; and (b) there has not occurred a Material Adverse Effect.

Section 3.12. Absence of Litigation. As of the date of this Agreement, (a) there is no material claim, action, litigation, suit or proceeding, whether criminal, civil or administrative (each, a “Proceeding”), by or before any Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or the Retained Subsidiaries, or any of its or their properties or assets, (b) there is no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of the Retained Subsidiaries and (c) neither the Company nor any of the Retained Subsidiaries nor any of their respective properties or assets is subject to any material outstanding or, to the knowledge of the Company, threatened order, writ, injunction or decree, other than, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Plan.

(b) With respect to each material Company Plan, the Company has made available to Parent complete and correct copies of the following (to the extent available and applicable): (i) the written document evidencing such Company Plan (including all amendments thereto); (ii) the most recent summary plan description; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), including financial statements, if applicable; (iv) the most recent determination letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; and (v) any related trust agreements, insurance contracts or other funding arrangements.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan (i) has been established, maintained and administered in accordance with its terms and applicable Law and (ii) if intended to be “qualified” under Section 401 of the Code, has received a favorable determination letter or is covered by a favorable opinion letter from the IRS to such effect (or an application for such a letter is pending) and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such letter, if any, that would reasonably be expected to adversely affect the qualified status of any such Company Plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Retained Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, material audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the ordinary course of business).

(e) Neither the Company nor any of its Retained Subsidiaries maintains, sponsors, contributes to, or has any material liability in respect of, or within the preceding six (6) years has maintained, sponsored or contributed to, or could reasonably be expected to have, any material liability with respect to (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is (or was) subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA or (y) any “multiemployer plan” as defined in Section 3(37) of ERISA.

(f) Except as provided in the Employee Matters Agreement or in Section 2.2 of this Agreement, or as set forth on Section 3.13(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit, severance entitlement, acceleration of the time of payment, vesting or funding, vesting, distribution, increase in compensation or benefits, obligation to fund or maintain compensation or benefits or any other material obligation with respect to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or (ii) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

Section 3.14. Labor and Employment Matters. Neither the Company nor any of the Retained Subsidiaries is a party to or bound by any labor or collective bargaining agreement (other than any industry-wide or statutorily mandated agreement or any non-material agreement in a non-U.S. jurisdiction). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no unfair labor practice charge pending or, to the knowledge of the Company, threatened against the Company or any Retained Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no strikes, slowdowns, walkouts or work stoppages involving employees of the Company or a Retained Subsidiary pending or, to the knowledge of the Company, threatened against the Company or any Retained Subsidiary.

Section 3.15. Insurance. Section 3.15 of the Company Disclosure Letter sets forth a complete and correct list of each insurance policy under which the Company or any of the Retained Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full, and the Company and the Retained Subsidiaries are in compliance with the terms and conditions of such Insurance Policy. Neither the Company nor any of the Retained Subsidiaries is in breach or default under any such Insurance Policy, and no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any such Insurance Policy, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16. Tax Matters.

(a) The Company, each of the members of the CPLG Group and each of the Retained Subsidiaries have timely filed, have caused to be timely filed (taking into account extensions of time to file), all material Tax Returns required to be filed, and each such Tax Return was true, complete and correct in all material respects, and all material amounts of Taxes due and payable by the Company, each of the members of the CPLG Group and each of the Retained Subsidiaries (whether or not shown on any Tax Return) have been timely paid (or adequate reserves have been made therefor in accordance with GAAP in the most recent audited financial statements contained in the SEC Reports).

(b) The Company, each of the members of the CPLG Group and each of the Retained Subsidiaries have complied in all material respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any material amount of Tax.

(c) There are no Encumbrances (other than Permitted Encumbrances) for any material amount of Tax upon any material asset or property of the Company or any of its Subsidiaries.

(d) No Tax authority has asserted in writing, or threatened in writing to assert, a material Tax liability in connection with an audit or other administrative or court proceeding involving Taxes of the Company, any member of the CPLG Group or any of the Retained Subsidiaries, nor has the Company, any member of the CPLG Group or any of the Retained Subsidiaries received written notice of any audits, proceedings, or investigations in process (or, to the knowledge of the Company, intended to be initiated) with respect to a material Tax issue that relates to the Company, any member of the CPLG Group or any of the Retained Subsidiaries, in each case, that remain unresolved.

(e) There are no outstanding waivers to extend the statute of limitations applicable to the assessment or collection of any Tax of the Company, any member of the CPLG Group or any Retained Subsidiary.

(f) None of the Company, any member of the CPLG Group or any of the Retained Subsidiaries has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Laws, as a transferee or successor or by Contract or agreement (other than (i) customary commercial Contracts or agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, or (ii) the Spin-Off Transaction Agreements).

(g) None of the Company, any member of the CPLG Group or any of the Retained Subsidiaries has (i) distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code within the preceding two (2) years or (ii) participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h) No written claim has been made by a Governmental Entity in a jurisdiction where the Company, any member of the CPLG Group or any of the Retained Subsidiaries do not file Tax Returns that it is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction that remains unresolved.

(i) Neither the Company nor any of the Retained Subsidiaries has (i) agreed to make any adjustments or is required pursuant to Section 481(a) of the Code (or any similar provision of Law) or otherwise, (ii) any application pending with any Tax authority requesting permission for changes in accounting methods that relate to the Company or any Retained Subsidiary, in either case, which will require any increase or decrease in any Tax attribute of the Company or any of the Retained Subsidiaries for any period ending after the Closing Date, (iii) any written agreement with a Tax authority with respect to Taxes pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or private letter ruling with respect to the Company or any of the Retained Subsidiaries, (iv) an installment sale or open transaction, (v) election under Section 108(i) of the Code or election under Section 965(h) of the Code, (vi) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Laws ) or (vii) prepaid amount, in each case, made prior to the Closing Date for which a material amount of taxable income may be realized by the Company or any of the Retained Subsidiaries after the Closing Date.

(j) As of the date hereof, none of the Company, the Retained Subsidiaries or any member of the CPLG Group knows of any reason why (i) it would not be able to provide the representations and warranties reflected in the form of representation letter included as part of the Tax Opinion or (ii) the Tax Opinion would not be valid on its face as of the date that the Distribution is effected.

Section 3.17. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and the Retained Subsidiaries are in compliance with all applicable Environmental Laws, and possess, maintain and comply with all applicable Environmental Permits required under such Environmental Laws to operate the businesses of the Company and the Retained Subsidiaries as currently conducted; (ii) to the knowledge of the Company, neither the Company nor any of the Retained Subsidiaries has any material obligation or liability (contingent or otherwise) under Environmental Laws and there has been no Release of Materials of Environmental Concern at, under on or from any of the Company’s or any Retained Subsidiary’s owned real property or leased real property; and (iii) neither the Company nor any of the Retained Subsidiaries has received any written claim, notice or complaint, or is subject to any pending, or, to the knowledge of the Company, threatened Proceeding, relating to noncompliance with Environmental Laws.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.6, Section 3.15 and this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

Section 3.18. Affiliate Transactions. No executive officer or director of the Company or the Retained Subsidiaries and no Person known by the Company to currently own more than five percent (5%) or more of the Shares, is a party to any contract with or binding upon the Company or the Retained Subsidiaries or any of their respective properties or assets, has any interest in any Business IP or property owned by the Company or any of the Retained Subsidiaries or has engaged in any transaction with the Company or any of the Retained Subsidiaries within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.19. Proxy Statement. The Proxy Statement (including any amendments or supplements thereto) will not, and the CPLG Registration Statement does not and will not, at the time the Proxy Statement or CPLG Registration Statement, as applicable, is first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will, and the CPLG Registration Statement does and will, at the time the Proxy Statement or the CPLG Registration Statement, as applicable, is first mailed to stockholders of the Company, at the time of the

Stockholders’ Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.20. Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that, on the basis of and subject to the assumptions, limitations, qualifications and other matters set forth therein or considered in the preparation thereof, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.21. Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or its Subsidiaries, other than the Financial Advisor.

Section 3.22. Vote Required. The only vote of the stockholders of the Company required under any Law, the rules of the New York Stock Exchange or the certificate of incorporation or bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby and approve the Company Charter Amendments is the Requisite Stockholder Approval.

Section 3.23. Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States is applicable to the Company, the Shares, the Merger, this Agreement or the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” anti-takeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the action of the Company Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.24. CPLG Financing.

(a) The Company has delivered to Parent a true, complete and correct copy of a fully executed debt commitment letter and fully executed fee letter referenced in such debt commitment letter (provided, that the fee amounts, market flex provisions and other economic terms may be redacted) (such commitment letter, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.19(b) is referred to herein as the “CPLG Financing Commitment”), among CorePoint Operating Partnership L.P. and the CPLG Debt Financing Sources party thereto, pursuant to which, among other things, the CPLG Debt Financing Sources have agreed, subject to the terms and conditions of the CPLG Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the CPLG Financing Commitment is referred to herein as the “CPLG Debt Financing.”

(b) The CPLG Financing Commitment is, as of the date hereof, in full force and effect. The CPLG Financing Commitment is, as of the date hereof, the legal, valid, binding and enforceable obligation of CPLG and, to the knowledge of the Company, the other parties thereto (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability). As of the date hereof, the CPLG Financing Commitment has not been amended, modified, supplemented, extended or replaced. As of the date hereof, (i) neither CPLG nor, to the knowledge of the Company, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the CPLG Financing Commitment and (ii) to the knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of CPLG (or, to the knowledge of the Company, any CPLG Debt Financing Source) under the CPLG Financing Commitment, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the CPLG Financing Commitment on the part of CPLG (or, to the knowledge of the Company, any CPLG Debt Financing Source), or (C) otherwise result in the funds contemplated to be available under the CPLG Financing Commitment on the Closing Date, which is sufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement), to not be available to CPLG on a timely basis (and in any event as of the Closing Date). As of the date hereof, CPLG has not received any notice or other communication from any party to the CPLG Financing Commitment with respect to (i) any actual or potential breach or default on the part of CPLG or any other party to the CPLG Financing Commitment, or (ii) any intention of such party to terminate the CPLG Financing Commitment or to not provide all or any portion of the CPLG Debt Financing in an amount necessary to finance the Cash Payment (as such term is defined in the Distribution Agreement). As of the date hereof, to the knowledge of the Company, no event has occurred that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof, would reasonably be expected to (A) cause the CPLG Financing Commitment to terminate or to be withdrawn, modified, repudiated or rescinded, or (B) otherwise cause the funds contemplated to be available under the CPLG Financing Commitment on the Closing Date, which is sufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement), to not be available to CPLG on a timely basis (and in any event on a basis to permit the Closing to occur as of the Closing Date). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the CPLG Debt Financing other than as expressly set forth in the CPLG Financing Commitment. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary engagement letters which do not contain provisions that impose any additional conditions or other contingencies to the funding of the CPLG Debt Financing), whether written or oral, related to the funding of the full amount of the CPLG Debt Financing, other than as expressly set forth in or expressly contemplated by the CPLG Financing Commitment. As of the date hereof, subject to the terms and conditions of the CPLG Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the CPLG Financing Commitment will be sufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement) upon the terms contemplated by this Agreement and the Distribution Agreement on the Closing Date.

Section 3.25. No Other Representations and Warranties. Except as otherwise expressly set forth in this Article III (as modified by the Company Disclosure Letter) or the Spin-Off Transaction Agreements, (a) the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and (b) the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Parent and Merger Sub shall rely on their own examination and investigation thereof. Except for the representations and warranties contained in Article III hereof (as modified by the Company Disclosure Letter) or the Spin-Off Transaction Agreements, the Company hereby disclaims all liability and responsibility, to the fullest extent permitted by Law, for. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person makes a representation or warranty to Parent or Merger Sub with respect to (A) any projection or forecast regarding future results or activities or the probable success or profitability of the Company or its Subsidiaries, or any estimates or budgets for the Company or its Subsidiaries or (B) any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article III or the Spin-Off Transaction Agreements. Except for the representations and warranties contained in Article IV, none of Parent or any of Parent’s Subsidiaries or any of their respective Affiliates, directors, officers, employees, controlling Persons, agents or other Representatives or any other Person has made or makes, and the Company hereby disclaims reliance on, any other representation or warranty, express or implied, whether written or oral, on behalf of Parent, Merger Sub, their respective Subsidiaries or their respective Affiliates, directors, officers, employees, controlling Persons, agents or other representatives or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as set forth on the Parent Disclosure Letter (it being understood that any information set forth in a particular section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

Section 4.1. Organization. Parent is a Delaware corporation and Merger Sub is a Delaware corporation, and each is validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all corporate or similar power and authority necessary to own its properties and assets and to conduct its business as currently conducted and, to the extent such concept is applicable, is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties or assets owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for any such failure to be so qualified or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of (i) the certificate of incorporation and bylaws of Parent, which documents are the sole governing documents of Parent and (ii) the certificate of incorporation and bylaws of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances.

Section 4.2. Authority.

(a) Each of Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and Merger Sub and, immediately following the execution of this Agreement, will be duly and validly authorized and adopted by all necessary action of the sole stockholder of Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, no other corporate or similar action on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and any franchise tax report as required by the DGCL).

(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the consummation of the Merger by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) have been obtained, and all filings described in Section 4.3(b) been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) give rise to any right of termination, cancellation, amendment or acceleration of any obligation or loss of any benefit, or (C) result in the creation of any Encumbrance on any of the properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation of the Merger by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing of the Certificate of Merger and any franchise tax report with the Secretary of State of the State of Delaware pursuant to the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Absence of Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent nor its Subsidiaries nor any of their respective properties or assets is subject to outstanding or, to the knowledge of Parent, threatened order, writ, injunction or decree, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Proxy Statement. None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, at the time the Proxy Statement is mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Proxy Statement.

Section 4.6. Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.7. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the outstanding shares of capital stock of Merger Sub are, and as of immediately prior to the Effective Time will be, owned beneficially and of record directly or indirectly by Parent.

Section 4.8. Share Ownership. None of Parent, Merger Sub or any of their Affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their controlled Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding to acquire or vote any Shares or any option, warrant or other right to acquire any Shares.

Section 4.9. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger.

Section 4.10. Other Agreements. Parent has disclosed to the Company all contracts, agreements or understandings as of the date of this Agreement (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Subsidiary of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or the Retained Subsidiaries, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or the Spin-Off Transaction Agreements (or any financial benefits to be received by such Person as a result of such transactions) or the operations of the Company after the Effective Time.

Section 4.11. Parent Financing.

(a) Parent has delivered to Company a true, complete and correct copy of a fully executed debt commitment letter, and fully executed fee letter referenced in such commitment letter (provided, that the fee amounts, market flex provisions, securities demand provisions and other economic terms may be redacted) (such commitment letter, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.21(b) is referred to herein as the “Initial Debt Commitment Letter”), among Merger Sub and the Parent Debt Financing Sources party thereto, pursuant to which, among other things, the Parent Debt Financing Sources have agreed, subject to the terms and conditions of the Initial Debt Commitment Letter, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein.

(b) The Initial Debt Commitment Letter is, as of the date hereof, in full force and effect. The Initial Debt Commitment Letter is, as of the date hereof, the legal, valid, binding and enforceable obligation of Merger Sub and, to the knowledge of Parent, the other parties thereto (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability). As of the date hereof, the Initial Debt Commitment Letter has not been amended, modified, supplemented, extended or replaced. As of the date hereof, (i) neither Merger Sub nor, to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Initial Debt Commitment Letter and (ii) to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Merger Sub (or, to the knowledge of Parent, any Parent Debt Financing Source) under the Initial Debt Commitment Letter, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Initial Debt Commitment Letter on the part of Merger Sub (or, to the knowledge of Parent, any Parent Debt Financing Source), or (C) otherwise result in the funds contemplated to be available under the Initial Debt Commitment Letter on the Closing Date, which is sufficient for Parent and Merger Sub, together with currently available cash and cash equivalents, to fund the Merger Consideration, and any other amounts payable by Parent, Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Parent and Merger Sub required to be paid at the Closing in connection therewith (the “Parent Required Amount”), to not be available to Parent or Merger Sub on a timely basis (and in any event prior to the Closing Date). As of the date hereof, neither Parent nor Merger Sub has received any notice or other communication from any party to the Initial Debt Commitment

Letter with respect to (i) any actual or potential breach or default on the part of Parent or Merger Sub or any other party to the Initial Debt Commitment Letter, or (ii) any intention of such party to terminate the Initial Debt Commitment Letter or to not provide all or any portion of the Initial Debt Commitment Letter in an amount necessary, together with currently available cash and cash equivalents, to finance the Parent Required Amount. As of the date hereof, to the knowledge of Parent, no event has occurred that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, would reasonably be expected to (A) cause the Initial Debt Commitment Letter to terminate or to be withdrawn, modified, repudiated or rescinded, or (B) otherwise cause the funds contemplated to be available under the Initial Debt Commitment Letter on the Closing Date, which is sufficient for Parent, together with currently available cash and cash equivalents, to fund the Parent Required Amount, to not be available to Parent or Merger Sub on a timely basis (and in any event, on a basis to permit the Closing to occur as of the Closing Date). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Initial Debt Commitment Letter other than as expressly set forth in the Initial Debt Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements, whether written or oral, related to the funding of the full amount of the Parent Debt Financing, other than as expressly set forth in or expressly contemplated by the Initial Debt Commitment Letter, or which do not contain provisions that impose any additional conditions or other contingencies to the funding of the Parent Debt Financing. As of the date hereof, subject to the terms and conditions of the Initial Debt Commitment Letter, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Initial Debt Commitment Letter will be sufficient for Parent, together with currently available cash and cash equivalents, to fund the Parent Required Amount upon the terms contemplated by this Agreement on the Closing Date.

Section 4.12. Eligible Independent Contractor Status. At the Effective Time and taking into account the Merger, the Company will qualify as an “eligible independent contractor” with respect to CPLG for purposes of Section 856(d)(9) of the Code. For purposes of determining CPLG’s ownership, Parent may rely on reports filed with the SEC with respect to the Company.

Section 4.13. No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article III, none of the Company or any of the Company’s Subsidiaries or any of their respective Affiliates, directors, officers, employees, controlling Persons, agents or other Representatives or any other Person has made or makes, and Parent and Merger Sub hereby waive, any other express or implied representation or warranty, express or implied, whether written or oral, on behalf of the Company, its Subsidiaries or its Affiliates, directors, officers, employees, controlling Persons, agents or other representatives or any other Person.

(b) To the fullest extent permitted by Law, except for the representations and warranties expressly set forth in Article III or the representations and warranties or other provisions of the Spin-Off Transaction Agreements, none of the Company, the Company’s Subsidiaries or any other Person will have or be subject to any liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities laws or otherwise) to Parent, Merger Sub or any other Person resulting from the sharing with Parent and Merger Sub or their Representative, or Parent’s or Merger Sub’s use of any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in the Data Room or management presentations (or omissions therefrom) in expectation of the Merger or otherwise, except in the case of fraud. Except for the representations and warranties expressly set forth in Article III or the Spin-Off Transaction Agreements, it is understood and Parent and Merger Sub acknowledge that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Parent or Merger Sub are not and shall not be deemed to be or to include representations and warranties of the Company or any of its Subsidiaries or Affiliates. Except for the representations and warranties expressly set forth in Article III or the Spin-Off Transaction Agreements, Parent and Merger Sub acknowledge and agree, to the fullest extent permitted by Law, to the Company’s express disavowal and disclaimer of any other representations and warranties, whether made by the Company or any other Person on behalf of the Company, and of all liability and responsibility for any representation, warranty, projections, forecasts or other materials made available to Parent or Merger Sub, including any opinion, information, projection, forecast or other information that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant or other Representative of the Company or any of its Affiliates, except in the case of fraud. In furtherance of the foregoing, and not in limitation thereof, Parent and Merger specifically acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or the representations and warranties or other provisions of the Spin-Off Transaction Agreements, none of the Company or any of its Subsidiaries or Affiliates makes or has made any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Parent or Merger Sub with respect to the performance of the Company or any of the Company’s Subsidiaries either before or after the Closing Date. Parent acknowledges and agrees that (i) such projections or forecasts are being provided solely for the convenience of Parent to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) Parent is familiar with such uncertainties and (iv) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). Parent and Merger Sub acknowledge that they have conducted to their satisfaction their own independent investigation of the condition, operations and businesses of the Company and the Company’s Subsidiaries and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and information of the Companies for such purpose and, in making its determination to proceed with the Merger, Parent and Merger Sub have been provided and have evaluated such documents and information as they have deemed necessary, have been advised by their counsel, accountants, financial advisors and such other Persons as Parent and Merger Sub have deemed appropriate concerning this Agreement, and have relied solely on the results of their own independent investigation and verification and the representations and warranties expressly set forth in Article III and the Spin-Off Transaction Agreements.

(c) Parent, Merger Sub and their respective Affiliates, directors, officers, employees, Subsidiaries, controlling Persons, agents and other Representatives hereby acknowledge that, except for the representations and warranties expressly set forth in Article III, no other statutory, express or implied representation or warranty, whether written or oral, concerning the Shares, the Merger or the business, assets or liabilities of the Company and the Company’s Subsidiaries, the execution, delivery or performance of this Agreement or any other transaction agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business of the Company Pending the Merger. Except as expressly provided in or expressly contemplated by this Agreement or the Spin-Off Transaction Agreements (including the restructuring transactions set forth in the Plan of Reorganization), as set forth in Section 5.2 of the Company Disclosure Letter, as prohibited or required by applicable Law, or as consented to by Parent in writing, which consent will not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VII, the Company shall, and shall cause its Subsidiaries to, conduct its operations in all material respects in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with Governmental Entities, employees, customers, suppliers, franchisees, creditors, lessors and all other Persons having material business relationships with the Company or any of the Retained Subsidiaries; provided, that the Company and its Subsidiaries shall be restricted pursuant to this Section 5.1 or Section 5.2 with respect to the Separated Real Estate Business, the Separated Real Estate Assets or the Separated Real Estate Liabilities solely to the extent that any action taken or not taken by the Company or its Subsidiaries with respect to the Separated Real Estate Business, Separated Real Estate Assets or Separated Real Estate Liabilities would reasonably be expected to adversely affect the Company or the Management and Franchise Business or Parent as the owner and operator thereof following the Effective Time, in each case, in any material respect; provided, further, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

Section 5.2. Restrictions on the Conduct of Business of the Company Pending the Merger. Without limiting the generality of Section 5.1, except as expressly provided in or expressly contemplated by this Agreement or by the Spin-Off Transaction Agreements (including any restructuring transactions set forth in the Plan of Reorganization), or as set forth in Section 5.2 of the Company Disclosure Letter, or as required by applicable Law, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, the Company will not, and will cause its Subsidiaries not to:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities or capital stock or other equity interests of any of the Company’s Subsidiaries, except for (i) the issuance of Shares upon the settlement of Company Equity Awards outstanding as of the date of this Agreement and disclosed in Section 3.3(a), in accordance with the applicable Company Equity Award’s terms as in effect on the date hereof and (ii) the issuance of Shares pursuant to the existing terms of the LQ ESPP, subject to Section 2.2(d);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any dividend or distribution by a Retained Subsidiary to the Company or another Retained Subsidiary of the Company;

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other securities or equity interests of the Company, other than the acquisition of Shares from current or former directors, employees, former employees or independent contractors upon the vesting of Company Equity Awards outstanding as of the date of this Agreement and disclosed in Section 3.3(a) in order to pay Taxes due in connection with the vesting of Company Equity Awards outstanding as of the date of this Agreement and disclosed in Section 3.3(a) or pursuant to the LQ ESPP (subject to Section 2.2(d));

(e) incur, or modify in any material respect the terms of, any indebtedness of the Company or any of the Retained Subsidiaries, issue any debt securities or any right to acquire any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any indebtedness of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice, including under the Company Credit Agreement and not to exceed $30,000,000 in the aggregate, (ii) by the Company of indebtedness of the Retained Subsidiaries or by the Retained Subsidiaries of indebtedness of the Company, or (iii) any letters of credit entered into in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate;

(f) except as required by the terms of any Company Plan as in effect on, and provided to Parent prior to, the date hereof or as required by applicable Laws, (i) grant or increase or agree to increase, in any material respect, compensation, severance, perquisites or other benefits, whether or not in cash, to current or former directors, officers or employees of the Company or any of the Retained Subsidiaries with annual base compensation in excess of $150,000, (ii) enter into, establish, adopt, amend or terminate any Company Plan (including any plan, program or arrangement that would be a Company Plan if in effect on the date hereof), (iii) take any action to accelerate the vesting, payment or funding of compensation or benefits or (iv) hire (other than to fill vacant positions, in which case the compensation for such employee will not materially exceed that of the previous employee to occupy such position) or terminate (other than for “cause”) any employee with annual compensation in excess of $200,000;

(g) modify, amend or terminate, or waive any material rights under any Material Contract, or enter into any new Contract which would have been a Material Contract if entered into prior to the date hereof, in each case other than in the ordinary course of business consistent with past practice;

(h) make any acquisition of any other Person or business with a value in excess of $10,000,000 in the aggregate, except as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(i) make any material change to the terms of the Company’s or its Subsidiaries’ policies or procedures with respect to its relationship with any of its current or prospective franchisees, including (A) any material change to the terms of policies relating to royalties, brand marketing fees or reservations fees or (B) any new material program or plan, or any material modification to any existing program or plan providing any franchisee incentives or franchisee economic assistance;

(j) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than as expressly contemplated by this Agreement and the Spin-Off Transaction Agreements or (B) enter into any joint venture, strategic alliance, collaboration, material co-promotion, material co-marketing or similar partnerships;

(k) authorize, make or incur any material capital expenditures, except for as set forth in Section 5.2(k) of the Company Disclosure Letter;

(l) (i) sell, lease, permit to lapse or become abandoned (other than the expiration of Intellectual Property in accordance with its maximum statutory term), license, transfer, or otherwise dispose of or encumber (A) any material Intellectual Property or (B) any other properties or assets with a value in excess of $5,000,000 in the aggregate or (ii) disclose any material Trade Secrets (other than in the ordinary course of business consistent with past practice and subject to confidentiality restrictions);

(m) (A) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto or (B) delay or postpone the payment of payables (including failing to pay any Tax when due and payable or in accordance with past practice (including estimated quarterly taxes)) and other liabilities or accelerate the collection of receivables;

(n) compromise, settle or agree to settle any Proceeding material to the Company or any of its Retained Subsidiaries, other than compromises, settlements or agreements that relate to this Agreement or in which the amount to be paid does not exceed $1,000,000 individually or $5,000,000 in the aggregate and that do not involve admission of wrongdoing or equitable relief;

(o) other than as required by Law, enter into any labor or collective bargaining agreement with any labor organization or other representative of any Company employees;

(p) other than as required by Law: (A) make or change any material Tax election of the Company or the Retained Subsidiaries; (B) settle or compromise any material Tax liability of the Company or any of the Retained Subsidiaries or settle or compromise any Tax liability that could have a material effect on the Company or the Retained Subsidiaries in future taxable years; (C) make any material change in any method of Tax accounting; (D) file any material amendment to a material Tax Return; or (E) waive or extend any statute of limitations in respect of any material Taxes except as required by Law;

(q) enter into any line of business outside of the Management and Franchise Business; or

(r) agree, authorize, resolve or commit to take any of the actions described in Section 5.2(a) through (q).

Section 5.3. Access to Information; Confidentiality.

(a) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, to the extent permitted by Law, the Company will, (i) upon reasonable advance written notice from Parent, give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records (including Tax Returns) of the Company and the Retained Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request (including information regarding the transactions set forth in the Spin-Off Transaction Documents and, for the avoidance of doubt, the restructuring transactions set forth in the Plan of Reorganization); and (ii) use its reasonable best efforts to cause its Representatives to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Retained Subsidiaries as Parent or Merger Sub may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.3(a) will constitute “Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement; provided, that Parent and Merger Sub will be permitted to disclose such information to any debt financing sources or prospective debt financing sources that may become parties to the Parent Debt Financing or rating agencies (and, in each case, to their respective counsel and auditors) so long as each such Person is made aware of and acknowledges the confidential nature of such information and agrees to be bound by confidentiality and use restrictions customary for the syndication of the debt financing contemplated by such debt financing sources and substantially consistent with the confidentiality and use restrictions contemplated by the Confidentiality Agreement or in the Debt Commitment Letter.

(c) Notwithstanding anything in Section 5.3(a) to the contrary, no such access or examination shall be permitted to the extent that it (i) relates to the negotiation of this Agreement and the transactions contemplated hereby, or any competitively or commercially sensitive information or information relating to the analysis or consideration of the Merger or the transactions contemplated by this Agreement by the Company and its Subsidiaries, (ii) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, (iii) would require the Company or any of its Subsidiaries to disclose information that, in the reasonable judgment of counsel to the Company, is subject to attorney-client privilege or may conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound, (iv) would reasonably be likely to violate the terms of any Material Contract with a third party, in each case, that was in effect prior to the execution of this Agreement (provided, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or develop an alternative method of providing such information to Parent), or (v) would reasonably be likely to violate any Law (provided, that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate such Law or develop an alternative method of providing such information to Parent).

Section 5.4. Acquisition Proposals.

(a) Except as otherwise expressly provided in this Section 5.4 or in Section 5.8, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor will it authorize or permit any of its Subsidiaries, directors, officers, or employees to, and the Company shall not permit the Representatives of the Company to, (i) initiate, solicit or knowingly facilitate or encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its or its Subsidiaries’ properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to, an Acquisition Proposal, (iii) amend or grant any waiver or release under or fail to enforce any standstill or similar agreement, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (v) execute or enter into, any letter of intent, merger agreement, acquisition agreement or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”);

provided that it is understood and agreed that any determination or action by the Company Board or the Company expressly permitted under Section 5.4(b) or Section 5.4(c) shall not be deemed to be a breach or violation of this Section 5.4(a) or, in the case of Section 5.4(b)(i)–(v), give Parent a right to terminate this Agreement pursuant to Section 7.4. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) in connection with an Acquisition Proposal, in each case that exists as of the date hereof. The Company also agrees that it will promptly request each Person (other than the parties hereto) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof. The Company shall promptly (but in no event later than 48 hours after receipt thereof) notify Parent in writing of the receipt of any Acquisition Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms of and the identity of the Person making, such Acquisition Proposal, other proposal, offer or inquiry and the Company shall thereafter keep Parent reasonably informed in all material respects on a reasonably current basis of any substantive developments (including any material change to the terms thereof) regarding any such Acquisition Proposal and shall promptly (but in no event later than 48 hours after receipt) provide to Parent copies of all substantive written requests, proposals, offers or proposed agreements received by the Company or any of its Subsidiaries that describe any terms or conditions of any such Acquisition Proposal. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board if the Company Board determines after consultation with legal counsel to the Company that the failure to waive or release such provision would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b) Notwithstanding anything to the contrary in Section 5.4(a), nothing contained in this Agreement shall prevent the Company or the Company Board from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or from making any disclosure to stockholders that the Company determines is legally required, including with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided, that nothing set forth in this Section 5.4(b)(i) shall be deemed to (x) modify or supplement the definition of “Change of Board Recommendation” or (y) permit the Company or the Company Board to make a Change of Board Recommendation except as otherwise permitted pursuant to Section 5.4 or Section 5.8(f) (for the avoidance of doubt, the issuance by the Company or the Company Board of any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) which does not effect a Change of Board Recommendation shall not in and of itself constitute a Change of Board Recommendation));

(ii) prior to obtaining the Requisite Stockholder Approval, contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in breach of Section 5.4(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii) prior to obtaining the Requisite Stockholder Approval, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made an Acquisition Proposal after the date hereof that was not solicited in breach of Section 5.4(a), if (A) the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement and (C) promptly (and in any event within 24 hours) after furnishing or making available any non-public information concerning the Company and its Subsidiaries to any such Person, the Company furnishes or makes available such information to Parent or its Representatives (to the extent such information has not been previously furnished or made available by the Company to Parent or its Representatives);

(iv) prior to obtaining the Requisite Stockholder Approval, contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in breach of Section 5.4(a) (which negotiations or discussions need not be solely for clarification purposes) if the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal; or

(v) prior to obtaining the Requisite Stockholder Approval, making a Change of Board Recommendation (to the extent permitted by Section 5.4(c) or Section 5.4(d), as applicable, and Section 5.8(f)).

(c) Notwithstanding anything in this Section 5.4 to the contrary, if, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board determines in good faith, after consultation with its legal counsel and financial advisor, in response to an Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.4(a), that such proposal constitutes a Superior Proposal, the Company or the Company Board may make a Change of Board Recommendation or terminate this Agreement pursuant to Section 7.3(b) to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company will not be entitled to terminate this Agreement in accordance with Section 7.3(b) or effect a Change of Board Recommendation in connection with a Superior Proposal unless (i) the Company shall have delivered to Parent a written notice (a “Company Notice”) advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board and all material documents relating thereto; provided, further, that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply again with the requirements of this Section 5.4(c) with respect to such new written notice (it being understood that the Notice Period in respect of such new written notice shall expire at 5:00 pm New York City time on the second (2nd) Business Day immediately following the day on which the Company delivered such new written notice), (ii) the Company Board shall have determined in good faith, after consultation with legal counsel, that failure to effect a Change of Board Recommendation or terminate this Agreement to enter into a Superior Proposal, as applicable, would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (iii) (A) the Company Board shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent no later than 5:00 p.m., New York City time, on the third (3rd) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the third (3rd) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board, taking into account any proposed changes to this Agreement proposed during the Notice Period, shall have again made the determination required by clause (ii) of this Section 5.4(c) and (B) in the case of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Acquisition Agreement for a Superior Proposal, the Company shall have complied in all material respects with its obligations under this Section 5.4 and, concurrently therewith or prior thereto, have paid the Termination Fee in accordance with Section 7.5(b). If requested by Parent, the Company shall have, and shall have caused its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, other than in connection with an Acquisition Proposal received by the Company or its Subsidiaries, the Company Board may at any time prior to obtaining the Requisite Stockholder Approval take or fail to take the actions specified in clauses (i) or (iii) of the definition of Change of Board Recommendation (and the Company shall not be required to include the Company Board Recommendation in the Proxy Statement) in response to an Intervening Event if the Company Board shall have determined in good faith, after consultation with its legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that, (i) the Company notified Parent in writing at least three (3) Business Days before taking such action of its intention to do so, attaching a reasonably detailed description of the basis of such proposed action; and (ii) after such three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with its legal counsel, and taking into account any proposal by Parent to amend the terms of this Agreement made during such period, that the failure to take such action would still be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Representatives to, during such Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Intervening Event would cease to warrant a Change of Board Recommendation.

(e) For purposes of this Agreement, the following terms shall have the meaning assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) with respect to (a) any direct or indirect acquisition, by a Person or group of Persons in a single transaction or series of related transactions, of (i) twenty percent (20%) or more of (x) the assets of the Company and its Subsidiaries (including the capital stock of the Subsidiaries) taken as a whole or (y) the LQ Parent Retained Assets (including the capital stock of the Retained Subsidiaries) taken as a whole or (ii) shares or other equity securities (including securities exercisable, convertible, redeemable or exchange for Shares) of the Company which, together with any other shares or other equity securities of the Company beneficially owned by such Person or group, would equal twenty percent (20%) or more of the aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company, or (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholder of any Person) would own, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means (x) any bona fide Acquisition Proposal with respect to any direct or indirect acquisition in a single transaction or series of related transactions of eighty percent (80%) or more of the assets of the Company and its Subsidiaries (including the capital stock of the Subsidiaries) taken as a whole, made in writing after the date hereof that is on terms that the Company Board determines in its good faith reasonable judgment (after consultation with its legal counsel and financial advisor) (a) would be reasonably likely to be consummated if accepted and (b) is superior to the holders of Shares, from a financial point of view, to the Distribution and the other transactions contemplated by this Agreement and, taking into account at the time of determination all financial, legal, regulatory and other aspects of such Acquisition Proposal as the Company Board considers to be appropriate (including the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise) or (y) any LQ Parent Superior Proposal.

Section 5.5. Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of the Retained Subsidiaries, for the period commencing at the Closing and ending on the second anniversary thereof, to maintain for each individual employed by the Company or the Retained Subsidiaries at the Effective Time and who (i) remains employed by the Surviving Corporation or the Retained Subsidiaries or (ii) becomes employed by Parent or any of its Affiliates (other than the Surviving Corporation or the Retained Subsidiaries), in each case, following the Effective Time (each, a “Current Employee”): (A) base compensation and annual target cash incentive compensation at least as favorable to such Current Employee as at the Effective Time and (B) benefits provided under employee benefit plans of Parent or its Affiliates that in the aggregate are substantially similar to the benefits (excluding any equity or equity-based, nonqualified deferred compensation, change in control or retention arrangements) maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that nothing in this Section 5.5 will prevent the amendment or termination of any particular Company Plan or the termination of employment of any Current Employee or interfere with the Surviving Corporation’s or any Retained Subsidiary’s right or obligation to make such changes as are necessary, or act in any other manner, to conform with applicable Law.

(b) Without limiting any additional rights that any Company employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of the Retained Subsidiaries, for the period commencing at the Closing and ending on the second anniversary thereof, to maintain the severance-related provisions of existing Company Plans set forth in Section 3.13(a) of the Company Disclosure Letter, as in effect on, and in the form provided to Parent prior to, the date hereof.

(c) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees with the Company or any of its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, under any defined benefit plan) under employee benefit plans of Parent or its Affiliates, the Surviving Corporation and the Retained Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes, except where such service credit would result in the duplication of benefits. Parent will, and will cause the Surviving Corporation to, ensure that (i) Current Employees will not be subject to any eligibility requirements or pre-existing condition limitations under any employee health benefit plan of Parent or its Affiliates, the Surviving Corporation or the Retained Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time and (ii) Current Employees are given credit under such employee benefit plans for pre-Closing co-payments made and amounts paid toward deductibles and maximum out-of-pocket limitations in the year in which the Effective Time occurs.

(d) From and after the Effective Time, Parent shall honor, and shall cause the Retained Subsidiaries to honor, in accordance with their terms as in effect on, and to the extent disclosed to Parent prior to, the date hereof, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of the Retained Subsidiaries and any officer, director or employee, (ii) existing equity-based plans, programs or agreements, bonus plans or programs and (iii) all obligations outstanding thereunder pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements still in effect as of the Effective Time.

(e) The provisions of this Section 5.5 are solely for the benefit of the parties to this Agreement in their capacities as such. No provision of this Section 5.5 shall (i) give any third party any right to enforce the provisions of this Section 5.5, (ii) obligate Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing to retain the employment of any particular employee for any period of time or preclude Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing from terminating the employment of any such employee at any time and for any or no reason, (iii) be deemed to constitute the adoption of, or an amendment to, any Company Plan or other employee benefit arrangement governing any current or former employee or individual consultant of Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing, or (iv) prohibit or limit the ability of Parent, the Company, any Retained Subsidiary or any Affiliate to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of the Company or Parent.

Section 5.6. Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director, officer and employee of the Company (including in their capacity as fiduciary under any LQ Equity Plan) (in each case, when acting in any such capacity) (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director, officer or employee of the Company or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 5.6, to the same extent as such Indemnified Parties are entitled to indemnification and advancement of expenses as of the date of this Agreement under the certificate of incorporation or bylaws of the Company or the certificate of incorporation and bylaws, or equivalent organizational documents, of any Retained Subsidiary; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 5.6; provided, further, that any determination required to be made with respect to whether an employee’s, officer’s or director’s conduct complies with the standards set forth under the DGCL, the certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation. In the event of any such Proceeding (x) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall cooperate in the defense of any such matter. Parent and Merger Sub shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of the Indemnified Parties than are currently provided in the certificate of incorporation and bylaws and the indemnification agreements currently in place between the Company and any such Persons and set forth on Section 5.6(a) of the Company Disclosure Letter, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the sixth (6th) anniversary of the Effective Time, or, in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification or repeal is required by applicable Laws, in which case Parent agrees, and will cause the Surviving Corporation, to make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 5.6.

(b) The Company shall (and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) purchase and fully pay by the Effective Time, at no expense to the beneficiaries, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time (including in connection with this Agreement, the Distribution Agreement or the transactions or actions contemplated hereby or thereby), and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time for the persons who are covered by the Company’s directors’ and officers’ liability insurance policy in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available directors’ and officers’ liability insurance policy for such six (6)-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing directors’ and officers’ liability insurance policies with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding anything in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) This Section 5.6 will survive the consummation of the Merger and is intended to benefit, and will be enforceable by, any Indemnified Party and their respective successors, heirs and Representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended in any matter that is adverse to any Indemnified Party (including their successors, heirs and Representatives) without the consent of the Indemnified Party (including their successors, heirs and Representatives) affected thereby. The rights provided for in this Section 5.6 will not be deemed exclusive of any other rights to which the Indemnified Party is entitled whether under the certificate of incorporation or bylaws of the Company or pursuant to Law, Contract or otherwise, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the applicable obligations set forth in this Section 5.6.

Section 5.7. Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger, the Distribution and the other transactions contemplated by this Agreement and the Spin-Off Transaction Agreements, including using its reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under Antitrust Laws, and to make all necessary registrations and filings and take all steps as may be necessary to obtain such required waiver, consent or approval from any Governmental Entity. In furtherance and not in limitation of the foregoing, the parties hereto agree to (i)(A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement), and (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all other required waivers, consents and approvals from Governmental Entities. The parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) to the extent permitted by such Governmental Entity, to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (F) to provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Nothing in this Section 5.7(a) shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company will use its reasonable best efforts to resolve any subject objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such action or proceeding, in each case no later than the Outside Date; provided, however, that, notwithstanding anything to the contrary in this Section 5.7, Parent and Merger Sub shall not be obligated to take any actions, or agree to refrain from taking any actions, that, collectively, would have a material adverse effect on the combined business of the Parent Spinco and the Company and their respective Subsidiaries (including the Retained Subsidiaries), taken as a whole, after giving effect to the Parent Spin, the Merger and the other transactions contemplated by this Agreement; provided, further, that, notwithstanding anything to the contrary in this Section 5.7, the Company will not take any action, or agree to refrain from taking any action, pursuant to this Section 5.7(b) without the express written permission of Parent.

Section 5.8. Proxy Statement; Stockholders’ Meeting.

(a) The Company shall, with the assistance of Parent, prepare and will cause to be filed with the SEC as promptly as reasonably practicable following the date of this Agreement (but in any event no more than 40 days following the date of this Agreement, unless otherwise agreed in writing by the parties hereto) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption of this Agreement and promptly (and in no event later than the tenth (10th) Business Day following the date of this Agreement, unless otherwise agreed by the parties hereto) initiate a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and any amendments or supplements thereto. The Company agrees and covenants that none of the information included in the Proxy Statement shall, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that no such covenant shall apply to information provided by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) As promptly as reasonably practicable following the date of this Agreement, each of Parent and Merger Sub shall furnish the Company with all information reasonably requested by the Company and required pursuant to the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent agrees and covenants that none of the information with respect to Parent or its Subsidiaries supplied or to be supplied by Parent for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The Company shall as soon as reasonably practicable notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the CPLG Registration Statement, and the Company shall provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the CPLG Registration Statement or the transactions contemplated hereby or thereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 5.8(c)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the CPLG Registration Statement and to have the Proxy Statement and the CPLG Registration Statement cleared by the staff of the SEC as promptly as reasonably practicable after filing. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment or supplement to the Proxy Statement or the CPLG Registration Statement, so that the Proxy Statement, the CPLG Registration Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto), or filing or mailing the CPLG Registration Statement, or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall reasonably consider comments reasonably proposed by Parent in such documents or responses. Nothing in this Section 5.8(c) shall limit the obligations of any party under Section 5.8(a), (b) or (d).

(d) As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement is declared effective, the Company will mail the Proxy Statement to the holders of Shares as of the record date set for determining the stockholders entitled to vote on this Agreement. All documents (including the Proxy Statement) that the Company or CPLG is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(e) Unless the Company Board has made a Change of Board Recommendation in accordance with Section 5.8(f), the Company, acting through the Company Board (or a committee thereof), shall promptly following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and approving the Company Charter Amendments (including any adjournment or postponement thereof, the “Stockholders’ Meeting”). The Stockholders’ Meeting shall be held within forty-five (45) days following the Proxy Statement having been cleared by the SEC, unless otherwise agreed in writing by the parties hereto; provided, that the Company may postpone, recess or adjourn such meeting (i) to the extent required by applicable law (including the exercise of fiduciary duties under applicable law), (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Requisite Stockholder Approval, (iii) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure and then only for the minimum time which the Company Board has determined in good faith after consultation with its legal counsel is necessary under applicable law (including the exercise of fiduciary duties under applicable law) for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting.

(f) The Company, acting through the Company Board (or a committee thereof), shall, (i) include in the Proxy Statement the Company Board Recommendation and, subject to the consent of the Company’s financial advisor, the Fairness Opinion, (ii) use its reasonable best efforts to obtain the Requisite Stockholder Approval and (iii) not effect a Change of Board Recommendation; provided, that the Company Board may fail to include the Company Board Recommendation in the Proxy Statement or otherwise effect a Change of Board Recommendation in accordance with Section 5.4 if the Company Board shall have determined in good faith, after consultation with legal counsel to the Company, that the failure of the Company Board to effect a Change of Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and the Company shall have complied with its obligations under Section 5.4(c) or Section 5.4(d), as applicable.

Section 5.9. Distribution.

(a) The Company will use reasonable best efforts to effect the transactions set forth in the Spin-Off Transaction Agreements (including the restructuring transactions set forth in the Plan of Reorganization) in accordance with the terms thereof so that they occur following the Stockholders’ Meeting and receipt of the Requisite Stockholder Approval, but prior to the Effective Time. Prior to the Effective Time, any changes proposed by any party hereto to any of the Spin-Off Transaction Agreements from the forms attached to this Agreement as Annex A or Annex B shall be subject to the prior written approval of the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed). Following the execution of the Spin-Off Transaction Agreements, the Company shall not, nor shall the Company permit any of its Subsidiaries to, alter, amend or otherwise revise the Spin-Off Transaction Agreements, or waive any term thereof or any condition to the obligations thereunder, without the prior approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) As promptly as reasonably practicable after the date of this Agreement and to the extent permitted by applicable Law, the parties shall form a special separation committee (the “Separation Committee”) comprised of an equal number of members appointed by the Company and Parent, which Separation Committee shall discuss and monitor the restructuring transactions set forth in the Plan of Reorganization for the transfer of the Separated Real Estate Business in accordance with the terms of the Distribution Agreement and the other Spin-Off Transaction Agreements. Without limiting the generality of the foregoing, the Separation Committee shall ensure that the members of the Separation Committee appointed by Parent are kept reasonably informed with respect to the implementation of the Plan of Reorganization and the Company shall consider in good faith timely and reasonable input from Parent with respect thereto. The Separation Committee will meet as often as its members deem is necessary, but at least once per month and upon the reasonable request of the Company or Parent, as applicable, and such meetings will be held telephonically unless otherwise agreed between the parties. The Separation Committee will have access, consistent with Section 5.3, to the Company’s and its Subsidiaries’ properties, books and records, Contracts and appropriate senior-level officers and employees; provided, however, that the Separation Committee will neither control, direct nor interfere with day to day management or operations of the business of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties.

Section 5.10. Public Announcements. Each of the Company, Parent and Merger Sub agrees that no press release concerning the transactions contemplated by this Agreement will be issued by such party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except as such release may be required by applicable Law or any rule or regulation of the New York Stock Exchange or any other stock exchange to which the relevant party is subject, in which case the party required to make the release will use commercially reasonable efforts to allow each other party reasonable time to comment on such release in advance of such issuance, it being understood that the final form and content of any such release, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 5.10 will not apply to communications by the Company or Parent regarding an Acquisition Proposal or a Change of Board Recommendation.

Section 5.11. Rule 16b-3. Prior to the Effective Time, the Company will be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12. Further Assurances. Except as otherwise expressly provided in this Agreement, each of the parties shall use its reasonable best efforts to do, execute, acknowledge and deliver all such further acts, assurances, deeds assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Merger or the other transactions contemplated hereby.

Section 5.13. No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14. Operations of the Merger Sub. Prior to the Effective Time, Merger Sub will not engage in any other business activities and will not incur any liabilities or obligations other than as contemplated herein.

Section 5.15. Certain Tax Matters.

(a) The parties hereto agree that the CPLG Consideration shall be treated as being paid in partial redemption of the Shares for Tax purposes in connection with the Merger in a transaction subject to Section 302(b) of the Code, and Parent, the Company and their Affiliates shall file all Tax Returns and otherwise report consistently with such treatment unless otherwise required pursuant to a “final determination” as defined in Section 1313 of the Code or a change in Law.

(b) None of the Company, any Retained Subsidiary or any member of the CPLG Group shall take or cause to be taken any action (or fail to take or cause to be taken any action) that would reasonably be expected to (i) cause to be untrue any representation or warranty reflected in the form of representation letter included as part of the Tax Opinion or (ii) cause the Tax Opinion to be invalid on its face as of the time of the Distribution.

Section 5.16. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

Section 5.17. Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceeding commenced or threatened in writing against such party or any of its Affiliates which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in, at its own cost and expense, the defense or settlement of any securityholder Proceeding against the Company or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.18. Director Resignations. At the Closing, other than with respect to any directors identified by Parent in writing to the Company five (5) days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.19. CPLG Financing.

(a) The Company shall use its reasonable best efforts to take (and shall cause CPLG to take), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the CPLG Debt Financing on or before the Closing on the terms and conditions described in the CPLG Financing Commitment (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.19(b)), which reasonable best efforts shall include:

(i) causing CPLG to comply with its obligations under and maintain in effect the CPLG Financing Commitment, and, once entered into, the CPLG Financing Agreements with respect thereto;

(ii) negotiating CPLG Financing Agreements with respect to the CPLG Debt Financing on terms and conditions consistent in all material respects with those contained in the CPLG Financing Commitment (including, as necessary, the market flex provisions contained in any related fee letter), or on other terms no less favorable (taken as a whole) to CPLG;

(iii) causing CPLG to satisfy on a timely basis all conditions applicable to CPLG in the CPLG Financing Commitment and any CPLG Financing Agreements with respect thereto (including, promptly after the date hereof and as soon as practicable, obtaining title insurance, environmental assessments, zoning reports and property conditions reports and other deliverables necessary to satisfy any such conditions); and

(iv) in the event of a failure to fund by the CPLG Debt Financing Sources in accordance with the CPLG Financing Commitment that prevents, impedes or materially delays the Closing, causing CPLG to enforce its rights under the CPLG Financing Commitment and any CPLG Financing Agreements with respect thereto (including through litigation pursued in good faith).

(b) The Company shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the CPLG Financing Commitment without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) materially delay or prevent the Closing, (ii) reduce the aggregate amount of the CPLG Debt Financing to an amount which is insufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement) upon the terms contemplated by this Agreement and the Distribution Agreement on the Closing Date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the CPLG Debt Financing, in each case, in a manner that could adversely impact in any material respect the ability of CPLG to obtain the CPLG Debt Financing or (iv) adversely impact in any material respect the ability of CPLG to enforce its rights against the other parties to the CPLG Financing Commitment; it being understood that notwithstanding the foregoing CPLG may amend the CPLG Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the CPLG Financing Commitment as of the date of this Agreement. Upon any amendment, supplement, modification, replacement, termination, reduction or waiver of the CPLG Financing Commitment in accordance with this Section 5.19(b), the Company shall deliver a copy thereof to Parent and (i) references herein to “CPLG Financing Commitment” shall include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.19(b) and (ii) references to “CPLG Debt Financing” shall include the financing contemplated by the CPLG Financing Commitment as amended, supplemented, modified, replaced, terminated reduced or waived in compliance with this Section 5.19(b).

(c) Notwithstanding Section 5.19(b) above, in the event any portion of the CPLG Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the CPLG Financing Commitment, (A) the Company shall promptly notify Parent and (B) CPLG shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “CPLG Alternate Financing”) (x) on conditions not less favorable to CPLG (taken as a whole) than the CPLG Financing Commitment, (y) at least equal to the amount of such portion of the CPLG Financing Commitment in an amount sufficient to make the Cash Payment (as defined in the Distribution Agreement) in accordance with the Distribution Agreement and (z) other than as set forth in (x) or (y), on terms not materially less beneficial to

CPLG. Copies (redacted for provisions related to fee amounts, market flex provisions and other economic terms to the extent required by the applicable CPLG Debt Financing Sources) of any new financing commitment letter (including any fee letter referenced in the CPLG Financing Commitment) shall be promptly provided to Parent. In the event any CPLG Alternate Financing is obtained in accordance with this Section 5.19, any reference in this Agreement to “CPLG Financing Commitment” or “CPLG Debt Financing” shall include the debt financing contemplated by such CPLG Alternate Financing. Except as provided elsewhere in this Section 5.19 and subject to the limitation in Section 5.19, nothing contained in this Agreement shall prohibit CPLG from entering into CPLG Financing Agreements relating to the CPLG Debt Financing; provided, that such CPLG Financing Agreements may contain other conditions if such CPLG Financing Agreements do not result in a reduction or replacement of the CPLG Financing Commitment prior to the funding of the CPLG Debt Financing under such CPLG Financing Agreements.

(d) The Company shall (i) give Parent prompt written notice of any default, breach or threatened breach in writing by any party of any of the CPLG Financing Commitment or CPLG Financing Agreements related thereto of which the Company or any of its Representatives or Affiliates becomes aware or any termination or threatened termination in writing thereof (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the CPLG Financing Commitment or CPLG Financing Agreements), and (ii) otherwise keep Parent reasonably informed of the status of its efforts to arrange the CPLG Debt Financing.

(e) In the event any CPLG Debt Financing is funded in advance of the Closing Date, CPLG shall keep and maintain at all times prior to the Closing Date the proceeds of such CPLG Debt Financing available for the purpose of funding the transactions contemplated by the Spin-Off Transaction Agreements and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Encumbrances; provided, that if the terms of such CPLG Debt Financing requires the proceeds of such CPLG Debt Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds (taken as a whole) are no more onerous than the CPLG Financing Commitment.

Section 5.20. [Reserved].

Section 5.21. Debt Financing.

(a) Parent shall use its reasonable best efforts to take (and shall cause Merger Sub to take), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Parent Debt Financing on or before the Closing on the terms and conditions described in the Debt Commitment Letter (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.21(b)), including using reasonable best efforts to:

(i) cause Merger Sub to comply with its obligations under and maintain in effect the Debt Commitment Letter, and, once entered into, the Parent Debt Financing Agreements with respect thereto;

(ii) negotiate Parent Debt Financing Agreements with respect to the Parent Debt Financing on terms and conditions consistent in all material respects with those contained in the Debt Commitment Letter (including, as necessary, the flex or similar provisions contained in any related fee letter), or on other terms no less favorable (taken as a whole) to Parent;

(iii) cause Merger Sub to satisfy on a timely basis all conditions applicable to Merger Sub in the Debt Commitment Letter and any Parent Debt Financing Agreements with respect thereto; and

(iv) in the event of a failure to fund by the Parent Debt Financing Sources in accordance with the Debt Commitment Letter that prevents, impedes or materially delays the Closing, cause Merger Sub to enforce its rights under the Debt Commitment Letter and any Parent Debt Financing Agreements with respect thereto (including through litigation pursued in good faith).

(b) Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) materially delay or prevent the Closing, (ii) reduce the aggregate amount of the Parent Debt Financing to an amount which is insufficient for Parent to fund the Parent Required Amount upon the terms contemplated by this Agreement on the Closing Date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Parent Debt Financing, in each case, in a manner that could adversely impact in any material respect the ability of Merger Sub to obtain the Parent Debt Financing or (iv) adversely impact in any material respect the ability of Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter; it being understood that notwithstanding the foregoing Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. Upon any amendment, supplement, modification, replacement, termination, reduction or waiver of the Debt Commitment Letter in accordance with this Section 5.21(b), Parent shall deliver a copy thereof to the Company (such commitment letter, a “Replacement Commitment Letter”) and (i) references herein to “Debt Commitment Letter” shall include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.21(b) and (ii) references to the “Parent Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented, modified, replaced, terminated reduced or waived in compliance with this Section 5.21(b); provided, that, subject to Section 5.23, it is understood and agreed that any Debt Commitment Letter may be replaced by the Parent Spinco Replacement Commitment Letter in connection with the Parent Spin and in such instance, references herein to “Debt Commitment Letter” shall include the Parent Spinco Replacement Commitment Letter.

(c) Notwithstanding Section 5.21(b) above, in the event any portion of the Parent Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (A) Parent shall promptly notify the Company and (B) Merger Sub shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Parent Alternate Financing”) (x) on conditions not less favorable to Merger Sub (taken as a whole) than the Debt Commitment Letter and (y) at least equal to the amount of such portion of the Debt Commitment Letter, together with currently available cash and cash equivalents, in an amount sufficient to fund the Parent Required Amount. Copies (redacted for provisions related to fee amounts, market flex provisions and other economic terms to the extent required by the applicable Parent Debt Financing Sources) of any new financing commitment letter (including any fee letter referenced in such Debt Commitment Letter) shall be promptly provided to the Company. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Parent Debt Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.21(c)) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Parent Debt Financing as promptly as practicable. In the event any Parent Alternate Financing is obtained in accordance with this Section 5.21, any reference in this Agreement to “Debt Commitment Letter” or “Parent Debt Financing” shall include the debt financing contemplated by such Parent Alternate Financing. Except as provided elsewhere in this Section 5.21 and subject to the limitation in Section 5.21, nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into Parent Debt Financing Agreements relating to the Parent Debt Financing; provided, that such Parent Debt Financing Agreements may only contain other conditions if such Parent Debt Financing Agreements do not result in a reduction or replacement of the Debt Commitment Letter prior to the funding of the Parent Debt Financing under such Parent Debt Financing Agreements.

(d) Parent shall (i) give the Company prompt written notice of any default, breach or threatened breach in writing by any party to the Debt Commitment Letter or Parent Debt Financing Agreements related thereto of which Parent or any of its Representatives or Affiliates becomes aware or any termination or threatened termination in writing thereof (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Commitment Letter or Parent Debt Financing Agreements), and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Parent Debt Financing.

(e) In the event any Parent Debt Financing is funded in advance of the Closing Date, Merger Sub shall keep and maintain at all times prior to the Closing Date the proceeds of such Parent Debt Financing available for the purpose of funding the transactions contemplated by the Transaction Agreements and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Encumbrances; provided, that if the terms of such Parent Debt Financing requires the proceeds of such Parent Debt Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds (taken as a whole) are no more onerous than the Debt Commitment Letter.

Section 5.22. Debt Financing and Parent Spin Cooperation.

(a) Prior to the Closing Date, the Company shall provide, and shall cause each of its Retained Subsidiaries to provide, and shall use it reasonable best efforts to have each of its and its Retained Subsidiaries’ respective Representatives, in each case, to use their respective reasonable best efforts to provide, in each case, to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably necessary in connection with the arrangement of the Parent Debt Financing (solely for the purposes of this Section 5.22, the term “Parent Debt Financing” shall be deemed to include customary high-yield non-convertible debt securities offering to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Commitment Letter) or in connection with the Parent Spin, which reasonable best efforts shall include (i) assisting with the preparation of (A) registration statements, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the Parent Debt Financing or the Parent Spin and (B) materials for rating agency presentations, in each case as they relate to the Company and the Retained Subsidiaries, (ii) executing customary authorization letters or management representation letters, as applicable, as they relate to the Company and the Retained Subsidiaries, (iii) assisting in promptly furnishing Parent, Merger Sub and the Parent Debt Financing Sources with the Required Information and such other customary financial and other pertinent information regarding the Company and its Retained Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested in writing by Parent to permit Parent to prepare a customary preliminary offering memorandum, final preliminary offering memorandum, registration statement, preliminary private placement memorandum, final private placement memorandum or marketing document for use in a customary “road show” relating to the Parent Debt Financing and/or the Parent Spin, it being understood that in no event shall the Company or the Retained Subsidiaries be required to provide (1) a description of all or any component of the Parent Debt Financing, including any “description of notes”, (2) risk factors relating solely to all or any component of the Parent Debt Financing, (3) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (4) Compensation Discussion and Analysis required by Item 402 of Regulation S-K or (5) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities or a registration statement in connection with the Parent Spin, (iv) assisting Parent and Merger Sub in obtaining corporate and facilities ratings from any rating agencies in connection with the Parent Debt Financing or the Parent Spin, (v) upon reasonable request, identifying any material non-public information contained in the relevant marketing materials relating to the Company and the Retained Subsidiaries and complying with Regulation FD to the extent applicable to such material non-public information, (vi) cooperating with the marketing efforts of Parent, Merger Sub and the Parent Debt Financing Sources for any portion of the Parent Debt Financing or the Parent Spin as reasonably requested by Parent (including, without limitation, having members of senior management of the Company participate in a reasonable number of due diligence sessions and drafting sessions in connection with the Parent Debt Financing or the Parent Spin at times and locations to be mutually agreed), (vii) cooperating with Parent or Merger Sub’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (viii) executing and delivering as of (but not before and not to be effective until) the Closing any pledge and security documents, other definitive financing documents, or other related certificates or documents as may be reasonably requested by Parent or Merger Sub and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of Payoff Indebtedness and the release of related Encumbrances and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering termination agreements or UCC-3 or equivalent financing statements or notices), (ix) using reasonable best efforts to cause it or its Retained Subsidiaries’ independent auditors to cooperate in connection with the Parent Debt Financing and the Parent Spin, including by providing “customary” comfort letters (including as to customary “negative assurances” comfort) and any consents required to include Required Form 10 Financials or any other financials contemplated herein in any registration statement or offering documents and (x) providing, at least five Business Days prior to the Closing Date, all documentation required by applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act, to the extent requested in writing at least nine Business Days prior to the Closing Date; provided, however, that the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 5.22 that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries (provided, that the cooperation contemplated by this Section 5.22 shall not by its terms be deemed to unreasonably interfere with such business); (B) causes any covenant, representation or warranty in this Agreement to be breached in a manner that the Company would cause any closing condition set forth in Section 6.1 or Section 6.2 to fail to be satisfied or otherwise causes the breach of this Agreement (other than those conditions that by their terms are to be satisfied at Closing); (C) requires the Company or the Subsidiaries to provide or enter into any security or guarantee agreements, or otherwise to incur any liability (including any commitment fees and expense reimbursement) in connection with the Parent Debt Financing or Parent Spin (other than the authorization letters and management representation letters referenced above) prior to, or that are not conditioned upon, the Closing or are not otherwise promptly reimbursed or indemnified in accordance with the terms hereof; (D) requires the Company or its Subsidiaries or their respective directors, officers, managers or employees (other than those directors, officers, managers or employees that will act in a similar capacity after Closing) to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Parent Debt Financing or Parent Spin (other than with respect to the authorization letters and management representation letters referenced above) or adopt resolutions approving the agreements, documents, instruments and other actions pursuant to which the Parent Debt Financing is obtained or the Parent Spin is consummated; (E) requires the Company or its Subsidiaries to give any legal opinion or other opinion of counsel; or (F) requires the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate or breach, its organizational documents, any applicable Laws or any material Contract. In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Parent Debt Financing or the Parent Spin or as a result of any information provided by the Company, its Retained Subsidiaries or any of their respective Affiliates or Representatives in connection with the Parent Debt Financing or the Parent Spin to the extent such expenses are not subject to reimbursement in accordance with the terms hereof or such indemnity or liability is not otherwise subject to indemnification pursuant to the terms of this Agreement. Parent and Merger Sub agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any presentations, offering documents, teasers or other materials in connection with the Parent Debt Financing or the Parent Spin shall be subject to the prior review of the Company, which review shall be completed promptly and in any case within three (3) Business Days of receipt thereof. From the respective dates on which Parent receives the Required Information and the Required Form 10 Financials until the Closing, the Company and its Subsidiaries shall update any Required Information and the Required Form 10 Financials, respectively, provided by them or on their behalf as may be necessary so that such Required Information and the Required Form 10 Financials are Compliant.

(b) The Company hereby consents to the reasonable use of its and the Retained Subsidiaries’ logos in connection with the Parent Debt Financing and the Parent Spin; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) The Company shall provide Parent with (i) the Required Form 10 Financials no later than March 10, 2018, and (ii) financial statements for any quarterly interim periods of the Management and Franchise Business ending after the date of the most recently ended fiscal year, together with financial statements for the corresponding period of the prior year, and in each case the notes to such financial statements, no later than (A) May 10, 2018, with respect to the quarterly interim period ended March 31, 2018 and (B) 40 days after the end of each such subsequent quarterly interim period, unless the Closing shall have occurred prior to such date (provided that any interim financial statements provided pursuant to this clause (ii) shall be prepared in accordance with GAAP and contain such information as is required for such financial statements to be included in a Registration Statement on Form S-1 by a non-accelerated filer; provided further that any such interim financial statements shall have been reviewed by the independent auditors of the Management and Franchise Business as provided in the procedures specified by the Public Company Accounting Oversight Board in AU-C930, Interim Financial Information), and shall use its reasonable best efforts to provide such further financial statements and other information, including any Required Information, as Parent may reasonably request and is necessary or advisable in connection with the preparation of Parent Spinco’s registration statement on Form 10 under the Exchange Act or other filings under applicable securities laws to be made by Parent Spinco, in connection with the Parent Spin, or Parent, which shall include, for the avoidance of doubt, any financial statements required by Regulation S-X 3-05.

Section 5.23. Parent Spin.

(a) Parent shall not consummate the Parent Spin unless (i) prior to the consummation thereof, Parent Spinco has entered into, and provided a copy of the same to the Company, a Parent Spinco Replacement Commitment Letter, (ii) prior to the consummation thereof, Parent has delivered to the Company a certificate, dated as of the date of the consummation of the Parent Spin, of a senior officer of Parent certifying to the effect that the representations and warranties in Section 4.11 are true and correct, as of such date as if made at and as of such time, provided, that, for purposes of such certificate, all references in Section 4.11 to “Parent” shall be deemed to refer to Parent Spinco and all references in Section 4.11 to the “Initial Debt Commitment Letter” shall be deemed to refer to the Parent Spinco Replacement Commitment Letter, and (iii) the consummation of the Parent Spin would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or the ability of Parent Spinco to perform its obligations hereunder following an assignment in accordance with Section 8.7, or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby, and Parent has delivered to the Company a certificate, dated as of the date of the consummation of the Parent Spin, of a senior officer of Parent certifying to this effect.

(b) Reasonably promptly following any reasonable request by the Company, Parent shall inform the Company of the status and timing of Parent’s efforts to prepare for and consummate the Parent Spin, and any substantive developments with respect thereto (including sharing with the Company draft documentation relating to the Parent Spin to the extent reasonably requested).

Section 5.24. Spin-Off Transaction Agreements. The parties agree that, on or prior to the Distribution, and effective upon the Effective Time, the Company shall, and shall cause its applicable Subsidiaries to, enter into (a) Management Agreements in the form attached as Exhibit B to the Distribution Agreement, between CPLG or certain of its Subsidiaries, on the one hand, and LQ Management L.L.C. (or the Company or certain of its Retained Subsidiaries, as applicable), on the other hand, (b) Franchise Agreements in the form attached as Exhibit C to the Distribution Agreement, between CPLG or certain of its Subsidiaries, on the one hand, and La Quinta Franchising LLC (or the Company or certain of its Retained Subsidiaries, as applicable), on the other hand, (c) Subordination, Non-Disturbance, and Attornment Agreements (Mortgage Loan) in the form attached as Exhibit 18.22(a) to such Management Agreements, in each case among one or more applicable commercial mortgage-backed securities lenders party thereto, CPLG or certain of its Subsidiaries, as Lessee and Owner, and LQ Management L.L.C. (or the Company or certain of its Retained Subsidiaries, as applicable), as manager, (d) Mezzanine Recognition Agreement and Non-Disturbance and Attornment Agreements in the form attached as Exhibit 18.22(b) to such Management Agreements, in each case among one or more applicable mezzanine lenders party thereto, CPLG or certain of its Subsidiaries, as Lessee and Owner, and LQ Management L.L.C. (or the Company or certain of its Retained Subsidiaries, as applicable), as manager, (e) comfort letters in the form attached as Exhibit D-1 to such Franchise Agreements, in each case among one or more applicable commercial mortgage-backed securities lenders party thereto, CPLG or certain of its Subsidiaries, as franchisee, and La Quinta Franchising LLC (or the Company or certain of its Retained Subsidiaries, as applicable), as franchisor, (f) comfort letters in the form attached as Exhibit D-2 to such Franchise Agreements, in each case among one or more applicable mezzanine lenders party thereto, CPLG or certain of its Subsidiaries, as franchisee, and La Quinta Franchising LLC (or the Company or certain of its Retained Subsidiaries, as applicable), as franchisor, (g) a Pooling Agreement, in the form attached as Exhibit I to the Distribution Agreement, between CPLG or certain of its Subsidiaries, on the one hand, and La Quinta Franchising LLC (or the Company or certain of its Retained Subsidiaries, as applicable), on the other hand, in each case of clauses (a) through (e), with respect to each of the hotels listed on Section 5.24 of the Company Disclosure Letter, and (h) the Tax Matters Agreement and the Transition Services Agreement, in each case, between CPLG or certain of its Subsidiaries, on the one hand, and the Company or certain of its Retained Subsidiaries, on the other hand.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a) The Requisite Stockholder Approval shall have been obtained and continue to be in full force and effect;

(b) The CPLG Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of CPLG Common Stock shall have been obtained and be in effect, and such shares of CPLG Common Stock shall have been approved for listing on the New York Stock Exchange;

(c) The Distribution shall have been consummated in all material respects in accordance with the terms of the Distribution Agreement;

(d) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no Proceeding shall be pending before, or threatened in writing by, the Antitrust Division of the Department of Justice or the Federal Trade Commission wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or the Spin-Off Transaction Agreements or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement or the Spin-Off Transaction Agreements or cause such transactions to be rescinded; and

(e) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger or the Distribution shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced (and still be in effect) by any Governmental Entity that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the Distribution.

Section 6.2. Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.6 (Brokers) and Section 4.12 (Eligible Independent Contractor

Status) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (ii) all other representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), in each case at and as of the date of this Agreement and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time; and

(c) Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, of senior officers of Parent and Merger Sub certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3. Additional Conditions to Obligation of Merger Sub and Parent to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.1(a) (Organization and Qualification), Section 3.2 (Certificate of Incorporation), Section 3.4 (Authority), and Section 3.21 (Brokers; Certain Fees) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), (ii) the representations and warranties of the Company contained in (x) Section 3.3(a) and Section 3.3(b) (Capitalization) and (y) Section 3.11(c) (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of clause (x) only, for such inaccuracies as are de minimis in nature and amount, and (iii) all other representations and warranties of the Company contained in Article III shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect;

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time;

(c) Since the date of this Agreement, there shall not have been any fact, event, occurrence, development, change or state of circumstances or facts that has had a Material Adverse Effect;

(d) Each Spin-Off Transaction Agreement shall have been executed by the parties thereto and shall be in full force and effect, and the covenants set forth therein required to be performed prior to the Effective Time shall have been performed in all material respects;

(e) The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, of a senior officer of the Company certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(f) The Company or the applicable Retained Subsidiary, as directed by the Company, shall have received the Cash Payment (as such term is defined in the Distribution Agreement).

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub, by the mutual written consent of Parent and the Company.

Section 7.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub, by written notice to the other party:

(a) if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.2(a) shall have used its reasonable best efforts as required by Section 5.7 to prevent, oppose and remove such order, decree, ruling or other action and the issuance of such final, nonappealable order, decree, ruling or other action was not primarily due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement;

(b) if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Stockholder Approval shall not have been obtained; or

(c) if the Merger shall not have been consummated on or before July 17, 2018 (the “Outside Date”); provided, that if, prior to the Outside Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied (except for any condition set forth in Section 6.1(d)), either the Company or Parent may, prior to 5:00 p.m. New York City time on the Outside Date, extend the Outside Date to a date that is ninety (90) days after the Outside Date (and if so extended, such later date being the Outside Date). The right to terminate pursuant to this Section 7.2(c) shall not be available to any party if any action of such party (and, in the case of Parent, including Merger Sub) or failure by such party to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement.

Section 7.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Closing, notwithstanding the adoption of this Agreement by the stockholders of Merger Sub or, other than in the case of paragraph (b) below, the Company, by written notice to Parent:

(a) if Parent or Merger Sub shall have breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in each case, such that the conditions set forth in Section 6.2(a) and Section 6.2(b), as the case may be, would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured in accordance with the following proviso; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.3(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by the Company to Parent informing Parent of such breach or failure or if less than twenty (20) days prior to the Outside Date, by the Outside Date, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that the

Company may not terminate this Agreement pursuant to this Section 7.3(a) if the Company is then in breach of this Agreement in any material respect; or

(b) in accordance with, and subject to compliance with the terms and conditions of, Section 5.4(c), in order to enter into a definitive agreement with respect to a Superior Proposal, and prior to or concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 7.5(b).

Section 7.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Closing, notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub, by written notice to the Company:

(a) if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b), as the case may be, would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured in accordance with the following proviso; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.4(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by Parent to the Company informing the Company of such breach or failure or if less than twenty (20) days prior to the Outside Date, by the Outside Date, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 7.4(a) if Parent or Merger Sub is then in breach of this Agreement in any material respect; or

(b) if (i) a Change of Board Recommendation shall have occurred (it being understood and agreed that, for all purposes of this Agreement, a communication in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a Change of Board Recommendation (so long as any action or statement made to so comply is consistent with Section 5.4)) or (ii) the Company Board shall have otherwise failed to include the Company Board Recommendation in the Proxy Statement distributed to stockholders (it being agreed that the taking of any action by the Company, the Company Board or any of its Representatives expressly permitted under Section 5.4(b), Section 5.4(c) or Section 5.8(e)(ii) shall not give rise to a right to terminate pursuant to this Section 7.4(b)); provided, however, that Parent will not have a right to terminate this Agreement pursuant to this Section 7.4(b) if the Requisite Stockholder Approval shall have been obtained.

Section 7.5. Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than Section 5.3(b) (Access to Information; Confidentiality), Section 5.10 (Public Announcements), this Section 7.5, and Article VIII (General Provisions), and the Confidentiality Agreement) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii) this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii) (A) at any time after the date of this Agreement and prior to the taking of a vote to adopt this Agreement at the Stockholders’ Meeting or any postponement or adjournment thereof, an Acquisition Proposal shall have been made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn in a bona fide manner prior to such taking of a vote to adopt this Agreement, (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 7.2(b) or Section 7.2(c), or by Parent pursuant to Section 7.4(a) (with respect to a breach of Section 5.4 or Section 5.8), and (C) the Company enters into a definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to a transaction contemplated by any Acquisition Proposal or Other Proposal (which is subsequently consummated), or a transaction in respect of any Acquisition Proposal or Other Proposal is consummated, within twelve (12) months of the date this Agreement is terminated;

then in any such case, the Company shall pay Parent a termination fee of $37,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b) shall be paid prior to or concurrently with such termination of this Agreement, (2) pursuant to clause (ii) of this Section 7.5(b) shall be paid promptly (but in any event within two (2) Business Days) following termination of this Agreement and (3) pursuant to clause (iii) of this Section 7.5(b) shall be paid promptly (but in any event within two (2) Business Days) following the consummation of such Acquisition Proposal or Other Proposal. For the avoidance of doubt, the Company will not be required to pay the Termination Fee more than once or to pay both the Termination Fee and the CPLG Financing Termination Fee. For purposes of Section 7.5(b)(iii)(C), “Acquisition Proposal” will have the meaning ascribed thereto in Section 5.4(e)(i), except that the references in the definition to “twenty percent (20%)” will be replaced by “fifty percent (50%)”. If Parent receives full payment of the Termination Fee pursuant to this Section 7.5(b), except in the case of fraud: (i) the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (ii) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(c) In the event that (i) this Agreement is terminated pursuant to Section 7.2(b) and the Company shall not have delivered a CPLG Financing Certificate to Parent on the date that is two (2) Business Days prior to the Stockholders’ Meeting or (ii) this Agreement is terminated (x) by the Company pursuant to Section 7.2(c) and the Company shall not have delivered a CPLG Financing Certificate to Parent on the date of such termination or the date that is one (1) Business Day prior to such termination or (y) by Parent pursuant to Section 7.2(c) and (A) on the date that is three (3) Business Days prior to such termination, Parent shall have requested in writing a CPLG Financing Certificate from the Company and (B) the Company shall not have delivered a CPLG Financing Certificate to Parent on the date of such request or on the date that is two (2) Business Day prior to such termination, the Company shall pay Parent a termination fee of $37,000,000 (the “CPLG Financing Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made pursuant to this Section 7.5(c) shall be paid promptly (but in any event within two (2) Business Days) following termination of this Agreement. For the avoidance of doubt, the Company will not be required to pay the CPLG Financing Termination Fee more than once or to pay both the CPLG Financing Termination Fee and the Termination Fee. If Parent receives full payment of the CPLG Financing Termination Fee pursuant to this Section 7.5(c) and does not, prior to or promptly (and in any event within five (5) Business Days) after receipt thereof, reject and return such payment: (i) the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (ii) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, except, in the case of each of clauses (i) and (ii), in the case of fraud.

(d) The Company and Parent agree that the agreements contained in Section 7.5(b) and Section 7.5(c) are integral parts of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty and that without these agreements Parent would not enter into this Agreement. If the Company fails to pay Parent the amounts due under Section 7.5(b) or Section 7.5(c), as applicable, within the time periods specified in such sections, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article VIII.

Section 8.2. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the holders of Shares or Parent as sole stockholder of Merger Sub; provided, however, that after adoption of this Agreement by the holders of Shares and Parent as sole stockholder of Merger Sub, no amendment may be made which by applicable Law or applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares or Parent as sole stockholder of Merger Sub without such further approval; provided, further, that notwithstanding anything to the contrary contained herein, this Section 8.2, Section 8.3, Section 8.7, Section 8.8, Section 8.9, Section 8.12, Section 8.14, Section 8.15(b) (as it relates to Parent and Merger Sub) and Section 8.15(c) (as it relates to the Company and CPLG) (and any other provision of this Agreement to the extent an amendment, modification or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Parent Debt Financing Related Party or CPLG Debt Financing Related Party, as applicable, without the prior written consent of the Parent Debt Financing Sources or CPLG Debt Financing Sources, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.3. Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein; provided, further, that notwithstanding anything to the contrary contained herein, Section 8.2, this Section 8.3, Section 8.7, Section 8.8, Section 8.9, Section 8.12, Section 8.14, Section 8.15(b) (as it relates to Parent and Merger Sub) and Section 8.15(c) (as it relates to the Company and CPLG) (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) may not be waived or terminated in a manner that is materially adverse to (i) a Parent Debt Financing Related Party without the prior written consent of the Parent Debt Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned) or (ii) a CPLG Debt Financing Related Party without the prior written consent of the CPLG Debt Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned). Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

Section 8.4. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given): (i) when delivered, if delivered in Person; (ii) when sent, if sent by email; provided, that receipt of email is confirmed by telephone or email by the sender; (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice)):

(a)	if to Parent or Merger Sub:

Wyndham Worldwide Corporation

22 Sylvan Way

Parsippany, NJ 07054

Attention:    David B. Wyshner, Executive Vice President and CFO

Email:          david.wyshner@wyn.com

with an additional copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  David Fox, P.C.

                  David Feirstein, P.C.

                  Willard S. Boothby

Email:       david.fox@kirkland.com

                  david.feirstein@kirkland.com

                  willard.boothby@kirkland.com

(b)	if to the Company:

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attention: Mark Chloupek

Email:       Mark.Chloupek@LaQuinta.com

with an additional copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Eric M. Swedenburg

Email:       eswedenburg@stblaw.com

Section 8.5. Expenses. Each party will bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby, except that (a) Parent will bear the expenses and costs incurred by the parties hereto in connection with any HSR Act filings which may be required for the consummation of the Merger pursuant to this Agreement and (b) expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne equally by Parent and the Company.

Section 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the validity, legality and enforceability of all other provisions of this Agreement shall not be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party, and the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.7. Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided that (a) Parent may assign all or any portion of its rights and obligations pursuant to this Agreement to the Parent Debt Financing Sources pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Parent Debt Financing and (b) subject to Section 5.23(a), Parent shall be permitted to assign all of its right, title and interest hereunder to Parent Spinco concurrently with the consummation of the Parent Spin, and following any such assignment Parent Spinco shall become “Parent” for all purposes hereunder other than clauses (iv), (v) and (vi) of the last proviso of this sentence (provided, that (i) the penultimate sentence of Section 4.1 shall refer to the date of the assignment, rather than the date of this Agreement, (ii) all references in Section 4.11 to the “Initial Debt Commitment Letter” shall be deemed to refer to the “Parent Spinco Replacement Commitment Letter,” (iii) all references in Section 4.11 to the date of this Agreement shall refer to the date of the consummation of the Parent Spin, (iv) other than as set forth in clauses (v) and (vi) below or in the case of a breach by Parent or Merger Sub of any of their respective covenants or agreements under this Agreement or the Spin-Off Transaction Agreements prior to such assignment (in which case, for the avoidance of doubt, Parent shall have liability pursuant to this clause (iv) only for such breach), following such assignment Parent shall have no further liability or obligation hereunder, (v) Parent shall guarantee the payment of any amounts owed by Parent Spinco under this Agreement or the Spin-Off Transaction Agreements and not paid by Parent Spinco when due on a prompt and timely basis (other than the Merger Consideration) and (vi) following such assignment, upon the reasonable written request of the Company, Parent shall use its reasonable best efforts to provide such information and to execute such documents, instruments and papers as may be reasonably required or appropriate in order for Parent Spinco and the Company, subject to the terms of this Agreement, to carry out the Merger or the other transactions contemplated hereby. Any purported assignment not permitted under this Section 8.7 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.8. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes and schedules referred to herein), the Spin-Off Transaction Agreements and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.6 (which is intended for the benefit of the Indemnified Parties, all of whom are third-party beneficiaries thereof), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Parent Debt Financing Sources may enforce on behalf of the Parent Debt Financing Related Parties (and each is an intended third party beneficiary of) and the CPLG Debt Financing Sources may enforce on behalf of the CPLG Debt Financing Related Parties (and each is an intended third party beneficiary of), in each case, the provisions of Section 8.2, Section 8.3, Section 8.7, this Section 8.8, Section 8.9, Section 8.12, Section 8.14, Section 8.15(b) (as it relates to Parent and Merger Sub) and Section 8.15(c) (as it relates to the Company and CPLG), in each case, as they relate to such parties.

Section 8.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof (except as expressly set forth in Section 8.12(iv)).

Section 8.10. Counterparts. This Agreement may be executed and delivered (including by electronic transmission in .PDF format or by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.11. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.

Section 8.12. Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery in the State of Delaware, or

if the Court of Chancery declines to exercise jurisdiction over the matter, the Superior Court of the State of Delaware (Complex Commercial Division), (or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware), and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action or proceeding relating to this Agreement or the Merger in any court other than the above-named courts; provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Notwithstanding the foregoing, each party hereto hereby (i) agrees that, to the fullest extent permitted by law, service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.4 shall be effective service of process against it for any such action brought in any such court, (ii) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iii) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding anything to the contrary contained in this Agreement, each of the parties agrees (i) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Parent Debt Financing Related Parties or CPLG Debt Financing Related Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the transactions contemplated by the Parent Debt Financing, the CPLG Debt Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts, other than a state or federal court sitting in the Borough of Manhattan within the City of New York, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (iv) that any such claim, controversy or dispute shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such state that would result in the applications of the laws of any other state.

Section 8.13. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.12 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.4. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY PARENT DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE PARENT DEBT FINANCING OR ANY CPLG DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE CPLG DEBT FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE SPIN-OFF TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15. Specific Performance; No Recourse.

(a) Each party acknowledges and agrees that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages. The parties acknowledge and agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. The parties hereby further acknowledge and agree that prior to the Closing, each party shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 5.7, by the other parties and to cause the other parties to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions in this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.15 shall not be required to provide any bond or other security in connection with any such order or injunction. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 8.15, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with the terms of this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 8.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.15 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.15 prior or as a condition to exercising any termination right under Article VII (and pursuing monetary damages) after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal proceeding pursuant to this Section 8.15 or anything set forth in this Section 8.15 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII.

(b) Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries agree on behalf of themselves and their respective Affiliates that none of the Parent Debt Financing Related Parties shall have any liability or obligation to the Company and its Subsidiaries or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Parent Debt Financing), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise. This Section 8.15(b) may be enforced by the Parent, its Affiliates and the Parent Debt Financing Sources (and each such Person shall be a third party beneficiary of this Section 8.15(b)) and shall be binding on all the respective successors and permitted assigns of the Company, its Subsidiaries and their respective Affiliates.

(c) Notwithstanding anything to the contrary contained herein, Parent and Merger Sub agree on behalf of themselves and their respective Affiliates that none of the CPLG Debt Financing Related Parties shall have any liability or obligation to Parent, Merger Sub or any of their respective Subsidiaries or Affiliates relating to this Agreement or any of the transactions contemplated herein (including the CPLG Debt Financing), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise. This Section 8.15(c) may be enforced by the Company, CPLG, its or their Subsidiaries or Affiliates and the CPLG Debt Financing Sources (and each such Person shall be a third party beneficiary of this Section 8.15(c)) and shall be binding on all the respective successors and permitted assigns of Parent, Merger Sub and their respective Subsidiaries and Affiliates.

Section 8.16. Interpretation.

(a) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a section, such reference will be to a section of this Agreement unless otherwise indicated.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(d) Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(e) Hereof. The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Or. Where the context permits, the word “or” will mean “and/or”.

(g) Gender and Number. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(h) Negotiation and Drafting. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Executive Vice President and Chief Financial Officer

WHG BB SUB, INC.

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	EVP and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Certain Definitions

As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable in the aggregate to the Company, to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal and may not include any provision calling for an exclusive right to negotiate with the Company or any other provision that would restrict the Company from complying with Section 5.4.

“Acquisition Agreement” has the meaning set forth in Section 5.4(a)(vi).

“Acquisition Proposal” has the meaning set forth in Section 5.4(e)(i).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliate Contract” means Contracts between the Company or any of the Retained Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a Retained Subsidiary) of the Company or of any of the Retained Subsidiaries, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, together with the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, together with the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, together with the rules and regulations promulgated thereunder, and any other federal, state or foreign law, rule, regulation, order or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Business IP” means all (i) Intellectual Property licensed to and/or necessary for the conduct of the business of the Company or any Retained Subsidiary and (ii) Owned Intellectual Property.

“Capitalization Date” has the meaning set forth in Section 3.3(a).

“CBA” has the meaning set forth in Section 3.7(a)(xv).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Change of Board Recommendation” means the Company Board, directly or indirectly, (i) failing to include the Company Board Recommendation in the Proxy Statement, (ii) approving, endorsing or recommending, or proposing publicly to approve, endorse or recommend, any Acquisition Proposal, (iii) withholding or withdrawing (or modifying in a manner that is adverse to Parent) or formally resolving to effect or publicly announcing an intention to withhold or withdraw (or modifying in a manner that is adverse to Parent), the Company Board Recommendation, (iv) following the date on which any Acquisition Proposal made after the

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date hereof or any material modification thereto is publicly disclosed, failing to issue a press release that reaffirms the Company Board Recommendation within five (5) Business Days following the Company’s receipt of Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto), (v) failing to recommend against any Acquisition Proposal that is a tender or exchange offer within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer or (vi) resolving, agreeing or publicly proposing to do any of the foregoing.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.4(c).

“Company Charter Amendments” has the meaning set forth in the Recitals.

“Company Credit Agreement” means the Credit Agreement, dated April 14, 2014, among La Quinta Holdings Inc., La Quinta Intermediate Holdings L.L.C., as borrower, the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time.

“Company Disclosure Letter” means the confidential disclosure letter of the Company delivered to Parent and Merger Sub concurrently with the execution of this Agreement.

“Company Equity Awards” means LQ PSUs, LQ RSAs and LQ RSUs.

“Company Notice” has the meaning set forth in Section 5.4(c).

“Company Plan” means each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other cash incentive, bonus, commission, deferred compensation, vacation, holiday, cafeteria, medical, health, welfare, disability, stock purchase, stock option, stock incentive, equity or equity-based, employment, retention, transaction, change-in-control, severance, fringe or other material plan, policy, arrangement, agreement or program (whether written or oral) that is maintained, sponsored or contributed to by the Company or any of the Retained Subsidiaries, or as to which the Company or any of the Retained Subsidiaries has or may have any current or contingent liability or obligation.

“Company Securities” means (a) shares of capital stock, other equity interests or other voting securities of the Company, (b) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock, other equity interests or other voting securities (including voting debt) of the Company, (c) options or other rights to acquire from the Company or its Subsidiaries, or any obligation of the Company or its Subsidiaries to issue, any capital stock, other voting securities or equity interests, or securities convertible into or exchangeable for capital stock, other equity interests or other voting securities (including voting debt) of the Company, (d) obligations of the Company or its Subsidiaries to grant or enter into any convertible, exchangeable or exercisable security of, or other similar Contract relating to any capital stock of, or other equity interests or other voting securities (including voting debt) of the Company and (e) shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights,

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“phantom” stock or similar securities or rights, in each case, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership in, the Company.

“Compliant” means, with respect to the Required Information and the Required Form 10 Financials, that (i) each of the Required Information and the Required Form 10 Financials does not, taken as a whole, contain any untrue statement of material fact regarding the Company and the Retained Subsidiaries, or omit to state any material fact regarding the Company and the Retained Subsidiaries necessary to make such Required Information and the Required Form 10 Financials not materially misleading under the circumstances under which such statements have been made, (ii) each of the Required Information and the Required Form 10 Financials complies with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 by a non-accelerated filer, provided that such information shall not be required to include (a) financial statements or other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (b) Compensation Discussion and Analysis required by Item 402 of Regulation S-K, (iii) the financial statements and other financial information included in such Required Information and the Required Form 10 Financials (excluding for the avoidance of doubt the information set forth in clauses (ii)(a) and (ii)(b) above) would not be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficient to permit a registration statement on Form S-1 by a non-accelerated filer using such financial statements to be declared effective by the Securities and Exchange Commission on the Closing Date and are sufficient to permit the Company’s independent auditors to issue customary “comfort” letters with respect to such financial statements and financial information to the financing sources providing the portion of the Parent Debt Financing consisting of debt securities (including customary “negative assurance” comfort) in order to consummate any offering of debt securities as is customary for underwritten offerings of high-yield debt securities on the Closing Date, (iv) the Company’s independent auditors have not withdrawn, or have not advised the Company or its Subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information and the Required Form 10 Financials (it being understood that the Required Information and the Required Form 10 Financials will be Compliant if the Company’s independent auditors have delivered an unqualified audit opinion with respect to such financial statements and the applicable Required Information and Required Form 10 Financials have been amended, as applicable) and (v) the Company, its Subsidiaries, or the Company’s independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information and the Required Form 10 Financials (it being understood that the Required Information and the Required Form 10 Financials will be Compliant if such restatement is completed and the applicable Required Information and Required Form 10 Financials have been amended or the Company or any of its Subsidiaries has, or such auditors have, as applicable, publicly announced that it has concluded that no restatement shall be required, as applicable).

“Confidentiality Agreement” means that certain non-disclosure agreement between the Company and an Affiliate of Parent, dated as of September 14, 2017.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject to or bound or to which or by which any property, business, operation or right of such Person is subject or bound, together with any and all amendments, supplements and addendums thereto and material side letters and similar documentation related thereto.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“CPLG” has the meaning set forth in the Recitals.

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“CPLG Alternate Financing” has the meaning set forth in Section 5.19(c).

“CPLG Common Stock” means the common stock, par value $0.01 per share, of CPLG.

“CPLG Consideration” means the number of shares of CPLG Common Stock to be received by the holders of record of Shares as of the record date of the Distribution, for every outstanding Share in accordance with the Distribution Agreement.

“CPLG Debt Financing” has the meaning set forth in Section 3.24(a).

“CPLG Debt Financing Related Parties” means the CPLG Debt Financing Sources and other lenders, purchasers or noteholders from time to time party to agreements contemplated by or related to the CPLG Debt Financing, their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their respective permitted successors and assigns.

“CPLG Debt Financing Sources” means the lenders, arrangers and bookrunners (or any of their Affiliates), in each case, from time to time party to the CPLG Financing Commitment or party to an agreement (including any credit agreement) expressly entered into for the purpose of providing all or a portion of the CPLG Debt Financing necessary to consummate the transactions contemplated by this Agreement.

“CPLG Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any of the CPLG Debt Financing.

“CPLG Financing Certificate” means a certificate of the CFO or another senior officer of the Company certifying that, as of the date of such certificate, to the knowledge of the Company, no event (including any notice or other communication from any party to the CPLG Financing Commitment) has occurred that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof, would reasonably be expected to (A) cause the CPLG Financing Commitment to terminate or to be withdrawn, modified, repudiated or rescinded, or (B) otherwise cause the funds contemplated to be available under the CPLG Financing Commitment on the Closing Date, which is sufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement), to not be available to CPLG on a timely basis (and in any event on a basis to permit the Closing to occur as of the Closing Date).

“CPLG Financing Commitment” has the meaning set forth in Section 3.24(a).

“CPLG Financing Termination Fee” has the meaning set forth in Section 7.5(c).

“CPLG Group” has the meaning set forth in the Distribution Agreement.

“CPLG Management and Franchise Agreements” means the Management Agreements, in substantially the form attached as Exhibit A to the Distribution Agreement, the Franchise Agreements, in substantially the form attached as Exhibit B to the Distribution Agreement and the Pooling Agreements, in substantially the form attached as Exhibit I to the Distribution Agreement, each by and among CPLG or certain of its Subsidiaries, on the one hand, and the Company or certain of its Subsidiaries, on the other hand.

“CPLG Registration Statement” means the registration statement on Form 10 (Registration No. 001-38168) filed by CPLG with the SEC relating to the Distribution, as amended or supplemented from time to time.

“Current Employee” has the meaning set forth in Section 5.5(a).

“Data Room” means the electronic data room designated as “Project Bamm-Bamm” on the Intralinks datasite.

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“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment, to any privacy, security, or security breach notification requirements applicable to the Company or any Retained Subsidiary, to the conduct of the Management and Franchise Business, or to any System: (i) PCI-DSS, (ii) the Company’s and the Retained Subsidiaries’ own rules and policies and (iii) applicable Law.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, proprietary, or confidential information or data (whether in electronic or any other form or medium), including customer information or data.

“Debt Commitment Letter” means the Initial Debt Commitment Letter or, after entry into the Parent Spinco Replacement Commitment Letter by Parent Spinco in accordance with Section 5.22, the Parent Spinco Replacement Commitment Letter, and in each case, to the extent replaced by a Replacement Commitment Letter, any such Replacement Commitment Letter (including a Replacement Commitment Letter that replaces the Parent Spinco Replacement Commitment Letter).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agreement” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 1.4.

“Employee Matters Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means any charge, claim, license, community or other marital property interest, equitable or ownership interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Environmental Laws” means any federal, state, local or foreign law (including common law), statutes, codes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, or other legally binding requirements of any Governmental Entity, which relates to pollution or the protection of the environment, the emission, discharge or release of Materials of Environmental Concern, the protection of natural resources, or, to the extent related to exposure to Materials of Environmental Concern, the protection of human health and safety.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means the opinion of the Financial Advisor to the Company Board relating to the Merger.

“Financial Advisor” means J.P. Morgan Securities LLC.

“Financial Statements” has the meaning set forth in Section 3.6(b).

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“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority or any arbitral body (public or private).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.6(a).

“Initial Debt Commitment Letter” has the meaning set forth in Section 4.11.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all worldwide intellectual property rights including: (a) trademarks, service marks, logos, trade names, trade dress, Internet domain names, social media accounts and identifiers, designs, slogans, corporate names, and all other designations of source or origin, together with the goodwill symbolized by any of the foregoing, (b) patents, patent applications, inventions and invention disclosures and utility models, (c) Trade Secrets, (d) copyrights and copyrighted works, including software, code, compilations and documentation, website and mobile media content, graphics and advertising materials, and works of authorship, (e) rights of privacy and publicity, and moral rights and rights of attribution, and (f) all registrations and applications for registration of the foregoing in clauses (a) through (d), including any renewals, modifications, reissues, continuations, continuations-in-part, divisionals, substitutions, foreign counterparts, reexaminations, and extensions thereof.

“Intervening Event” shall mean any event, fact, change, effect, condition, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that (i) does not relate to Parent or Merger Sub and (ii) was not known by the Company Board and was not reasonably foreseeable (or the implications and effects of which were not fully known) to the Company Board on the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement), which event, fact, change, effect, condition, development, circumstance or occurrence, or any consequence thereof, becomes known to the Company Board prior to obtaining the Requisite Stockholder Approval.

“IRS” has the meaning set forth in Section 3.13(b).

“knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

“knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” means any federal, state, local or foreign law (including common law), act statute, code, ordinance, rule, regulation, judgment, order, ruling, award, injunction, decree, writ, or arbitration award issued, promulgated or entered into by or with any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.4(c).

“LQ Equity Plan” has the meaning set forth in the Employee Matters Agreement.

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“LQ ESPP” has the meaning set forth in the Employee Matters Agreement.

“LQ Parent Superior Proposal” means any bona fide Acquisition Proposal with respect to any direct or indirect acquisition, by a Person or group of Persons in a single transaction or series of related transactions, of eighty percent (80%) or more of the LQ Parent Retained Assets (including the capital stock of the Retained Subsidiaries or any other entity holding the LQ Parent Retained Assets), made in writing after the date hereof that is on terms that the Company Board determines in its good faith reasonable judgment (after consultation with legal counsel and financial advisors) (a) would be reasonably likely to be consummated if accepted and (b) is superior to the holders of Shares, from a financial point of view, to the Merger and, taking into account at the time of determination all financial, legal, regulatory and other aspects of such Acquisition Proposal as the Company Board considers to be appropriate (including the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise).

“LQ PSU” has the meaning set forth in the Employee Matters Agreement.

“LQ RSA” has the meaning set forth in the Employee Matters Agreement.

“LQ RSU” has the meaning set forth in the Employee Matters Agreement.

“Management and Franchise Business” shall mean the “LQ Parent Retained Business” as defined in the Distribution Agreement.

“Management and Franchise Business Financial Statements” has the meaning set forth in Section 3.6(d).

“Material Adverse Effect” means any fact, change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, financial condition, assets, operations or results of operations of the Company and the Retained Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (a) above, none of the following, and no change, effect, event or occurrence arising out of, or resulting from, any of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which the Company or any of its Subsidiaries operates; (iii) the negotiation, execution, announcement, pendency or performance of this Agreement, the Spin-Off Transaction Agreements or the transactions contemplated hereby or thereby, or the identity of the parties to this Agreement (including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and the Retained Subsidiaries); (iv) acts of war (whether or not declared) or terrorism (or the escalation or worsening of any of the foregoing), natural disasters or any change in general national or international political or social conditions; (v) changes or prospective changes in any Laws applicable to the Company or any other applicable accounting rules, regulations, principles or standards, or any changes or prospective changes in the interpretation of any of the foregoing; (vi) any action taken by the Company or any of its Subsidiaries (A) that is specifically required by this Agreement or (B) at the written request or with the prior written consent of Parent or Merger Sub, or the failure to take any action by the Company or any of its Subsidiaries if that action is prohibited by this Agreement; (vii) any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Merger; (viii) changes in the market price or trading volume of the Shares or any changes or prospective changes in the Company’s credit ratings; or (ix) any failure by the Company to meet any internal or analyst projections or forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenues, earnings, cash flow, cash position or other

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financial metrics for any period (it being understood that the exceptions in clauses (viii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (vi) hereof) is, may be, contributed to or may contribute to a Material Adverse Effect); provided, further, however, that any change, effect, event or occurrence referred to in clauses (i), (ii) or (iv) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent that such change, effect, event or occurrence is disproportionately adverse to the Company and the Retained Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Retained Subsidiaries operate (in which case solely the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect). The determination of “Material Adverse Effect” shall in all events not take into account any changes, effects, events and occurrences to extent related to CPLG, the other Separated Real Estate Entities, the Separated Real Estate Business, the Separated Real Estate Assets or the Separated Real Estate Liabilities.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Materials of Environmental Concern” means any materials, substances or wastes defined as “hazardous” or “toxic” or any other term of similar import under any Environmental Law, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity.

“Merger” has the meaning set forth in Section 1.2.

“Merger Consideration” has the meaning set forth in Section 2.1(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Notice Period” has the meaning set forth in Section 5.4(c).

“Other Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) with respect to any direct or indirect acquisition, by a Person or group of Persons in a single transaction or series of related transactions for fifty percent (50%) or more of the Separated Real Estate Business or the shares or other equity securities of CPLG (or any other entity holding the Separated Real Estate Business).

“Outside Date” has the meaning set forth in Section 7.2(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Retained Subsidiary, and including the Intellectual Property set forth on Section 3.9(a) of the Company Disclosure Letter.

“Par Value Charter Amendment” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent Debt Financing” means the debt financings or debt securities offerings contemplated by the Debt Commitment Letter.

“Parent Debt Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any of the Parent Debt Financing.

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“Parent Debt Financing Related Parties” means the Parent Debt Financing Sources and other lenders, purchasers or noteholders from time to time party to agreements contemplated by or related to the Parent Debt Financing, their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their respective permitted successors and assigns.

“Parent Debt Financing Sources” means the lenders, arrangers and bookrunners (or any of their Affiliates), in each case, from time to time party to the Debt Commitment Letter or party to an agreement (including any credit agreement) expressly entered into for the purpose of providing all or a portion of the Parent Debt Financing necessary to consummate the transactions contemplated by this Agreement.

“Parent Disclosure Letter” means the confidential disclosure letter of Parent and Merger Sub delivered to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby.

“Parent Spin” means the separation of Parent Spinco from Parent, pursuant to which Parent will distribute all outstanding shares of Parent Spinco’s common stock to the holders of Parent’s common stock, and Parent Spinco will be an independent, publicly traded company.

“Parent Spinco” means Wyndham Hotel & Resorts, Inc., a Delaware corporation which, following the consummation of the Parent Spin, will hold, directly or indirectly through its Subsidiaries, the businesses comprising Parent’s hotel group businesses.

“Parent Spinco Replacement Commitment Letter” means a debt commitment letter entered into by Parent Spinco in substantially the form attached as Section 5.21(b) of the Company Disclosure Letter.

“Paying Agent” has the meaning set forth in Section 2.4(a).

“Payoff Indebtedness” means, without duplication, the amount of indebtedness (a) for borrowed money (including accrued interest related thereto and any breakage costs or premiums, consent fees, make-whole payments or similar amounts payable upon repayment of such obligations), including all amounts under the Company Credit Agreement, (b) evidenced by notes, bonds, debentures, mortgages, letters of credit or similar instruments, but excluding letters of credit to the extent not drawn upon, (c) evidenced by hedging or swap arrangements (including all liabilities relating to the termination of the term facility interest rate swap, dated April 14, 2014 (as amended), calculated at the termination value thereof, and (d) with respect to the items referred to in clauses (a) through (c) of any other Person the payment of which the Company or any of the Retained Subsidiaries is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise; provided, that “Payoff Indebtedness” shall not include any such liabilities or obligations solely among the Company and the Retained Subsidiaries and provided, further, that “Payoff Indebtedness” shall not include any indebtedness to the extent such indebtedness will be (and is, immediately after the effective time of the Distribution, assumed in full by the CPLG Group in connection with the Distribution).

“Permits” has the meaning set forth in Section 3.10(b).

“Permitted Encumbrance” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established therefor in accordance with GAAP in the most recent audited financial statements contained in the SEC Reports, (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business, (c) liens arising under worker’s compensation, unemployment insurance, social security, ERISA and similar legislation, (d) other statutory liens

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securing payments not yet due, (e) purchase money liens and liens securing rental payments under capital lease arrangements, (f) other than with respect to Intellectual Property, such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (g) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the most recent financial statements contained in the SEC Reports, (h) liens disclosed on any title insurance policy held by the Company in existence on the date of this Agreement, (i) other liens being contested in good faith in the ordinary course of business or that would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and the Retained Subsidiaries, taken as a whole, and (j) non-exclusive licenses of Intellectual Property granted by the Company or its Retained Subsidiaries in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

“Plan of Reorganization” has the meaning set forth in the Distribution Agreement.

“Preferred Stock” has the meaning set forth in Section 3.3(a).

“Proceeding” has the meaning set forth in Section 3.12.

“Proxy Statement” has the meaning set forth in Section 5.8(a).

“Release” means any spilling, emitting, leaking, pumping, injecting, disposing, or discharging into the environment.

“Representatives” of a Person means officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents, financial advisors and other advisors and representatives of such Person.

“Required Form 10 Financials” means the audited combined balance sheet of the Management and Franchise Business as of December 31, 2017, December 31, 2016 and December 31, 2015 and the related audited combined statements of operations, combined statements of changes in equity and combined statements of cash flows for the years and periods then ended, each prepared in accordance with GAAP and containing the related notes thereto and such information as is required for such financial statements to be included in a Registration Statement on Form S-1 by a non-accelerated filer.

“Required Information” means (i) the historical financial statements of the Management and Franchise Business required pursuant to clause (ii)(b) of Exhibit B of the Debt Commitment Letter and the notes thereto; provided that, for the avoidance of doubt, such financial statements shall include financial statements and notes related thereto for the corresponding period of the prior year; provided further that such financial statements shall contain such information as is required for such financial statements to be included in a Registration Statement on Form S-1 by a non-accelerated filer; provided further that any interim financial statements shall have been reviewed by the independent auditors of the Management and Franchise Business as provided in the procedures specified by the Public Company Accounting Oversight Board in AU-C930, Interim Financial Information; and (ii) financial data to the extent necessary in the preparation by Parent of the pro forma financial statements of Merger Sub required by clause (iii) of Exhibit B of the Debt Commitment Letter (but assuming for this purpose such pro forma financial statements are prepared in accordance with Regulation S-X of the Securities Act).

“Requisite Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Retained Subsidiaries” means the direct and indirect Subsidiaries of the Company other than CPLG and the other Separated Real Estate Entities, as set forth in the Distribution Agreement.

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“Reverse Stock Split” has the meaning set forth in the Distribution Agreement.

“Reverse Stock Split Charter Amendment” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all documents filed with or furnished to the SEC by the Company under the Securities Act or the Exchange Act since January 1, 2015, including the CPLG Registration Statement.

“Securities Act” means the Securities Act of 1933, as amended.

“Separated Real Estate Assets” has the meaning set forth in the Distribution Agreement.

“Separated Real Estate Business” has the meaning set forth in the Distribution Agreement.

“Separated Real Estate Entities” has the meaning set forth in the Distribution Agreement.

“Separated Real Estate Liabilities” has the meaning set forth in the Distribution Agreement.

“Shares” means shares of common stock, $0.01 par value per share, of the Company and, after giving effect to the Reverse Stock Split and the Par Value Charter Amendment, shares of common stock, $0.02 par value per share, of the Company.

“Spin-Off Transaction Agreements” means the Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the CPLG Management and Franchise Agreements.

“Stockholders’ Meeting” has the meaning set forth in Section 5.8(e).

“Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) of such corporation or other legal entity.

“Superior Proposal” has the meaning set forth in Section 5.4(c).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” means the software, computer firmware and hardware, networks, and telecommunications and computer systems, including any outsourced systems and processes, and other similar or related systems, that are owned, used or relied on by the Company or any Retained Subsidiary.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, alternative, add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, or other like assessment or charge in the nature of a tax,

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together with any interest or any penalty, interest, addition to tax or additional amount (in each case, whether disputed or not) imposed by any Governmental Entity responsible for or having authority with respect to the imposition, assessment, determination or collection of any such tax.

“Tax Matters Agreement” means the Tax Matters Agreement, by and between the Company and CPLG, in the form attached as Exhibit D to the Distribution Agreement.

“Tax Opinion” has the meaning set forth in the Distribution Agreement.

“Tax Returns” means all returns, declarations, statements, reports, forms and information returns filed or required to be filed in respect of Taxes, including any schedules or attachments thereto and any amendments thereof.

“Termination Fee” has the meaning set forth in Section 7.5(b).

“Trade Secrets” means trade secrets, know-how, processes, models, methodologies, techniques, designs, specifications, drawings, source code, methods, data, databases, collections of data, and business and marketing plans and proposals, and other proprietary or confidential information.

“Transition Services Agreement” means the Transition Services Agreement, by and between the Company and CPLG, in the form attached as Exhibit E to the Distribution Agreement.

“Treasury Regulations” the regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the Recitals.

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Annex B

January 17, 2018

The Board of Directors

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, TX 75038

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of La Quinta Holdings Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Wyndham Worldwide Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), among the Company, the Acquiror and its subsidiary, WHG BB Sub, Inc. (“Merger Sub”), and after giving effect to the Spin-Off (defined below), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror or Merger Sub and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive, $8.40 per share in cash prior to giving effect to the Reverse Stock Split (as defined in the Separation and Distribution Agreement) (the “Merger Consideration”).

We understand that, pursuant to the Merger Agreement and a Separation and Distribution Agreement proposed to be entered into between the Company and Corepoint Lodging Inc., a wholly-owned Subsidiary of the Company (“CPLG”) (the “Separation and Distribution Agreement”), prior to consummation of the Transaction, (i) the Company will effect a separation of the Management and Franchise Business (as defined in the Merger Agreement and referred to herein as “RemainCo”), which will remain with the Company and its retained subsidiaries, and the Separated Real Estate Business (as defined in the Merger Agreement), which will be conveyed to and vest in CPLG and its subsidiaries, (ii) the Company will effect the Reverse Stock Split; and (iii) the Company will distribute to the holders of Company Common Stock all of the outstanding shares of common stock of CPLG (such separation, Reverse Stock Split and distribution and the other transactions (other than the Transaction) contemplated by the Separation and Distribution Agreement and a Tax Matters Agreement to be entered into between the Company and CPLG (the “Tax Matters Agreement”), the “Spin-Off”). The summary of the Spin-Off set forth above is qualified in its entirety by the terms of the Separation and Distribution Agreement and Tax Matters Agreement.

In connection with preparing our opinion, we have (i) reviewed the Merger Agreement, the Separation and Distribution Agreement and a draft dated January 17, 2018 of the Tax Matters Agreement; (ii) reviewed certain publicly available business and financial information concerning RemainCo and the industries in which it operates; (iii) compared the financial and operating performance of RemainCo with publicly available information concerning certain other companies we deemed relevant; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to RemainCo; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of RemainCo, the financial condition and future prospects and operations of RemainCo, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, RemainCo or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of RemainCo to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction, the Spin-Off and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, the Separation and Distribution Agreement and the Tax Matters Agreement, and that the definitive Tax Matters Agreement will not differ in any material respects from the drafts thereof furnished to us]. We have assumed that the representations and warranties made by the Company, Merger Sub and the Acquiror in the Merger Agreement, the Separation and Distribution Agreement and the Tax Matters Agreement are and will be true and correct in all respects material to our analysis and that no adjustments, including adjustments as of or after the Closing (as defined in the Merger Agreement) for the amount of Closing Existing Net Indebtedness (as defined in the Separation and Distribution Agreement) will result in any adjustment to the Merger Consideration that is material to our analysis. In addition, we express no opinion on, and our opinion does not in any manner address the calculation of (i) the Tax Reserve Amount (as defined in the Tax Matters Agreement) or (ii) the Estimated Existing Net Indebtedness (as defined in the Separation and Distribution Agreement). We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction and the Spin-Off will be obtained without any adverse effect on RemainCo or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction or the Spin-Off to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction or the Spin-Off. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction or the Spin-Off, or any class of such persons relative to the Merger Consideration to be paid by the Acquiror in the Transaction or the Spin-Off or with respect to the fairness of any such compensation. Our opinion does not in any way address, and we express no view as to, the Spin-Off or any other terms, conditions, implications or other aspects of the Separation and Distribution Agreement or the Tax Matters Agreement.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company on the proposed Spin-Off, which was announced by the Company on January 18, 2017, and acting as joint lead arranger and joint bookrunner on the Acquiror’s credit facilities in March 2016 and November 2017 and as joint lead bookrunner on the Acquiror’s offering of debt securities in March 2017. We anticipate that we and our affiliates will arrange and/or provide financing to CPLG in connection with the Spin-Off for customary compensation. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of an affiliate of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments and in the future we may at any time hold long or short positions in such securities or other financial instruments of the Acquiror, RemainCo or CPLG.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company in respect of the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

Annex C

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

Annex D

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LA QUINTA HOLDINGS INC.

La Quinta Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section 4.1 of the Article numbered “IV” so that, as amended, said Section of said Article shall be and read as follows:

“Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,100,000,000 shares, consisting of (i) 2,000,000,000 shares of Common Stock, par value $0.02 per share (the “Common Stock”) and (ii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

Upon this Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each two shares of Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time will be reclassified and combined into one issued, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders of such Common Stock. In connection with the reclassification and combination of shares of Common Stock provided herein, fractional shares of Common Stock will be issued. From and after the Effective Time, stock certificates representing the Common Stock issued immediately prior to the Effective Time, if any, shall represent the number of whole and/or fractional shares of Common Stock into which such Common Stock shall have been reclassified and combined pursuant to this Amendment to the Amended and Restated Certificate of Incorporation.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing amendment shall become effective at [●] (Eastern Time) on [●], 201[●].

*            *             *

D-1

Annex E

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

LA QUINTA HOLDINGS INC.

and

COREPOINT LODGING INC.

Dated as of January 17, 2018

E-i

E-ii

Section 10.17. Governing Law	E-46
Section 10.18. Severability	E-46
Section 10.19. Interpretation	E-46
Section 10.20. No Duplication; No Double Recovery	E-46
Section 10.21. Tax Treatment of Payments	E-46
Section 10.22. No Waiver	E-46
Section 10.23. No Admission of Liability	E-46
Section 10.24. Non-Compete	E-46

List of Schedules

Schedule 1.1(16)	Continuing Arrangements
Schedule 1.1(59)(viii)	Certain LQ Parent Registered Intellectual Property
Schedule 1.1(60)	LQ Parent Retained Business
Schedule 1.1(62)(viii)	Sold, Transferred or Discontinued LQ Parent Operations
Schedule 1.1(62)(ix)	LQ Parent Retained Litigation and Disputes
Schedule 1.1(82)(iii)	Separated Real Estate Entities
Schedule 1.1(82)(iv)	Separated Real Estate Owned Real Property
Schedule 1.1(82)(v)	Separated Real Estate Leased Property
Schedule 1.1(82)(viii)	Certain Separated Real Estate Registered Intellectual Property
Schedule 1.1(82)(xiii)	Specified Separated Real Estate Business Assets
Schedule 1.1(83)	Separated Real Estate Hotel Properties
Schedule 1.1(84)(iii)	Separated Real Estate Business Contracts
Schedule 1.1(86)(iv)	Specified Separated Real Estate Liabilities
Schedule 1.1(86)(viii)	Separated Real Estate Business Discontinued Operations
Schedule 2.5	Transfers Not Effected at or Prior to the Effective Time
Schedule 2.8(a)(i)	Certain LQ Parent Guarantees
Schedule 2.8(a)(ii)	Certain Separated Real Estate Guarantees
Schedule 9.6	Insurance Policies

List of Annexes

Annex I	Plan of Reorganization

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Management Agreements
Exhibit C	Franchise Agreements
Exhibit D	Tax Matters Agreement
Exhibit E	Transition Services Agreement
Exhibit F	CPLG Balance Sheet
Exhibit G	LQ Parent Balance Sheet
Exhibit H Exhibit I	Tax Opinion Pooling Agreement

E-iii

Index of Other Defined Terms

Defined Term	Section
Accountant	Section 3.7(b)
Allocation	Section 2.11
Agreement	Preamble
Agreement Disputes	Section 8.1
Audited Party	Section 7.2(b)
Board	Recitals
Buyer	Recitals
Competitive Business	Section 10.24
CPLG	Preamble
CPLG Owned Real Property	Section 1.1(82)(iv)
CPR	Section 8.2
Escrow Account	Section 6.8(c)
Existing Guarantor	Section 2.8(a)
Expense Amount	Section 6.8(c)
Expense Amount Accountant’s Letter	Section 6.8(c)
Expense Amount Tax Opinion	Section 6.8(c)
Guaranteed Party	Section 2.8(a)
Guaranty Release	Section 2.8(b)
Indemnifying Party	Section 6.4(a)
Indemnitee	Section 6.4(a)
Indemnity Payment	Section 6.7(a)
Inseparable Insured Claim	Section 9.4
Internal Control Audit and Management Assessments	Section 7.2(a)
IRS	Section 6.8(c)
LQ Parent	Preamble
LQ Parent Discontinued Operation	Section 1.1(62)(viii)
LQ Parent Owned Real Property	Section 1.1(59)(iv)
LQ Parent Retained Entities	Section 1.1(59)(iii)
LQ Parent Retained Leases	Section 1.1(59)(v)
LQ Parent Share Cancellation	Section 3.8
Merger	Recitals
Merger Agreement	Recitals
Negotiation Period	Section 8.1
NewCo	Section 10.24
Notice of Disagreement	Section 3.7(b)
Other Party’s Auditors	Section 7.2(b)
Party	Preamble
Privilege	Section 7.7(a)
Privileged Information	Section 7.7(a)
Recipients	Section 7.6(a)
REIT Qualification Ruling	Section 6.8(c)
Release Document	Section 6.8(c)
Separated Real Estate Entities	Section 1.1(82)(iii)
Separated Real Estate Leases	Section 1.1(82)(v)
Separation Expenses	Section 10.5
Specified Ancillary Agreements	Section 1.1(3)
Specified Separated Real Estate Liabilities	Section 1.1(86)(iv)
Statement	Section 3.7(a)
Third Party Claim	Section 6.4(b)
Third Party Proceeds	Section 6.7(a)
Trademarks	Section 1.1(52)

E-iv

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of January 17, 2018 by and between La Quinta Holdings Inc., a Delaware corporation (“LQ Parent”), and CorePoint Lodging Inc., a Maryland corporation (“CPLG”). Each of LQ Parent and CPLG is sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, LQ Parent, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the LQ Parent Retained Business and (ii) the Separated Real Estate Business;

WHEREAS, the Board of Directors of LQ Parent (the “Board”) has determined that it is advisable and in the best interests of LQ Parent and its stockholders to separate LQ Parent into two separate companies, one for each of (i) the LQ Parent Retained Business, which shall be owned and conducted, directly or indirectly, by LQ Parent and (ii) the Separated Real Estate Business, which shall be owned and conducted, directly or indirectly, by CPLG (which will elect to be a REIT);

WHEREAS, LQ Parent, Wyndham Worldwide Corporation, a Delaware corporation (“Buyer”), and WHG BB Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of January 17, 2018 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into LQ Parent (the “Merger”) with LQ Parent being the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, prior to the consummation of the Merger, LQ Parent shall, on the terms and subject to the conditions set forth in this Agreement, (i) enter into a series of transactions after giving effect to which (A) LQ Parent and/or one or more of its Subsidiaries will, collectively, own all of the LQ Parent Retained Assets and assume (or retain) all of the LQ Parent Retained Liabilities (as defined herein), and (B) CPLG and/or one or more of its Subsidiaries will, collectively, own all of the Separated Real Estate Assets and assume (or retain) all of the Separated Real Estate Liabilities (the transactions referred to in this clause (i) and further set forth in Annex I hereto, as they may be amended or modified from time to time, collectively, the “Plan of Reorganization”), (ii) effect the Reverse Stock Split (as defined herein) and the change to par value associated therewith immediately prior to the Distribution (as defined herein), and (iii) immediately prior to the effective time of the Merger, distribute to the holders of the LQ Parent Common Stock (as defined herein), on a pro rata basis and in consideration for the LQ Parent Share Cancellation (as defined herein), all of the outstanding shares of common stock, par value $0.01 per share, of CPLG (the “CPLG Common Stock”);

WHEREAS, it is intended that the Distribution will be treated as a taxable distribution by LQ Parent for U.S. federal income tax purposes and as a partial redemption of the holders of record of shares of LQ Parent in consideration for the LQ Parent Share Cancellation in connection with the Merger in a transaction that is subject to Section 302(b) of the Code (as defined herein);

WHEREAS, in connection with the Merger and the agreements contemplated thereby, CPLG, for the benefit of LQ Parent, has entered into the CPLG Financing Commitment (as defined below) in order to, among other things, make the Cash Payment (as defined below);

WHEREAS, each of LQ Parent and CPLG has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Reorganization and the Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that from and after the Effective Time no Party or member of any Party’s Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group.

(3) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Management and Franchise Agreements and the Pooling Agreement by and between La Quinta Franchising LLC and the Franchisee thereunder, in the form attached hereto as Exhibit I (the “Pooling Agreement”) (the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Management and Franchise Agreements and the Pooling Agreement, collectively, the “Specified Ancillary Agreements”).

(4) “Asset Transferors” shall mean the entities transferring Assets to a Management and Franchise Asset Transferee or a Separated Real Estate Asset Transferee in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(5) “Assets” shall mean assets, properties, claims, Intellectual Property and other rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent. Except as otherwise expressly provided for in the Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Assets.

(6) “Assume” shall have the meaning set forth in Section 2.2(b); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(7) “Business” shall mean the LQ Parent Retained Business or the Separated Real Estate Business, as applicable.

(8) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York City.

(9) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(10) “Cash Payment” shall mean the payment described in Section 3.6.

(11) “Claims Administration” shall mean the processing and administration of claims made under the Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(12) “Closing Existing Net Indebtedness” means the amount of Existing Net Indebtedness as of immediately prior to the Effective Time.

(13) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(14) “Confidential Information” shall mean all non-public, confidential or proprietary Information of or concerning (a) a Party, its Group and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations or (b) any third party who has provided Information to a Party, its Group and/or its Subsidiaries in confidence, including any such Information provided pursuant to any provision of this Agreement, the Merger Agreement or any Ancillary Agreement, subject to the exceptions in Section 7.6(a)(A)-(G).

(15) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(16) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(16) and such other commercial arrangements among the Parties (or their respective Groups) that are intended to survive and continue following the Effective Time as expressly set forth in the Transition Services Agreement; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to Third Party Agreements.

(17) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, guarantee, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(18) “Contribution Transaction” shall mean the contribution of assets by LQ Parent to CPLG in exchange for stock of CPLG occurring before the Distribution.

(19) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, resolutions and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Reorganization, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the Parties and Buyer agree (provided, that Buyer’s consent may not be unreasonably withheld, conditioned or delayed).

(20) “CPLG Balance Sheet” shall mean the balance sheet of the CPLG Group, including the notes thereto, as of September 30, 2017, attached hereto as Exhibit F.

(21) “CPLG Common Stock” shall have the meaning set forth in the recitals hereto.

(22) “CPLG Financing Commitment” has the meaning set forth in the Merger Agreement.

(23) “CPLG Form 10” shall mean the registration statement on Form 10 (Registration No. 001-38168) filed by CPLG with the SEC under the Securities Exchange Act of 1934, as amended, in connection with the Distribution, including any amendment or supplement thereto.

(24) “CPLG Group” shall mean CPLG and each Person that is a direct or indirect Subsidiary of CPLG immediately after the Effective Time, and each Person that becomes a Subsidiary of CPLG after the Effective Time, and shall include the Separated Real Estate Entities.

(25) “CPLG Information Statement” shall mean the Information Statement attached as an exhibit to the CPLG Form 10 to be sent to the holders of shares of LQ Parent Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(26) “CPLG Offering Memorandum” shall mean any offering memorandum or offering circular distributed to potential investors in connection with any private offering of debt securities by CPLG, or its Subsidiaries, as the case may be, in connection with the Financing Transactions.

(27) “CPLG Preferred Stock” has the meaning set forth in the Tax Matters Agreement.

(28) “Customer Information” shall mean all information and data in recorded form, whether written, electronic, computerized or digital or stored in any other media, relating to past, current or prospective customers or clients or their activities, experiences or transactions.

(29) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) or other document filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the SEC or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(30) “Distribution” shall mean the distribution on the Distribution Date of all of the issued and outstanding shares of CPLG Common Stock, on a pro rata basis, to the holders of record of shares of LQ Parent Common Stock as of the Distribution Record Date of the CPLG Common Stock owned by LQ Parent, such distribution to be on the basis of such number of shares of CPLG Common Stock for every one (1) outstanding share of LQ Parent Common Stock as shall have been determined by the Board and set forth in the CPLG Information Statement.

(31) “Distribution Agent” shall mean Computershare Trust Company, N.A.

(32) “Distribution Date” shall mean the date on which LQ Parent distributes all of the issued and outstanding shares of CPLG Common Stock, on a pro rata basis, to the holders of LQ Parent Common Stock, which shall be on the Closing Date (as defined in the Merger Agreement), or on such other date that is mutually agreed between LQ Parent and Buyer in writing.

(33) “Distribution Record Date” shall mean such date as may be determined by LQ Parent’s Board as the record date for the Distribution.

(34) “Effective Time” shall mean the time at which the Distribution occurs on the Distribution Date (or such other time as may be agreed to in writing by the Parties and Buyer).

(35) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between LQ Parent and CPLG, executed as of the date hereof in the form attached hereto as Exhibit A.

(36) “Environmental Laws” shall mean all Laws relating to pollution, protection of the environment or natural resources, or protection against harmful or deleterious substances.

(37) “Estimated Existing Net Indebtedness” means $1,665,000,000.

(38) “Estimated Transaction Expenses” means $35,000,000.

(39) “Existing Debt Agreements” means the Credit Agreement, dated April 14, 2014, among La Quinta Holdings Inc., La Quinta Intermediate Holdings L.L.C., as borrower, the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C lender, and the other lenders party thereto from time to time and as amended from time to time.

(40) “Existing Net Indebtedness” means, as of the date of determination, (a) the sum of (i) the amount of indebtedness (A) for borrowed money (including accrued interest related thereto and any breakage costs or premiums, consent fees, make-whole payments or similar amounts payable upon repayment of such obligations), including all amounts outstanding under the Existing Debt Agreements, (B) evidenced by notes, bonds, debentures, mortgages, letters of credit or similar instruments, but excluding letters of credit to the extent not drawn upon, (C) evidenced by hedging or swap arrangements (including all Liabilities relating to the termination of the term facility interest rate swap, dated April 14, 2014 (as amended) (the

“Interest Rate Swap Termination Costs”)), calculated at the termination value thereof, and (D) with respect to the items referred to in clauses (A) through (C) of any other Person the payment of which LQ Parent or any of the Subsidiaries is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise (provided, that “Existing Net Indebtedness” shall not include any such liabilities or obligations solely among LQ Parent and the LQ Parent Retained Entities and provided, further, that “Existing Net Indebtedness” shall exclude any indebtedness to the extent such indebtedness will be (and is, immediately after the Effective Time) Assumed in full by the CPLG Group in connection with the Distribution), plus (ii) all amounts payable pursuant to the La Quinta Holdings Inc. Retention Bonus Plan (effective January 17, 2017) to the extent not previously paid to the recipients thereof, plus (iii) all amounts paid or payable under any further retention bonus plan sponsored or maintained by LQ Parent or any of its Subsidiaries (other than the La Quinta Holdings Inc. Retention Bonus Plan (effective January 17, 2017)) in excess of $3,000,000 (in the aggregate), plus (iv) any accrued and unpaid amounts in respect of any LQ Parent Group annual bonus or short-term cash incentive compensation opportunities in respect of 2017, plus (v) any unpaid amounts under the 2017 quality fee rebate payout, minus (b) the cash and cash equivalents included in the LQ Parent Retained Assets (prior to giving effect to the Financing Transactions and the Cash Payment). For the avoidance of doubt, cash equivalents shall not include the CPLG Preferred Stock.

(41) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(42) “Financing Transactions” shall mean the financing transactions pursuant to the CPLG Financing Commitment.

(43) “GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof, consistently applied in the same manner used in preparing the LQ Parent Balance Sheet.

(44) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(45) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(46) “Group” shall mean (i) with respect to LQ Parent, the LQ Parent Group, and (ii) with respect to CPLG, the CPLG Group.

(47) “Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(48) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Liabilities, deficiencies, damages, obligations, penalties, judgments, settlements, claims, payments, fines, administrative penalties, interest and Taxes (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages (i) awarded by a court of competent jurisdiction in connection with a Third Party Claim (and, in such a case, only to the extent awarded in such Third Party Claim), and/or (ii) that are, in the case of special, consequential or indirect damages, a reasonable foreseeable result of the relevant breach).

(49) “Information” shall mean information and data in recorded form, whether written, electronic, computerized or digital or stored in any other media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, communications, correspondence, materials, product literature, artwork, files, documents, policies, procedures and manuals, research and analyses of any nature, including operational, technical or legal, and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys and credit-related information; provided, that, Information will not include Customer Information or Intellectual Property.

(50) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(51) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

(52) “Intellectual Property” shall mean: (a) all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) trademarks, service marks, corporate names, trade names, domain names, social and mobile media identifiers, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrighted works, including software, code, compilations and documentation, website and mobile media content, photography, graphics and advertising materials, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, techniques, designs, specifications, drawings, and (v) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof, (b) all other Intellectual Property (as defined in the Merger Agreement), and (c) all amounts due or payable regarding, and rights to sue and recover for current or past infringements, dilutions, or misappropriations of, any of the foregoing.

(53) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(54) “Liabilities” shall mean any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise expressly provided for in the Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities under this Agreement.

(55) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in The Wall Street Journal.

(56) “LQ Parent Balance Sheet” shall mean the audited balance sheet of the LQ Parent Group, including the notes thereto, as of September 30, 2017, attached hereto as Exhibit G.

(57) “LQ Parent Common Stock” shall mean the issued and outstanding shares of common stock of LQ Parent, par value $0.01 per share, and after the Reverse Stock Split, par value $0.02 per share.

(58) “LQ Parent Group” shall mean LQ Parent and each Person that is a direct or indirect Subsidiary or Affiliate of LQ Parent immediately after the Effective Time, and each Person that becomes a Subsidiary or Affiliate of LQ Parent after the Effective Time, and shall include the LQ Parent Retained Entities.

(59) “LQ Parent Retained Assets” shall mean any and all Assets that are owned, leased, licensed, used or held for use at or prior to the Effective Time, by LQ Parent and/or any of its Subsidiaries (or other

Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest), but excluding Separated Real Estate Assets, and shall include:

(i) any and all Assets reflected on the LQ Parent Balance Sheet and any Assets acquired by or for LQ Parent or any member of the LQ Parent Group subsequent to the date of the LQ Parent Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the LQ Parent Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the LQ Parent Balance Sheet (in each case ignoring the line item for “cash and cash equivalents” in the LQ Parent Balance Sheet);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or are to remain with LQ Parent or any other member of the LQ Parent Group;

(iii) the ownership interests in all Business Entities and Subsidiaries of LQ Parent, other than those set forth on Schedule 1.1(82)(iii) (such entities, together with LQ Parent, the “LQ Parent Retained Entities”);

(iv) all rights, title and interest in and to all owned real property, other than the owned real property set forth on Schedule 1.1(82)(iv) (the “LQ Parent Owned Real Property”), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;

(v) all right, title and interest in, to and under all leases or subleases of all real property, other than with respect to those leases or subleases set forth on Schedule 1.1(82)(v) (the “LQ Parent Retained Leases”), including, to the extent provided for in any LQ Parent Retained Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) (A) all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing equipment, information technology and communications equipment, tools, instruments, furniture, automobiles, inventories, and other tangible personal property, in each case located at any of the LQ Parent Owned Real Property or the locations subject to the LQ Parent Retained Leases, (B) all Customer Information, and (C) all time clock machines at any CPLG Owned Real Property or the locations subject to the Separated Real Estate Leases (provided that, the time clock for any property shall revert to the ownership of CPLG if the Management Agreement for such property is terminated and personal private information can be removed from such time clock);

(vii) all LQ Parent Retained Contracts and any rights or claims arising thereunder;

(viii) all Intellectual Property, including the registrations and applications set forth on Schedule 1.1(59)(viii), except for Intellectual Property listed on Schedule 1.1(82)(viii);

(ix) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity, except for such licenses, permits, approvals and authorizations that relate exclusively to, are used exclusively in, or arise exclusively from or are otherwise necessary to operate the Separated Real Estate Business;

(x) all Information (including Confidential Information), subject to any express exceptions in Article VII;

(xi) all deposits, prepaid expenses, letters of credit and performance and surety bonds, except for such deposits, prepaid expenses, letters of credit and performance and surety bonds relating exclusively to, used exclusively in or arising exclusively from, the Separated Real Estate Business;

(xii) subject to Article IX, any rights of any member of the LQ Parent Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; and

(xiii) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that LQ Parent and/or any of its Subsidiaries may have with respect to any LQ Parent Retained Assets or LQ Parent Retained Liabilities.

Notwithstanding the foregoing, the LQ Parent Retained Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the CPLG Group, including any Assets specified in clauses (i) through (xiv) of the definition of Separated Real Estate Assets.

(60) “LQ Parent Retained Business” shall mean all businesses conducted by LQ Parent and any of its Subsidiaries as of immediately prior to the Effective Time, other than the Separated Real Estate Business, including the businesses conducted through the management of the day-to-day operations of La Quinta-branded hotels, the ownership, development, franchising and promotion of the La Quinta brands (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the management and franchise of the hotel properties set forth on Schedule 1.1(60), (ii) any other division, Subsidiary, line of business or investment managed or operated by LQ Parent or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) prior to the Effective Time, including the businesses conducted through the ownership and operation of the hotel management and franchise business of LQ Parent prior to the Effective Time, unless such other division, Subsidiary, line of business or investment is expressly included in the definition of Separated Real Estate Business and (iii) those business entities acquired or established by or for LQ Parent or any other member of the LQ Parent Group after the Effective Time. For the avoidance of doubt, the “LQ Parent Retained Business” with respect to any of the properties set forth on Schedule 1.1(83) shall be deemed to be limited to the business activities performed by the applicable member of the LQ Parent Group engaged as the manager or franchisor with respect to such property pursuant to the applicable Management and Franchise Agreements entered into in connection with the transactions contemplated by this Agreement.

(61) “LQ Parent Retained Contracts” shall mean any Contracts to which LQ Parent or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) is a party as of the date hereof, becomes a party prior to the Effective Time or by which it or any of its Subsidiaries (or such other Business Entities) or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract that is a Separated Real Estate Contract, including:

(i) any Contract that relates to any LQ Parent Retained Assets or LQ Parent Retained Liabilities; and

(ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to or retained by any member of the LQ Parent Group.

(62) “LQ Parent Retained Liabilities” shall mean any and all Liabilities of LQ Parent and/or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) that are not Separated Real Estate Liabilities, including:

(i) any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the LQ Parent Retained Business, as conducted at any time prior to, at or after (except as otherwise provided in Management and Franchise Agreements) the Effective Time; (b) the operation or conduct of any business conducted by any member of the LQ Parent Group at any time prior to, on or after the Effective Time; or (c) any LQ Parent Retained Assets, whether arising prior to, on or after the Effective Time;

(ii) any and all Liabilities reflected on the LQ Parent Balance Sheet and any Liabilities incurred by or for LQ Parent or any member of the LQ Parent Group subsequent to the date of the LQ Parent Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the LQ Parent Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the LQ Parent Balance Sheet;

(iii) subject to Section 3.6 and Section 3.7, all Liabilities (including, for the avoidance of doubt, principal, interest, breakage fees or other fees, costs or expenses) pursuant to the Existing Debt Agreements or otherwise included as a Liability in the calculation (pursuant to Section 3.6 and Section 3.7) of Closing Existing Net Indebtedness;

(iv) any Liabilities to the extent relating to, arising out of or resulting from, the LQ Parent Retained Contracts;

(v) any Liabilities assumed or retained by the LQ Parent Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time resulting from any claim or allegation by a third party that the LQ Parent or any of its Subsidiaries infringes its Intellectual Property or breaches any LQ Parent Retained Contract with such third party;

(vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the LQ Parent Group, any LQ Parent Discontinued Operation or the conduct of the LQ Parent Retained Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the LQ Parent Group, any LQ Parent Discontinued Operation or in the conduct of the LQ Parent Retained Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any LQ Parent Retained Assets or any LQ Parent Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is a Separated Real Estate Asset pursuant to this Agreement, shall not be LQ Parent Retained Liabilities but shall instead be Separated Real Estate Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of LQ Parent or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the LQ Parent Retained Entities and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(62)(viii) (each such division, Subsidiary, line of business or investment, an “LQ Parent Discontinued Operation”);

(ix) any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(62)(ix); and

(x) (A) all Liabilities of the LQ Parent Group relating to the Merger Agreement or the transactions contemplated thereby between the execution of the Merger Agreement and the effective time of the Merger, (B) all claims or actions arising under director and officer indemnification obligations with LQ Parent under Section 5.6 of the Merger Agreement and (C) all Transaction Expenses incurred prior to the Effective Time (except as provided (x) in this Agreement, (y) in any Specified Ancillary Agreement or (z) in the Merger Agreement).

Notwithstanding the foregoing, the LQ Parent Retained Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the CPLG Group, including any Liabilities specified in the definition of Separated Real Estate Liabilities, including clauses (i) through (xii) thereof, or (B) expressly discharged pursuant to Section 2.4 of this Agreement.

For the avoidance of doubt, no Liability shall be an LQ Parent Retained Liability solely as a result of (x) LQ Parent being named as party to or in any Action relating to any Separated Real Estate Liability due to LQ Parent’s status as the remaining and legacy Business Entity or (y) LQ Parent’s status as the former direct or indirect stockholder or equityholder of any member of the CPLG Group.

(63) “Management and Franchise Agreements” shall mean the Management Agreements, in the form attached hereto as Exhibit B, and Franchise Agreements, in the form attached hereto as Exhibit C, each by and among CPLG or certain of its Subsidiaries, on the one hand, and LQ Parent or certain of its Subsidiaries, on the other hand.

(64) “Management and Franchise Asset Transferee” shall mean the LQ Parent Retained Entities to which LQ Parent Retained Assets shall be or have been Transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(65) “Management and Franchise Indemnitees” shall mean each member of the LQ Parent Group and each of their respective Affiliates from and after the Effective Time and each member of the LQ Parent Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(66) “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.

(67) “Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(68) “NYSE” shall mean the New York Stock Exchange.

(69) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(70) “Plan of Reorganization” shall have the meaning set forth in the recitals hereto.

(71) “Policies” shall mean all insurance policies and insurance contracts of any kind including bonds (other than policies or contracts related to employee benefit plans), current or past (to the extent any such past policy or contract still provides for benefits), which are or at any time were maintained by or on behalf of or for the benefit or protection of LQ Parent, its Subsidiaries or any of their predecessors which relate to the LQ Parent Retained Business or the Separated Real Estate Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including those insurance policies and insurance contracts set forth on Schedule 9.6.

(72) “Protected REIT” shall mean any entity that (i) has elected to be taxed as a REIT and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

(73) “Qualifying Income” shall mean gross income that is described in Section 856(c)(3) of the Code.

(74) “Records” shall mean any Contracts, documents, books, records or files.

(75) “REIT” shall mean a real estate investment trust, as defined under the Code.

(76) “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(77) “Reverse Stock Split” shall mean the reclassification and combination of the shares of LQ Parent Common Stock to be effected by LQ Parent immediately prior to the Effective Time, such that the total number of shares of LQ Parent Common Stock immediately after such reclassification and combination is equal to (x) the Reverse Stock Split Ratio multiplied by (y) the total number of shares of LQ Parent Common Stock immediately prior to such combination.

(78) “Reverse Stock Split Ratio” shall mean the quotient of (x) one (1) divided by (y) two (2).

(79) “SEC” means the United States Securities and Exchange Commission.

(80) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(81) “Separated Real Estate Asset Transferees” shall mean the Separated Real Estate Entities to which Separated Real Estate Assets shall be or have been Transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(82) “Separated Real Estate Assets” shall mean only the following Assets:

(i) any and all Assets that are owned, leased or licensed, used or held for use at or prior to the Effective Time, by LQ Parent and/or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest), relating exclusively to, used exclusively in, or arising exclusively from, the Separated Real Estate Business, and shall include any and all Assets reflected on the CPLG Balance Sheet and any Assets acquired by or for CPLG or any member of the CPLG Group subsequent to the date of the CPLG Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the CPLG Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the CPLG Balance Sheet (in each case ignoring the line item for “cash and cash equivalents” in the CPLG Balance Sheet);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Specified Ancillary Agreement as Assets which have been or are to be Transferred to or are to remain with CPLG or any other member of the CPLG Group;

(iii) the ownership interests in those Business Entities set forth on Schedule 1.1(82)(iii) (such entities, together with CPLG, the “Separated Real Estate Entities”);

(iv) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(82)(iv) (the “CPLG Owned Real Property”), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;

(v) all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(82)(v) (the “Separated Real Estate Leases”), including, to the extent provided for in any Separated Real Estate Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing equipment, information technology and communications equipment, tools, instruments, furniture, automobiles, inventories and other tangible personal property, in each case located at any of the CPLG Owned Real Property or the locations subject to the Separated Real Estate Leases;

(vii) all Separated Real Estate Contracts and any rights or claims arising thereunder;

(viii) all Intellectual Property set forth on Schedule 1.1(82)(viii), subject, as applicable, to the Management and Franchise Agreements;

(ix) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate exclusively to, are used exclusively in or arise exclusively from, or are otherwise necessary to operate, the Separated Real Estate Business, including all licenses and permits required for the sale and service of alcoholic beverages at any property of the Separated Real Estate Business;

(x)

(a) all Information (including Confidential Information), that exists as at the Effective Time, used exclusively in the Separated Real Estate Business (provided that counsel for LQ Parent may retain a copy of any of same to the extent (A) it is already in possession of LQ Parent and (B) such retention is required by applicable Law or required for the operation of the LQ Parent Retained Business) and all architectural plans, drawings, designs and specifications used in any of the properties of the Separated Real Estate Business; and

(b) a copy of all Information (including all Information in hard copy format stored at Iron Mountain), that exists as at the Effective Time, to the extent used in the Separated Real Estate Business; provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information and CPLG shall only use such Information in the conduct of the Separated Real Estate Business and may not sell, gift or otherwise Transfer, or disclose or license, such information to a third party; and provided, further that nothing in this subclause (b) shall constitute any grant of any right or license with respect to any Intellectual Property and, except as expressly agreed pursuant to the Management and Franchise Agreement, neither CPLG nor any member of the CPLG Group shall have any right to use any Intellectual Property owned by any member of the LQ Parent Group (whether or not embodied or contained in such Information).

(xi) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating exclusively to, used exclusively in, or arising exclusively from, the Separated Real Estate Business;

(xii) subject to Article IX, any rights of any member of the CPLG Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and, to the extent granted pursuant to Article IX (A) all rights in the nature of insurance, indemnification or contribution, and, (B) without limiting the foregoing, the proceeds of any business interruption claims under any property insurance Policies;

(xiii) the Assets set forth on Schedule 1.1(82)(xiii);

(xiv) all cash and cash equivalents held by CPLG Group at the Effective Time which are not included in the calculation of Closing Existing Net Indebtedness; and

(xv) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that LQ Parent and/or any of its Subsidiaries may have that relate exclusively to any Separated Real Estate Assets or Separated Real Estate Liabilities.

Notwithstanding the foregoing, the Separated Real Estate Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the LQ Parent Group, including any Assets specified in clauses (i) through (xiii) of the definition of LQ Parent Retained Assets.

(83) “Separated Real Estate Business” shall mean the businesses conducted through the ownership, asset management (as opposed to hotel management or franchise business), acquisition, development, refurbishment, redevelopment and sale of, and the provision of other services (other than hotel management or franchise services) relating to hotel properties, restaurants and land parcels owned or leased by LQ Parent or any of its Subsidiaries (or other Business Entities in which LQ Parent or any of its Subsidiaries has an ownership interest) prior to the Effective Time, including, for the avoidance of doubt, the businesses (excluding, in each case, any hotel management or franchise business) of (i) the acquisition, development, refurbishment, redevelopment and sale of, and the provision of other services relating to the hotel properties, restaurants and land parcels set forth on Schedule 1.1(83), and (ii) those business entities acquired or established by or for CPLG or any other member of the CPLG Group after the Effective Time.

(84) “Separated Real Estate Contracts” shall mean the following Contracts to which LQ Parent or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (a) that is expressly contemplated not to be Transferred by any member of the LQ Parent Group to the CPLG Group or (b) that is expressly contemplated to be Transferred to (or remain with) any member of the LQ Parent Group, in each case, pursuant to any provision of this Agreement or any Specified Ancillary Agreement:

(i) any Contract that exclusively relates to any Separated Real Estate Assets or Separated Real Estate Liabilities;

(ii) any Contract or part thereof that is otherwise expressly provided pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Specified Ancillary Agreements to be assigned to or retained by any member of the CPLG Group; and

(iii) the Contracts set forth on Schedule 1.1(84)(iii).

(85) “Separated Real Estate Indemnitees” shall mean each member of the CPLG Group and each of their respective Affiliates from and after the Effective Time and each member of the CPLG Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(86) “Separated Real Estate Liabilities” shall mean only the following Liabilities (in each case, regardless of when or where such Liabilities arose or arise or the legal entity that incurred or holds such Liabilities, or whether the facts on which such Liabilities are based occurred prior to, at or subsequent to the Effective Time):

(i) any and all Liabilities reflected on the CPLG Balance Sheet and any Liabilities incurred by or for CPLG or any member of the CPLG Group subsequent to the date of the CPLG Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the CPLG Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the CPLG Balance Sheet (in each case ignoring the line items for “long-term debt,” “current portion of long-term debt” and “other long-term liabilities” in the CPLG Balance Sheet to the extent included in the calculation of Closing Existing Net Indebtedness);

(ii) any Liabilities to the extent relating to, arising out of or resulting from, the Separated Real Estate Contracts;

(iii) all Liabilities (including, for the avoidance of doubt, any principal, interest or fees, costs or expenses) pursuant, and/or relating, to the CPLG Financing Commitment and the Financing Transactions;

(iv) the Liabilities set forth on Schedule 1.1(86)(iv) (the “Specified Separated Real Estate Liabilities”);

(v) any Liabilities assumed or retained by the CPLG Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time resulting from any claim or allegation by a third party that CPLG or any of its Subsidiaries breaches any Separated Real Estate Contract with such third party;

(vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the CPLG Group, any Separated Real Estate Business Discontinued Operation or the conduct of the Separated Real Estate Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the CPLG Group or in the conduct of the Separated Real Estate Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Separated Real Estate Assets or any Separated Real Estate Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is an LQ Parent Retained Asset pursuant to this Agreement, shall not be Separated Real Estate Liabilities but shall instead be LQ Parent Retained Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of LQ Parent or any of its Subsidiaries and sold, transferred or otherwise discontinued prior to the Effective Time, in each case solely to the extent relating to the Separated Real Estate Business, including those divisions, Subsidiaries, lines or business or investment set forth on Schedule 1.1(86)(viii) (each such division, Subsidiary, line of business or investment, a “Separated Real Estate Business Discontinued Operation”);

(ix) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the CPLG Form 10 or in any CPLG Offering Memorandum, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the CPLG Form 10, any CPLG Offering Memorandum and any other Disclosure Documents filed by CPLG or LQ Parent in connection with the Distribution or as contemplated by this Agreement;

(x) any Liabilities relating to, arising out of or resulting from (A) any indebtedness of any member of the CPLG Group that relates to the Separated Real Estate Business or is secured by any of the Separated Real Estate Assets (or any guarantees thereof), and/or (B) any indebtedness to the extent such indebtedness will be Assumed in full by the CPLG Group in connection with the Distribution;

(xi) any Liabilities relating to any accrued but unpaid (as of the Effective Time) payroll, payroll taxes and benefits due to LQ Group Employees (as defined in the Employee Matters Agreement) working at the CPLG Owned Real Properties; and

(xii) any and all Liabilities to the extent relating to, arising out of or resulting from the operation or conduct of any business conducted by any member of the CPLG Group at any time after the Effective Time.

Notwithstanding the foregoing, the Separated Real Estate Liabilities shall not include any Liabilities (other than those detailed in clause xi of this definition of Separated Real Estate Liabilities) that are (A) expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the LQ Parent Group, including any Liabilities specified in the definition of LQ Parent Retained Liabilities, including clauses (i) through (x) thereof, or (B) expressly discharged pursuant to Section 2.4 of this Agreement.

For the avoidance of doubt, no Liability shall be a Separated Real Estate Liability solely as a result of (x) CPLG being named as party to or in any Action relating to any LQ Parent Retained Liability or (y) CPLG’s status as the former direct or indirect stockholder or equityholder of any member of the LQ Parent Group.

(87) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such first Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such second Person.

(88) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(89) “Tax Contest” shall have the same meaning as the definition of “Audit” as set forth in the Tax Matters Agreement.

(90) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between LQ Parent and CPLG, in the form attached hereto as Exhibit D.

(91) “Tax Opinion” shall mean the form of opinion (including the form of representation letter from CPLG) of Simpson Thacher & Bartlett LLP attached hereto as Exhibit H.

(92) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(93) “Third Party Agreements” shall mean any of the following Contracts, arrangements, course of dealings or understandings:

(i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Separated Real Estate Assets or Separated Real Estate Liabilities or LQ Parent Retained Assets or LQ Parent Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of LQ Parent or CPLG, as the case may be, is a party.

(94) “Transaction Expenses” means all of the LQ Parent Group’s and the CPLG Group’s (as such group exists as of the Distribution) (i) out-of-pocket fees, costs and expenses of investment bankers, legal counsel, accountants, experts and other third-party professional advisors and (ii) all transfer Taxes (the “Transfer Tax Costs”), in each case incurred by or on behalf of, or to be paid by, any such Person in connection with the transactions contemplated by this Agreement, the Merger Agreement and Ancillary Agreements.

(95) “Transfer” shall have the meaning set forth in Section 2.2(b); and the term “Transferred” shall have its correlative meaning.

(96) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and between LQ Parent and CPLG, in the form attached hereto as Exhibit E.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Accounting terms used but not defined herein have the meanings given to them in GAAP in effect as at the date of this Agreement. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby (as promptly as reasonably practicable), including as set forth in the Plan of Reorganization, a portion of which may have already been implemented prior to the date hereof. It is the intent of the Parties that, after consummation of the transactions contemplated hereby LQ Parent shall have been restructured in accordance with the Plan of Reorganization, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.5 and Section 2.6, (i) LQ Parent shall, directly or indirectly, own the equity interests of all of the LQ Parent Retained Entities (other than LQ Parent), all of LQ Parent’s and its controlled Affiliates’ rights, title and interest in and to the LQ Parent Retained Assets shall be owned or held by the LQ Parent Group, the LQ Parent Retained Business shall be conducted by the LQ Parent Group and all of the LQ Parent Retained Liabilities shall be Assumed directly or indirectly by (or remain with) the LQ Parent Group, and (ii) CPLG shall, directly or indirectly, own the equity interests of all of the Separated Real Estate Entities (other than CPLG), all of LQ Parent’s and its controlled Affiliates’ rights, title and interest in and to the Separated Real Estate Assets shall be owned or held by the CPLG Group, the Separated Real Estate Business shall be conducted by the CPLG Group and all of the Separated Real Estate Liabilities shall be Assumed directly or indirectly by (or remain with) the CPLG Group. To the extent not expressly described herein or in any Specified Ancillary Agreement, all such actions shall be accomplished in the manner described in the Plan of Reorganization.

Section 2.2. Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Restructuring of Entities. Prior to the Effective Time, to the extent not already completed, LQ Parent and its controlled Affiliates shall take such steps (which may include the transfer of shares or other equity interests, the formation of new entities and/or the declaration and payment of dividends or other distributions) as may be necessary or desirable to effect the Plan of Reorganization (and any additional immaterial and ministerial steps that may have been omitted from (or are otherwise required in order to effect) the Plan of Reorganization) in order to cause (i) LQ Parent to, directly or indirectly, own the LQ Parent Retained Entities (other than LQ Parent) and (ii) CPLG to, directly or indirectly, own the Separated Real Estate Entities (other than CPLG). In the event such steps are not able to be completed by the Effective Time, the Parties shall use their reasonable best efforts to effect other actions following the Effective Time in accordance with, and subject to the limitations of, Sections 2.5 and 2.6 to cause the result set forth above.

(b) Transfer of Other Assets and Assumption of Liabilities. Prior to the Effective Time, except as otherwise specifically set forth in any Specified Ancillary Agreement and without duplication of the obligations set forth in Section 2.2(a), pursuant to the Conveyancing and Assumption Instruments: (x) LQ Parent shall cause the applicable Asset Transferors to transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective Management and Franchise Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the LQ Parent Retained Assets and (B) CPLG and/or the respective Separated Real Estate Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Separated Real Estate Assets and (y) (i) LQ Parent shall cause a member of the LQ Parent Group to accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the LQ Parent Retained Liabilities and (ii) CPLG shall, or shall cause a member of the CPLG Group to, Assume all of the Separated Real Estate Liabilities, in each case, regardless of (I) when or where such Liabilities arose or arise, (II) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (III) where or against whom such Liabilities are asserted or determined or (IV) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the LQ Parent Group or the CPLG Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. In the event and to the extent any such Transfers and Assumptions are not completed by the Effective Time, the Parties shall use reasonable best efforts to effect such Transfers and Assumptions following the Effective Time in accordance with, and subject to the limitations of, Sections 2.5, 2.6, 2.7 and 2.8).

(c) Consents. The Parties shall use their reasonable best efforts to obtain the required Consents or Governmental Approvals to Transfer any Assets, Liabilities, Contracts, licenses, permits and/or authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement prior to the Effective Time, or, pursuant to Section 2.5, following the Effective Time. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by operation of Law cannot be Transferred or

Assumed; provided, however, that the Parties shall cooperate and use their reasonable best efforts to seek to obtain, in accordance with applicable Law, any required Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. Notwithstanding anything herein to the contrary, neither Party shall be required to, nor shall be required to cause any member of its Group to, make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer to grant any material concessions to obtain any such Consents. Notwithstanding anything to the contrary in this Agreement, no member of the LQ Parent Group may make any payment, assume any obligations or make any concession (other than, in each case, immaterial and de minimis payments, obligations or concessions) to obtain any such Consents or Governmental Approvals without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Other. CPLG hereby waives compliance by each and every member of the LQ Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Separated Real Estate Assets to any member of the CPLG Group. LQ Parent hereby waives compliance by each and every member of the CPLG Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the LQ Parent Retained Assets to any member of the LQ Parent Group.

Section 2.3. Termination of Intercompany Contracts. In furtherance of the releases and other provisions of Section 6.1, LQ Parent shall (and shall cause each member of the LQ Parent Group to), on the one hand, and CPLG shall (and shall cause each member of the CPLG Group to), on the other hand, terminate (and no Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from) any and all Contracts between or among LQ Parent and/or any member of LQ Parent Group, on the one hand, and CPLG and/or any member of the CPLG Group, on the other hand, except for any Continuing Arrangements as set forth on Schedule 1.1(16), this Agreement or any other Ancillary Agreement, with such termination to be effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. For the avoidance of doubt, this Section 2.3 does not apply to any trade payables and receivables, which are to be governed by Section 2.4.

Section 2.4. Intercompany Accounts. Except as set forth in Section 6.1(b) and to the extent not otherwise settled or otherwise eliminated pursuant to any Ancillary Agreement, all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(16), and other than payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements or trade payables arising in the ordinary course of business), if any, and (ii) intercompany balances between any member of the LQ Parent Group, on the one hand, and any member of the CPLG Group, on the other hand, in each case which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall be settled or otherwise eliminated, in each case as of the Effective Time. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by such agreement or agreements in respect of such settlements or capitalizations.

Section 2.5. Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfer of Assets (including any entity) or Assumption of Liabilities contemplated by this Article II or any other Specified Ancillary Agreement shall not have been consummated at or prior to the Effective Time, except as set forth in Schedule 2.5, the Parties shall use reasonable best efforts to effect such Transfers as promptly following the Effective Time as shall be practicable.

(b) In the event that any such Transfer of Assets (including any entity) or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred by such Party (or the applicable member of its Group) in connection with the retention of such Liability and (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.7, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or such Liability is to be Assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all of the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the LQ Parent Group or the CPLG Group entitled to the receipt of such Asset or required to Assume such Liability; provided, however, that except as set forth in Schedule 2.5 (and, for clarity, with respect to items on Schedule 2.5 CPLG will bear all costs and Liabilities related thereto), neither Party shall be obligated to extend, renew or otherwise cause a Contract or other obligation to remain in effect beyond the term in effect as of the Distribution Date. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c), to the extent permitted by applicable Law, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement. The Parties agree to review, in good faith, Schedule 2.5 from time to time to determine whether any Contracts or obligations can be removed therefrom or otherwise transferred solely to CPLG.

(c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any cost on any Party (other than de minimis costs), be deemed to be effective as of the Effective Time.

(d) Except as otherwise stated herein or in any Specified Ancillary Agreement, the Party retaining any Asset (including any entity) contemplated by this Agreement to be Transferred to the other Party shall not be obligated to expend any money to Transfer such Asset to such other Party unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset and (ii) the Party required to assume any Liability contemplated by this Agreement to be Assumed by such Party shall not be obligated to expend any money to Assume such Liability, unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party seeking to be relieved of such Liability. Other than costs and expenses incurred and reimbursed in accordance with the foregoing, nothing in this Section 2.5(d) shall require any member of any Group to incur any obligation or grant any concession, other than de minimis or immaterial concessions or obligations, for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.5.

(e) With respect to Assets and Liabilities described in Section 2.5(a), each of LQ Parent and CPLG shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law, good faith resolution of a Tax Contest relating to Income Taxes or a Final Determination).

Section 2.6. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof (but subject to Section 2.5), any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to the Laws of one of the states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in each case in such form as the Parties and Buyer shall reasonably agree, including the Transfer of real property by mutually acceptable conveyancing deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably agreed by LQ Parent, CPLG and Buyer. Except as reasonably agreed by the Parties and Buyer, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control.

Section 2.7. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) reasonable best efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and, subject to Section 2.5, from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.5, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, other than (i) any Permitted Encumbrances (as defined in the Merger Agreement), and (ii) zoning, entitlement, building and other land use regulations.

(c) At or prior to the Effective Time, each of LQ Parent and CPLG shall enter into, and/or (where applicable) shall cause a member or members of their respective Group (as applicable) to enter into, the Ancillary Agreements and, in accordance with the Plan or Reorganization or with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), any other arm’s length Contracts in respect of the

Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby (provided, however, that for the avoidance of doubt, the Management and Franchise Agreements shall not become effective until after the Distribution).

Section 2.8. Guarantees; Letters of Credit.

(a) If any member of the LQ Parent Group or the CPLG Group (an “Existing Guarantor”) shall remain as the guarantor or obligor under any guarantee and/or letter of credit by such Existing Guarantor in favor of any member of the other Group (a “Guaranteed Party”) to which it is a party, (i) LQ Parent shall (with the reasonable cooperation of the applicable member of the CPLG Group) use its reasonable best efforts to have any member of the CPLG Group removed as guarantor of or obligor for any LQ Parent Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.8(a)(i), to the extent that they relate to LQ Parent Retained Liabilities, and (ii) CPLG shall (with the reasonable cooperation of the applicable member of the LQ Parent Group) use reasonable best efforts to have any member of the LQ Parent Group removed as guarantor of or obligor for any Separated Real Estate Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.8(a)(ii), to the extent that they relate to Separated Real Estate Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) To the extent required to obtain a release from a guaranty (a “Guaranty Release”) in accordance with Section 2.8(a):

(i) of any member of the LQ Parent Group, CPLG shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which CPLG would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the CPLG Group, LQ Parent shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which LQ Parent would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If LQ Parent or CPLG has not yet obtained, or caused to be obtained, or is unable to obtain, or to cause to be obtained, any Guaranty Release, (i) the relevant member of the LQ Parent Group or CPLG Group, as applicable, that has Assumed the underlying Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of LQ Parent and CPLG, on behalf of itself and the members of its respective Group, agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such other Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.9. Return of Assets and Payments.

(a) In the event that, at any time from and after the Effective Time, either Party (or any member of its Group) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Specified Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled to such Asset or so required to assume such Liability (and such other Party shall cause such Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset and Liability shall be held in accordance with the other provisions of Section 2.5.

(b) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party, copies thereof) to such other Party as provided for in Section 10.6. The provisions of this Section 2.9(b) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(c) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of such other Party’s Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

Section 2.10. Withholding. Each member of the CPLG Group and each member of the LQ Parent Group shall deduct and withhold from amounts otherwise payable (or distributable) pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law and such amounts will be treated as being paid (or distributed) to the Person with respect to which such deduction and withholding was made.

Section 2.11. Purchase Price Allocation. For U.S. federal and applicable state and local income Tax purposes, each member of the CPLG Group and each member of the LQ Parent Group (and their respective Affiliates) shall, without duplication, allocate the fair market value of the CPLG Common Stock (as initially determined under the Tax Matters Agreement), the Assumed Liabilities (to the extent applicable under U.S. federal income Tax Law), liabilities assumed by the CPLG Group pursuant to the Tax Matters Agreement (to the extent applicable under U.S. federal income Tax Law) and, if applicable, the purchase price for the CPLG Preferred Stock by one or more third party buyers, among the Transferred Assets in accordance with Section 1060 of the Code and consistent with the manner in which the estimate of Contribution Taxes (as defined in the Tax Matters Agreement) is finally determined pursuant to Section 5.1(a) of the Tax Matters Agreement (the “Allocation”). LQ Parent shall prepare and submit to CPLG within 60 days following the final estimate of Contribution Taxes (as defined in the Tax Matters Agreement) pursuant to Section 5.1(a) of the Tax Matters Agreement, a proposed draft of the Allocation to CPLG. If LQ Parent does not receive written notice from CPLG within thirty (30) days after receiving LQ Parent’s proposed draft of the Allocation notifying LQ Parent of any objection to such draft of the Allocation, then the draft Allocation shall be conclusive and binding on the Parties. If LQ Parent receives a written notice of an objection to the draft of the Allocation from CPLG within such thirty (30) day period, then LQ Parent and CPLG shall attempt in good faith to resolve such objection. If LQ Parent and CPLG fail to resolve such objection, then the objection shall be resolved by a nationally recognized accounting firm mutually acceptable to each of LQ Parent and CPLG and the costs of such accounting firm shall be borne equally by LQ Parent and CPLG. The Parties shall not take any position inconsistent with the Allocation (as finally determined pursuant to this Section 2.11) for any Tax purpose, including in connection with the filing of any U.S. federal, state or local Tax Return, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar provision of foreign, state or local Law).

Section 2.12. Disclaimer of Representations and Warranties. EACH OF LQ PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LQ PARENT GROUP) AND CPLG (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CPLG GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1. Actions on or Prior to the Distribution Date. Prior to the Distribution Date, and as promptly as reasonably practicable, CPLG and LQ Parent shall prepare and, in accordance with applicable Law, file with the SEC the CPLG Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and CPLG and LQ Parent shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. CPLG shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by the Specified Ancillary Agreements. CPLG and LQ Parent shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution. To the extent not already approved and effective, CPLG shall use reasonable best efforts to have approved and made effective the application for the original listing of the CPLG Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

Section 3.2. Articles of Amendment and Restatement; Bylaws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of articles of amendment and restatement and form of bylaws filed by CPLG with the SEC as exhibits to the CPLG Form 10, to be effective no later than the Effective Time.

Section 3.3. Directors.

(a) LQ Parent. On or prior to the Distribution Date, LQ Parent shall take all necessary actions, including procuring the resignations of the directors, to be effective as of the effective time of the Merger and the directors of the surviving corporation in the Merger shall be as provided for in the Merger Agreement.

(b) CPLG. On or prior to the Distribution Date, LQ Parent shall take all necessary actions to cause the Board of Directors of CPLG to include, at the Effective Time, the individuals identified in the CPLG Information Statement as directors of CPLG.

Section 3.4. Officers.

(a) LQ Parent. On or prior to the Distribution Date, LQ Parent shall take all necessary actions, including procuring the resignations of its officers, to be effective as of the effective time of the Merger and the officers of the surviving corporation in the Merger shall be as provided for in the Merger Agreement.

(b) CPLG. On or prior to the Distribution Date, LQ Parent shall take all necessary actions to cause the individuals identified as such in the CPLG Information Statement to be officers of CPLG as of the Effective Time.

Section 3.5. Resignations and Removals. On or prior to the Distribution Date or as soon thereafter as practicable, (i) LQ Parent shall cause all of its employees and any employees of its Subsidiaries (excluding any employees of any member of the CPLG Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the CPLG Group in which they serve, and (ii) CPLG shall cause all of its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the LQ Parent Group in which they serve.

Section 3.6. Cash Payment. Upon the completion of the Financing Transactions and immediately prior to the Effective Time, CPLG shall transfer to LQ Parent or the applicable member of the LQ Parent Group, as directed by LQ Parent, an amount equal to $983,950,000, as such amount may be adjusted pursuant to this Section 3.6, such amount of which will, substantially concurrently with the Distribution and the Merger, be used by LQ Parent to satisfy a portion of the Liabilities outstanding under the Existing Debt Agreements; provided that:

(a) in the event the Closing Existing Net Indebtedness exceeds the Estimated Existing Net Indebtedness, the Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference;

(b) in the event the Estimated Existing Net Indebtedness exceeds the Closing Existing Net Indebtedness, the Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference;

(c) in the event the amount of accrued but unpaid Transaction Expenses as of the Distribution Date exceeds the Estimated Transaction Expenses, the Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference; and

(d) in the event the Estimated Transaction Expenses exceed the amount of accrued but unpaid Transaction Expenses as of the Distribution Date, the Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference.

For the purposes of this Section 3.6 and Section 3.7, (i) the Transfer Tax Costs will be deemed to be accrued but unpaid as of the Distribution Date, regardless of whether such amounts were accrued or payable at such date, and (ii) the Interest Rate Swap Termination Costs will be deemed part of the Closing Existing Net Indebtedness, regardless of whether such amounts were due and payable immediately prior to the Effective Time.

Section 3.7. Post-Closing True-Up.

(a) Within twenty (20) Business Days after the Distribution Date, LQ Parent shall prepare and deliver to CPLG a statement (the “Statement”), setting forth (i) the amount by which the Estimated Existing Net Indebtedness exceeds, or is less than (as applicable) the Closing Existing Net Indebtedness, and (ii) the amount by which the accrued but unpaid Transaction Expenses as of the Distribution Date exceeds the Estimated Transaction Expenses. CPLG shall provide reasonable assistance to LQ Parent in the preparation of the Statement.

(b) The Statement shall become final and binding upon the Parties on the 10th Business Day following delivery thereof, unless CPLG gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to LQ Parent prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on Closing Existing Net Indebtedness or accrued but unpaid Transaction Expenses as of the Distribution Date not being determined in accordance with this Section 3.7. If a Notice of Disagreement is received by LQ Parent in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant. During the 10-Business Day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 10-Business Day period, if any matters remain in dispute, the Parties shall submit to a nationally recognized independent public accountant (the “Accountant”) for determination any and all such matters that remain in dispute and were properly included in the Notice of Disagreement. The Accountant, who shall act as expert and not arbitrator, shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing. The scope of the disputes to be resolved by the Accountant shall be solely limited to whether the determination of Closing Existing Net Indebtedness or accrued but unpaid Transaction Expenses as of the Distribution Date was done in accordance with this Section 3.7 (including the other definitions utilized in, and related to, Closing Existing Net Indebtedness or Transaction Expenses), and whether there were mathematical errors in the Statement. The Parties shall use reasonable best efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within 30 days of receipt of the submission. Judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accountant pursuant to this Section 3.7 shall be equally shared by the Parties. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of CPLG’s independent auditors, attorneys and other consultants shall be borne by CPLG and the fees and disbursements of LQ Parent’s independent auditors, attorneys and other consultants shall be borne by LQ Parent.

(c)

(i) If the amount of the Closing Existing Net Indebtedness in the final Statement:

(A) is less than the Closing Existing Net Indebtedness determined pursuant to Section 3.6, LQ Parent shall pay to CPLG the amount of such difference, or

(B) is greater than the Closing Existing Net Indebtedness determined pursuant to Section 3.6, CPLG shall pay to LQ Parent the amount of such difference.

(ii) If the amount of the accrued but unpaid Transaction Expenses as of the Distribution Date in the final Statement:

(A) is less than the Transaction Expenses determined pursuant to Section 3.6, LQ Parent shall pay to CPLG the amount of such difference, or

(B) is greater than the Transaction Expenses determined pursuant to Section 3.6, CPLG shall pay to LQ Parent the amount of such difference.

(iii) Any payment made pursuant to this Section 3.7(c) shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the Party entitled to receive such payment.

(d) Any payments made to CPLG pursuant to this Section 3.7 shall be treated for all Tax purposes as a capital contribution to CPLG. Any payments made by CPLG pursuant to this Section 3.7 shall be treated for all Tax purposes as an adjustment to the consideration described in Section 2.2.

(e) During the period of time from and after the Distribution Date through the resolution of any payment contemplated by Section 3.7(c), each of the Parties shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 3.7 reasonable access during normal business hours to all the properties, personnel and records of such Party relevant to the Statement, the Notice of Disagreement and any payments contemplated by this Section 3.7.

Section 3.8. Reverse Stock Split. Immediately prior to the Effective Time and subject to stockholder approval thereof, LQ Parent shall effect the Reverse Stock Split, whereby each share of LQ Parent Common Stock (par value $0.01) will be reclassified and combined into a fraction of a share of LQ Parent Common Stock (par value $0.02) equal to the Reverse Stock Split Ratio (the “LQ Parent Share Cancellation”).

ARTICLE IV

EFFECTING THE DISTRIBUTION; CONDITIONS TO THE DISTRIBUTION

Section 4.1. Stock Dividend to LQ Parent Stockholders. On the Distribution Date, LQ Parent shall cause the Distribution Agent to distribute, on a pro rata basis, and in consideration for the LQ Parent Share Cancellation, all of the outstanding shares of CPLG Common Stock then owned by LQ Parent to holders of LQ Parent Common Stock on the Distribution Record Date, and to credit the appropriate number of such shares of CPLG Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of CPLG Common Stock. For stockholders of LQ Parent who own LQ Parent Common Stock through a broker or other nominee, their shares of LQ Parent Common Stock shall be credited to their respective accounts by such broker or nominee. Each holder of LQ Parent Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the Distribution such number of shares of CPLG Common Stock as shall be determined by the Board for every one (1) LQ Parent Common Stock held by such holder; provided that notwithstanding anything herein to the contrary, LQ Parent shall not distribute any fractional shares of CPLG Common Stock and instead LQ Parent shall cause the Distribution Agent to aggregate fractional shares to which holders of LQ Parent Common Stock would otherwise be entitled into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds (after appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage sales in connection with these sales of fractional shares) from the sales pro rata to each holder of LQ Parent Common Stock who would otherwise have been entitled to receive a fractional share in the Distribution. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of CPLG Common Stock such stockholder is entitled to in the Distribution. LQ Parent shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares of CPLG Common Stock, which sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of LQ Parent, CPLG or the Distribution Agent will guarantee any minimum sale price for the fractional shares of CPLG Common Stock. Neither LQ Parent nor CPLG will pay any interest on the proceeds from the sale of fractional shares of CPLG Common Stock. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares of CPLG Common Stock and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of LQ Parent or CPLG.

Section 4.2. Conditions to the Distribution. The consummation of the Distribution shall be conditioned upon the satisfaction (or waiver by each Party; provided, that any waiver will also require the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed) of each of the following conditions:

(a) All the conditions to the Merger as set forth in Article VI of the Merger Agreement shall have been satisfied or waived in accordance with their terms, other than (a) the condition set forth in Section 6.1(c) of the Merger Agreement with respect to the Distribution and (b) those conditions that by the nature of their terms are to be satisfied at the closing of the Merger (provided that such conditions are then capable of being satisfied);

(b) The CPLG Form 10 shall have been declared effective by the SEC, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the CPLG Information Statement (or Notice of Internet Availability of Information Statement Materials) shall have been mailed to the holders of LQ Parent Common Stock as of the Distribution Record Date;

(c) The CPLG Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(d) Such registration statements on Form S-8 as are necessary to register the equity awards of CPLG held by or made available to directors and employees of CPLG shall have been filed with the SEC;

(e) CPLG shall have obtained an opinion from Simpson Thacher & Bartlett LLP to the effect that, commencing with CPLG’s taxable year ending December 31, 2018, CPLG will be considered to be organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT; provided, that this Section 4.2(e) will not apply (and will not be a condition to the consummation of the Distribution) unless the Tax Opinion (if the same were deemed to be executed immediately prior to the Distribution) is not valid on its face, due to material changes in facts and circumstances directly applicable to the substance of the opinion reflected therein (other than such invalidity as a result of the passage of time to the Distribution Date);

(f) The Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to LQ Parent and Buyer, with respect to the capital adequacy and solvency of each of LQ Parent and CPLG after giving effect to the Distribution;

(g) The Cash Payment shall have been received by LQ Parent or the applicable member of the LQ Parent Group, as directed by LQ Parent;

(h) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be pending, threatened, issued or in effect;

(i) The Plan of Reorganization shall have been completed in all material respects in accordance with its terms and this Agreement;

(j) Each Specified Ancillary Agreement shall have been executed by each party thereto; and

(k) The Reverse Stock Split shall have been effected.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Intellectual Property. CPLG shall not (and shall cause the other members of the CPLG Group to not) use or exploit the Intellectual Property of the LQ Parent Group after the Effective Time, except as expressly permitted in the Specified Ancillary Agreements, or for neutral, non-trademark use of the “LA QUINTA” name to describe the history of the CPLG Group’s respective business. Notwithstanding anything to the contrary set forth in the Management and Franchise Agreements, CPLG shall (and shall cause the other members of the

CPLG Group to), within sixty (60) days following the Distribution Date, to change their corporate names and trade names to remove therefrom “LQ”, “La Quinta”, “LaQuinta” and any other Trademark owned by any member of the LQ Parent Group.

Section 5.2. Cooperation. From and after the Effective Time and subject to compliance with the other provisions of this Agreement (including Section 7.6) and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of their respective Groups) in connection with the completion of the Plan of Reorganization (including assisting in the preparation of the Distribution), the Distribution and the other matters contemplated by this Agreement and the Specified Ancillary Agreements, (ii) provide knowledge transfer regarding its applicable Business or LQ Parent’s historical business at the reasonable request of the other Party, (iii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement and (iv) reasonably assist the other Party to which such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity in connection with the Transition Services Agreement, in each case, except as set forth in Section 2.5, as may otherwise be agreed to by the Parties in writing or as contemplated by the immediately following sentence, at no additional cost (other than the costs set forth in any relevant Specified Ancillary Agreement) to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. If an employee of one Party is requested to dedicate a significant portion of his or her working time to a project requested by the other Party, and the employing Party agrees to such dedication and project, the Parties agree that (x) during the term of the Transition Services Agreement, such services shall be provided in accordance with the terms of the Transition Services Agreement and (y) after the term of the Transition Services Agreement, such services shall be provided based on the allocated employment cost (including overhead) of such employee. Notwithstanding the foregoing, nothing in this Section 5.2 shall expand the obligations of LQ Parent to the CPLG Group with respect to services or other matters that are the subject of other provisions of this Agreement or any relevant provisions of the Specified Ancillary Agreements.

Section 5.3. No Solicit; No Hire. None of LQ Parent or CPLG or any member of their respective Groups shall, for a period of twelve (12) months from the Effective Time, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 5.3 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or any hiring as a result thereof, and (ii) the prohibitions of this Section 5.3 shall not apply with respect to employees who have been terminated by a Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In respect of countries whose local Laws declare as invalid or unenforceable or prohibit any agreement between employers not to hire Employees (as defined in the Employee Matters Agreement) of the other, the Parties shall not have an agreement not to hire Employees of the other but agree not to actively solicit the services of each other’s Employees for such period on and after the Effective Time as specified in this Section 5.3.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement, the Merger Agreement or in any Specified Ancillary Agreement and (iii) for any matter for which either Party is entitled to indemnification pursuant to this Article VI, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (including, in the case of LQ Parent, Buyer upon consummation of the Merger), does hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Party (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Plan of Reorganization and all other activities to implement the Plan of Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Group in respect of any such Liabilities.

(b) Nothing contained in Section 6.1(a) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, or Buyer or its Affiliates, to enforce this Agreement, the Merger Agreement any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement, the Merger Agreement or any Ancillary Agreement including (A) with respect to LQ Parent, any LQ Parent Retained Liability and (B) with respect to CPLG, any Separated Real Estate Liability;

(ii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of the other Group;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand;

(iv) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(16); and

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the Merger Agreement, any Ancillary Agreement or any Continuing Arrangement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Merger Agreement, Ancillary Agreements or Continuing Arrangements.

In addition, nothing contained in Section 6.1(a) shall release LQ Parent from indemnifying any director, officer or employee of CPLG who was a director, officer or employee of LQ Parent or any of its Affiliates prior to the Effective Time or the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

(d) It is the intent of each Party, by virtue of, and in accordance with, the provisions of this Section 6.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among either Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 6.1(a) and 6.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

Section 6.2. Indemnification by LQ Parent. Except as otherwise specifically set forth in any provision of this Agreement, the Merger Agreement or of any Specified Ancillary Agreement, following the Effective Time, LQ Parent shall and shall cause the other members of the LQ Parent Group to indemnify, defend and hold harmless the Separated Real Estate Indemnitees from and against any and all Indemnifiable Losses of the Separated Real Estate Indemnitees, arising out of, by reason of or otherwise in connection with (a) the LQ Parent Retained Liabilities or (b) any breach by LQ Parent of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3. Indemnification by CPLG. Except as otherwise specifically set forth in any provision of this Agreement, the Merger Agreement or of any Specified Ancillary Agreement, following the Effective Time, CPLG shall and shall cause the other members of the CPLG Group to indemnify, defend and hold harmless the Management and Franchise Indemnitees, from and against any and all Indemnifiable Losses of the Management and Franchise Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Separated Real Estate Liabilities or (b) any breach by CPLG of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.4. Procedures for Indemnification.

(a) Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each Management and Franchise Indemnitee and Separated Real Estate Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could to give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Subject to reasonable restrictions relating to confidentiality and privilege, each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) Other than in the case of Taxes addressed in the Tax Matters Agreement, an Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable (provided that insurer-appointed counsel shall be automatically deemed acceptable) to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee, but shall have the right to employ separate counsel to participate in (but not control) the defense, compromise or settlement thereof at its own expense. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter.

(d) Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 6.4(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or the other Party shall become aware that the subject matter of such Third Party Claim relates to a Liability of the other Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use reasonable best efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such other Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

(e) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, the applicable Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. However, the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and use its reasonable best efforts to make available to such other Party, at such other Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such

Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and use reasonable best efforts to make available to the Indemnitee, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(f) No Indemnitee may settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief, to be entered, directly or indirectly, against any Indemnitee.

(h) Except as otherwise set forth in Section 5.3 and Section 7.6, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party; provided that nothing in this Section 6.4(h) will impair any right of any Person to specific performance and other injunctive or equitable relief pursuant to Section 10.10. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.

(i) Notwithstanding anything to the contrary herein, this Section 6.4 and/or Section 6.5 shall not govern or control any claim with respect to any Taxes governed by the Tax Matters Agreement.

Section 6.5. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements (other than the Transition Services Agreement), the Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of LQ Parent and CPLG agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which a Party (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such Party under this Agreement or any Ancillary Agreement, then the other Party shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 6.6. Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 6.7. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss (and net of the reasonable out-of-pocket costs in recovering such Insurance Proceeds), (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 7.3 of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth in Section 7.3 of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VI; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 6.8. Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder, and (iii) any termination of this Agreement following the Effective Time.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive the sale or other Transfer by either Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine in writing that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee (which shall include that (y) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnitee, and (z) (α) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the Internal Revenue Service (“IRS”), or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party whether or not said income has been distributed during such taxable year), (ß) the Indemnifying Party will be entitled to customary quarterly tax distributions with respect to any income earned on the Escrow Account, and the escrow agent shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee, at its own cost and expense, delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income (or such amount would not otherwise affect the Protected REIT’s status as a REIT), (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum portion of the Expense Amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); (2) pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization; and (3) the Indemnitee shall bear all costs and expenses with respect to the escrow as contemplated by clauses (1) and (2) in this Section 6.8(c). Any expenses incurred in connection with this Section 6.8(c) shall be borne by the Indemnitee. Except as otherwise provided for in this Section 6.8(c), all of the benefits of the Expense Amount will inure to the Indemnitee and the Indemnifying Party will bear (and indemnify the Indemnitee for) all risk of loss relating to the Expense Amount.

ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 7.1. Preservation of Corporate Records.

(a) Following the Distribution, the Parties shall retain all Records pertaining to the such Party and its Group in existence at the Effective Time that are required to be retained under current retention policies for a period of seven (7) years from the Distribution Date, and to make the same available after the Distribution for inspection and copying by the other Party at such other Party’s expense, during normal business hours and upon reasonable request and upon reasonable advance notice, for any legitimate business purpose (including for financial reporting or tax purposes).

(b) Notwithstanding anything to the contrary herein and other than with respect to Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), if on or before the seventh (7th) anniversary of the Distribution Date either Party (or any Affiliate of such Party) wishes to destroy any Records that were in existence as of the Effective Time, then such Party shall (or shall cause such Affiliate to) give ninety (90) days’ prior written notice, including a reasonable description of the Records it wishes to destroy, to the other Party and (to the extent permitted by applicable Law) such other Party shall have the right at its option and expense, upon prior written notice given within such ninety (90) day period to the first Party, to take possession or make copies of such Records within thirty (30) days after the date such notice is given by such other Party to the first Party.

Section 7.2. Financial Statements and Accounting. Each Party agrees to provide the following assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 7.2, (i) at any time for reasonable business purposes relating to financial reporting and other regulatory obligations (including disclosure obligations) or other obligations to Governmental Entities, (ii) from the Effective Time until the later of (a) two (2) years and (b) completion of the other Party’s audit for the fiscal year ended December 31, 2018, in connection with the preparation and audit of the other Party’s financial statements for the fiscal years ended December 31, 2017 and 2018 (including financial statements for any interim periods), the printing, filing and public dissemination of such financial statements and the audit of the other Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of the other Party’s disclosure controls and procedures, if required, (iii) in the event that any Party changes its independent auditors within two (2) years following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 7.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC. Without limiting the foregoing, each Party agrees as follows:

(a) Financial Statements. Each Party shall provide reasonable access to the other Party to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to the other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for 2017 and 2018, if required.

(b) Access to Personnel and Records. Except to the extent otherwise contemplated by the Specified Ancillary Agreements each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (such other Party’s auditors, collectively, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may reasonably require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the other Party and to such Other Party’s Auditors and management its personnel and Records and other Information in a reasonable time prior to the Other Party’s Auditors’ opinion date and the other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments for 2017 and 2018.

(c) Nothing in this Article VII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

Section 7.3. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information and to any applicable provision of this Agreement, any Specified Ancillary Agreement or the Merger Agreement:

(a) after the Effective Time, upon the prior written request by CPLG for specific and identified Information which relates to (x) CPLG or the conduct of the Separated Real Estate Business prior to the Effective Time or (y) any Ancillary Agreement to which LQ Parent and CPLG are parties, as applicable, LQ Parent shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if CPLG is the owner of such originals or has a reasonable need for such originals) in the possession or control of LQ Parent or any of its Affiliates or Subsidiaries; provided, that CPLG shall only use such Information in the conduct of the Separated Real Estate Business and may not sell, gift or otherwise Transfer, or disclose or license, such Information to a third party; provided, further that nothing in this clause (a) shall constitute any grant of any right or license with respect to any Intellectual Property and, except as expressly agreed pursuant to the Management and Franchise Agreement, neither CPLG nor any member of the CPLG Group shall have any right to use any Intellectual Property owned by any member of the LQ Parent Group (whether or not embodied or contained in such Information)

(b) after the Effective Time, upon the prior written request by LQ Parent for specific and identified Information which relates to (x) LQ Parent or the conduct of the LQ Parent Retained Business prior to the Effective Time or (y) any Ancillary Agreement to which CPLG and LQ Parent are parties, as applicable, CPLG shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if LQ Parent is the owner of such originals or has a reasonable need for such originals) in the possession or control of CPLG or any of its Subsidiaries;

provided that, to the extent any originals (other than originals that are owned by the requesting Party) are delivered to any requesting Party pursuant to this Agreement or the Specified Ancillary Agreements, such Party shall, at its own expense, return them to the Party having provided such originals within a reasonable time after the need to retain such originals has ceased.

Section 7.4. Witness Services. Except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply, or for access with respect to Tax matters (to the extent governed by the provisions of the Tax Matters Agreement) at all times from and after the Effective Time for a period of seven (7) years, each of LQ Parent and CPLG shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former (to the extent practicable), current (to the extent practicable) and future directors, officers, employees, other personnel and agents of such Party as witnesses and any Records or other Information within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that (i) such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any member of their respective Groups). A Party providing a witness to the other Party under this Section 7.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.5. Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 7.6. Confidentiality.

(a) Except with the prior written consent of the Party to whom the Confidential Information relates (which consent may be withheld in such Party’s sole and absolute discretion), each Party shall, and shall cause each of its respective Subsidiaries and the Recipients of such Party and its respective Subsidiaries to (i) hold in strict confidence and (ii) not disclose or, unless otherwise permitted by this Agreement, the Merger Agreement or any Specified Ancillary Agreement, use any and all Confidential Information (as defined herein) concerning or belonging to the other Party; provided, that each Party and its Subsidiaries may disclose Confidential Information (A) to its and their respective Affiliates, officers, employees, agents, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors (“Recipients”) who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (B) if either Party or any of its respective Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other applicable Law or stock exchange rule, (C) as required in connection with any Action by one Party or its Affiliates against the other Party or its Group, (D) as necessary to permit a Party of its Affiliates to prepare and disclose its financial statements, Tax Returns or other required disclosures, (E) as necessary for a Party or its Affiliates to enforce its rights or perform its obligations under this Agreement, the Merger Agreement or any Ancillary Agreement (including as necessary to obtain consents from third parties to any of the transactions contemplated hereby), (F) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (G) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. If any disclosure requirement for Confidential Information arises pursuant to clause (B) above, each Party, as applicable, shall promptly notify (to the fullest extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, and reasonably cooperate with such affected Party at the affected Party’s expense in obtaining such order or remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall reasonably cooperate with such affected Party with any steps taken by such affected Party to ensure that confidential treatment is accorded such Confidential Information.

(b) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof, without posting bond or other security, in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 7.7 and not by this Section 7.6. The provisions of this Section 7.6 shall survive any expiration or termination of this Agreement.

Section 7.7. Privilege Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the LQ Parent Group and the CPLG Group, and that each of the members of the LQ Parent Group and the CPLG Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.7 includes, but is not limited to, services rendered by legal counsel retained or employed by either Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of LQ Parent and CPLG. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of LQ Parent or CPLG, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters which involve both of LQ Parent or CPLG. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both of LQ Parent and CPLG shall be subject to a shared Privilege among LQ Parent and CPLG with respect to such claims, proceedings, litigation, disputes or other matters at issue;

(ii) Except as otherwise provided in Section 7.7(b)(i), Privileged Information relating to post-separation services provided solely to one of LQ Parent or CPLG shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law; and

(iii) Each of LQ Parent and CPLG shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates solely to the LQ Parent Retained Business or Separated Real Estate Business, as applicable, whether or not the Privileged Information is in the possession of or under the control of LQ Parent or CPLG, as applicable, or the other Party (or its respective Affiliates).

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.7(a) or (b):

(i) Subject to Section 7.7(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) Business Days after written notice by the requesting Party to the Party whose consent is sought;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of either Party or its Group, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own, and its Group’s, legitimate interests;

(iii) If, within ten (10) Business Days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) Business Days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) Business Days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and

(iv) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, either Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of LQ Parent or CPLG as set forth in Sections 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.5, 7.2 and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.5 and 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(e) Notwithstanding any provision to the contrary in this Section 7.7, the Party responsible under the Tax Matters Agreement for controlling a Tax Contest shall have the authority to disclose or not disclose, in its sole discretion, any and all Privileged Information to (i) any Taxing Authority (as defined in the Tax Matters Agreement) conducting a Tax Contest or (ii) third parties in connection with the defense of a Tax Contest, including expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of such Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 7.8. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party (except to the extent set forth in the definitions of LQ Parent Retained Assets and Separated Real Estate Assets). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.9. Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Specified Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1. Negotiation. In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the general counsels of the relevant Parties (or such other individuals designated thereby) shall negotiate for a maximum of thirty (30) days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The relevant Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Sections 8.1 or 8.2.

Section 8.2. Mediation. If the Parties have not timely resolved the Agreement Dispute under Section 8.1, the Parties agree to submit the Agreement Dispute to mediation no later than ten (10) days following the end of the Negotiation Period, with such mediation to be conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”). The Parties to the Agreement Dispute agree to bear equally the CPR and mediator’s costs. The Parties agree to participate in good faith in the mediation for a maximum of fourteen (14) days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 8.2, either Party may then bring an action in accordance with Sections 8.3 and 8.4 herein.

Section 8.3. Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware, to resolve any Agreement Dispute that is not resolved pursuant to Sections 8.1 or 8.2. Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 8.1 and 8.2, either Party may apply to the above courts set forth in Section 8.3(a) and 8.3(b)) above for a temporary restraining order or similar emergency relief during the process set forth in Sections 8.1 and 8.2. Each of the Parties agrees, to the fullest extent permitted by law, that service by U.S. registered mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 8.3. Nothing in this Section 8.3 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.

Section 8.4. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY AGREEMENT DISPUTE.

Section 8.5. Confidentiality. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 8.1 and 8.2, shall be considered “Confidential Information” under Section 7.6 herein.

Section 8.6. Continuity of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement and each Ancillary Agreement (other than the Transition Services Agreement, which shall be governed by the terms of such agreement) during the course of dispute resolution under this Article VIII with respect to all matters not subject thereto.

Section 8.7. Ancillary Agreements. The provisions of this Article VIII (including Section 7.6 as referenced herein) and Section 10.17 (Governing Law) shall also apply, mutatis mutandis, to any dispute arising out of or in connection with any Ancillary Agreement (including its interpretation, performance or validity) that does not contain its own dispute resolution provisions. For clarity, for any Specified Ancillary Agreement that contains its own dispute resolution provisions, such provisions shall govern and be interpreted without reference to or incorporation of this Agreement, unless and to the extent such Specified Ancillary Agreement expressly incorporates provisions of this Agreement by reference.

ARTICLE IX

INSURANCE

Section 9.1. Policies and Rights Included Within Assets.

(a) The LQ Parent Retained Assets shall include any and all rights of an insured party under each of the Policies (and, for clarity, LQ Parent shall, both before and after the Effective Time, remain the policy owner of each Policy), subject to the terms of such Policies and any limitations or obligations of LQ Parent contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by either Party in or in connection with the conduct of the LQ Parent Retained Business or, to the extent any claim is made against LQ Parent or any of its Subsidiaries, the conduct of the Separated Real Estate Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Policies; provided, however, that nothing in this Article IX shall be deemed to constitute (or to reflect) an assignment of such Policies by LQ Parent.

(b) The Separated Real Estate Assets shall include any and all rights of an insured party under each of the Policies (to the extent such rights may be extended to a Person who is not an Affiliate of the insured), subject to the terms of such Policies and any limitations or obligations of CPLG contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by either Party in or in connection with the conduct of the Separated Real Estate Business or, to the extent any claim is made against CPLG or any of its Subsidiaries, the conduct of the LQ Parent Retained Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Policies.

Section 9.2. Post-Effective Time Claims. If, subsequent to the Effective Time, any Person shall assert a claim against CPLG or any of its Subsidiaries (including where CPLG or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Separated Real Estate Business and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Policies, CPLG may act on behalf of all insured parties to assert and manage all claims and to collect any related Insurance Proceeds on behalf of all insured parties under such Policy. CPLG shall have any and all rights of an insured party under such Policy including asserting claims and with respect to such asserted claim, be entitled to rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder. CPLG shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax assessment or similar regulatory surcharges, that relates to the claims the subject of this Section 9.2 and CPLG shall promptly reimburse LQ Parent for any increases in premiums as a result of CPLG’s collection of any Insurance Proceeds.

Section 9.3. Administration; Other Matters.

(a) Administration. Subject to Section 9.9, from and after the Effective Time, except as otherwise provided herein or in any Specified Ancillary Agreement, each of LQ Parent and CPLG shall be responsible for Claims Administration under the Policies with respect to its Insured Claims. Each Party shall provide prompt notice to the other Party of any claims submitted by it or by its Subsidiaries under the Policies. Each Party shall be responsible for any amounts of its respective Insured Claims under the Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under the Policies. Neither Party may, without the consent of the other Party (not to be unreasonably withheld or delayed), commute or otherwise terminate any Policies.

(b) Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

Section 9.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, and such Insured Claims are not severable from each other and capable of being defended and settled separately (without prejudice to the Insured Claim of the other Party) (such claim, an “Inseparable Insured Claim”), the Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense; provided, that either Party may settle any such Inseparable Insured Claim with the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Nothing in this Section 9.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 9.5. Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by either Party (or all of the Parties) to recover or obtain Insurance Proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, all Parties may join in any such Action and be represented by joint counsel and all Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.

Section 9.6. Directors and Officers Liability Insurance; Fiduciary Liability Insurance; Employment Practices Liability Insurance. LQ Parent agrees that, from and after the Distribution Date to the sixth (6th) anniversary of the Effective Time, it will maintain in full force and effect the Policies identified as Directors & Officers Liability Insurance, Excess Directors & Officers Liability Insurance, Fiduciary Liability Insurance and Employment Practices Liability Insurance on Schedule 9.6 (or, through the purchase of extended discovery, the full benefits and coverage of such Policies) and shall not amend the terms of such Policies in a manner materially adverse to any persons covered by such insurance (including, for the avoidance of doubt, any director, officer or employee of CPLG who was a director, officer or employee of LQ Parent or any of its Affiliates prior to the Effective Time). The provisions of this Section 9.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Policies referenced in the preceding sentence,

Section 9.7. No Coverage for Post-Effective Occurrences. CPLG, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Policies for acts or events that occur after the Effective Time, except as provided for in any Specified Ancillary Agreement including under the Management and Franchise Agreements pursuant to which LQ Parent (or another member of the LQ Parent Group) makes available to CPLG (or another member of the CPLG Group) coverage under certain Policies to the extent provided for in the applicable Management and Franchise Agreement.

Section 9.8. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 9.9. LQ Parent as General Agent and Attorney-In-Fact. Should the provisions of Sections 9.1 and 9.2 as they pertain to CPLG be challenged and/or fail their purpose, LQ Parent shall act as agent and attorney-in-fact for CPLG and thereby effectuate, on behalf of CPLG, the provisions of Section 9.2 of this Agreement, with CPLG reimbursing LQ Parent for any incremental costs or expenses that LQ Parent will be subject to as a result of acting as agent and attorney-in-fact for CPLG.

Section 9.10. Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of LQ Parent and CPLG shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Policies, each of LQ Parent and CPLG shall be entitled to receive its respective share of such cancellation premium credits.

ARTICLE X

MISCELLANEOUS

Section 10.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Merger Agreement, including any related annexes, schedules and exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail unless specifically provided otherwise in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Specified Ancillary Agreement or Continuing Arrangement or the Merger Agreement, such Specified Ancillary Agreement or Continuing Arrangement or the Merger Agreement shall control, (b) this Agreement and any Ancillary Agreement which is not a Specified Ancillary Agreement or a Continuing Arrangement, this Agreement shall control, and (c) any Specified Ancillary Agreement and any Ancillary Agreement which is not a Specified Ancillary Agreement, such Specified Ancillary Agreement shall control. Except as expressly set forth in this Agreement, any Ancillary Agreement or the Merger Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 10.2. Specified Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Specified Ancillary Agreements or the Merger Agreement.

Section 10.3. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.4. Survival of Agreements. Except as otherwise specifically contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5. Expenses. Except as otherwise provided (a) in this Agreement (including (i) with respect to costs and expenses incurred after the Effective Time pursuant to Section 2.5(d), (ii) with respect to fees and expenses incurred in the preservation of Records and access to information, responsibility for which is allocated pursuant to Section 7.1, Section 7.4 or Section 7.5, and (iii) with respect to fees and expenses incurred in connection with dispute resolution, responsibility for which is allocated pursuant to Article VIII), (b) in any Specified Ancillary Agreement or (c) in the Merger Agreement, the Parties agree that Transaction Expenses incurred prior to the Effective Time, solely to the extent the same are included in the calculation of accrued but unpaid Transaction Expenses in Section 3.6(c) or (d) (as applicable), shall be paid by LQ Parent. Any expenses incurred by the Parties in connection with the transaction contemplated hereby that are not Transaction Expenses incurred prior to the Effective Time or expenses otherwise referred to in the preceding sentence shall be paid by the Party incurring such expense. The Parties shall use their respective reasonable best efforts to cooperate to minimize such fees, costs and expenses. For the avoidance of doubt, except as expressly set forth in this Agreement, any Specified Ancillary Agreement or the Merger Agreement, each Party shall be responsible for its own internal fees (and reimburse the other Party to the extent such other Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred following the Distribution Date in connection with the Plan of Reorganization and the Distribution, including any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents filed following the Distribution Date in connection with the Plan of Reorganization and the Distribution (including, printing, mailing and filing fees) or any costs and expenses incurred following the Distribution Date with the continued listing of such Party’s common stock on the NYSE following the Distribution.

Section 10.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To LQ Parent:

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Mark Chloupek

Email: Mark.Chloupek@LaQuinta.com

Phone: (214) 492-6600

Facsimile: (214) 492-6500

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Eric M. Swedenburg

Email: ESwedenburg@stblaw.com

Phone: (212) 455-2225

Facsimile: (212) 455-2502

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way

Parsippany, NJ 07054

Attn: Chief Operating Officer

Facsimile: (973) 753-6760

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel, Wyndham Hotel Group

Facsimile: (973) 753-6760

To CPLG:

CorePoint Lodging Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: Mark Chloupek

Email: Mark.Chloupek@LaQuinta.com

Phone: (214) 492-6600

Facsimile: (214) 492-6434

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Eric M. Swedenburg

Email: ESwedenburg@stblaw.com

Phone: (212) 455-2225

Facsimile: (212) 455-2502

Section 10.7. Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). Notwithstanding the foregoing, no waiver of any provision hereof or consent required or permitted to be given by LQ Parent under this Agreement, or failure of LQ Parent to require performance by any CPLG or any member of its Group of any provision in this Agreement, shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 10.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party hereto without the prior written consent of the other Party and Buyer (provided that, for clarity, a direct or indirect change of control of Buyer will not constitute an assignment by LQ Parent hereunder and a direct or indirect change of control of CPLG will not constitute an assignment of CPLG hereunder), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Section 10.9. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.10. Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement (other than the Transition Services Agreement, which shall be governed by the terms of such agreement), the Party who is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such applicable Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be inadequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 10.11. Termination and Amendment. Prior to the Effective Time, this Agreement (including Article VI hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned by and in the sole discretion of LQ Parent upon written notice to CPLG but without the approval of CPLG or the stockholders of LQ Parent; provided, that unless the Merger Agreement has been terminated in accordance with its terms, prior to the Effective Time, any termination of this Agreement and any modification or amendment of this Agreement, any Schedules, Annexes or Exhibits hereto or the Plan of Reorganization shall require the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. Following the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by LQ Parent and CPLG.

Section 10.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Specified Ancillary Agreement, any amount to be paid or reimbursed by either Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Specified Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Except as expressly provided to the contrary in this Agreement or in any Specified Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

Section 10.13. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be Assumed or otherwise performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.14. Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (ii) as provided in Section 9.6 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) for Buyer, who is an intended third party beneficiary of this Agreement (provided, that, for the purposes of this Agreement, in the event that Parent (as defined in the Merger Agreement) assigns its rights in accordance with Section 8.7 of the Merger Agreement to another entity, then Buyer will be deemed to be such assignee) and (iv) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.15. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16. Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the LQ Parent Group or CPLG Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the LQ Parent Group or CPLG Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) No Party shall, without the prior written consent of the other Party hereto and of Buyer (not to be unreasonably withheld, conditioned or delayed), be entitled to update the Schedules.

Section 10.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 10.18. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.19. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.20. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.2; Section 6.3; and Section 6.4).

Section 10.21. Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.12) shall be treated for all Tax purposes as an adjustment to the purchase price in the Contribution Transaction.

Section 10.22. No Waiver. No failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding the foregoing, no waiver of any provision hereof required or permitted to be given by a Party under this Agreement shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 10.23. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities among LQ Parent and CPLG and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-a-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of LQ Parent or CPLG.

Section 10.24. Non-Compete. CPLG will not, and will cause its controlled Affiliates not to, for a period of three (3) years from the Effective Time, own, manage, control, participate in, or in any manner engage in any Competitive Business (as defined below). Nothing herein will prevent CPLG or its Affiliates (collectively) from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a Competitive Business and which is publicly traded, so long as neither CPLG nor its Affiliates does not participate in the business of such corporation. “Competitive Business” shall mean engaging in (i) the management or franchising of hotels anywhere in the world, or (ii) any other lines of business or services forming part of the LQ Parent Retained Business as of the Effective Time; provided, that, for the avoidance of doubt, nothing in this Section 10.24 shall prohibit the CPLG Group from conducting the Separated Real Estate Business as contemplated by this Agreement. In the event that CPLG or its Affiliates effects the separation of a material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, prior to such separation CPLG shall cause any such NewCo to enter into an agreement with LQ Parent that contains rights and obligations of the Parties that are substantially identical to those set forth in this Section 10.24.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

COREPOINT LODGING INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

[Signature Page to Separation and Distribution Agreement]

Annex F

Execution Version

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

LA QUINTA HOLDINGS INC.

AND

COREPOINT LODGING INC.

DATED AS OF

January 17, 2018

F-i

Exhibit

Exhibit A                         CPLG Group Employees

F-ii

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT, dated as of January 17, 2018, is entered into by and between La Quinta Holdings Inc., a Delaware corporation (“LQ”), and CorePoint Lodging Inc., a Maryland corporation (“CPLG”). LQ and CPLG are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, LQ has determined that it would be appropriate, desirable and in the best interests of LQ and the shareholders of LQ to separate the Separated Real Estate Business from LQ;

WHEREAS, LQ and CPLG have entered into the Distribution Agreement, dated as of January 17, 2018 (the “Distribution Agreement”), in connection with the separation of the Separated Real Estate Business from LQ and the Distribution;

WHEREAS, the Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of CPLG and its Subsidiaries from LQ; and

WHEREAS, to ensure an orderly transition under the Distribution Agreement, it will be necessary for the Parties to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs, and certain other employment matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Distribution Agreement.

“Agreement” means this Employee Matters Agreement, together with all schedules hereto and all amendments, modifications and changes hereto entered into pursuant to Section 9.9.

“Banked PSUs” has the meaning set forth in Section 4.5(b).

“Banked STI Amount” has the meaning set forth in Section 4.8(b).

“Benefit Management Records” has the meaning set forth in Section 3.3(b).

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any Employee, or to any eligible family member, dependent or beneficiary of any such Employee, including pension plans (qualified and nonqualified), thrift plans, deferred compensation plans (qualified and nonqualified), supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, medical, retiree medical, dental, vision, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Completed Period PSUs” has the meaning set forth in Section 4.5(a).

“CPLG” has the meaning set forth in the preamble to this Agreement.

“CPLG 401(k) Plan” has the meaning set forth in Section 5.1.

“CPLG 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.2.

“CPLG Benefit Plan” means any Benefit Plan sponsored or maintained by any one or more members of the CPLG Group following the Effective Time.

“CPLG Board” has the meaning set forth in Section 4.4.

“CPLG Director RSU” has the meaning set forth in Section 4.3.

“CPLG Entity” means any member of the CPLG Group, including any Separated Real Estate Entity.

“CPLG Equity Plan” means the plan adopted by CPLG prior to the Effective Time under which the CPLG equity-based awards described in Article IV shall be issued.

“CPLG FSA” has the meaning set forth in Section 6.3(a)(i).

“CPLG Group Employee” means any individual employed by any member of the CPLG Group, including a Separated Real Estate Entity, immediately following the Effective Time, who is identified as a CPLG Group Employee in accordance with Exhibit A, which may be updated from time to time in accordance with the terms of Exhibit A. In no event shall an LQ Group Employee be a CPLG Group Employee.

“CPLG HSA” has the meaning set forth in Section 6.3(b)(i).

“CPLG Retention Bonus Plan” has the meaning set forth in Section 8.1.

“CPLG Retention Bonus Plan Adoption Date” has the meaning set forth in Section 8.1.

“CPLG RSA” has the meaning set forth in Section 4.2.

“CPLG Severance Arrangements” has the meaning set forth in Section 8.2.

“CPLG Short-Term Incentive Plans” has the meaning set forth in Section 4.8(a).

“CPLG Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the CPLG Group following the Effective Time.

“CPLG Welfare Plan Participants” has the meaning set forth in Section 6.1.

“Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Distribution Ratio” means such number of shares of CPLG Common Stock for every one (1) outstanding share of LQ Parent Common Stock as shall have been determined by the Board and set forth in the CPLG Information Statement.

“Employee” means any LQ Group Employee or CPLG Group Employee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FICA” has the meaning set forth in Section 3.1(e).

“FMLA” means the U.S. Family and Medical Leave Act, as amended, and the regulations promulgated thereunder.

“FSA Participation Period” has the meaning set forth in Section 6.3(a)(ii).

“FUTA” has the meaning set forth in Section 3.1(e).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“HSA Participation Period” has the meaning set forth in Section 6.3(b)(ii).

“IRS” means the Internal Revenue Service.

“La Quinta Holdings Inc. Executive Severance Plan” means the La Quinta Holdings Inc. Executive Severance Plan (effective January 17, 2017).

“La Quinta Holdings Inc. Severance Plan” means the La Quinta Holdings Inc. Severance Plan (effective January 17, 2017).

“LQ” has the meaning set forth in the preamble to this Agreement.

“LQ Benefit Plan” means any Benefit Plan sponsored or maintained by any one or more members of the LQ Parent Group prior to the Effective Time, excluding any such Benefit Plan that becomes a CPLG Benefit Plan.

“LQ Director” means any individual who is or was previously a non-employee member of the Board.

“LQ Entity” means any member of the LQ Parent Group.

“LQ Equity Plan” means the La Quinta Holdings Inc. Amended and Restated 2014 Omnibus Incentive Plan.

“LQ ESPP” means the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan.

“LQ Group Employee” means any individual who is or was previously employed by a member of the LQ Parent Group immediately prior to the Effective Time, excluding any CPLG Group Employee.

“LQ PSU” means a performance share unit granted under any LQ Equity Plan that is outstanding immediately prior to the Effective Time.

“LQ Retention Bonus Plan” means any retention bonus plan sponsored or maintained by a member of the LQ Parent Group immediately prior to the Effective Time, including the La Quinta Holdings Inc. Retention Bonus Plan (effective January 17, 2017), but excluding any such Benefit Plan that becomes a CPLG Retention Bonus Plan.

“LQ RSAs” means restricted stock awards issued under any LQ Equity Plan that are outstanding immediately prior to the Effective Time.

“LQ RSUs” means restricted share units granted under any LQ Equity Plan that are outstanding immediately prior to the Effective Time.

“LQ Savings Plan” means the LQ 401(k) Savings Plan.

“LQ Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the LQ Parent Group prior to the Effective Time.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Privacy Contract” means any contract entered into in connection with applicable privacy protection Laws or regulations.

“PSU” means a performance share unit.

“Qualified Beneficiary” has the meaning set forth in Treasury Regulation Section 54.4980B-3, Q&A-1.

“Qualifying Event” has the meaning set forth in Treasury Regulation Section 54.4980B-4, Q&A-1.

“Remaining PSUs” has the meaning set forth in Section 4.5(a).

“U.S.” means the United States of America.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, and any applicable foreign, state or local Law equivalent.

“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including a funding mechanism for a health savings account, a health care reimbursement account, medical, wellness, prescription drug, dental, vision and mental health and substance abuse coverage), disability benefits, life, accidental death and dismemberment or death benefits, business travel insurance, medical and dependent care flexible spending arrangements (including any associated group medical or dependent care plan), employee assistance programs and paid time off programs, as applicable.

Section 1.2. Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c) reference to any gender includes the other gender and the neuter;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “shall” and “will” are used interchangeably and have the same meaning;

(f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h) all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Saving Time, as applicable, on the date in question;

(i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j) accounting terms used herein shall have the meanings historically ascribed to them by LQ and its Subsidiaries, including CPLG for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k) reference to any Article, Section or schedule means such Article or Section of, or such schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(n) reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(o) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(p) if there is any conflict between the provisions of the main body of this Agreement and the schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such schedule;

(q) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(r) the titles to Articles and headings of Sections contained in this Agreement, in any schedule and Exhibit and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(s) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.1. Allocation of Liabilities.

(a) General Principles. LQ and CPLG agree that all employment-related Liabilities associated with (i) (A) LQ Group Employees, whether arising on, or in respect of periods prior to or after the Effective Time, and (B) CPLG Group Employees, to the extent arising on, or in respect of periods prior to, the Effective Time, in each case, are to remain at LQ, and (ii) CPLG Group Employees, to the extent arising or in respect of periods after, the Effective Time, be allocated to CPLG, in each case, except as otherwise specifically set forth herein.

(b) CPLG Group Liabilities. Except as otherwise provided in this Agreement, effective as of the Effective Time, one or more members of the CPLG Group (as determined by CPLG) shall assume, or continue the sponsorship of, and no member of the LQ Parent Group shall have any further Liability with respect to, or under, and CPLG shall indemnify each member of the LQ Parent Group, and the officers, directors and employees of each member of the LQ Parent Group, and hold them harmless with respect to any and all:

(i) individual agreements entered into between any member of the LQ Parent Group (or any joint venture with any member of the LQ Parent Group) and any CPLG Group Employee;

(ii) wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, severance (including as a result of the Distribution) and any other employee compensation or benefits payable to or on behalf of any CPLG Group Employees after the Effective Time, with respect to such wages, salaries, incentive compensation, commissions, bonuses or other employee compensation or benefits that are or may have been earned at or after the Effective Time;

(iii) moving expenses and obligations, including those related to taxes (foreign and home), relocation, repatriation, international assignments, transfers or similar items incurred by or owed to any CPLG Group Employees but only to the extent such items are incurred after the Effective Time;

(iv) immigration-related, visa, work application or similar rights, obligations and Liabilities related to any CPLG Group Employees; and

(v) Liabilities under any CPLG Benefit Plan.

(c) LQ Parent Group Liabilities. Except as otherwise provided in this Agreement, effective as of the Effective Time, no member of the CPLG Group shall have any further Liability for, and LQ shall indemnify each member of the CPLG Group, and the officers, directors and employees of each member of the CPLG Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, or arising from, any employment-related Liability not (i) described in Section 2.1(b) or (ii) allocated to the CPLG Group pursuant to Section 2.1(a).

(d) Employee Accruals. Nothing in this Agreement (including this Article II) will override or alter the allocation to the CPLG Group of any Liabilities included in Section 1.1(86)(xi) of the Distribution Agreement.

Section 2.2. Service Credit.

(a) Service for Eligibility, Vesting and Benefit Purposes. Except as otherwise provided in any other provision of this Agreement, the CPLG Benefit Plans shall, and CPLG shall cause each member of the CPLG Group to, recognize each CPLG Group Employee’s full service history with the LQ Parent Group for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable and subject to Section 2.5, benefit accruals under any CPLG Benefit Plan for such CPLG Group Employee’s service with any member of the LQ Parent Group on or prior to the Effective Time to the same extent such service would be credited under the LQ Benefit Plans, as applicable. Notwithstanding anything to the contrary, in connection with any Employee’s break in service, any determination as to service credit shall be made under and in accordance with the applicable CPLG Benefit Plan document, the terms of which shall control in the case of any conflict with this Section 2.2.

(b) Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party copies of any records reasonably available to the first Party to document such service, plan participation and membership of such Employees and reasonably cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Employee.

Section 2.3. Plan Participation. Each member of the LQ Parent Group and each member of the CPLG Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the LQ Benefit Plans by all CPLG Group Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the Effective Time).

Section 2.4. Plan Administration.

(a) Transition Services. The Parties acknowledge that the LQ Parent Group or the CPLG Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (to the extent required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(b) Participant Elections and Beneficiary Designations. Prior to the Effective Time, each participant in a CPLG Benefit Plan shall execute such elections and beneficiary designations as are promulgated by the administrator of each CPLG Benefit Plan. Notwithstanding the foregoing, if and to the extent a CPLG Benefit Plan participant has failed to execute and file an updated election and/or designation, the participant elections and beneficiary designations made under any corresponding LQ Benefit Plan prior to the Effective Time with respect to which Assets or Liabilities are transferred or allocated to CPLG Benefit Plans in accordance with this Agreement shall continue in effect under the applicable CPLG Benefit Plan to the extent permitted under the applicable CPLG Benefit Plan, including deferral and payment form elections, dividend elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, in each case, to the extent allowed by applicable Law.

Section 2.5. No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement or the Distribution Agreement or otherwise, no participant in the CPLG Benefit Plans shall receive benefits that duplicate benefits provided by the corresponding LQ Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Distribution Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting, distribution of benefits or entitlements to any compensation or Benefit Plan on the part of any LQ Group Employee or CPLG Group Employee.

Section 2.6. No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by LQ and CPLG, as required by applicable Law or as explicitly set forth in a CPLG Benefit Plan, a CPLG Group Employee shall be entitled to participate in the CPLG Benefit Plans only to the extent that such Employee was entitled to participate in the corresponding LQ Benefit Plan as in effect immediately prior to the Effective Time, with it being the intent of the Parties that this Agreement does not result in any expansion of the number of CPLG Group Employees participating or the participation rights therein that they had prior to the Effective Time.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.1. Active Employees.

(a) CPLG Group Employees. Effective not later than immediately preceding the Effective Time, the employment of each CPLG Group Employee shall be continued by a member of the CPLG Group or shall be assigned and transferred to a member of the CPLG Group (in each case, with such member as determined by CPLG).

(b) At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the LQ Parent Group or any member of the CPLG Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or

(ii) change the employment status of any Employee from “at-will,” to the extent such Employee is an “at-will” employee under applicable Law.

(c) Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1 shall not be deemed a severance of employment of any Employee for purposes of this Agreement or any Benefit Plan of any member of the LQ Parent Group (including the LQ Retention Bonus Plan, La Quinta Holdings Inc. Severance Plan or La Quinta Holdings Inc. Executive Severance Plan), or any member of the CPLG Group (including the CPLG Retention Bonus Plan and the CPLG Severance Arrangements).

(d) Not a Change of Control/Change in Control. The Parties acknowledge and agree that the consummation of the Distribution itself shall not be deemed a “change in control,” or term of similar import for purposes of any LQ Benefit Plan (including the LQ Retention Bonus Plan, La Quinta Holdings Inc. Executive Severance Plan and the La Quinta Holdings Inc. Severance Plan), CPLG Benefit Plan (including the CPLG Retention Bonus Plan or CPLG Severance Arrangements), LQ Equity Plan or CPLG Equity Plan.

(e) Payroll and Related Taxes. With respect to each CPLG Group Employee, LQ and CPLG shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (i) treat CPLG (or the applicable CPLG Entity) as a “successor employer” and LQ (or the applicable LQ Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”) and (ii) file tax returns, exchange wage payment information and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such CPLG Group Employee for the tax year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53. For the avoidance of doubt, the collection of payroll taxes under FICA and FUTA will not restart upon or following the Effective Time with respect to each CPLG Group Employee for the tax year during which the Effective Time occurs.

(f) Employment and Severance Arrangements. CPLG will assume and honor, or will cause a CPLG Entity to assume and honor any agreements to which any CPLG Group Employee is party with either any LQ Entity or any joint venture with an LQ Entity, including any (i) employment contract or (ii) retention or severance arrangement.

Section 3.2. Employment Law Obligations.

(a) WARN. After the Effective Time, (i) LQ shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any LQ Group Employee and (ii) CPLG shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any CPLG Group Employee.

(b) Compliance with Employment Laws. On and after the Effective Time, (i) each member of the LQ Parent Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of LQ Group Employees and (ii) each member of the CPLG Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of CPLG Group Employees.

Section 3.3. Employee Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, LQ and CPLG (acting directly or through members of the LQ Parent Group or the CPLG Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and required consents, as of the Effective Time or as soon as administratively practicable thereafter, LQ shall transfer and assign to CPLG all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable CPLG Benefit Plan and all absence management records, insurance beneficiary designations, flexible spending account enrollment confirmations, attendance and return to work information relating to CPLG Group Employees who participate in CPLG Benefit Plans (collectively, the “Benefit Management Records”). Subject to any limitations imposed by applicable Law, LQ, however, may retain originals of, copies of or access to personnel records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to CPLG (acting on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement). Immigration records will, if and as appropriate, become a part of CPLG’s public access file. CPLG will use personnel records, payroll forms and Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Effective Time, LQ records so transferred and assigned may be maintained by CPLG (acting directly or through one of its Subsidiaries) pursuant to CPLG’s applicable records retention policy.

(c) Access to Records. To the extent not inconsistent with this Agreement and any applicable Laws or regulations or Privacy Contracts, reasonable access to Employee-related records after the Effective Time will be provided to members of the LQ Parent Group and members of the CPLG Group pursuant to the terms and conditions of Sections 5.2 and 7.3 of the Distribution Agreement. In addition, notwithstanding anything to the contrary, CPLG shall provide LQ with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of LQ Group Employees after the Effective Time as permitted by all applicable Laws or regulations or Privacy Contracts. LQ shall also be permitted to retain copies of all restrictive covenant agreements with any CPLG Group Employee in which any member of the LQ Parent Group has a valid business interest. In addition, LQ shall provide CPLG with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of CPLG Group Employees after the Effective Time as permitted by all applicable Laws or regulations or Privacy Contracts. CPLG shall also be permitted to retain copies of all restrictive covenant agreements with any LQ Group Employee in which any member of the CPLG Group has a valid business interest.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, LQ and CPLG shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, Privacy Contracts and internal policies applicable to such information.

(e) Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Distribution Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 3.3 shall be in addition to, and not in derogation of, the provisions of the Distribution Agreement governing confidential information, including Section 7.6 of the Distribution Agreement.

(f) Cooperation. Each Party shall use commercially reasonable efforts to cooperate in sharing, retaining and maintaining data and records that are necessary or appropriate to further the purposes of this Section 3.3 and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 3.3. No Party shall charge another Party a fee for such cooperation.

ARTICLE IV

EQUITY AND EQUITY-BASED COMPENSATION

Section 4.1. General Principles.

(a) LQ and CPLG shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Article IV, including, to the extent practicable, providing written notice or similar communication to each Employee or director who holds one or more awards granted under any LQ Equity Plan informing such Employee or director, as applicable, of (i) the actions contemplated by this Article IV with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under any LQ Equity Plan during which time awards may not be exercised or settled, as the case may be.

(b) Following the Effective Time, a grantee who has outstanding equity-based awards under one or more of the LQ Equity Plans and/or replacement equity-based awards under the CPLG Equity Plan shall be considered to have been employed by the LQ Parent Group or CPLG Group, as applicable, before the Effective Time, and to the extent such grantee continues to be employed by either the LQ Parent Group or CPLG Group following the Effective Time, after the Effective Time, for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such award. Neither the transfer of employment to the CPLG Group nor the Distribution shall constitute a “Termination” under any LQ Equity Plan.

(c) No award described in this Article IV, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. With respect to each outstanding stock option, the period during which such option is exercisable and the ultimate expiration date of the option will not be extended.

(d) The adjustment or conversion of LQ RSUs shall be effected in a manner that is intended to avoid the imposition of any accelerated, additional, penalty or other Taxes on the holders thereof pursuant to Section 409A of the Code.

Section 4.2. Treatment of LQ RSAs Held by LQ Group Employees and CPLG Group Employees. At the Effective Time, each LQ RSA held by an LQ Group Employee or a CPLG Group Employee shall receive a number of restricted shares of CPLG Common Stock (each, a “CPLG RSA”) calculated by multiplying (i) the number of LQ RSAs subject to each grant by (ii) the Distribution Ratio, rounded up to the nearest whole share. Subject to Section 4.1, the CPLG RSAs shall be subject to the same terms and conditions from and after the Effective Time as the terms and conditions applicable to the corresponding LQ RSAs immediately prior to the Effective Time.

Section 4.3. Treatment of LQ RSUs Held by LQ Directors(i) . At the Effective Time, each LQ RSU held by an LQ Director shall receive a right to receive a number of restricted shares units of CPLG Common Stock (each, a “CPLG Director RSU”) calculated by multiplying (i) the number of LQ RSUs subject to each grant by (ii) the Distribution Ratio, rounded up to the nearest whole share. Subject to Section 4.1, the CPLG Director RSUs shall be subject to the same terms and conditions from and after the Effective Time as the terms and conditions applicable to the corresponding LQ RSUs immediately prior to the Effective Time.

Section 4.4. Section 16(b) of the Exchange Act. By approving the adoption of this Agreement, each of the Board and the Board of Directors of CPLG (the “CPLG Board”) intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of LQ and CPLG, and each of the Board and the CPLG Board also intend expressly to approve, in respect of any equity-based award, the use of any method for the satisfaction of any applicable Tax withholding to the extent such method is permitted under the applicable LQ Equity Plan, CPLG Equity Plan and any award agreement.

Section 4.5. Treatment of LQ PSUs.

(a) Termination of LQ PSUs. Immediately prior to the Effective Time, each ongoing Performance Period (as such term is defined in the applicable LQ PSU grant notice) relating to outstanding LQ PSUs granted under the LQ Equity Plan shall be terminated, and the LQ PSUs shall be bifurcated into (i) a number of LQ PSUs (expressed as a dollar value) calculated by multiplying (A) the target number of LQ PSUs (expressed as a dollar value) granted to the applicable LQ Group Employee by (B) a fraction, the numerator of which equals the number of completed fiscal quarters between the commencement of the Performance Period applicable to such LQ PSUs and the Distribution, and the denominator of which equals the number of fiscal quarters in the Performance Period applicable to such LQ PSUs (the “Completed Period PSUs”), and (ii) a number of LQ PSUs (expressed as a dollar value) equal to the original target number of PSUs awarded (expressed as a dollar value), less the number of corresponding Completed Period PSUs (expressed as a dollar value) (the “Remaining PSUs”).

(b) Calculation of LQ PSUs Earned as of the Effective Time. Immediately prior to the Effective Time, (i) with respect to the Completed Period PSUs, a number of such Completed Period PSUs (expressed as a dollar value) shall be deemed earned, based on the greater of (x) the level of achievement of applicable measures based on actual performance through the last completed fiscal quarter ending on or before the Distribution Date, as determined by the compensation committee of the Board (or committee thereof, as applicable), in its sole discretion, and (y) satisfaction of the applicable criteria at target levels; and (ii) with respect to the Remaining PSUs, a number of such Remaining PSUs (expressed as a dollar value) shall be deemed earned based on satisfaction of the applicable criteria at target levels, and such earned Completed Period PSUs and Remaining PSUs (in each case, expressed as a dollar value, and collectively, the “Banked PSUs”) shall no longer be subject to vesting based upon the achievement of performance criteria, but instead such Banked PSUs shall vest, subject to the holder’s continued employment through the vesting date, as of the end of the original Performance Period to which such Banked PSUs relate. Any Completed Period PSUs or Remaining PSUs that are not earned as of the Effective Time in accordance with this subsection (b) because the applicable performance targets have not been achieved or satisfied shall be forfeited without consideration therefor as of the Effective Time.

(c) Conversion of LQ PSUs. As of immediately prior to the Effective Time, each Banked PSU shall, by virtue of the Distribution and without further action by either LQ, CPLG or any holder of a Banked PSU, convert into a number of LQ RSAs equal to (i) the dollar value of such Banked PSU, divided by (ii) the Beginning Share Price (as such term is defined in the applicable LQ PSU grant notice) applicable to such Banked PSU, which LQ RSAs shall be subject to the same vesting terms as the Banked PSU to which such LQ RSAs relate. Such LQ RSAs shall thereafter be treated as set forth in Section 4.2 above.

Section 4.6. LQ Group Employee’s Treatment of CPLG Awards Upon Certain Terminations. Notwithstanding the terms of the CPLG Equity Plan to the contrary, in the event of any “Covered Termination” (as defined in the La Quinta Holdings Inc. Executive Severance Plan or the La Quinta Holdings Inc. Severance Plan, as applicable) of an LQ Group Employee on or following the Effective Time, all outstanding CPLG RSAs then held by such LQ Group Employee shall fully vest as of the date of such Covered Termination.

Section 4.7. Liabilities for Settlement of Awards.

(a) Settlement of LQ RSAs, LQ RSUs and LQ PSUs. LQ shall be responsible for all Liabilities associated with LQ RSAs, LQ RSUs and LQ PSUs, including any share delivery, registration or other obligations related to the settlement of the LQ RSAs, LQ RSUs and LQ PSUs.

(b) Settlement of CPLG RSAs and CPLG Director RSUs. CPLG shall be responsible for all Liabilities associated with CPLG RSAs and CPLG Director RSUs, including any share delivery, registration or other obligations related to the settlement of the CPLG RSAs and CPLG Director RSUs.

Section 4.8. Short-Term Incentive Payments for CPLG Group Employees.

(a) CPLG Short-Term Incentive Plans. No later than the Effective Time, CPLG shall, or shall cause another CPLG Entity to, adopt plans that will provide annual bonus or short-term cash incentive compensation opportunities for CPLG Group Employees transferred from the LQ Parent Group to the CPLG Group (the “CPLG Short-Term Incentive Plans”), subject to CPLG’s right to amend such plans after the Effective Time in accordance with the terms thereof. The CPLG Short-Term Incentive Plans shall be approved prior to the Effective Time by the sole stockholder of CPLG, and CPLG Group Employees shall participate in such CPLG Short-Term Incentive Plans immediately following the Effective Time; provided, however, that the CPLG Short-Term Incentive Plans shall not provide for annual bonus or short-term cash incentive opportunities relating to performance for the portion of the fiscal year prior to the Effective Time.

(b) LQ Corporate Bonus Plan. Immediately prior to the Effective Time, the applicable administrator under the La Quinta Holdings Inc. Corporate Short Term Incentive Plan (effective January 1, 2017) shall calculate a deemed earned bonus amount with respect to each LQ Group Employee and CPLG Group Employee participating in such plan, assuming each ongoing performance period ended as of the Effective Time and such bonuses are calculated on a prorated basis based on the portion of each performance period that has elapsed prior to the Effective Time as compared to the applicable quantitative and qualitative measures during such performance period (the amount so calculated as to any LQ Group Employee or CPLG Group Employee, as applicable, being the “Banked STI Amount”). With respect to each LQ Group Employee and CPLG Group Employee, such Banked STI Amount shall be paid by the applicable LQ Entity to such LQ Group Employee or CPLG Group Employee, as applicable, no later than the regular payroll date of the applicable LQ Entity occurring immediately after the Effective Time.

(c) Other LQ Bonus Plans. Following the Effective Time, LQ shall, or shall cause the applicable LQ Entity to, continue to maintain plans that will provide annual bonus or short-term cash incentive compensation opportunities for LQ Group Employees, subject to LQ’s right to amend such plans after the Effective Time in accordance with the terms thereof; provided, however, to the extent determined appropriate by the applicable administrator of any such plan after the Effective Time, the applicable performance targets shall be replaced with new performance targets for the remainder of such annual bonus or short-term cash incentive compensation plan’s remaining performance period following the Effective Time.

(d) Allocation of Bonus Responsibility. For the avoidance of doubt, (i) the CPLG Group shall be solely responsible for funding, paying and discharging all obligations relating to any annual cash incentive awards that any CPLG Group Employee is eligible to receive under any CPLG Group annual bonus and other short-term cash incentive compensation plans with respect to payments made beginning at or after the Effective Time, including the CPLG Short-Term Incentive Plan, but excluding any Banked STI Amounts payable to any CPLG Group Employee in accordance with Section 4.8(b) above, and no member of the LQ Parent Group shall have any obligations with respect thereto, and (ii) the LQ Parent Group shall be solely responsible for funding, paying and discharging all obligations relating to (x) any annual cash incentive awards that any LQ Group Employee is eligible to receive under any LQ Parent Group annual bonus and other short-term cash incentive compensation plans with respect to payments made beginning at or after the Effective Time and (y) any Banked STI Amount payable to any CPLG Group Employee in accordance with Section 4.8(b) above, and no member of the CPLG Group shall have any obligations with respect thereto.

Section 4.9. Form S-8. CPLG shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Exchange Act the offering of a number of CPLG Common Stock at a minimum equal to the number of shares subject to the CPLG RSAs and CPLG Director RSUs. CPLG shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any CPLG RSAs or CPLG Director RSUs remain outstanding.

Section 4.10. Tax Reporting and Withholding for Equity-Based Awards. Unless otherwise required by applicable Law, LQ (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment on account or other tax reporting related to income of or otherwise owed by LQ Group Employees from equity-based awards, and CPLG (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment on account or other tax reporting related to or otherwise owed on income of CPLG

Group Employees from equity-based awards. Further, LQ (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings and related payments for LQ Group Employees to each applicable taxing authority, and CPLG (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings and related payments for CPLG Group Employees to each applicable taxing authority; provided, however, that to the extent necessary (and permissible) to effectuate the foregoing, either LQ or CPLG may act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction and related payments to an appropriate taxing authority. For non-employee directors of LQ or CPLG, all compensation income realized from either LQ equity-based awards or CPLG equity-based awards will be reflected by an IRS Form 1099 provided to such non-employee director by LQ or CPLG, as applicable, for each year. There will be no tax withholding made by either LQ or CPLG with respect to any equity-based awards for non-employee directors of LQ or CPLG.

Section 4.11. Cooperation. Each Party acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required tax reporting, in a timely, efficient and appropriate manner to further the purposes of this Article IV and to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this Article IV) to the extent consistent with this Agreement and applicable Law, for as long as is reasonably necessary to further the purposes of this Article IV. No Party shall charge another Party a fee for such cooperation.

Section 4.12. LQ ESPP. All CPLG Group Employees shall cease active participation in the LQ ESPP with respect to offering periods ending after the Effective Time. For the avoidance of doubt, the CPLG Group Employees who participated in the LQ ESPP prior to the Effective Time shall continue to participate in any offering periods under the LQ ESPP ending prior to the Effective Time.

ARTICLE V

U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 5.1. CPLG 401(k) Plan. No later than the Effective Time, CPLG shall, or shall cause a CPLG Entity to, establish a defined contribution plan and related trust that is intended to meet the requirements of Sections 401(a) and 401(k) of the Code and a related trust that is intended to meet the requirements of Section 501(a) of the Code for the benefit of CPLG Group Employees (such defined contribution plan, the “CPLG 401(k) Plan”). CPLG shall, or shall cause a CPLG Entity to, be responsible for taking all necessary, reasonable and appropriate actions to establish, maintain and administer the CPLG 401(k) Plan so that it is qualified under Section 401(a) of the Code, that it satisfies the requirements of Section 401(k) of the Code, and that the related trust remains tax-exempt under Section 501(a) of the Code and as soon as reasonably practicable following the Effective Time, CPLG shall, or shall cause a CPLG Entity to take all steps reasonably necessary to obtain a favorable determination letter from the IRS as to such qualification. CPLG shall or shall cause a CPLG Entity to be responsible for any and all Liabilities and other obligations with respect to the CPLG 401(k) Plan.

Section 5.2. Transfer of LQ Savings Plan Assets. As soon as practicable following the adoption of the CPLG 401(k) Plan, LQ shall cause the accounts (including any outstanding loan balances) in the LQ Savings Plan attributable to the CPLG Group Employees who will participate in the CPLG 401(k) Plan (collectively, the “CPLG 401(k) Plan Beneficiaries”) and all of the assets in the LQ Savings Plan related thereto to be transferred to the CPLG 401(k) Plan, and CPLG shall cause the CPLG 401(k) Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the LQ Savings Plan relating to the accounts of the CPLG 401(k) Plan Beneficiaries (to the extent the assets related to those accounts are actually transferred from the LQ Savings Plan to the CPLG 401(k) Plan) as of the Effective Time. The transfer of assets invested in the LQ Savings Plan shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1 and Section 208 of ERISA. In connection with the trust-to-trust transfer described in this Section 5.2, the Parties agree to cooperate in making any and all appropriate filings required under applicable Law, and to take all such action(s) as may be necessary or appropriate to cause such plan-to-plan transfer to take place as soon as practicable following the adoption of the CPLG 401(k) Plan.

ARTICLE VI

U.S. WELFARE PLANS

Section 6.1. Establishment of CPLG Welfare Plans. On or prior to the Effective Time, CPLG shall, or shall cause another CPLG Entity to, establish and adopt CPLG Welfare Plans which will provide welfare benefits to each CPLG Group Employee who is a participant in any LQ Welfare Plan (and their eligible spouses, domestic partners and dependents, as the case may be) (collectively, the “CPLG Welfare Plan Participants”) under terms and conditions that are substantially comparable to the LQ Welfare Plans. Coverage and benefits under the CPLG Welfare Plans shall then be provided to the CPLG Welfare Plan Participants on an uninterrupted basis under the newly established CPLG Welfare Plans which shall contain substantially comparable benefit provisions as in effect under the corresponding LQ Welfare Plans immediately prior to the Effective Time. CPLG Welfare Plan Participants shall cease to be eligible for coverage under the LQ Welfare Plans following the establishment and adoption of the CPLG Welfare Plans in accordance with this Section 6.1. For the avoidance of doubt, CPLG Group Employees, including CPLG Welfare Plan Participants, shall not participate in any LQ Welfare Plans after the Effective Time, and LQ Group Employees shall not participate in any CPLG Welfare Plans at any time.

Section 6.2. Transitional Matters Under CPLG Welfare Plans and LQ Welfare Plans; Treatment of Claims Incurred and Other Miscellaneous Matters.

(a) Liability for Claims Incurred Under LQ Welfare Plans. The applicable LQ Welfare Plans shall remain responsible for the adjudication and/or payment of unpaid covered claims that any CPLG Welfare Plan Participant incurs under any of the LQ Welfare Plans before the Effective Time. LQ shall cause such LQ Welfare Plans to fully perform, pay and discharge all such claims. Claims for ongoing care for a CPLG Welfare Plan Participant under any of the LQ Welfare Plans shall be allocated as follows:

(i) The applicable LQ Welfare Plan shall be liable for the portion of ongoing outpatient care that is provided before the Effective Time, and the applicable CPLG Welfare Plan shall be responsible for the portion of ongoing outpatient care that is provided after the Effective Time.

(ii) The applicable LQ Welfare Plan shall be liable for ongoing inpatient care (such as continuous hospitalization) that is provided before the Effective Time, and the applicable CPLG Welfare Plan shall be responsible for the portion of ongoing inpatient care that is provided after the Effective Time.

(iii) For purposes of this Section 6.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense and (C) with respect to long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claims administrator, giving rise to such claim or expense.

(b) Credit for Deductibles and Other Limits. With respect to each CPLG Welfare Plan Participant, CPLG shall use reasonable efforts to provide that for purposes of any maximum benefit payable under any of the CPLG Welfare Plans, the CPLG Welfare Plans will recognize any expenses paid or reimbursed by the LQ Welfare Plans with respect to such participant before the Effective Time, to the same extent such expense payments or reimbursements would be recognized in respect of an active plan participant under any of the applicable LQ Welfare Plans.

(c) COBRA.

(i) LQ shall be responsible for complying with the group health coverage continuation requirements of COBRA for Qualifying Events occurring before the Effective Time affecting a CPLG

Welfare Plan Participant or his or her Qualified Beneficiaries with respect to each CPLG Welfare Plan Participant who becomes a Qualified Beneficiary before the Effective Time.

(ii) CPLG shall be responsible for complying with the group health coverage continuation requirements of COBRA for Qualifying Events occurring on or after the Effective Time affecting a CPLG Welfare Plan Participant or his or her Qualified Beneficiaries with respect to each CPLG Welfare Plan Participant who becomes a Qualified Beneficiary on or after the Effective Time.

(iii) For the avoidance of doubt, LQ and CPLG shall cause such LQ Welfare Plans or CPLG Welfare Plans, as the case may be, to fully perform, pay and discharge all such claims for any CPLG Welfare Plan Participants as set forth under subsections (i) through (ii) of this subsection (c) for the duration of COBRA continuation coverage, as determined pursuant to Treasury Regulation Section 4980B-7, so that the CPLG Welfare Plans shall not be liable for the payment of claims incurred under the LQ Welfare Plans pursuant to subsection (i) of this subsection (c) and the LQ Welfare Plans shall not be liable for the payment of claims incurred under the CPLG Welfare Plans for claims incurred pursuant to subsection (ii) of this subsection (c).

Section 6.3. Continuity of Benefits.

(a) Additional Details Regarding Flexible Spending Accounts.

(i) Pursuant to Section 6.1, effective as of the Effective Time, CPLG or another CPLG Entity shall cause CPLG Welfare Plan Participants to become eligible for health care flexible spending account benefits and dependent care flexible spending account benefits (each a “CPLG FSA”).

(ii) It is the intention of the Parties that all activity under a CPLG Welfare Plan Participant’s flexible spending account with LQ for the plan year in which the Effective Time occurs be treated instead as activity under the corresponding CPLG FSA. Accordingly, (i) any period of participation by a CPLG Welfare Plan Participant in an LQ Welfare Plan flexible spending account during the plan year in which the Effective Time occurs (the “FSA Participation Period”) will be deemed a period when the CPLG Welfare Plan Participant participated in the corresponding CPLG FSA; (ii) all expenses incurred during the FSA Participation Period will be deemed incurred while the CPLG Welfare Plan Participant’s coverage was in effect under the corresponding CPLG FSA and (iii) all elections and reimbursements made with respect to an FSA Participation Period under an LQ Welfare Plan flexible spending account will be deemed to have been made with respect to the corresponding CPLG FSA.

(iii) If the aggregate reimbursement payouts made to CPLG Welfare Plan Participants prior to the Effective Time from the LQ Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs are less than the aggregate accumulated contributions to such accounts made by such CPLG Welfare Plan Participants prior to the Effective Time for such plan year, LQ shall cause an amount equal to the amount by which such contributions are in excess of such reimbursement payouts to be transferred to CPLG (or a CPLG Entity designated by CPLG) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Effective Time.

(iv) If the aggregate reimbursement payouts made to CPLG Welfare Plan Participants prior to the Effective Time from the applicable LQ Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs exceed the aggregate accumulated contributions to such accounts made by the CPLG Welfare Plan Participants prior to the Effective Time for such plan year, CPLG shall cause an amount equal to the amount by which such reimbursement payouts are in excess of such contributions to be transferred to LQ (or an LQ Entity designated by LQ) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Effective Time.

(v) Notwithstanding anything in this Section 6.3(a), at and after the Effective Time, the CPLG Group shall assume, and cause the CPLG Welfare Plans to be solely responsible for, all claims by CPLG Welfare Plan Participants under the applicable LQ Welfare Plan flexible spending accounts that were incurred after the Effective Time.

(b) Additional Details Regarding Health Savings Accounts.

(i) Pursuant to Section 6.1, CPLG or another CPLG Entity shall establish and adopt CPLG Welfare Plans no later than the Effective Time and will coordinate with a health savings account custodian to make available a health savings account option for eligible CPLG Welfare Plan Participants (a “CPLG HSA”). The health savings account option will provide health savings account benefits to eligible CPLG Welfare Plan Participants similar to the benefits provided to eligible participants in the health savings account option of the LQ Welfare Plans. The health savings account made available in connection with the CPLG Welfare Plans shall be effective as of the Effective Time.

(ii) It is the intention of the Parties that all activity under a CPLG Welfare Plan Participant’s health savings account with LQ for the year in which the Distribution occurs be treated instead as activity under the corresponding CPLG HSA. Accordingly, (i) any period of participation by a CPLG Welfare Plan Participant in an LQ health savings account during the year in which the Effective Time occurs (the “HSA Participation Period”) will be deemed a period when the CPLG Welfare Plan Participant participated in the corresponding CPLG HSA; (ii) all expenses incurred during the HSA Participation Period will be deemed incurred while the CPLG Welfare Plan Participant’s coverage was in effect under the corresponding CPLG HSA and (iii) all elections and reimbursements made with respect to an HSA Participation Period under an LQ Welfare Plan health savings account will be deemed to have been made with respect to the corresponding CPLG HSA.

(c) Employer Non-Elective Contributions.

(i) As of the Effective Time, CPLG shall cause any CPLG Welfare Plans that constitute a “cafeteria plan” under Section 125 of the Code to recognize and give effect to all non-elective employer contributions credited toward coverage of a CPLG Welfare Plan Participant under the corresponding LQ Welfare Plan that is a cafeteria plan under Section 125 of the Code for the applicable plan year.

(ii) For the avoidance of doubt, CPLG shall cause all contributions for coverage made before the Effective Time for all CPLG Welfare Plan Participants who are participating in LQ Welfare Plans to be remitted to LQ within the period required by Labor Regulation Section 2510.3-102(a)(1) and any other applicable guidance.

(d) Waiver of Conditions or Restrictions. Unless prohibited by applicable Law, the CPLG Welfare Plans will waive all limitations, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to a CPLG Welfare Plan Participant to the extent that such Employee had previously satisfied such limitations under the corresponding LQ Welfare Plans.

Section 6.4. Insurance Contracts. To the extent any LQ Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, LQ and CPLG will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for CPLG (except to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both LQ and CPLG for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 6.4.

Section 6.5. Third-Party Vendors. Except as provided below, to the extent any LQ Welfare Plan is administered by a third-party vendor, LQ and CPLG will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for CPLG and to maintain any pricing discounts or other preferential terms for both LQ and CPLG for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 6.5.

ARTICLE VII

WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

Section 7.1. CPLG Workers’ Compensation and Unemployment Compensation. Effective as of the Effective Time, CPLG shall, or shall cause another CPLG Entity to, assume the obligations for all claims and Liabilities relating to (a) workers’ compensation benefits with respect to injuries that occur following the Effective Time affecting CPLG Group Employees; and (b) unemployment compensation benefits for all CPLG Group Employees. Effective as of the Effective Time, CPLG, acting through the CPLG Entity employing each CPLG Group Employee, will be responsible for (x) obtaining workers’ compensation insurance, including providing all collateral required by the insurance carriers, and (y) establishing new or transferred unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies. To the extent that such insurance coverage cannot be either assigned to or obtained by CPLG or a CPLG Entity, in respect of claims and Liabilities otherwise to be assumed by CPLG or a CPLG Entity pursuant to this Section 7.1, LQ shall remain primarily liable for such claims and Liabilities, but CPLG shall indemnify and hold harmless LQ for any such claims and Liabilities. If the preceding sentence applies, then at one or more mutually agreed upon dates, LQ will determine the present value of such claims and Liabilities and CPLG shall reimburse LQ for that amount.

Section 7.2. LQ Workers’ Compensation and Unemployment Compensation. Effective as of the Effective Time, the LQ Entity employing each LQ Group Employee shall have (and, to the extent it has not previously had such obligations, such LQ Entity shall assume) the obligations for all claims and Liabilities relating to (a) workers’ compensation benefits with respect to (i) injuries that occur at or prior to the Effective Time affecting any Employee or former Employee, and (ii) injuries that occur after the Effective Time affecting LQ Group Employees; and (b) unemployment compensation benefits for all LQ Group Employees.

Section 7.3. Assignment of Contribution Rights. LQ will transfer and assign (or cause another member of the LQ Parent Group to transfer and assign) to a member of the CPLG Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which CPLG is responsible pursuant to this Article VII. CPLG will transfer and assign (or cause another member of the CPLG Group to transfer and assign) to a member of the LQ Parent Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which LQ is responsible pursuant to this Article VII.

Section 7.4. Collateral. On and after the Effective Time, CPLG (acting directly or through a member of the CPLG Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the CPLG Group under this Article VII. LQ (acting directly or through a member of the LQ Parent Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the LQ Parent Group under this Article VII.

Section 7.5. Cooperation. CPLG and LQ shall use commercially reasonable efforts to provide that workers’ compensation and unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.

Section 7.6. ADA Liabilities. For clarity, nothing in this Agreement (including this Article VII) will override or alter the allocation to the CPLG Group of any Liabilities (including those relating to ADA matters) included in Section 1.1(86)(iv) of the Distribution Agreement.

ARTICLE VIII

RETENTION AND SEVERANCE

Section 8.1. Establishment of CPLG Retention Plans. If the Effective Time occurs prior to the Outside Retention Date (as defined in the applicable LQ Retention Bonus Plan), effective as of the Effective Time, CPLG shall, or shall cause a CPLG Entity to, establish and adopt a retention bonus plan (the “CPLG Retention Bonus Plan”) (such date, the “CPLG Retention Bonus Plan Adoption Date”) to provide each CPLG Group Employee who (a) was a participant in the LQ Retention Bonus Plan as of immediately prior to the CPLG Retention Bonus Plan Adoption Date or (b) is hired or promoted by a CPLG Entity on or following the Effective Time into a position and such employee would have been eligible to participate in the LQ Retention Bonus Plan had such employee been employed by an LQ Entity in such position immediately prior to the Effective Time, benefits in respect of a “covered termination” following the CPLG Retention Bonus Plan Adoption Date that are the same as those with respect to such person under the LQ Retention Bonus Plan in the event that a “covered termination” occurred at any time prior to the CPLG Retention Bonus Plan Adoption Date. As of the CPLG Retention Bonus Plan Adoption Date, (i) the CPLG Group Employees will no longer participate in the LQ Retention Bonus Plan and (ii) no member of the LQ Parent Group shall have any further Liability for, and CPLG shall indemnify each member of the LQ Parent Group, and the officers, directors and employees of each member of the LQ Parent Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any CPLG Group Employees in connection with the CPLG Retention Bonus Plan, including such Liabilities relating to actions or omissions of or by any member of the CPLG Group or any officer, director, employee or agent thereof prior to, on or after the CPLG Retention Bonus Plan Adoption Date.

For the avoidance of doubt, (x) the Distribution itself shall constitute a “Significant Corporate Event” for purposes of the LQ Retention Bonus Plan and (y) neither the transfer of employment to the CPLG Group nor the Distribution itself shall constitute a “Covered Termination” under the LQ Retention Bonus Plan. The Parties agree that, notwithstanding anything to the contrary in this Agreement, the Distribution Agreement will determine the allocation of Liabilities with respect to all LQ Retention Bonus Plans.

Section 8.2. Severance Arrangements, Plans, Policies and Guidelines. Effective as of the Effective Time, CPLG shall, or shall cause a CPLG Entity to, establish severance arrangements, plans, policies or guidelines (collectively, the “CPLG Severance Arrangements”) under which CPLG Group Employees who, immediately prior to the Effective Time, are participants in any LQ severance arrangement, plan, policy or guideline, including the La Quinta Holdings Inc. Severance Plan and La Quinta Holdings Inc. Executive Severance Plan, shall be eligible to participate immediately following the Effective Time. Such CPLG Severance Arrangements will provide terms and conditions (including severance benefits) for CPLG Group Employees who are severed from the CPLG Group following the Effective Time that are substantially similar to the terms and conditions (including severance benefits) provided under the applicable LQ severance arrangements, plans, policies and guidelines (including the La Quinta Holdings Inc. Severance Plan and La Quinta Holdings Inc. Executive Severance Plan) in which such CPLG Group Employees participated immediately prior to the Effective Time. For the avoidance of doubt, the Distribution and the assignment, transfer or continuation of the employment of CPLG Group Employees contemplated by Section 3.1 shall not itself be deemed a severance of employment for purposes of this Agreement and any LQ severance arrangements, plans, policies or guidelines, and effective as of the Effective Time, CPLG Group Employees shall not be eligible to receive any severance or other benefits under any LQ severance plans or policies. Without limiting the foregoing, (A) the Distribution shall constitute a “Significant Corporate Event” for purposes of the La Quinta Holdings Inc. Executive Severance Plan and (B) neither the transfer of employment to the CPLG Group nor the Distribution itself shall constitute a “Covered Termination” under the La Quinta Holdings Inc. Executive Severance Plan or the La Quinta Holdings Inc. Severance Plan.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Preservation of Rights to Amend. The rights of each member of the LQ Parent Group and each member of the CPLG Group to amend, waive or terminate any Benefit Plan shall not be limited in any way by this Agreement.

Section 9.2. Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth herein and in the Distribution Agreement, including Section 3.3(e) of this Agreement and Section 7.6 of the Distribution Agreement.

Section 9.3. Administrative Complaints/Litigation. On and after the Effective Time, CPLG shall assume, and be solely liable for, the handling, administration, investigation and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, unfair labor practices, wrongful dismissal, discrimination or human rights, wage and hour and unemployment compensation claims asserted at any time against LQ or any member of the LQ Parent Group by any CPLG Group Employee (including any dependent or beneficiary of any such CPLG Group Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant or otherwise) to or with respect to the business activities of any member of the CPLG Group after the Effective Time. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both LQ Group Employees and CPLG Group Employees and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Distribution Agreement shall apply with respect to each Party’s indemnification obligations under this Section 9.3.

Section 9.4. Reimbursement and Indemnification. Each Party agrees to reimburse the other Party, within 45 days of receipt from the other Party of reasonable verification or except as otherwise provided in the Transition Services Agreement, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective LQ and CPLG Welfare Plans, 401(k) plans, savings plans, retirement plans, Benefit Plans and pension plans and, as contemplated by Article VIII, any termination or severance payments or benefits which are, as set forth in this Agreement, such Party’s responsibility. All Liabilities retained, assumed or indemnified against by CPLG pursuant to this Agreement, and all Liabilities retained, assumed or indemnified against by LQ pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Distribution Agreement. Notwithstanding anything to the contrary, no provision of this Agreement shall require any member of the LQ Parent Group to pay or reimburse to any member of the CPLG Group any benefit-related cost item that a member of the LQ Parent Group has paid or reimbursed to any member of the CPLG Group prior to the Effective Time.

Section 9.5. Costs of Compliance with Agreement. Except as otherwise provided in this Agreement, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

Section 9.6. Fiduciary Matters. LQ and CPLG each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.7. Entire Agreement. This Agreement, together with the documents referenced herein (including the Distribution Agreement and the Benefit Plans), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 9.8. Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except for Buyer (and any entity to which Buyer assigns its rights in accordance with Section 8.7 of the Merger Agreement), who is an intended third party beneficiary of this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties, and Buyer.

Section 9.9. Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties and by Buyer. Any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of another Party; (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by another Party with any of the agreements, covenants or conditions contained herein. Notwithstanding the foregoing, no waiver of any provision hereof or consent required or permitted to be given by LQ under this Agreement (including any extension of time), or failure of LQ to require performance by CPLG or any member of its Group of any provision in this Agreement, shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by an authorized person of the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

Section 9.10. Remedies Cumulative. All rights and remedies existing under this Agreement or the schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.11. Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered; (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent; (iii) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided, that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice. Copies of all notices, claims, certificates, requests, demands and other communications hereunder shall be provided to Buyer at the following addresses and facsimile numbers:

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: Chief Operating Officer

Facsimile: (973) 753-6760

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: General Counsel, Wyndham Hotel Group

Facsimile: (973) 753-6760.

Section 9.12. Counterparts. This Agreement, including the schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 9.13. Severability. If any term or other provision of this Agreement or the schedules attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

Section 9.15. Dispute Resolution; Consent to Jurisdiction and Waiver of Jury Trial. The procedures for negotiation and binding arbitration set forth in Article VIII of the Distribution Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof.

Section 9.16. Performance. Each of LQ and CPLG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the LQ Parent Group and any member of the CPLG Group, respectively. The Parties each agree to take such further actions and to execute, acknowledge and deliver, or to cause to be executed, acknowledged and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 9.17. Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

Section 9.18. Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Effective Time, this Agreement shall be of no further force and effect and shall be void ab initio.

Section 9.19. Code Sections 162(m) and 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of non-qualified deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), LQ and CPLG agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of any non-qualified deferred compensation plan, long-term incentive award, annual incentive award or other compensation is, to the extent prescribed under the terms of the applicable plan and award agreement, not limited by reason of Section 162(m) of the Code, and (ii) the treatment of any non-qualified deferred compensation plan, long-term incentive award, annual incentive award or other compensation does not cause the imposition of a penalty tax under Section 409A of the Code.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark M. Chloupek
Name: Mark M. Chloupek
Title: Executive Vice President, Secretary and General Counsel

COREPOINT LODGING INC.

By:	/s/ Mark M. Chloupek
Name: Mark M. Chloupek
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Employee Matters Agreement]

Annex G

TAX MATTERS AGREEMENT

between

LA QUINTA HOLDINGS INC.

and

COREPOINT LODGING INC.

Dated as of [                ], 2018

G-i

Schedules

Schedule A

Exhibits

Exhibit A — Form of Registration Rights Agreement

G-ii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of the day of [                ], 2018 between La Quinta Holdings Inc., a Delaware corporation (“LQ Parent”), and CorePoint Lodging Inc., a Maryland corporation (“CPLG”). Each of LQ Parent and CPLG is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, LQ Parent, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the LQ Parent Retained Business and (ii) the Separated Real Estate Business;

WHEREAS, the Board of Directors of LQ Parent (the “Board”) has determined that it is advisable and in the best interests of LQ Parent and its stockholders to separate LQ Parent into two separate companies, one for each of (i) the LQ Parent Retained Business, which shall be owned and conducted, directly or indirectly, by LQ Parent and (ii) the Separated Real Estate Business, which shall be owned and conducted, directly or indirectly, by CPLG (which will elect to be a REIT);

WHEREAS, to effect such separation, the Board has determined that it is advisable and in the best interests of LQ Parent and its stockholders (i) to enter into a series of transactions after giving effect to which (A) LQ Parent and/or one or more of its Subsidiaries will, collectively, own all of the LQ Parent Retained Assets and assume (or retain) all of the LQ Parent Retained Liabilities (as defined herein), and (B) CPLG and/or one or more of its Subsidiaries will, collectively, own all of the Separated Real Estate Assets and assume (or retain) all of the Separated Real Estate Liabilities and (ii) for LQ Parent to distribute to the holders of the LQ Parent Common Stock (as defined herein), on a pro rata basis (in each case without consideration being paid by such stockholders), all of the outstanding shares of common stock, par value $0.01 per share, of CPLG (the “CPLG Common Stock”);

WHEREAS, the Parties intend that (i) each of the contributions by LQ Parent of Assets to CPLG in exchange for the payment or distribution of cash to LQ Parent, the issuance of the CPLG Common Stock and shares of preferred stock of CPLG (the “CPLG Preferred Stock”), if any, to LQ Parent and the assumption of Liabilities by CPLG (such contributions, issuances and assumptions, the “Contribution”) constitute a taxable exchange for purposes of Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”); provided that in the event the CPLG Preferred Stock is not issued in connection with the Contribution, or in the event LQ Parent is not able to dispose of the CPLG Preferred Stock prior to the Effective Time, the Contribution shall be treated as a transfer governed by Section 351 of the Code (and, for the avoidance of doubt, the Cash Payment (as defined in the Distribution Agreement) shall be governed by Section 351(b) of the Code) (the “Section 351 Transaction”), and (ii) the distribution by LQ Parent of all of the CPLG Common Stock (the “Distribution”) will be treated as a taxable distribution by LQ Parent for U.S. federal income tax purposes and as a partial redemption of the holders of record of shares of LQ Parent in consideration for the LQ Parent Share Cancellation (as defined in the Distribution Agreement) in connection with the Merger (as defined in the Distribution Agreement) in a transaction that is subject to Section 302(b) of the Code (the “Intended Tax Treatment”); and

WHEREAS, each of LQ Parent and CPLG has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Reorganization and the Distribution and to set forth other agreements that will govern the rights and obligations with respect to handling and allocating Taxes and related matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1) “ACA Taxes” means all Taxes and Losses attributable to any failure to comply with Section 4980H of the Code by LQ Parent and/or its Subsidiaries for the taxable years ending December 31, 2015 and December 31, 2016.

(2) “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, none of the Parties or their respective Subsidiaries shall be considered an “Affiliate” of any of the other Parties or their respective Subsidiaries (determined on the same basis). For the avoidance of doubt, for purposes hereof, neither The Blackstone Group L.P. (nor any of its Affiliates) shall be considered an “Affiliate” of any Party or its Subsidiaries.

(3) “Agreement” has the meaning set forth in the preamble hereto.

(4) “Agreement Dispute” has the meaning set forth in Section 11.1.

(5) “Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

(6) “Assets” has the meaning set forth in the Distribution Agreement.

(7) “Assumed Tax Rate” means 24.65%.

(8) “Audit” means any audit, assessment of Taxes, other examination or litigation by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

(9) “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 8.2(a).

(10) “Audit Representative” means the chief tax officer of each Party (or such other officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).

(11) “Big Four Accounting Firm” means each of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, and PricewaterhouseCoopers LLP.

(12) “Board” has the meaning set forth in the recitals hereto.

(13) “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

(14) “Buyer” has the meaning set forth in the Distribution Agreement.

(15) “Code” has the meaning set forth in the recitals hereto.

(16) “Contribution” has the meaning set forth in the recitals hereto.

(17) “Contribution Taxes” has the meaning set forth in Section 5.1(a).

(18) “CPLG” has the meaning set forth in the preamble hereto.

(19) “CPLG Common Stock” has the meaning set forth in the recitals hereto.

(20) “CPLG Group” has the meaning set forth in the Distribution Agreement.

(21) “CPLG Preferred Stock” has the meaning set forth in the recitals hereto.

(22) “CPR” has the meaning set forth in Section 11.2.

(23) “Determination Date” has the meaning set forth in Section 5.1(b).

(24) “Distribution” has the meaning set forth in the recitals hereto.

(25) “Distribution Agreement” means the Separation and Distribution Agreement by and between LQ Parent and CPLG, dated as of January , 2018.

(26) “Distribution Date” has the meaning set forth in the Distribution Agreement.

(27) “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

(28) “Effective Registration Date” has the meaning set forth in Section 5.1(d).

(29) “Effective Time” has the meaning set forth in the Distribution Agreement.

(30) “Escrow Account” has the meaning set forth in Section 6.3.

(31) “Estimated Statement” has the meaning set forth in Section 5.1(a).

(32) “Expense Amount” has the meaning set forth in Section 6.3.

(33) “Expense Amount Accountant’s Letter” has the meaning set forth in Section 6.3.

(34) “Expense Amount Tax Opinion” has the meaning set forth in Section 6.3.

(35) “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States;

(b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or

(d) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(36) “Group” means the LQ Parent Group or the CPLG Group.

(37) “Income Taxes” mean:

(a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b) all U.S., state, local or non-U.S. franchise Taxes.

(38) “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

(39) “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party to this Agreement.

(40) “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(41) “Intended Tax Treatment” has the meaning set forth in the recitals hereto.

(42) “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(43) “Issuance VWAP Value” has the meaning set forth in Section 5.1(d).

(44) “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

(45) “LIBOR” has the meaning set forth in the Distribution Agreement.

(46) “Losses” has the meaning assigned to the term “Indemnifiable Losses” in the Distribution Agreement.

(47) “LQ Parent” has the meaning set forth in the preamble hereto.

(48) “LQ Parent Common Stock” has the meaning set forth in the Distribution Agreement.

(49) “LQ Parent Group” has the meaning set forth in the Distribution Agreement.

(50) “LQ Parent Prepared Returns” has the meaning set forth in Section 2.1.

(51) “LQ Parent Retained Assets” has the meaning set forth in the Distribution Agreement.

(52) “LQ Parent Retained Business” has the meaning set forth in the Distribution Agreement.

(53) “LQ Parent Retained Liabilities” has the meaning set forth in the Distribution Agreement.

(54) “Negotiation Period” has the meaning set forth in Section 11.1.

(55) “Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

(56) “Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(57) “Participating Party” has the meaning set forth in Section 8.2(c).

(58) “Party” has the meaning set forth in the preamble hereto.

(59) “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(60) “Plan of Reorganization” has the meaning set forth in the Distribution Agreement.

(61) “Post-Distribution Tax Period” means a Tax period beginning and ending after the Distribution Date.

(62) “Pre-Distribution Tax Period” means a Tax period beginning and ending on or before the Distribution Date.

(63) “Protected REIT” shall mean any entity that (i) has elected to be taxed as a REIT and (ii) either (a) is an Indemnified Party or (b) owns a direct or indirect equity interest in any Indemnified Party and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnified Party or as receiving all or a portion of such Indemnified Party’s income.

(64) “Qualifying Income” shall mean gross income that is described in Section 856(c)(3) of the Code.

(65) “Registration Rights Agreement” has the meaning set forth in Section 5.1(d).

(66) “Registration Statement” has the meaning set forth in Section 5.1(d).

(67) “Registration VWAP Value” has the meaning set forth in Section 5.1(e).

(68) “REIT” shall mean a “real estate investment trust” within the meaning of Section 856(a) of the Code.

(69) “REIT Qualification Ruling” has the meaning set forth in Section 6.3.

(70) “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(71) “Release Document” has the meaning set forth in Section 6.3.

(72) “Reserve Amount” means an amount equal to $240,000,000.

(73) “SEC” means the United States Securities and Exchange Commission.

(74) “Section 351 Transaction” has the meaning set forth in the recitals.

(75) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(76) “Separated Real Estate Assets” has the meaning set forth in the Distribution Agreement.

(77) “Separated Real Estate Businesses” has the meaning set forth in the Distribution Agreement.

(78) “Share Issuance” has the meaning set forth in Section 5.1(d).

(79) “Shares” has the meaning set forth in Section 5.1(d).

(80) “Specified Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

(81) “Straddle Tax Period” means a Tax period beginning before the Distribution Date and ending after the Distribution Date.

(82) “Subsidiary” has the meaning set forth in the Distribution Agreement.

(83) “Supplemental Share Issuance” has the meaning set forth in Section 5.1(e).

(84) “Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(85) “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

(86) “Tax Benefit Actually Realized” means with respect to a Party and its Affiliates a reduction in the amount of Taxes that are required to be paid or an increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise, such reduction or increase in refund due determined on an “actually realized” basis. For purposes of this definition, a Party or its Affiliates will be deemed to have “actually realized” such reduction or increase in refund due at the time the amount of Taxes such Party or any of its Affiliates is required to pay is reduced or the amount of any refund due is increased. The amount of any Tax Benefit Actually Realized shall be computed on a “with and without” basis.

(87) “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(88) “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(89) “Tax Sharing Agreement” has the meaning set forth in Section 8.3(c).

(90) “Treasury Regulations” mean the income tax and administrative regulations promulgated from time to time under the Code, as in effect for the relevant Tax Period.

(91) “U.S.” means the United States of America.

(92) “Valuation Shortfall” has the meaning set forth in Section 5.1(e).

Section 1.2. References; Interpretation. Terms not otherwise defined herein shall have the meaning ascribed to them in the Distribution Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless the context otherwise requires, the word “stock” or “shares” refers to any equity interests of the applicable entity for U.S. federal income tax purposes, and any references to a Person include a reference to any successor to such Person.

Section 1.3. Effective Time. Notwithstanding that certain interrelated and intermediate internal transactions must be given effect prior to the Distribution, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1. Responsibility to Prepare and File Pre-Distribution and Straddle Period Tax Returns. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, LQ Parent shall prepare or cause to be prepared (i) all Tax Returns required to be filed by each Party or its Affiliates for the Pre-Distribution Tax Period and (ii) all Tax Returns required to be filed by each Party or its Affiliates for any Straddle Tax Period (the “LQ Parent Prepared Returns”). LQ Parent shall file or cause to be filed all such LQ Parent Prepared Returns with the applicable Taxing Authority to the extent a member of the LQ Parent Group is responsible under applicable Law for filing such Tax Returns, and CPLG shall cooperate (or cause its Subsidiaries to cooperate) in the filing of such Tax Returns to the extent a member of the CPLG Group is responsible for filing such Tax Returns under applicable Law. All expenses relating to the preparation and filing of LQ Parent Prepared Returns shall be borne by LQ Parent. With respect to any LQ Parent Prepared Returns that includes any member of the CPLG Group, LQ Parent shall provide CPLG with a copy of each such proposed Tax Return (or, if such LQ Parent Prepared Returns include members of the LQ Parent Group, solely the portion thereof relating to any member of the CPLG Group) for review and comment at least twenty (20) days prior to the filing of such Tax Return. Subject to the preceding sentence, no later than ten (10) days after the receipt of such Tax Returns, CPLG shall have a right to comment on such LQ Parent Prepared Returns (or portions thereof) by written notice to LQ Parent; such written notice shall contain any disputed item (or items) and the basis for the comment. If CPLG does not provide comments by proper written notice within the time period described, such Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.1. If CPLG does provide comments by proper written notice within such applicable time period, LQ Parent shall consider CPLG’s comments on such Tax Return in good faith and shall include any such comments that are required to make such Tax Return consistent with applicable Law, this Agreement, the Distribution Agreement or any other Specified Ancillary Agreement.

Section 2.2. Responsibility of Parties to Prepare and File Post-Distribution Tax Returns. The Party or its Affiliate responsible under applicable Law for filing a Tax Return in respect of a Post-Distribution Tax Period (in each case required to be filed after the Distribution Date) shall prepare and file or cause to be prepared and filed that Tax Return; provided that no such Tax Return shall include any election that is retroactive to any Pre-Distribution Tax Period or Straddle Period unless required by Law. Notwithstanding the foregoing, LQ Parent may make any such election if it would not increase any amount of Tax payable by (or reduce any amount of Tax attribute otherwise available to) a member of the CPLG Group after the Closing Date.

Section 2.3. Time of Filing Tax Returns. Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1. Responsibility for Payment of Taxes. LQ Parent shall be liable for and shall pay or cause to be paid (i) all Taxes shown on any Tax Return of each Party or any member of its Group for any Pre-Distribution Tax Period, subject to Section 8.3(b), (ii) all Taxes shown on any Tax Return of LQ Parent or any member of its Group for any Straddle Tax Period, (iii) the portion of any Taxes allocable to the period ending on the Distribution Date (determined in accordance with Section 10.2) shown on any Tax Return of CPLG or any member of its Group for any Straddle Tax Period, and (iv) 50% of any ACA Taxes. CPLG shall be liable for and shall pay or cause to be paid (i) the portion of any Taxes allocable to the period beginning after the Distribution Date (determined in accordance with Section 10.2) shown on any Tax Return of CPLG or any member of its Group for any Straddle Tax Period and (ii) 50% of any ACA Taxes. Each of LQ Parent and CPLG shall be liable for and shall pay or cause to be paid the Taxes shown on the Tax Returns for any Post-Distribution Tax Period for which it has the responsibility to prepare under Article II to the applicable Taxing Authority. In the event the CPLG Preferred Stock is not issued in connection with the Contribution or LQ Parent is not be able to dispose of the CPLG Preferred Stock prior to the Effective Time, (i) LQ Parent and CPLG shall be required to file consolidated U.S. federal income Tax Returns (consolidated, unitary, aggregate, combined or similar state income Tax Returns, where applicable) for the taxable year of CPLG that includes the Distribution; (ii) such CPLG Preferred Stock, if any, shall not have terms that impose any economic costs, or have any adverse effect, on LQ Parent (and provided that it is understood that such CPLG Preferred Stock shall (x) be non-voting stock, and (y) provide for a cash-pay coupon), and (iii) LQ Parent shall be prohibited from distributing any CPLG Preferred Stock to its stockholders or securityholders without the prior written consent of CPLG, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein or in the Distribution Agreement, CPLG shall not be required to issue any CPLG Preferred Stock in the Contribution.

Section 3.2. Reimbursement of Taxes. No later than five (5) Business Days prior to the relevant Due Date for Taxes described in Section 3.1, LQ Parent shall pay CPLG, an amount in immediately available funds equal to such Taxes to the extent they represent Taxes shown on Tax Returns for (i) any Pre-Distribution Tax Period or (ii) the portion of any Straddle Tax Period ending on the Distribution Date (determined in accordance with Section 10.2), in each case, for which a member of the CPLG Group has responsibility to file under applicable Law. No later than the Determination Date, CPLG shall pay to LQ Parent an amount in immediately available funds for the portion of any Taxes for a Straddle Tax Period paid prior to the Distribution that are allocable to CPLG for the portion of any Straddle Tax Period beginning after the Distribution Date (determined in accordance with Section 10.2).

Section 3.3. Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VII.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1. Refunds.

(a) Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with Article III (taking into account Section 3.2) or Article VI, including any refunds (or similar credit or offset of Taxes) resulting from overpayments of estimated Taxes on or prior to the Distribution Date in respect of a Straddle Tax Period; provided, however, that each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it was actually liable in accordance with Article VIII.

(b) Any refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VII.

Section 4.2. Amended Tax Returns.

(a) Notwithstanding Sections 2.1 and 2.2, a Party or member of its Group that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period for members of its Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; and (ii) if such amended Tax Return could result in the other Party becoming responsible for a payment of Taxes pursuant to Article III or a payment to a Party pursuant to Article VIII, such amended Tax Return shall be permitted only if the prior written consent of such other Party is obtained. The consent of such other Party shall not be withheld unreasonably and shall be deemed to have been obtained if a Party or a member of its Group is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article VIII.

(b) A Party or a member of its Group that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.

(c) A Party that is permitted (or whose Group member is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.

ARTICLE V

CERTAIN PLAN OF REORGANIZATION TAX MATTERS

Section 5.1. Contribution Purchase Price Adjustment.

(a) No later than ten (10) Business Days following the Distribution Date, CPLG will deliver to LQ Parent a written worksheet (the “Estimated Statement”) setting forth in reasonable detail CPLG’s good faith reasonable estimate of the U.S. federal, state and local Income Taxes of LQ Parent (and/or CPLG in the event of a Section 351 Transaction) attributable to the Contribution or Distribution (excluding any withholding obligation, and in each case determined for all purposes of this Agreement on a “with and without” basis) (the actual amount of such Taxes, “Contribution Taxes”) as well as a computation thereof. The calculation of estimated Contribution Taxes shall be based on the following assumptions: (i) the Intended Tax Treatment is respected; (ii) the combined effective U.S. federal, state and local Income Tax rate applicable to the amount of income or gain recognized by LQ Parent (and/or CPLG in the event of a Section 351 Transaction) in the Contribution or Distribution is equal to the Assumed Tax Rate; and (iii) the amount of income or gain recognized by LQ Parent (and/or CPLG in the event of a Section 351 Transaction) for U.S. federal, state and local Income Tax purposes in the Contribution will (w) be based on the fair market value of the CPLG Common Stock on the first Business Day following the Distribution Date (determined based on the volume weighted average price of shares of CPLG Common Stock on the primary securities exchange on which shares of CPLG Common Stock are listed during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on such exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on such exchange), as obtained from Bloomberg L.P. or its successor, on the first Business Day following the Distribution Date) and the fair market value of the CPLG Preferred Stock, if any, on the date of the Contribution (determined based on the amount paid for the CPLG Preferred Stock to LQ Parent by third party purchasers, if applicable), (x) take into account the total amount of cash received by LQ Parent in the Contribution (taking into account the Cash Payment (as defined in the Distribution Agreement), (y) take into account the total amount of liabilities assumed or deemed assumed for U.S. federal Income Tax purposes by CPLG in the Contribution and (z) initially ignore any payments to be made by LQ Parent or CPLG under Section 5.1(b). No later than twenty (20) Business Days after the receipt of such Estimated Statement, LQ Parent shall have a right to object to such Estimated Statement by written notice to CPLG; such written notice shall contain such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute as promptly as practicable. If the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) Business Days of written notice being provided to CPLG, then any disputed issues shall be submitted to a Big Four Accounting Firm mutually agreed upon by the Parties for a final binding resolution; provided that if no Big Four Accounting Firm is willing or able to resolve such disputed issues, such disputed issues shall be submitted to a nationally recognized accounting firm mutually agreed upon by the Parties for a final binding resolution. The Parties shall cooperate in good faith to promptly update the estimated Contribution Taxes as otherwise determined pursuant to this Section 5.1(a) to reflect any payments made under Section 3.7 of the Distribution Agreement; provided that in the event the Parties are not able to so agree upon such update, any disagreement shall be submitted to a Big Four Accounting Firm (or a nationally recognized accounting firm, as applicable) in accordance with the procedures described in the previous sentence.

(b) If (i) the Reserve Amount is greater than the estimated Contribution Taxes, LQ Parent will pay to CPLG an amount equal to the difference between the Reserve Amount minus the estimated Contribution Taxes; and (ii) the Reserve Amount is less than the estimated Contribution Taxes, CPLG will pay to LQ Parent an amount equal to the difference between the estimated Contribution Taxes minus the Reserve Amount. Any payments under this Section 5.1(b) or Section 3.7 of the Distribution Agreement shall be deemed to increase the amount recognized (in the case of payments by CPLG to LQ Parent) or decrease the amount recognized (in the case of payments by LQ Parent to CPLG) for purposes of calculating the amount of Contribution Taxes, and additional amounts shall be paid by CPLG or LQ Parent (as the case may be) on an iterative basis (consistent with assumptions described in clauses (i), (ii), (iii)(w), (iii)(x) and (iii)(y) of Section 5.1(a)) to reflect such increase or decrease in the amount of Contribution Taxes. For the avoidance of doubt, any Share Issuance pursuant to Section 5.1(d) shall be deemed to have a value equal to the amount of the payment to be satisfied by CPLG with such Share Issuance. Following the date of the final determination of Contribution Taxes in accordance with Section 5.1(a) (including, for the avoidance of doubt, the final sentence thereof) (the “Determination Date”), any payments required to be made under this Section 5.1(b) shall be made in accordance with Section 5.1(d).

(c) For the avoidance of doubt, unless otherwise provided in this Agreement, any obligation to make a payment pursuant to Section 5.1(b) shall not be deemed to imply that a Party is responsible for any Taxes for purposes of Article VI or otherwise under this Agreement.

(d) Any amounts required to be paid by LQ Parent to CPLG under Section 5.1(b) shall be paid to CPLG in cash within five (5) Business Days of the Determination Date. Any amounts required to be paid by CPLG to LQ Parent under Section 5.1(b) shall be paid, at CPLG’s election, (i) in cash within five (5) Business

Days of the Determination Date, or (ii) with respect to all or any portion of such amount, in the form of a number of shares of CPLG Common Stock (rounded up to the nearest full share) equal to the product of (I) 1.05, multiplied by (II) the quotient of (A) the amount of such required payment (or such portion thereof to be paid in shares) divided by (B) the arithmetic average of the per share volume weighted average price of shares of CPLG Common Stock on the primary securities exchange on which shares of CPLG Common Stock are listed during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on such exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on such exchange), as obtained from Bloomberg L.P. or its successor, for the ten (10) consecutive trading day period ending on and including the trading day immediately prior to the Determination Date (the “Shares”, and any such payment pursuant to this clause (ii), a “Share Issuance”, and the calculated per share volume weighed average price the “Issuance VWAP Value”). In the event that CPLG elects to make a Share Issuance, CPLG shall, if requested in accordance with the Registration Rights Agreement (as defined below), use its reasonable best efforts to (i) prepare and file with the SEC, at CPLG’s expense, a resale registration statement for an offering to be made pursuant to Rule 415 under the Securities Act on Form S-11 or, if CPLG is so eligible, on Form S-3 (or any successor rule or form thereto), or amend an existing registration statement so that it is usable for the disposition of such Shares or (ii) file a prospectus supplement deemed to be a part of an existing registration statement in accordance with Rule 430B under the Securities Act that is usable for the disposition of such Shares (as applicable, a “Registration Statement”), in each case subject to the terms and conditions set forth in a registration rights agreement between CPLG and LQ Parent in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”), and CPLG shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (the date upon which such Registration Statement becomes effective or, if later (in the event a suspension period commences prior to the Registration Statement becoming effective and ends after the Registration Statement becoming Effective), the date on which use of such Registration Statement is no longer suspended, the “Effective Registration Date”). Within two (2) Business Days of the Determination Date, CPLG shall deliver (or cause the delivery of) the Shares to be issued pursuant to such Share Issuance in book entry form to LQ Parent or to a custodian designated by LQ Parent, as applicable. Concurrently with or prior to such delivery of Shares, LQ Parent and CPLG shall enter into the Registration Rights Agreement. All Shares (including, if applicable, the Supplemental Share Issuance referred to below) shall be free and clear of any Security Interest (as defined in the Distribution Agreement) and subject to, and governed by, the Registration Rights Agreement. CPLG shall be responsible for any registration fees and expenses, listing fees or transfer agent fees with respect to the issuance of Shares in accordance with this Section 5.1(d).

(e) At the Effective Registration Date, CPLG will (in good faith consultation with LQ Parent) calculate the arithmetic average of the per share volume weighted average price of shares of CPLG Common Stock on the primary securities exchange on which shares of CPLG Common Stock are listed during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on such exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on such exchange), as obtained from Bloomberg L.P. or its successor, for the ten (10) consecutive trading day period ending on and including the trading day immediately prior to the Effective Registration Date (the “Registration VWAP Value”). If the product of the Registration VWAP Value multiplied by the number of shares of CPLG Common Stock issued as part of the Share Issuance is less than the product of the Issuance VWAP Value multiplied by the number of shares of CPLG Common Stock issued as part of the Share Issuance (such difference, the “Valuation Shortfall”), CPLG will promptly (and in any event within two (2) Business Days), at CPLG’s election, either (i) pay to LQ Parent an amount in cash equal to the Valuation Shortfall, or (ii) deliver (or cause the delivery of) in book entry form (to LQ Parent or to a custodian designated by LQ Parent, as applicable) to LQ Parent a number of shares of CPLG Common Stock (rounded up to the nearest full share) equal to the Valuation Shortfall divided by the Registration VWAP Value (such shares the “Supplemental Share Issuance”). In the event that CPLG elects to make a Supplemental Share Issuance, CPLG shall use its reasonable best efforts to prepare and file with the SEC, at CPLG’s expense, a Registration Statement with respect to the Shares issued in the Supplemental Share Issuance and CPLG shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as reasonably practicable after the filing thereof and in any event no later than thirty (30) days after the Supplemental Share Issuance. Concurrently with or prior to such delivery of the shares the subject of the Supplemental Share Issuance, LQ Parent and CPLG shall enter into the Registration Rights Agreement.

Section 5.2. Consistency. Each Party shall file or prepare any Tax Return which it is responsible for filing or preparing under this Agreement consistent with the Intended Tax Treatment unless otherwise required by a Final Determination.

Section 5.3. Section 336(e) Election. LQ Parent and CPLG shall make an election under Section 336(e) of the Code (and any similar election under state or local law) with respect to the Distribution in accordance with Treasury Regulation Section 1.336-2(h) (and any applicable provisions under state and local law), and the Parties shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures. This Section 5.3 is intended to constitute binding, written agreements to make an election under Section 336(e) of the Code with respect to the Distribution.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification Obligations of LQ Parent. LQ Parent shall indemnify CPLG and its Affiliates and hold the Indemnified Party harmless from and against (without duplication):

(a) all Taxes and other amounts for which the LQ Parent Group is responsible under this Agreement and any related Losses; and

(b) all Taxes and Losses attributable to a breach of any covenant or obligation of LQ Parent under this Agreement.

Section 6.2. Indemnification Obligations of CPLG. CPLG shall indemnify LQ Parent and its Affiliates and hold the Indemnified Party harmless from and against (without duplication):

(a) all Taxes and other amounts for which the CPLG Group is responsible under this Agreement and any related Losses; and

(b) all Taxes and Losses attributable to a breach of any covenant or obligation of CPLG under this Agreement.

Section 6.3. Protected REITs. Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine in writing that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) upon the payment of such amounts to the relevant Indemnified Party, the amount paid to the Indemnified Party pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnified Party in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income (or such indemnification payments would otherwise affect the Protected REIT’s status as a REIT) as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnified Party pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnified Party (which shall include that (y) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnified Party, and (z) (A) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party whether or not said income has been distributed during such taxable year, and (B) the Indemnifying Party will be entitled to customary quarterly tax distributions with respect to any income earned on the Escrow Account, and the escrow agent shall not release any portion thereof to the Indemnified Party, and the Indemnified Party shall not be entitled to any such amount, unless and until the Indemnified Party, at its own cost and expense, delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income (or such amount would not otherwise affect the Protected REIT’s status as a REIT), (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum portion of the Expense Amount that can be paid at that time to the Indemnified Party without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); (2) pending the delivery of a Release Document by the Indemnified Party to the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnified Party that (i) requires the Indemnifying Party to lend the Indemnified Party immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnified Party or any guarantor of the Indemnified Party, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization; and (3) the Indemnified Party shall bear all costs and expenses with respect to the escrow as contemplated by clauses (1) and (2) in this Section 6.3. Except as otherwise provided for in this Section 6.3(c), all of the benefits of the Expense Amount will inure to the Indemnified Party and the Indemnified Party will bear (and indemnify the Indemnifying Party for) all risk of loss relating to the Expense Amount.

ARTICLE VII

PAYMENTS

Section 7.1. Payments.

(a) General. In the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, such payment shall be made to the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 7.1 or as otherwise provided in this Agreement, such Indemnifying Party shall pay to the Indemnified Party interest that accrues (at a rate equal to LIBOR) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; provided, however, that this provision for interest shall not be construed to give the Indemnifying Party the right to defer payment beyond the due date hereunder.

(b) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 7.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under this Section 7.1 that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

Section 7.2. Treatment of Payments Made Pursuant to Tax Matters Agreement. Unless otherwise required by a Final Determination or this Agreement or otherwise agreed to by the Parties, for U.S. federal Tax purposes, any payment (other than payments of interest pursuant to Section 7.1(a)) made pursuant to this Agreement shall be treated by all Parties for all Tax purposes as a purchase price adjustment to the Contribution. None of the Parties shall take any position inconsistent with such treatment unless required by a Final Determination. If a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 7.3. Payments Net of Tax Benefit Actually Realized and Tax Cost. All amounts required to be paid by one Party to another pursuant to this Agreement or the Distribution Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Affiliates in the taxable year the payment is made or any prior taxable year as a result of the claim giving rise to the payment. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 10.12 of the Distribution Agreement or Section 7.1(a)) results in taxable income to the Indemnified Party or its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party or its Affiliates shall have realized the same net amount it would have realized had the payment not resulted in taxable income; provided that the Parties acknowledge and agree that any amount paid from LQ Parent to CPLG or any of its Affiliates and treated as an adjustment to purchase price in accordance with Section 7.2 shall not be treated as resulting in taxable income to CPLG or any of its Affiliates. Notwithstanding the foregoing, this Section 7.3 shall not apply to any payment made pursuant to Section 5.1(b).

ARTICLE VIII

AUDITS

Section 8.1. Notice. Within twenty (20) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Party of such receipt and send such notice to the other Party via overnight mail. The failure of one Party to notify another Party of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 8.2. Audits.

(a) Determination of Administering Party.

(i) Subject to Sections 8.2(a), 8.2(b) and 8.2(c), LQ Parent shall administer and control all Audits with respect to Tax Returns of members of the LQ Parent Group, all Audits with respect to Tax Returns of members of the LQ Parent Group or CPLG Group for Straddle Tax Periods, and all Audits with respect to Tax Returns of members of the CPLG Group for any Pre-Distribution Tax Period. Except as provided in the previous sentence, CPLG shall administer and control all Audits with respect to Tax Returns of members of the CPLG Group.

(ii) Notwithstanding anything to the contrary in this Section 8.2, CPLG shall administer and control all Audits addressed in Schedule A.

(b) Administration and Control; Cooperation.

(i) Subject to Section 8.2(c), the Audit Management Party shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of such Audit (or portion thereof), including the selection of all external advisors. In that regard, the Audit Management Party (a) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Party, and (b) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause the other Party to become responsible for Taxes under Section 8.3, notify the Audit Representatives of the other Party of such settlement. The other Party shall (and shall cause its Subsidiaries to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Management Party to be necessary to effectuate such administration and control. Each Party shall act in good faith and use their reasonable best efforts to cooperate fully with the other Party (and their Affiliates) in connection with such Audit and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Audit.

(c) Participation Rights of Parties and Information Sharing with respect to Audits.

(i) Each Party that would be responsible under Section 8.3 for a material amount of Taxes directly resulting from an Audit (other than the Audit Management Party) (a “Participating Party”) shall have the rights as set forth in this Section 8.2(c) with respect to such Audit. Upon the reasonable request of a Participating Party, the Audit Management Party shall make available relevant personnel and external advisors to meet with the Participating Party and its independent auditor in order to review the status of the Audits. The Participating Party shall provide the Audit Management Party with reasonable notice of such requested meetings or information.

(ii) The Participating Party shall have access to any written documentation in the possession of the Audit Management Party that pertains to the Audit (including any written summaries of issues that the Audit Management Party has developed in the context of evaluating the financial reporting of the Audit); provided, however, that if documentation was prepared solely by or on behalf of a Party, then the documentation must relate to the joint defense of the Audit. Copies of the documentation will be made available to the Participating Party at its sole cost and expense.

(iii) The Participating Party may elect to employ separate counsel to advise the Participating Party as additional counsel in or in connection with an Audit, but in that event, the fees and expenses of the separate counsel shall be paid solely by the Participating Party. The Audit Management Party shall in good faith consider all advice and other input received from the Participating Party in connection with its consultations with respect to an Audit. However, the Audit Management Party shall retain the sole authority to make all Audit decisions. In that regard, the Participating Party and its separate counsels shall not be allowed to participate in any Audit-related meetings other than those described in (i), (ii) or (iii) above, respond directly to a Taxing Authority conducting the Audit, or in any manner control resolution of the Audit. Notwithstanding the foregoing, the Audit Management Party shall not settle, concede or resolve the Audit in a manner that would subject the Participating Party to any obligation to indemnify the Audit Management Party pursuant to this Agreement, pay any amount of Tax, or bind the Participating Party to any agreement or Tax position with respect to a Post-Distribution Period without the prior written consent of the Participating Party, not to be unreasonably withheld, conditioned or delayed.

(d) Power of Attorney/Officer Signature. Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Management Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Management Party deems necessary or appropriate to implement the responsibilities of the Audit Management Party under this Agreement. Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Management Party a power of attorney and such other documents as are reasonably requested from time to time by the Audit Management Party (or its designee).

Section 8.3. Payment of Audit Amounts.

(a) Except as set forth in Section 8.3(b) or (c), LQ Parent shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority (i) all Taxes owed in connection with any Audit of any Tax Return of each Party or any member of its Group for any Pre-Distribution Tax Period, (ii) all Taxes owed in connection with any Audit of any Tax Return of LQ Parent or any member of its Group for any Straddle Tax Period or any Post-Distribution Tax Period, and (iii) the portion of any Taxes allocable to the period ending on the Distribution Date (determined in accordance with Section 10.2) owed in connection with any Audit of any Tax Return of CPLG or any member of the CPLG Group for any Straddle Tax Period. Except as set forth in Section 8.3(c), CPLG shall be liable for and shall pay or cause to be paid (A) the portion of any Taxes allocable to the period beginning after the Distribution Date (determined in accordance with Section 10.2) owed in connection with any Audit of any Tax Return of CPLG or any member of its Group for any Straddle Tax Period, and (B) all Taxes owed in connection with any Tax Return of CPLG or any member of the CPLG Group for any Post-Distribution Tax Period.

(b) CPLG shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority any amount owed in connection with any Audit of any matter addressed in Schedule A.

(c) Third Party Indemnity Payments. Any benefit or liability resulting from any Tax sharing, contractual indemnity agreements or similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other third party, on the other hand (other than the Distribution Agreement, this Agreement or any other Specified Ancillary Agreement) (“Tax Sharing Agreements”), shall remain the benefit or liability of such Party or its respective Subsidiary. No Party (or other Indemnified Party) shall be entitled to indemnification under this Agreement in respect of Taxes to the extent such Party or one of its Subsidiaries is indemnified under any Tax Sharing Agreement, and the Parties shall (and shall cause their Subsidiaries to) use commercially reasonable efforts to pursue any indemnification rights under any Tax Sharing Agreement if such indemnification would reduce the other Party’s responsibility for such Taxes under this Agreement.

ARTICLE IX

COOPERATION AND EXCHANGE OF INFORMATION

Section 9.1. Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests in writing from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement. Such cooperation shall include, without limitation:

(a) the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document that may be necessary in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or its Subsidiary);

(c) the use of the Party’s reasonable efforts to obtain any documentation and provide additional facts as requested by another Party that may be necessary in connection with any of the foregoing (including without limitation any information contained in Tax or other financial information databases); and

(d) the use of the Party’s reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary in connection with the preparation of any Tax Returns of any of the Parties or their Affiliates.

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except for costs and expenses otherwise allocated between the Parties pursuant to this Agreement, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 9.1.

Notwithstanding the foregoing, no Party shall be required, pursuant to this Article IX, to share any information or records relating to any Person other than the Parties and their applicable Subsidiaries, or to provide any such information regarding the Post-Distribution operation of the LQ Parent Retained Business or the Separated Real Estate Business, as applicable.

Section 9.2. Retention of Records. Subject to Section 9.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation relating to the Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Parties may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60) Business Day period.

ARTICLE X

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

Section 10.1. Allocation of Tax Attributes. LQ Parent shall in good faith advise CPLG in writing of the portion, if any, of any Tax Attributes, earnings and profits, or other consolidated, combined or unitary attribute that LQ Parent determines shall be allocated or apportioned to each Group under applicable Law; provided, however, that such determination shall be made in a manner that is: (a) reasonably consistent with the past practices of the Parties; and (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations. LQ Parent agrees to provide CPLG with all of the information supporting the Tax Attribute and other determinations made by LQ Parent pursuant to this Section 10.1.

Section 10.2. Allocation of Tax Items. All determinations for purposes of this Agreement regarding the allocation of Income Tax items or items relating to Taxes based upon or related to receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion that begins the day after the Distribution Date shall be made based on a closing of the books method under the principles of Treasury Regulation 1.1502-76 (and any similar rule under U.S. state, local or non-U.S. Law) as determined by LQ Parent, unless in each case the Parties agree in writing otherwise; provided, however, any Taxes in respect of actions taken outside the ordinary course of business on the Distribution Date but after the Distribution that do not comply with the last sentence of this Section 10.2 shall be deemed to arise the day after the Distribution. All determinations for purposes of this Agreement regarding the allocation of Tax items relating to Taxes not described in the sentence above (such as real or personal property Taxes) between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion that begins the day after the Distribution Date shall be made based on the number of days in each respective period, unless in each case the Parties agree otherwise. Except for the transactions contemplated in the Plan of Reorganization, CPLG shall not (and shall not permit any member of its Group to) take any action outside the ordinary course of business on the Distribution Date but after the Distribution.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1. Negotiation. In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the senior tax officers of the Parties (or such other individuals designated thereby) shall negotiate for a maximum of 21 days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Sections 11.1 or 11.2.

Section 11.2. Mediation. If the Parties have not timely resolved the Agreement Dispute under Section 11.1, the Parties agree to submit the Agreement Dispute to mediation no later than 10 days following the end of the Negotiation Period, with such mediation to be conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”). The Parties agree to bear equally the CPR and mediator’s costs for same. The Parties agree to participate in good faith in the mediation for a maximum of 14 days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 11.2, either Party may then bring an action in accordance with Sections 12.15 and 12.16 herein.

Section 11.3. Confidentiality. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 11.1 and 11.2 shall be considered “Confidential Information” for which the provisions of Section 7.6 of the Distribution Agreement shall apply herein, mutatis mutandis.

Section 11.4. Continuity of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement during the course of dispute resolution under this Article XI with respect to all matters not subject thereto.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 12.2. Survival. Except as otherwise contemplated by this Agreement or the Distribution Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the statute of limitations applicable to the underlying Tax (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, if notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 12.3. Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.3):

To LQ Parent:

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: [●]

Email: [●]

Phone: (214) 492-6600

Facsimile: [●]

with a copy (which shall not constitute notice) to:

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: Chief Operating Officer

Facsimile: (973) 753-6760

- and -

Wyndham Hotel Group, LLC

22 Sylvan Way Parsippany, NJ 07054

Attn: General Counsel, Wyndham Hotel Group

Facsimile: (973) 753-6760.

To CPLG:

CorePoint Lodging Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attn: [●]

Email: [●]

Phone: (214) 492-6600

Facsimile: [●]

with a copy (which shall not constitute notice) to:

[●]

[●]

Attn: [●]

Email: [●]

Phone: [●]

Facsimile: [●]

Section 12.4. Waivers. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). Notwithstanding the foregoing, prior to the Effective Time, no waiver of any provision hereof or consent required or permitted to be given by LQ Parent under this Agreement, or failure of LQ Parent to require performance by any CPLG or any member of its Group of any provision in this Agreement, shall be permitted without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 12.5. Assignment. This Agreement may not be assigned without the express prior written consent of the other Parties and Buyer, and any attempted assignment, without such consents, will be null and void; provided, however, that this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties to this Agreement.

Section 12.6. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.7. Termination and Amendment. This Agreement (including indemnification obligations hereunder) may be terminated, modified or amended and each Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of LQ Parent without the approval of CPLG or the stockholders of LQ Parent; provided, that the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) will be required for any termination, modification or amendment of this Agreement and/or any amendment, modification or abandonment of the Distribution. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by a duly authorized representative of each of LQ Parent and CPLG.

Section 12.8. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action), such that the resulting effect is to undermine materially the effectiveness of any of the provisions of this Agreement.

Section 12.9. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 12.10. Third Party Beneficiaries. Except for Buyer (and any entity to which Buyer assigns its rights in accordance with Section 8.7 of the Merger Agreement), who is an intended third party beneficiary of this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.11. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.12. Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 12.13. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that the Parties may be irreparably harmed as a result. Accordingly, any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 12.14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 12.15. Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware, to resolve any Agreement Dispute that is not resolved pursuant to Sections 12.1 or 12.2. Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 12.1 and 12.2, either Party may apply to the above courts set forth in Section 12.15(a) and 12.15(b) above for a temporary restraining order or similar emergency relief during the process set forth in Sections 12.1 and 12.2. Each of the Parties agrees that service by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 12.15. Nothing in this Section 12.15 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.

Section 12.16. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY AGREEMENT DISPUTE.

Section 12.17. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 12.18. Changes in Law.

(a) Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b) If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 12.19. Severability. If one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.20. Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between one Party or its Subsidiaries, on the one hand, and any other Party or its

Subsidiaries, on the other hand (other than this Agreement, the Distribution Agreement any other Specified Ancillary Agreement or any agreement solely between LQ Parent and any of its Subsidiaries), shall be or shall have been terminated as of the Distribution Date and, after the Distribution Date, none of the Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

Section 12.21. Exclusivity. Except as specifically set forth herein or in the Distribution Agreement or any other Specified Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Distribution Agreement or any Specified Ancillary Agreement this Agreement shall govern and control.

Section 12.22. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Section 12.23. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

LA QUINTA HOLDINGS INC.

Name:
Title:

COREPOINT LODGING INC.

Name:
Title:

LA QUINTA HOLDINGS INC. 909 HIDDEN RIDGE, SUITE 600 IRVING, TX 75038

Vote by Internet - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.* Have your proxy card in hand when you call and then follow the instructions.

Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by the day before the meeting date.*

Vote in person

You may attend the special meeting and vote your shares in person, rather than by submitting a proxy to vote your shares by mail, over the internet or by telephone. You will be given a ballot when you arrive.

Electronic Delivery of future proxy materials

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*  If you are a La Quinta Holdings Inc. employee or former employee submitting voting instructions for shares received through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan and held by RBC Capital Markets Corp., your vote by Internet, telephone or mail must be received by 11:59 P.M. Eastern Time on April 19, 2018.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LA QUINTA HOLDINGS INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4.

	For	Against	Abstain

1.  To adopt the Agreement and Plan of Merger, dated as of January 17, 2018, as it may be amended from time to time, by and among Wyndham Worldwide Corporation (“Wyndham”), WHG BB Sub, Inc. (“Merger Sub”) and La Quinta Holdings Inc. (“La Quinta”).

	☐	☐	☐

2.  To approve the adoption of an amendment to La Quinta’s Amended and Restated Certificate of Incorporation to (a) effect a reverse stock split of the La Quinta common stock at a ratio of 1-for-2 and (b) change the par value of the La Quinta common stock in connection with the reverse stock split from $0.01 per share to $0.02 per share.

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3.  To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by La Quinta to its named executive officers in connection with the merger of Merger Sub with and into La Quinta (the “merger”), with La Quinta surviving the merger as a wholly-owned subsidiary of Wyndham.

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4.  To approve an adjournment of the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional votes in favor of Proposal 1 and Proposal 2 if there are not sufficient votes at the time of the special meeting to approve Proposal 1 and Proposal 2.

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NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

For address changes, please check this box and write them on the back where indicated. ☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and indicate officer’s name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting To Be

Held on April 26, 2018:

The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

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LA QUINTA HOLDINGS INC.

Proxy Solicited on Behalf of the Board of Directors for the

Special Meeting of Stockholders

April 26, 2018 at 10:00 a.m. Central Time

The undersigned, revoking all prior proxies, hereby appoints Keith A. Cline, James H. Forson and Mark M. Chloupek, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes each of them to represent and vote, as provided on the other side, all the shares of La Quinta Holdings Inc. common stock held of record by the undersigned on March 19, 2018, and further authorizes such proxies to vote, in their discretion, upon such other business as may properly come before the Special Meeting of Stockholders or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Special Meeting of Stockholders.

For La Quinta Holdings Inc. employees and former employees who own shares through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and held in street name by RBC Capital Markets Corp. (“RBC”): This proxy card includes shares received through the ESPP and held on March 19, 2018 by RBC. This card provides instructions to RBC for voting ESPP shares. If voting instructions are not received on time by RBC, RBC will not vote the shares for any proposal.

THIS PROXY CARD, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. ATTENDANCE OF THE UNDERSIGNED AT THE SPECIAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING

Address Changes:

(If you noted any address changes above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)